As filed with the Securities and Exchange Commission on December 29, 2014
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VAPOR CORP.
(Exact name of registrant as specified in its charter)
Delaware (State or other Jurisdiction of Incorporation of Organization)	2100 (Primary Standard Industrial Classification Code Number)	84-1070932 (I.R.S. Employer Identification No.)
3001 Griffin Road Dania Beach, Florida 33312 (888) 766-5351 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey E. Holman, President and Chief Executive Officer
Vapor Corp.
3001 Griffin Road
Dania Beach, Florida 33312
(888) 766-5351
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:
ROBERT C. WHITE, ESQ.	SCOTT FROHMAN	MICHAEL HARRIS, ESQ.
DAVID SCILEPPI, ESQ.	Chief Executive Officer	BRIAN BERNSTEIN, ESQ.
Gunster, Yoakley & Stewart, P.A.	Vaporin, Inc.	Nason, Yeager, Gerson, White & Lioce, P.A.
450 E. Las Olas Blvd., Suite 1400	4400 Biscayne Blvd.	1645 Palm Beach Lakes Blvd., Suite 1200
Fort Lauderdale, Florida 33301	Miami, Florida 33137	West Palm Beach, Florida 33401
(954) 462-2000	(305) 576-9298	(561) 686-3807
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement-prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)
☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit	Proposed maximum aggregate offering price**	Amount of registration fee
Common stock, $0.001 par value	13,550,624 shares	N/A	$8,513,035	$990

*
The maximum number of shares of Vapor Corp. (“Vapor”) common stock estimated to be issuable upon the completion of the merger of Vaporin, Inc. (“Vaporin”) with and into Vapor, based on the number of shares of Vapor and Vaporin common stock outstanding immediately prior to the merger, assuming conversion of all shares of Vaporin preferred stock into Vaporin common stock, and the exchange of each share of Vaporin capital stock for shares of Vapor common stock pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of December 17, 2014, between Vapor and Vaporin.

**
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act as follows: the product of  (1) $1.29, the average of the bid and ask prices per share of Vaporin common stock on December 22, 2014 as quoted on the OTCQB, multiplied by (2) 4,943,252, the sum of the aggregate number of shares of Vaporin common stock outstanding as of December 22, 2014, plus 1,650,000, the aggregate number of shares of Vaporin common stock issuable upon the conversion of Vaporin preferred stock immediately prior to the consummation of the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information in this joint proxy statement-prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement-prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Proxy Statement of Vaporin, Inc.	Proxy Statement and Prospectus of Vapor Corp.
Preliminary PROSPECTUS — Subject to Completion — Dated December 29, 2014
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Vaporin, Inc. and Vapor Corp.:
We are pleased to report that the Boards of Directors of Vapor Corp. (“Vapor”) and Vaporin, Inc. (“Vaporin”) have approved an Agreement and Plan of Merger (the “merger agreement”). Under the merger agreement, Vaporin will merge with and into Vapor, with Vapor as the surviving company in the merger (the “merger”). We cannot complete the merger transaction without your approval.
Each of Vaporin and Vapor will be holding a special meeting of their respective stockholders to vote on certain matters in connection with the merger. Holders of shares of Vaporin capital stock will vote at a special meeting of the Vaporin stockholders to be held on [•], 2015 to approve the merger agreement and vote on related proposals. Holders of shares of Vapor common stock will vote at a special meeting of stockholders of Vapor stockholders to be held on [•], 2015 to approve the merger agreement and vote on related proposals and to ratify the issuance of  $1,250,000 of convertible debt and shares of common stock issuable upon conversion thereof.
Under the terms of the merger agreement, if the merger is completed, Vaporin stockholders will be entitled to collectively receive the number of shares of Vapor common stock representing 45% of the issued and outstanding common stock after consummation of the merger. On [•], a date immediately preceding the date of this joint proxy statement-prospectus, the closing price of Vapor common stock was $[•].
Vapor common stock is listed on the Nasdaq Stock Market LLC under the symbol “VPCO”. Vaporin common stock is not listed on any national securities exchange but is quoted on the OTCQB under the symbol “VAPO.”
We generally expect the merger to be tax-free with respect to the Vapor common stock that Vaporin stockholders receive. The obligations of Vapor and Vaporin to complete the merger are subject to the satisfaction or waiver of several conditions.
If the merger is completed, Vaporin stockholders will collectively own approximately 13,550,624 shares, or approximately 45%, of Vapor’s outstanding common stock, based on the number of shares of Vapor common stock outstanding as of December 24, 2014.
The Vaporin Board of Directors recommends that Vaporin stockholders vote to approve the merger and the related proposals.
The Vapor Board of Directors recommends that Vapor stockholders vote to approve the merger agreement and the issuance of Vapor common stock pursuant to the merger and the related proposals.
Your vote is very important. Whether or not you plan to attend the Vaporin or Vapor special meeting, as applicable, please take the time to vote by completing and mailing the enclosed proxy card to us.
This document, which serves as a joint proxy statement for the special meetings of Vaporin and Vapor stockholders and as a prospectus for the shares of Vapor common stock to be issued in the merger to Vaporin stockholders, gives you detailed information about each respective company’s special meeting and the merger. Please carefully read this entire document, including the “Risk Factors” beginning on page 21 for a discussion of the risks related to the proposed merger. You can also obtain information about both Vaporin and Vapor from documents that each has filed with the Securities and Exchange Commission.
/s/ Scott Frohman Scott Frohman Chief Executive Officer Vaporin, Inc.	/s/ Jeffrey E. Holman Jeffrey E. Holman Chief Executive Officer Vapor Corp.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement-prospectus is dated [•], 2015, and is first being mailed to Vaporin and Vapor stockholders on [•], 2015.

HOW TO GET COPIES OF RELATED DOCUMENTS
This document incorporates important business and financial information about Vapor Corp. that is not included in or delivered with this document. Vapor Corp. stockholders may receive this information free of charge by writing or calling Harlan Press, Chief Financial Officer, Vapor Corp., 3001 Griffin Road, Dania Beach, Florida 33312; telephone number (888) 766-5351.
We will respond to your request as soon as practicable by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the meeting, any request must be made by [•], 2015, which is five business days before the special stockholder meeting.

Vaporin, Inc.
4400 Biscayne Blvd.
Miami, Florida 33137
Notice of Special Meeting of VAPORIN, INC. Stockholders
to be held on [•], 2015
At the direction of the Board of Directors of Vaporin, Inc., NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Vaporin, Inc. will be held at [•], on [•], 2015, at [•] (local time) to consider and vote upon the following matters:
(1)
Approval of the Agreement and Plan of Merger, dated as of December 17, 2014, between Vapor Corp. and Vaporin, Inc. pursuant to which Vaporin, Inc. will merge with and into Vapor Corp.;

(2)
Approval, on a non-binding advisory basis, of the compensation of the named executive officers of Vaporin, Inc. based on or related to the merger; and

(3)
Approval of a proposal to authorize the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

The Vaporin Board of Directors has fixed [•], as the record date for the determination of the stockholders entitled to notice of and to vote at the special meeting, and only stockholders of record on said date will be entitled to receive notice of and to vote at said meeting. A summary of the appraisal rights that may be available to you is described in the section captioned “Proposal 1 of the Vaporin Special Meeting — The Merger — Appraisal Rights” on page 70 of the joint proxy statement-prospectus. Please note that if you wish to exercise appraisal rights you must not vote in favor of approval of the merger. However, so long as you do not return a proxy card at all, it is not necessary to affirmatively vote against or disapprove the merger. In addition, you must take all other steps necessary to perfect your appraisal rights.
The Vaporin, Inc. Board of Directors unanimously recommends that stockholders vote:
(1)
“FOR” approval of the merger agreement;

(2)
“FOR” approval, on a non-binding advisory basis, of the compensation of the named executive officers of Vaporin, Inc. based on or related to the merger; and

(3)
“FOR” approval of the authorization of the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

By Order of the Board of Directors,
/s/ Scott Frohman
Scott Frohman
Chairman of the Board
Miami, Florida
[•], 2015
IMPORTANT — WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE MEETING.

Vapor Corp.
3001 Griffin Road
Dania Beach, Florida 33312
Notice of Special Meeting of VAPOR CORP. Stockholders
to be held on [•], 2015
At the direction of the Board of Directors of Vapor Corp., NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Vapor Corp. will be held at [•], on [•], 2015, at [•] (local time) to consider and vote upon the following matters:
(1)
To approve the merger agreement and the issuance of Vapor Corp. common stock, $0.001 par value per share, pursuant to the Agreement and Plan of Merger by and between Vapor Corp. and Vaporin, Inc., dated December 17, 2014;

(2)
Ratification of Vapor Corp.’s previous issuance of  $1,250,000 of convertible debt and the common stock issuable upon conversion thereof; and

(3)
Approval of a proposal to authorize the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

The Vapor Board of Directors has fixed [•], as the record date for the determination of the stockholders entitled to notice of and to vote at the special meeting, and only stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.
The Vapor Corp. Board of Directors recommends that stockholders vote:
(1)
“FOR” approval of the merger agreement and the issuance of Vapor Corp. common stock pursuant to the merger agreement;

(2)
“FOR” the ratification of the prior issuance of  $1,250,000 of convertible debt and common stock issuable upon conversion thereof; and

(3)
“FOR” approval of the authorization of the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

By Order of the Board of Directors,
/s/ Jeffrey E. Holman
Jeffrey E. Holman
Chairman of the Board
Dania Beach, Florida
[•], 2015
IMPORTANT — WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE MEETING.

-i-

-ii-

Page
Indemnification of Directors and Officers	94
Amendments to Certificate of Incorporation and Bylaws	95
PROPOSAL 2 OF THE VAPORIN SPECIAL MEETING — ADVISORY VOTE ON EXECUTIVE COMPENSATION PAYMENTS	98
Executive Compensation Payable to Vaporin Named Executive Officers	0
Executive Compensation Subject to Advisory Vote	0
Vote Required for Approval	98
Recommendation of the Vaporin Board of Directors	98
PROPOSAL 3 OF THE VAPORIN SPECIAL MEETING — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS	0
Vote Required for Approval	0
Recommendation of the Vaporin Board of Directors	0
PROPOSAL 1 OF THE VAPOR SPECIAL MEETING — APPROVAL OF THE MERGER AGREEMENT AND ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE MERGER	99
Recommendation of Vapor’s Board of Directors and Reasons for the Merger	99
Interests of Certain Persons in the Merger	100
Opinion of the Financial Advisor to Vapor’s M&A Committee	102
No Appraisal Rights	108
Vote Required for Approval	108
Recommendation of the Vapor Board of Directors	108
PROPOSAL 2 OF THE VAPOR SPECIAL MEETING — RATIFICATION OF THE PREVIOUS ISSUANCE OF $1,250,000 OF CONVERTIBLE DEBT AND COMMON STOCK ISSUABLE UPON CONVERSION THEREOF	109
Vote Required for Approval	109
Recommendation of the Vapor Board of Directors	109
PROPOSAL 3 OF THE VAPOR SPECIAL MEETING — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS	110
Vote Required for Approval	110
Recommendation of the Vapor Board of Directors	110
FUTURE STOCKHOLDER PROPOSALS	111
Vaporin	111
Vapor	111
INFORMATION INCORPORATED BY REFERENCE	112
OTHER MATTERS	112
LEGAL OPINION	112
EXPERTS	113
INDEX TO FINANCIAL INFORMATION	F-1
APPENDICES
APPENDIX A Agreement and Plan of Merger	A-1
APPENDIX B Opinion of Dawson James Securities, Inc.	B-1
APPENDIX C Opinion of Cassel Salpeter & Co., LLC	C-1
APPENDIX D Section 262 of the Delaware General Corporation Law	D-1
-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
Q:
WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a joint proxy statement of Vaporin, Inc. and Vapor Corp. and a prospectus of Vapor Corp. As a joint proxy statement, it is being provided to Vaporin stockholders because the Vaporin Board of Directors is soliciting their proxy for use at the Vaporin special meeting of stockholders at which the Vaporin stockholders will consider and vote on (i) approval of the merger agreement between Vaporin and Vapor, (ii) approval, on a non-binding advisory basis, of the compensation of the named executive officers of Vaporin based on or related to the merger (the “Executive Compensation Proposal”), and (iii) approval of the authorization of the Vaporin Board of Directors to adjourn or postpone the Vaporin special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting (the “Vaporin Adjournment Proposal”). As a joint proxy statement, it is also being provided to Vapor stockholders because the Vapor Board of Directors is soliciting their proxy for use at the Vapor special meeting of stockholders at which the Vapor stockholders will consider and vote on (i) approval of the merger agreement and the issuance of shares of vapor common stock to Vaporin stockholders in connection with the merger, (ii) ratification of Vapor’s previous issuance of  $1,250,000 of convertible debt and the common stock issuable upon conversion thereof  (the “Bridge Financing”), and (iii) approval of the authorization of the Vapor Board of Directors to adjourn or postpone the Vapor special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting (the “Vapor Adjournment Proposal”). As a prospectus, it is being provided to Vaporin stockholders because Vapor is offering to exchange shares of its common stock for their shares of Vaporin common stock upon completion of the merger.
Q:
WHAT WILL VAPORIN STOCKHOLDERS RECEIVE IN THE MERGER?

A:  Upon completion of the merger, Vaporin stockholders will collectively receive the number of shares of Vapor common stock representing approximately 45% of the issued and outstanding shares of Vapor common stock upon consummation of the merger. Because the number of shares of Vapor common stock to be issued to Vaporin stockholders in the merger is based on the number of shares of Vapor common stock issued and outstanding immediately prior to the consummation of the merger, we cannot calculate the exact number of shares of Vapor common stock to be issued. However, as of the date of this joint proxy statement-prospectus, it is estimated that Vapor will issue approximately 13,550,624 shares of Vapor common stock in the merger, or approximately 2.07 shares for each share of Vaporin common stock. Additionally, Vapor will be assuming the outstanding stock options, warrants and restricted stock units (“RSUs”) held by Vaporin security holders and such number of securities shall be adjusted for the exchange ratio (approximately 2.07).
Q:
HOW DO I VOTE?

A:  Shares Held of Record. If you are a stockholder of record of Vaporin as of the Vaporin record date or a stockholder of record of Vapor as of the Vapor record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:
•
Use the toll-free number shown on your proxy card,

•
Visit the website shown on your proxy card to vote via the Internet,

•
Complete, sign, date and return the enclosed Vaporin or Vapor proxy card, as applicable, in the enclosed postage-paid envelope, or

•
You may also cast your vote in person at your respective company’s special meeting.

Shares Held in Brokerage Accounts. If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account. If you hold your shares in street name and plan to attend the Vaporin meeting or Vapor meeting, as applicable, you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership of Vaporin common stock as of the Vaporin record date or Vapor common stock as of the Vapor record date, as applicable.
Q:
WHY IS THE VOTE OF HOLDERS OF VAPORIN CAPITAL STOCK IMPORTANT?

A:  The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the Vaporin common stock and Vaporin preferred stock, voting as a single class on an as-converted basis, in each case outstanding as of the record date for the Vaporin special meeting. Because the merger agreement requires the conversion of Vaporin preferred stock into Vaporin common stock prior to consummation of the merger, the approval of each series of Vaporin preferred stock, voting as separate classes, is also required, including Series B and Series C. If you do not vote by proxy, telephone or internet or in person at the Vaporin special meeting, it will have the effect of a vote AGAINST approval of the merger agreement, the vote to approve the Executive Compensation Proposal and the Vaporin Adjournment Proposal. Failure to vote may also affect whether a quorum is present.
The Executive Compensation Proposal requires the affirmative vote of a majority of the Vaporin common stock and Vaporin preferred stock present, in person or represented by proxy, and entitled to vote on this proposal. This proposal is advisory in nature and a vote for or against approval will not be binding on Vaporin or the Vaporin Board of Directors.
The Vaporin Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Vaporin common stock and preferred stock (on an as-converted basis) present, in person or by proxy, and entitled to vote at the Vaporin special meeting.
Q:
WHAT DOES THE VAPORIN BOARD OF DIRECTORS RECOMMEND?

A:  The Vaporin Board of Directors has approved the merger agreement and believes that the proposed merger is in the best interests of Vaporin and its stockholders. Accordingly, the Vaporin Board of Directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the Executive Compensation Proposal.
Additionally, the Vaporin Board of Directors also unanimously recommends a vote “FOR” approval of the Vaporin Adjournment Proposal.
Q:
WHY IS THE VOTE OF HOLDERS OF VAPOR COMMON STOCK IMPORTANT?

A:  We are seeking stockholder approval of the merger agreement and the stock issuance to satisfy Nasdaq Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of Vapor common stock outstanding before the issuance. If the transaction is completed, Vapor will issue common stock to Vaporin stockholders, which represent the number of shares of Vapor common stock that would equal 45% of the post-closing issued and outstanding shares of Vapor common stock.
The approval of the merger agreement and the issuance of the shares in connection with the merger requires the affirmative vote of a majority of the Vapor common stock outstanding as of the record date.
The approval of the proposal to ratify the Bridge Financing requires the affirmative votes cast by the holders of a majority of the Vapor common, present in person or represented by proxy at the Vapor special meeting and entitled to vote thereon.
The Vapor Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Vapor common stock present, in person or by proxy, and entitled to vote at the Vapor special meeting.
If you do not vote by proxy, telephone or internet or in person at the Vapor special meeting, it will have the effect of a vote AGAINST approval of the merger agreement and the other proposals and may affect whether a quorum is present.

Q:
WHAT DOES THE VAPOR BOARD OF DIRECTORS RECOMMEND?

A:  The Vapor Board of Directors has approved the merger agreement at a board meeting at which a quorum was present and all directors in attendance voted in favor of approving the merger agreement. The Vapor Board of Directors believes the proposed merger is in the best interests of Vapor and its stockholders and, accordingly, recommends that you vote “FOR” approval of the merger agreement and the issuance of Vapor common stock in connection with the merger.
The Vapor Board of Directors also recommends a vote “FOR” approval of the proposal to ratify the issuance of convertible debt and common stock in connection with the Bridge Financing and “FOR” approval of the Vapor Adjournment Proposal.
Q:
IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:  No. Your broker cannot vote your shares of Vaporin or Vapor common stock, as applicable, without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted at your respective company’s special meeting, which will have the effects described above.
Q:
WHAT IF I ABSTAIN FROM VOTING OR FAIL TO INSTRUCT MY BROKER?

A:  Abstentions will count as shares of Vaporin or Vapor capital stock, as applicable, represented and entitled to vote at the respective company’s special meeting for purposes of determining a quorum but will not be counted as votes cast. Accordingly, because (i) the proposals to approve the merger agreement require a majority of all outstanding shares entitled to vote and (ii) the other proposals require a majority of all votes present, either in person or by proxy, at each special meeting and entitled to vote thereon, abstentions are effectively a vote AGAINST all of the proposals, including the proposal to approve the merger and the merger agreement.
“Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares of Vaporin or Vapor common stock, as applicable, held in brokerage name, are unable to vote such shares in those instances where discretionary voting by brokers is not permitted. Broker non-votes will not be counted toward a quorum at the Vaporin special meeting and the Vapor special meeting, as applicable, and broker non-votes will have the effect of a vote AGAINST approval of the merger agreement at the Vaporin special meeting and a vote AGAINST approval of the merger and issuance of shares of Vapor common stock in connection with the merger at the Vapor special meeting, but will have no effect on any other proposals at the Vaporin or Vapor special meetings since they are not counted as being present at the special meetings. Please see below for a table which describes the vote required for each proposal and the effect of abstentions and broker-non votes.
Proposals	Vote Required	Broker Discretionary Vote Allowed?	Effect of Broker Non-Vote	Effect of Abstentions on the Proposal
Vaporin
(1) Approve the merger agreement	Majority of the outstanding shares	No	Vote against	Vote against
(2) Approve the Executive Compensation Proposal	Majority of the shares present, in person or represented by proxy, and entitled to vote on this proposal	No	No effect	Vote against
(3) Approve the Vaporin Adjournment Proposal	Majority of the shares present, in person or represented by proxy, and entitled to vote on this proposal	No	No effect	Vote against

Proposals	Vote Required	Broker Discretionary Vote Allowed?	Effect of Broker Non-Vote	Effect of Abstentions on the Proposal
Vapor
(1) Approve the merger agreement and the issuance of Vapor common stock in connection with the merger	Majority of the outstanding shares	No	Vote Against	Vote against
(2) Ratification of the Bridge Financing and the issuance of Vapor common stock in connection therewith	Majority of the shares present, in person or represented by proxy, and entitled to vote on this proposal	No	No effect	Vote against
(3) Approve the Vapor Adjournment Proposal	Majority of the shares present, in person or represented by proxy, and entitled to vote on this proposal	No	No effect	Vote against
Q:
CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A:  You may revoke your grant of a proxy at any time before it is voted by:
•
filing a written revocation of the proxy with the Secretary of Vaporin or Vapor, as the case may be;

•
executing a later Internet or telephone vote;

•
submitting a signed proxy card bearing a later date to the Secretary of Vaporin or Vapor, as the case may be; or

•
attending and voting in person at the respective company’s special meeting.

Vaporin stockholders should send written revocations to Jim Martin, Chief Financial Officer, Vaporin, Inc., 4400 Biscayne Blvd., Miami, Florida 33137. Attendance at the Vaporin special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.
Vapor stockholders should send written revocations to Harlan Press, Chief Financial Officer, Vapor Corp., 3011 Griffin Road, Dania Beach, Florida 33312. Attendance at the Vapor special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.
If you use the Internet, you can change your vote at the Internet address shown on your Vaporin or Vapor proxy card, as applicable. The Internet voting system for Vaporin stockholders is available 24 hours a day until [•], Eastern Time, on [•], 2015. The Internet voting system for Vapor stockholders is available 24 hours a day until [•], Eastern Time, on [•], 2015.
If you vote by telephone, you can change your vote by using the toll free telephone number shown on your Vaporin or Vapor proxy card, as applicable. The telephone voting system for Vaporin stockholders is available 24 hours a day in the United States until [•], Eastern Time, on [•], 2015. The telephone voting system for Vapor stockholders is available 24 hours a day in the United States until [•], Eastern Time, on [•], 2015.
Q:
IF I AM A HOLDER OF VAPORIN CAPITAL STOCK WITH SHARES REPRESENTED BY STOCK CERTIFICATES, SHOULD I SEND IN MY VAPORIN STOCK CERTIFICATES NOW?

A:  No. Following the merger, Vaporin stockholders will receive a letter of transmittal from Island Capital Management, LLC, who has been appointed as the exchange agent for the merger, which will provide them with instructions as to how they will exchange their Vaporin capital stock for Vapor common stock. The shares of Vapor common stock that Vaporin stockholders will receive in the merger will be issued in book-entry form. Please do not send in Vaporin stock certificates with the Vaporin proxy card.

Q:
WHAT SHOULD VAPORIN STOCKHOLDERS DO IF THEY HOLD THEIR SHARES OF VAPORIN CAPITAL STOCK IN BOOK-ENTRY FORM?

A:  Vaporin stockholders are not required to take any specific actions if their shares of Vaporin capital stock are held in book-entry form. After the completion of the merger, shares of Vaporin capital stock held in book-entry form will automatically be exchanged for shares of Vapor common stock in book-entry form.
Q:
WHO CAN VAPORIN STOCKHOLDERS CONTACT IF THEY CANNOT LOCATE THEIR VAPORIN STOCK CERTIFICATE(S)?

A:  If Vaporin stockholders are unable to locate their original Vaporin stock certificate(s), they should contact Jim Martin, Chief Financial Officer, Vaporin, Inc., 4400 Biscayne Blvd., Miami, Florida 33137; telephone number (305) 842-3767.
Q:
WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO VAPORIN STOCKHOLDERS?

A:  We expect that for federal income tax purposes, the merger generally will not be a taxable event to Vaporin stockholders.
We urge Vaporin stockholders to consult with their tax advisors to gain a full understanding of the tax consequences of the merger to them. Tax matters are very complicated, and, in many cases, the tax consequences of the merger will depend on Vaporin stockholders’ particular facts and circumstances. See “Proposal 1 of the Vaporin Special Meeting — The Merger — Material Federal Income Tax Consequences of the Merger,” beginning at page 69.
Q:
DO VAPORIN STOCKHOLDERS HAVE APPRAISAL RIGHTS FROM THE MERGER?

A:  Yes. See “Proposal 1 of the Vaporin Special Meeting — The Merger — Appraisal Rights,” beginning at page 70.
Q:
DO VAPOR STOCKHOLDERS HAVE APPRAISAL RIGHTS FROM THE MERGER?

A:  No. See “Proposal 1 of the Vapor Special Meeting — The Merger — No Appraisal Rights,” beginning at page 102.
Q:
ARE THERE ANY REQUIRED REGULATORY OR OTHER CONDITIONS TO THE MERGER?

A:  Yes, the Nasdaq listing rules require that Vapor file a notice of listing of additional shares in order for the Vapor common stock to be issued in the merger to be authorized for listing on Nasdaq.
Completion of the merger is also subject to certain other conditions, including there being no material adverse change in the financial condition of Vaporin. See “Proposal 1 of the Vaporin Special Meeting — The Merger — The Merger Agreement — Conditions to Complete the Merger,” beginning at page 80.
Q:
IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A:  Yes. Much of the business and financial information about Vapor that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Vapor with the Securities and Exchange Commission (the “SEC”). This means that Vapor may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Information Incorporated by Reference” beginning at page 112 for a list of documents that Vapor has incorporated by reference into this joint proxy statement-prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.
Q:
WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A:  You should rely on the LATER FILED DOCUMENT. Information in this joint proxy statement-prospectus may update information contained in one or more of the Vapor documents incorporated by reference. Similarly, information in documents that Vapor may file after the date of this joint proxy statement-prospectus may update information contained in this joint proxy statement-prospectus or information contained in previously filed documents. If disclosure in a later dated document filed with the SEC conflicts with the disclosure contained herein, such disclosure shall supersede the earlier conflicted disclosure.
Q:
WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:  We are working toward completing the merger as quickly as possible and intend to close the merger in the first half of 2015. We cannot close the merger until after Vaporin stockholders approve the merger agreement, Vapor stockholders approve the merger agreement and the issuance of Vapor common stock in connection with the merger and all closing conditions set forth in the merger agreement have been satisfied.
Q:
WHO SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT-PROSPECTUS?

A:  If you have questions about the Vaporin special meeting or if you need additional copies of this joint proxy statement-prospectus, you should contact:
Jim Martin
Chief Financial Officer
Vaporin, Inc.
4400 Biscayne Blvd.
Miami, Florida 33137
Telephone number: (305) 842-3767
If you have questions about the Vapor special meeting or if you need additional copies of this joint proxy statement-prospectus, you should contact:
Jeffrey E. Holman
Chief Executive Officer
Vapor Corp.
3001 Griffin Road
Dania Beach, Florida 33312
Telephone number: (888) 766-5351

SUMMARY
This is a summary of certain information regarding the proposed merger, the proposals to be considered at the Vaporin stockholder meeting (including to vote on the merger agreement) and the proposals to be considered at the Vapor stockholder meeting (including to vote on the merger agreement and issuance of Vapor common stock in the merger and the ratification of the Bridge Financing and the shares of common stock to be issued in connection therewith). We urge you to carefully read the entire joint proxy statement-prospectus, including the appendices, before deciding how to vote.
This joint proxy statement-prospectus, including information included or incorporated by reference in this joint proxy statement-prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Vapor and Vaporin, including future financial and operating results and performance; statements about Vapor’s and Vaporin’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Vapor’s and Vaporin’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Vapor and Vaporin. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page 28.
Why am I receiving these materials?
The Board of Directors of Vaporin and the Board of Directors of Vapor have each approved an Agreement and Plan of Merger for the merger of Vaporin into Vapor. To complete the merger, the stockholders of Vaporin must approve the merger agreement and the stockholders of Vapor must approve the merger agreement and the issuance of the common stock issuable upon the consummation of the merger. The Vaporin Board of Directors has called a special meeting of Vaporin stockholders to vote on approval of the merger agreement, to vote on approval of the Executive Compensation Proposal, and to vote on approval of the Vaporin Adjournment Proposal. The Vapor Board of Directors has called a special meeting of Vapor stockholders to vote on approval of the merger agreement and the issuance of Vapor common stock in connection with the merger, to vote on approval of the proposal to ratify the Bridge Financing and to vote on approval of the Vapor Adjournment Proposal. This document is the joint proxy statement used by the Vaporin Board of Directors and the Vapor Board of Directors to solicit proxies for their respective company’s special meeting. It is also the prospectus of Vapor regarding the Vapor common stock to be issued to Vaporin stockholders if the merger is completed.
Vaporin Special Meeting
Shares Entitled to Vote
The Vaporin Board of Directors has selected [•], 2015 as the record date for the Vaporin special meeting. Each of the [•] shares of Vaporin common stock and 101,550 shares of Vaporin preferred stock (convertible into 1,650,000 shares of Vaporin common stock), in each case outstanding on the record date are entitled to vote at the Vaporin special meeting.
As of such record date, directors and executive officers of Vaporin and their affiliates owned or had the right to vote a total of approximately [•] shares or [•]% of the outstanding Vaporin common stock and preferred stock on such date. As of such record date, none of Vapor’s directors or executive officers, or their respective affiliates, had the right to vote any shares of Vaporin common stock entitled to be voted at the Vaporin special meeting.
Quorum
The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of each class or series of voting stock then entitled to vote as of the Vaporin record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Vaporin special meeting to vote in person, your shares of Vaporin common stock will be counted for purposes of determining whether a quorum is present. Abstentions, but not broker non-votes will be counted as present to determine if a quorum for the transaction of business exists.
If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the Vaporin special meeting may adjourn such special meeting. Attendance at the special meeting without voting will be counted as a vote against adjournment.
Vote Required to Approve the Merger Agreement
Approval by the holders of a majority of the shares of Vaporin common stock and preferred stock (voting as a single class on an as-converted basis) outstanding is required to approve the merger agreement. Additionally, because the merger agreement contemplates that all shares of preferred stock will be converted into common stock immediately prior to the merger, approval of the merger agreement also requires approval of a majority of the shares of each series of Vaporin preferred stock outstanding, voting as separate classes.
Vote Required to Approve the Executive Compensation Proposal and the Vaporin Adjournment Proposal
Approval of the Executive Compensation Proposal and the Vaporin Adjournment Proposal requires the affirmative vote of a majority of holders of Vaporin common stock and preferred stock (on an as-converted basis) present in person or represented by proxy at the Vaporin special meeting and entitled to vote thereon.
Vapor Special Meeting
Shares Entitled to Vote
The Vapor Board of Directors has selected [•], 2015 as the record date for the Vapor special meeting. Each of the [•] shares of Vapor common stock outstanding on the record date are entitled to vote at the Vapor special meeting.
As of such record date, directors and executive officers of Vapor and their affiliates owned or had the right to vote a total of  [•] shares or [•]% of the outstanding Vapor common stock on such date. As of such record date, none of Vaporin’s directors or executive officers, or their respective affiliates, had the right to vote any shares of Vapor common stock entitled to be voted at the Vapor special meeting.
Quorum
The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Vapor common stock as of the Vapor record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Vapor special meeting to vote in person, your shares of Vapor common stock will be considered part of the quorum. Abstentions, but not broker non-votes will be counted as present to determine if a quorum for the transaction of business is present.
Vote Required to Approve the Merger Agreement and Issuance of Common Stock
The affirmative vote of a majority of the outstanding Vapor common outstanding as of the record date for the Vapor special meeting is required to approve the merger agreement and the issuance of Vapor common stock in connection with the merger.
Vote Required to Ratify the Bridge Financing and Approve the Vapor Adjournment Proposal
The affirmative vote of a majority of the Vapor common stock, represented in person or by proxy at the Vapor special meeting and entitled to vote thereon, is required to approve the proposal to ratify the Bridge Financing and approve the Vapor Adjournment Proposal.
The Companies
Vapor
Vapor, a Delaware corporation, is a retailer and wholesale distributor of vaporizers and electronic cigarettes headquartered in Dania Beach, Florida that operates one retail store and eight kiosks throughout the United States. Vapor’s principal executive offices are located at 3001 Griffin Road, Dania Beach, Florida 33312, and its telephone number is (888) 766-5351.
Vaporin
Vaporin, a Delaware corporation, is a retailer of vaporizers, e-liquids used in vaporizers and to a lesser degree, electronic cigarettes, headquartered in Miami, Florida that operates five stores principally in the State of Florida. Vaporin derives a portion of its revenue from the sale of the above products in convenience stores and on the Internet.
Vaporin’s principal executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137, and its telephone number is (305) 576-9298.

The Merger
General Description
Vaporin will merge with Vapor, with Vapor as the surviving entity. The merger is expected to occur in the first half of 2015. The terms of the proposed merger are set forth in a merger agreement signed by Vaporin and Vapor. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference.
Consideration to Vaporin Stockholders
In the merger, Vaporin stockholders will collectively receive shares of Vapor common stock representing 45% of the issued and outstanding common stock of Vapor immediately following the merger. On November 5, 2014, the last trading day before ommendation to the merger was publicly announced, the closing price of Vapor common stock was $2.71. On [•], a date which was shortly before the date of this joint proxy statement-prospectus, the closing price of Vapor common stock was $[•].
Assuming the number of issued and outstanding shares of Vapor common stock does not materially change between the date of this joint proxy statement-prospectus and the closing of the merger, the parties currently estimate that Vapor will issue approximately 13,550,624 shares of its common stock in connection with the merger.
Vaporin Stock Options, Warrants and
RSUs
Each outstanding Vaporin stock option, RSU and warrant, whether unvested or vested, will be assumed by Vapor and such number of securities will be adjusted in accordance with the exchange ratio (approximately 2.07).
Listing of Vapor Common Stock and Delisting of Vaporin Common Stock
Vapor will apply for listing of the common shares to be issued in the merger on Nasdaq, where Vapor common shares are currently listed. If the merger is completed, the shares of Vapor common stock to be issued in the merger will be listed on the Nasdaq Stock Market LLC under the symbol “VPCO,” and Vaporin shares will be deregistered under the Exchange Act.
Tax-Free Nature of the Merger
The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code). Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Vapor common stock you receive in the merger.
Tax matters are very complicated, and the tax consequences of the merger to each Vaporin stockholder will depend on the facts of that stockholder’s particular situation. We urge you to read the more complete description of the merger’s tax consequences beginning on page 69 and to consult with your own tax advisor regarding the specific tax consequences of the merger to you under applicable tax laws.
Exchanging Vaporin Stock Certificates
Shortly following the closing, Vaporin stockholders will receive a letter of transmittal and instructions for exchanging their Vaporin stock certificates. To receive their Vapor common stock, Vaporin stockholders must send their stock certificates to Island Capital Management, LLC, the exchange agent, after the closing. Vaporin stockholders will need to carefully review and complete these materials and return them as instructed along with their stock certificates for Vaporin common stock. Please do not send in your certificate until you are in receipt of the letter of transmittal.
If Vaporin stockholders do not have stock certificates but hold shares of Vaporin common stock with their broker in “street name”, the shares will be exchanged for them by their broker.
Reselling the Stock You Receive in the Merger
The shares of Vapor common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. Unless you are an affiliate, you may freely transfer those shares after you receive them.
Recommendation of Vaporin Board of Directors
Vaporin’s Board of Directors has determined that the merger is fair and in the best interests of Vaporin and its stockholders. The Vaporin Board of Directors unanimously recommends that Vaporin stockholders vote “FOR” approval of the merger agreement.
Risk Factors
An investment in Vapor common stock includes substantial risks. See the section entitled “Risk Factors” beginning on page 21 for a discussion of risks associated with the merger and an investment in Vapor common stock.
Opinion of Vaporin’s Financial Advisor
In connection with evaluating the proposed merger, the Vaporin Board of Directors considered the opinion of Vaporin’s financial advisor, Dawson James Securities Inc. (“Dawson James”), dated December 12, 2014, to the effect that the consideration to be received in the merger was fair to holders of Vaporin capital stock from a financial point of view. The Dawson James opinion is attached to this joint proxy statement-prospectus as Appendix B. We encourage Vaporin stockholders to read this opinion. This opinion does not constitute a recommendation as to how any Vaporin stockholder should vote on the merger. For information on how Dawson James arrived at its opinion, see the section of this joint proxy statement-prospectus captioned “Opinion of Vaporin’s Financial Advisor” beginning on page 61.

Opinion of the Financial Advisor to Vapor’s M&A Committee
On December 15, 2014, Cassel Salpeter & Co., LLC (“Cassel Salpeter”), the financial advisor to the Vapor M&A Committee rendered its oral opinion to the M&A Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 15, 2014, the fairness, from a financial point of view, to Vapor of the consideration to be issued by Vapor in the merger pursuant to the merger agreement. The summary of the opinion in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Appendix C to this joint proxy statement-prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. The opinion was addressed to the Vapor M&A Committee for the use and benefit of the members of the M&A Committee (in their capacities as such) and, with the consent of the M&A Committee, the members of the Vapor board of directors (in their capacities as such) in connection with the M&A Committee’s and, as applicable, the board’s evaluation of the merger. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy statement-prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of Vapor or any other security holders as to how such holder should vote or act with respect to any matter relating to the merger or otherwise. Cassel Salpeter’s opinion was just one of the several factors the Vapor M&A Committee took into account in making its determination to recommend that the Vapor board of directors approve the merger. See “Opinion of the Financial Advisor to Vapor’s M&A Committee” beginning on page 101.
Holders of Vaporin Common Stock Have Appraisal Rights
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the Delaware General Corporation Law (“DGCL”), the holders of Vaporin common stock are entitled to appraisal rights in the merger. Vaporin stockholders who wish to consider exercising appraisal rights should carefully review Appendix D to this joint proxy statement-prospectus. Failure to comply timely and properly with the applicable requirements will result in a loss of appraisal rights. See the section entitled “Proposal 1 of the Vaporin Special Meeting — The Merger — Appraisal Rights” on page 70.
Holders of Vapor Common Stock Do Not Have Appraisal Rights
Under the provisions of the DGCL, the holders of Vapor common stock are not entitled to appraisal rights in the merger. See the section entitled “Proposal 1 of the Vapor Special Meeting — The Merger — No Appraisal Rights” on page 102.
Conditions That Must Be Satisfied or Waived for the Merger to Occur
Currently, we expect to complete the merger during the first half of 2015. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of Vaporin and Vapor stockholders, the placing into escrow of at least $3.5 million in equity financing subject to release from escrow upon closing of the merger, and receipt of commitments for additional financing of up to $25 million from third parties.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
Vaporin and Vapor may mutually agree to terminate the merger agreement before completing the merger, even after stockholder approval.
Generally, either party may also terminate the merger agreement if:
•
the merger is not completed by May 14, 2015 (the “End Date”) (provided that the failure to close was not the result of the terminating party’s material breach of a representation, warranty, covenant or agreement);

•
the approval of any government entity needed to complete the merger and the other transactions contemplated by the merger agreement has been denied by final non-appealable action by such governmental entity, provided that the failure to receive such approval was not the result of such party’s failure to comply with the merger agreement;

•
Vaporin’s stockholders fail to approve the merger agreement at the meeting of the stockholders (or any adjournment or postponement thereof) or Vapor stockholders fail to approve the issuance of Vapor common stock at the meeting of stockholders (or any adjournment or postponement thereof);

•
a party receives a Superior Proposal and enters into an acquisition agreement with respect to the Superior Proposal in compliance with the terms of the merger agreement;

•
a party withdraws, modifies or qualifies (in any adverse manner) its recommendation its recommendation to stockholders in favor of the merger or issuance of the shares in connection with the merger, as applicable, based on advice from counsel that the failure to do so would cause that party’s Board of Directors to breach its fiduciary duties; or

•
a party breaches the merger agreement and such breach is incapable of being cured by the End Date.

For a more complete description of these and other termination rights available to Vaporin and Vapor, see page 81.
Termination Fee and Termination
Expenses
Under certain circumstances, if the merger agreement is terminated and the terminating party is acquired or executes a definitive agreement to be acquired by another entity within 18 months after the termination, the non-terminating party is entitled to receive a termination fee of  $500,000 from the terminating party, plus reasonable out of pocket expenses. Under certain circumstances, if the merger agreement is terminated by either party due to the breach by the other party of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured and would result in the failure to satisfy any of the closing conditions, then the non-breaching party is entitled to receive a termination fee from the breaching party of  $500,000, plus reasonable out of pocket expenses. For a more complete description of the termination fee and termination expenses potentially payable under the merger agreement, see page 81.
Vapor Board of Directors Following Completion of the Merger
Pursuant to the terms of the merger agreement, Vapor has agreed to take all action, effective as of the effective time of the merger, to cause the Vapor Board of Directors to be comprised of  (i) three directors chosen by the Vapor Board (at least two of whom must be independent for purposes of the Nasdaq listing rules) and (ii) two directors chosen by the Vaporin Board of Directors (at least one of whom must be independent for purposes of the Nasdaq listing rules).
Each of Vapor and Vaporin has Agreed Not to Solicit Alternative Transactions
In the merger agreement, each of Vapor and Vaporin has agreed not to initiate, solicit or knowingly encourage or facilitate inquiries with, or engage in negotiations with, or provide any information to, any person other than the other party concerning an acquisition transaction involving Vapor or Vaporin, respectively. However, each party may take certain of these actions if its Board of Directors determines that it should do so. This determination by such party’s Board of Directors must be made after such Board of Directors consults with counsel and its financial advisors, and must be based in accordance with the directors’ fiduciary duties. This restriction may deter other potential acquirers of Vaporin and Vapor.
The Rights of Vaporin Stockholders Will Change as a Result of the Merger
The rights of Vaporin stockholders are governed by the DGCL, as well as the Vaporin Amended and Restated Certificate of Incorporation, as amended, and the Vaporin Amended and Restated Bylaws. After completion of the merger, the rights of former Vaporin stockholders who receive Vapor common stock in the merger will be governed by the DGCL and the Vapor Certificate of Incorporation and the Vapor Bylaws. A description of the material differences in stockholder rights begins on page 92.
Share Information and Market Prices
Vapor common stock is listed on the Nasdaq Capital Market under the symbol “VPCO” and Vaporin common stock is not traded on any national stock exchange but is quoted for trading on the OTCQB under the symbol “VAPO”. The following table lists the closing prices of Vapor common stock and Vaporin common stock on September 30, 2014, and on [•], a date shortly before the date of this joint proxy statement-prospectus as well as the implied value of one share of Vaporin common stock on each date based on the exchange ratio of 2.11 (as determined as of September 30, 2014) and the anticipated exchange ratio of approximately 2.07 shares of Vapor common stock for each share of Vaporin common stock, respectively. You should obtain current market quotations for Vapor and Vaporin common stock. Because the exchange ratio is fixed and trading prices fluctuate, Vaporin stockholders are not assured of receiving any specific market value of Vapor common stock.
Date	Closing Sale Price Per Share of Vapor Common Stock		Closing Sale Price Per Share of Vaporin Common Stock		Equivalent Value of Consideration Per Share of Vaporin Common Stock
September 30, 2014		$1.47		$2.70		$3.12
[•], 2015	$	[•]	$	[•]	$	[•]

Financial Interests of Vaporin’s Directors and Executive Officers in the Merger
On the record date of the Vaporin special meeting, directors and executive officers of Vaporin and their affiliates owned or had the right to vote a total of approximately [•] shares or [•]% of the outstanding Vaporin common stock on such date.
Certain Vaporin directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving salaries or other benefits.
Pursuant to the merger agreement, Vapor will honor the existing employment arrangements between Vaporin and its officers and expects to enter into new employment agreements with certain Vaporin executive officers that become effective upon the closing of the merger.
Vapor has agreed to indemnify the directors and officers of Vaporin against certain liabilities for a six-year period following the merger. For additional information on the benefits of the merger to Vaporin directors and management, see page 52.
Other Proposals at Vaporin Special Meeting
Approval of the Executive Compensation Proposal
In accordance with SEC rules, Vaporin is providing its stockholders with the opportunity to vote on approval, on a non-binding advisory basis, of the compensation of the named executive officers of Vaporin based on or related to the merger, as reported on the table “Executive Compensation Subject to Advisory Vote” on page 96, and the associated narrative discussion. The Vaporin Board of Directors unanimously recommends that Vaporin stockholders vote “FOR” approval of the Executive Compensation Proposal.
Approval of the Vaporin Adjournment Proposal
Vaporin stockholders are being asked to approve a proposal to authorize the Vaporin Board of Directors to adjourn or postpone the Vaporin special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before such special meeting. The Vaporin Board of Directors unanimously recommends that Vaporin stockholders vote “FOR” the Vaporin Adjournment Proposal.
Other Proposal at Vapor Special Meeting
Approval of the Proposal to Ratify the Bridge Financing
Vapor stockholders are being asked to approve a proposal to ratify the previous issuance of shares pursuant to the Bridge Financing. The Vapor Board of Directors recommends that Vapor stockholders vote “FOR” the Vapor Adjournment Proposal.

Approval of the Vapor Adjournment Proposal
Vapor stockholders are being asked to approve a proposal to authorize the Vapor Board of Directors to adjourn or postpone the Vapor special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the proposed amendment to Vapor’s Restated Certificate of Incorporation or to vote on other matters properly before such special meeting. The Vapor Board of Directors recommends that Vapor stockholders vote “FOR” the Vapor Adjournment Proposal.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
OF VAPOR AND VAPORIN
The following selected unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger. The selected unaudited pro forma condensed combined financial data assumes that the merger is accounted for under the acquisition method of accounting. Based on the terms of the merger, Vapor has concluded that it is to be treated as the acquirer for various reasons, including but not limited to, that a change in control is not expected to occur as the executive officers of Vapor will continue on as the executive officers of the combined entity and a significant change to the structure of the board of directors is not expected to occur. Under the acquisition method of accounting the assets and liabilities of Vaporin, as of the effective date of the merger, will be recorded by Vapor at their respective estimated fair values and the excess of the merger consideration over the fair value of Vaporin’s identifiable net assets will be allocated to goodwill. The unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2014 and the year ended December 31, 2013 gives effect to the merger as if it occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it occurred on September 30, 2014. The issuance of  $1.25 million in convertible notes by Vapor on November 14, 2014 was not included as a pro forma adjustment as it was not considered a condition of the merger.
This selected unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. Furthermore, no effect has been given in the selected unaudited pro forma condensed combined financial data for synergies and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations. A final determination of the fair value of Vaporin’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Vaporin that exist as of the date of closing of the merger and, therefore, cannot be made prior to that date. Additionally, the value of the portion of the merger consideration to be paid in shares of Vapor common stock will be determined based on the number of shares of Vapor common stock issued and outstanding immediately prior to the closing of the merger.
The selected unaudited pro forma condensed combined financial information (i) has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes beginning on page 83 of this joint proxy statement-prospectus and (ii) should be read in conjunction with the historical consolidated financial statements of Vapor and Vaporin incorporated by reference into, or included with, this proxy statement-prospectus.
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(In thousands, except per share amounts)
Pro Forma Statement of Operations Information
Sales, net	$16,761	$28,259
Operating (loss) income	(9,676)	596
Net (loss)	(10,821)	415
	$(0.34)	$0.01
As of September 30, 2014
(In thousands)
Pro Forma Balance Sheet Information
Total current assets	$14,262
Intangible assets	1,750
Goodwill	16,169
Total assets	32,778
Total debt (current)	1,200
Total liabilities	4,141
Total stockholders’ equity	28,637

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA AND
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Set forth below are the earnings (loss) per share, period-end book value per share and cash dividends per share for the common stock of Vapor and Vaporin for the periods noted. The data is presented on a historical and pro forma basis. The historical per share data were derived from the financial statements of Vapor and Vaporin that have been filed with the SEC, certain of which are incorporated by reference or included herein. See “Information Incorporated by Reference” on page 108. The pro forma combined share data have been derived after giving effect to the Vaporin merger as if it occurred at the beginning of the period presented using the purchase method of accounting. The historical per share data for both Vapor and Vaporin have been restated to retroactively reflect the effect of stock dividends and stock splits.
It is anticipated that the merger will provide Vapor with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information.
The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.
Book value per share for the pro forma combined presentation is based upon outstanding shares of Vapor common stock, adjusted to include the estimated number of shares of Vapor common stock to be issued in the merger for outstanding shares of Vaporin common stock at the time the merger is completed, assuming that the exchange ratio is 2.11 shares of Vapor common stock for each share of Vaporin common stock (determined as of September 30, 2014). The per share equivalent pro forma combined data for shares of Vaporin common stock is also based on the assumption that the exchange ratio is 2.11 shares of Vapor common stock for each share of Vaporin common stock (determined as of September 30, 2014).
	Historical Vapor	Historical Vaporin	Pro Forma Combined
Nine Months Ended September 30, 2014
Loss per share:
Basic	$(0.45)	$(1.13)	$(0.34)
Diluted	(0.45)	(1.13)	(0.34)
Period-end book value per share	0.34	1.20	0.88
Cash dividends per share	$—	$—	$—
Year Ended December 31, 2013
Earnings (loss) per share:
Basic	$0.06	$(0.18)	$0.01
Diluted	0.06	(0.18)	0.01
Period-end book value per share	0.72	(0.13)	1.01
Cash dividends per share	$—	$—	$—
The first table below presents, for the periods indicated, the high and low prices per share of Vapor common stock and Vaporin common stock and the cash dividends declared per share of Vapor common stock and Vaporin common stock. The prices of Vapor common stock and Vaporin common stock have been restated to give retroactive effect to all stock dividends and stock splits, including Vaporin’s 2014 reverse stock split. The second table presents the implied value of one share of Vaporin common stock on September 30, 2014, computed by multiplying the Vapor closing price on that date by the 2.11 exchange ratio. The second table also presents the implied value of one share of Vaporin common stock on November 5, 2014 (the date before announcement of the proposed merger) and [•] (the most recent practicable trading day prior to the date of this joint proxy statement-prospectus), respectively, by multiplying the anticipated exchange ratio of 2.07 by the Vapor closing price on that date. Vapor common stock is listed on the Nasdaq Capital Market under the symbol “VPCO” and Vaporin common stock is not listed on any national stock exchange but is quoted on the OTCQB under the symbol “VAPO”. We urge you to obtain current market quotations for Vapor common stock and Vaporin common stock. Because trading prices fluctuate, Vaporin stockholders are not assured of receiving any specific market value of Vapor common stock. The price of Vapor common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Vapor or Vaporin stockholders meet to vote on the merger.
	Price of Vapor Common Stock and Dividends Declared			Price of Vaporin Common Stock and Dividends Declared
	High	Low	Dividends	High	Low	Dividends
2014:
Fourth Quarter (through December 23, 2014)	$2.81	$1.02	$—	$3.05	$1.45	$—
Third Quarter	5.09	1.33	—	5.00	2.35	—
Second Quarter	6.75	3.90	—	8.25	3.50	—
First Quarter	9.05	5.63	—	11.00	2.55	—
2013:
Fourth Quarter	$9.80	$4.00	$—	$12.50	$2.00	$—
Third Quarter	5.85	3.80	—	15.00	6.25	—
Second Quarter	6.60	1.95	—	27.50	6.00	—
First Quarter	4.00	1.15	—	36.25	17.00	—
Date	Closing Sale Price Per Share of Vapor Common Stock		Closing Sale Price Per Share of Vaporin Common Stock		Equivalent Value of Merger Consideration Per Share of Vaporin Common Stock(1)
September 30, 2014		$1.47		$2.70		$3.12
November 5, 2014		$2.71		$2.15		$5.61
[•]	$	[•]	$	[•]	$	[•]

(1)
Assuming 13,507,700 shares of Vapor common stock would have been issued to Vaporin stockholders if the merger had been consummated as of September 30, 2014 and assuming 13,591,564 shares of Vapor common stock are issued to Vaporin stockholders upon consummation of the merger. As of September 30, 2014 and [•] there were 4,777,252 and [•] shares of Vaporin common stock outstanding, respectively, and 1,650,000 shares issuable upon conversion of the outstanding Vaporin preferred stock as of each such date.

There were approximately 3,377 stockholders of record of Vapor as of December 22, 2014. There were approximately 87 stockholders of record of Vaporin as of December 23, 2014.

RISK FACTORS
In addition to the other information included and incorporated by reference in this document, including the information addressed in “Forward-Looking Statements” beginning on page 28, Vaporin and Vapor stockholders should consider the risks described below as well as those risks described in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Vaporin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, copies of which have been provided with this joint proxy statement-prospectus.
Risks Related to the Merger
Vaporin stockholders cannot be sure of the number of shares of Vapor common stock they will receive because the actual number of shares is based on the number of outstanding shares of Vapor common stock immediately prior to consummation of the merger, which may change.
Upon completion of the merger, all of the shares of Vaporin common stock (including shares of Vaporin common stock issuable upon conversion of Vaporin preferred stock immediately prior to the merger) will be converted into the right to receive the number of shares of Vapor common stock that collectively represents 45% of the issued and outstanding shares of Vapor common stock immediately following the merger. Because the number of shares of Vapor common stock to be issued to Vaporin stockholders in the merger cannot be precisely determined until the closing date of the merger, Vaporin stockholders will be asked to vote on whether to approve the merger agreement without knowing the exact number of shares of Vapor common stock that will ultimately be issued to them upon the consummation of the merger.
We may fail to realize all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on Vapor’s ability to realize anticipated cost savings and to combine the businesses of Vapor and Vaporin in a manner that permits growth opportunities to be realized and does not materially disrupt the existing customer relationships of Vaporin nor result in decreased revenues due to any loss of customers. However, to realize these anticipated benefits, the businesses of Vapor and Vaporin must be successfully combined and their management teams and employees successfully integrated. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
The anticipated cost savings from the merger are largely expected to derive from elimination of duplicative costs upon completion of the merger. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect Vapor’s ability to maintain relationships with clients, customers, suppliers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. Some of these risks are beyond the control of either company. A failure to successfully navigate the complicated integration process could have an adverse effect on the combined company.
Vapor may be unable to retain Vaporin’s employees.
The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include integrating personnel with diverse business backgrounds, combining different corporate cultures and retaining key employees. However, Vapor may not be successful in retaining those employees who have not agreed to work for Vapor for the time period necessary to successfully integrate Vaporin’s operations with those of Vapor. The loss of Vaporin employees could have an adverse effect on the business and results of operation of Vapor following the merger.
The market price of Vapor common stock after the merger may be affected by factors different from those currently affecting the shares of Vaporin or Vapor common stock.
The businesses of Vapor and Vaporin differ in certain respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Vapor and Vaporin. For a discussion of the businesses of Vapor and Vaporin and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Information Incorporated by Reference” beginning on page 112 as for information about Vapor’s business and see the disclosure beginning at page 35 for information about Vaporin’s business.
The merger agreement limits each party’s ability to pursue an alternative acquisition proposal and may require payment of a termination fee of  $0.5 million, plus reasonable out of pocket expenses, under certain circumstances relating to alternative acquisition proposals.
The merger agreement prohibits each party from initiating, soliciting, knowingly encouraging or engaging in negotiations with, or providing any information to, any third party with respect to alternative acquisition proposals, subject to limited exceptions. Further, each party generally has the opportunity to modify the terms of the merger in response to any competing acquisition proposals that may be made before the other party’s Board of Directors’ withdrawal or modification of its recommendation to stockholders to approve the merger agreement or approve the merger agreement and the issuance of Vapor common stock in connection with the merger agreement, as applicable. The merger agreement also provides for the payment by Vapor or Vaporin of a termination fee in the amount of  $0.5 million, plus reasonable out of pocket expenses, in the event that Vapor or Vaporin terminate the merger agreement for certain reasons. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Vaporin. See “Proposal 1 of the Vaporin Special Meeting — The Merger — The Merger Agreement — Agreement Not to Solicit Other Offers” on page 78.
These provisions could discourage a third party that might have an interest in a potential transaction from considering or proposing that transaction, even if the terms would be more favorable to one of the party’s stockholders.
If the merger is not completed, Vaporin and Vapor will have incurred substantial expenses without realizing the expected benefits of the merger.
Vaporin and Vapor have incurred substantial legal, accounting and investment banking expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Vaporin and Vapor would have to recognize these expenses without realizing the expected benefits of the merger.
Vaporin and Vapor will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainties about the effect of the merger on their businesses may have an adverse effect on Vaporin and Vapor. These uncertainties may also impair the parties’ ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause third parties to seek to change their existing business relationship, which could negatively impact Vapor upon consummation of the merger. In addition, the merger agreement restricts the parties from taking certain specified actions without the other party’s consent until the merger is consummated or the merger agreement is terminated. These restrictions may prevent both parties from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of Vaporin common stock to decline.
The merger is subject to customary and certain other conditions to closing, including the receipt of required approvals of the Vaporin and Vapor stockholders, the placing into escrow of at least $3.5 million pursuant to a post-closing equity financing transaction, as well as financing commitments from third parties for up to an additional $25 million in post-closing financing (see “Conditions to Complete the Merger” on page 80). If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, Vapor and/or Vaporin may terminate the merger agreement under certain circumstances even if the merger is approved by Vaporin stockholders.

If the merger is not completed, the market price of Vaporin common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed. If the merger is not completed, additional consequences could materialize, including any adverse effects from a failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. For more information on closing conditions to the merger agreement, see the section entitled “Proposal 1 of the Vaporin Special Meeting —  The Merger — Merger Agreement — Conditions to Complete the Merger” on page 80.
Vaporin’s directors and executive officers have interests in the merger that differ from the interests of Vaporin’s stockholders.
Vaporin’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of Vaporin stockholders generally. With respect to certain Vaporin executive officers, these interests include acceleration of vesting of their Vaporin equity compensation awards. In addition, certain Vaporin executive officers have entered into employment agreements with Vapor that will become effective upon the closing of the merger. See “Proposal 1 of the Vaporin Special Meeting — The Merger — Interests of Certain of Persons in the Merger — Interests of Vaporin Executive Officers and Directors in the Merger” beginning on page 56 for a discussion of these interests.
Vaporin and Vapor stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
The stockholders of Vaporin and Vapor currently have the right to vote in the election of each company’s respective Board of Directors and on other matters affecting each such company. When the merger occurs, each Vaporin stockholder that receives shares of Vapor common stock will become a stockholder of Vapor with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Vaporin. Additionally, because Vapor will issue shares of common stock to Vaporin stockholders representing approximately 45% of the outstanding common stock of Vapor immediately following the merger, Vapor’s stockholders will also be diluted to a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Vapor prior to the merger. Because of this, Vaporin and Vapor stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of each company separately.
We may be unable to obtain the financing necessary to complete the transaction.
Pursuant to the merger agreement, Vapor will not be obligated to close the merger unless it receives at least $3.5 million in third party equity financing pursuant to the terms of a binding term sheet dated November 6, 2014. Additionally, Vapor will not be obligated to close the merger unless it has received commitments from third parties to provide up to an additional $25 million in financing, based on the achievement of certain performance metrics. If Vapor does not receive the $3.5 million in equity financing or third party commitments to provide up to an additional $25 million in financing, the merger agreement may not be consummated. If the merger is not consummated, Vapor and Vaporin will have each incurred significant merger-related expenses without receiving any of the anticipated benefits associated with the merger, which could materially and adversely affect each company’s financial condition and results of operation.
The transaction will result in changes to the Vapor Board of Directors that may affect the strategy and operations of the combined company as compared to that of Vapor and Vaporin prior to the merger.
If the parties complete the merger, the composition of the Vapor board of directors will change. In accordance with the merger agreement, following the completion of the merger, the Vapor Board of Directors will continue to be comprised of five directors, but two new directors selected for appointment to the Vapor Board of Directors by the Vaporin Board of Directors will become members of the Vapor Board of Directors. The other three directors will be selected for appointment by the Vapor Board of Directors. This new composition of the Vapor Board of Directors may affect our business strategy and operating decisions following completion of the merger. In addition, there can be no assurances that the new Vapor Board of Directors will function effectively as a team and that there will not be any adverse effects on the combined entity’s business as a result.

Vapor’s future results following the merger may differ materially from the unaudited pro forma financial information included in this joint proxy statement-prospectus.
The unaudited pro forma combined financial information contained in this joint proxy statement-prospectus is presented for purposes of presenting Vapor’s historical consolidated financial statements with Vaporin’s historical consolidated financial statements as adjusted to give effect to the merger and is not necessarily indicative of the financial condition or results of operations of the combined company following the merger. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Vaporin’s acquired assets and liabilities. The purchase price allocation reflected in this joint proxy statement-prospectus is preliminary, and final allocation of the purchase price will be based upon the fair value of the assets and liabilities of Vaporin as of the date of the completion of the merger. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Vapor’s financial condition and results of operations following the merger. Any change in Vapor’s financial condition or results of operations may adversely affect the price of Vapor’s common stock.
The aggregate exchange ratio in the merger is fixed and will not change based on changes in the stock price of either Vapor or Vaporin.
If the merger is consummated, Vaporin stockholders will receive shares of Vapor common stock representing 45% of the issued and outstanding shares of Vapor common stock immediately following consummation of the merger. The number of shares to be issued by Vapor in the merger is purely a function of the number of shares of Vapor common stock issued and outstanding on the closing date of the merger and does not take into account changes in trading prices of either Vapor or Vaporin stock that may occur prior to toe closing of the merger. Thus, the fair market value of Vaporin stock to be exchanged and the Vapor stock to be issued could significantly change between the date of the respective stockholder meeting and the closing date of the merger due to changes in the respective stock prices of the parties. As a result, the parties’ stockholders may receive greater or lesser value than anticipated at the time of the respective stockholder meetings at which such stockholders will vote to approve the proposals described in this joint proxy statement-prospectus.
The combined company may have greater expenses but no greater cash resources.
The expenses of the combined company following the merger are expected to be greater than the operating expenses of each of Vapor and Vaporin individually prior to the merger. However, the cash resources from which the combined company must pay such increased expenses may not similarly increase, especially if the combined company is unable to generate earnings and create positive cash flow. If the combined company’s cash resources are inadequate to pay expenses as they become due in the normal course of operations, the ability of the combined company to continue operating as a going concern would be jeopardized, which would have a material adverse effect on the trading price of Vapor common stock. In 2014, both Vapor and Vaporin have reported losses for each of the first three quarters and expect losses for the fourth quarter.
As a result of the merger, Vapor will record a significant amount of goodwill on its balance sheet, which could result in significant future impairment charges and negatively affect Vapor’s future financial condition, results of operations and stock price.
As discussed further under “Accounting Treatment of the Merger,” applicable acquisition accounting rules require that to the extent that the purchase price paid by Vapor in the merger exceeds the net fair value of the Vapor tangible and intangible assets and liabilities, Vapor will record such assets as goodwill on its consolidated balance sheet. Goodwill is not amortized, but is tested for impairment at least annually. In testing goodwill for impairment, Vapor’s management will be required to analyze its future estimated operating results and cash flows. If the future operating results and cash flows of Vapor do not improve in comparison to its performance in 2014, Vapor may incur significant impairment charges in the future. Any impairment charges will directly be treated as an expense and negatively affect Vapor’s future financial results. Announcement of such impairment charges may also significantly reduce the price of Vapor’s common stock.

If Vapor is unable to improve its results of operations, your investment will be adversely affected.
Vaporin’s Board of Directors is recommending to its stockholders that they approve this merger for the reasons described on page 99. However, Vaporin’s stockholders should be aware that Vapor has experienced negative operating results for the last three fiscal quarters. We cannot provide you with any assurance that the merger will result in the combined company generating positive financial results. In the event that Vapor post-merger is unable to improve its financial results, the value of your investment will be adversely affected.
Risks Related to Vaporin’s Business and Operations
Vaporin’s ability to continue as a going concern is in doubt absent obtaining adequate financing and achieving sufficient sales levels.
Vaporin has incurred net losses since inception in April 2011, and anticipates these losses will continue for the foreseeable future. Vaporin has not reached a profitable level of operations which raises substantial doubt about its ability to continue as a going concern. Vaporin’s continued existence is dependent upon it achieving sufficient sales levels of its products and obtaining adequate financing.
Vaporin’s change in its focus of its business in 2014 to the marketing and sale of vaporizers and electronic cigarettes and related products, may not be successful or able compete in this business.
Vaporin may be unable to successfully compete in the vaporizer and electronic cigarette industry. The acquisition of the Vape Store and its operations, including brick and mortar store locations, may not be lucrative or could have other adverse effects that Vaporin does not currently foresee. Failure to successfully compete in the vaporizer and electronic cigarette industry will have a material adverse effect on Vaporin’s business, financial condition and results of operations.
Because Vaporin’s management has a limited recent operating history on which to evaluate its potential for future success and to determine if it will be able to execute its business plan, it is difficult to evaluate Vaporin’s future prospects and the risk of success or failure of its business.
Vaporin, prior to the acquisition of Vaporin Florida, was involved in businesses primarily as a junior mining exploration company. Vaporin not only has limited operating history in executing its new business of marketing and selling vaporizers and electronic cigarettes, but Vaporin’s limited operating history in this sector makes it difficult to evaluate its new business model and future prospects. Vaporin’s management has a limited operating history and therefore it is difficult to evaluate its potential success in the vaporizer and e-cigarette business.
The regulatory impact of the United States Food and Drug Administration’s regulation of electronic cigarettes, including vaporizers and e-liquids, as “tobacco products,” could have adverse consequences to Vaporin’s business.
On April 24, 2014, the FDA released proposed rules that would extend its regulatory authority to electronic cigarettes and certain other tobacco products under the Family Smoking Prevention and Tobacco Control Act of 2009. These rules, as well as numerous other proposed or enacted regulatory initiatives, could have a material adverse effect on Vaporin’s business, results of operations and financial condition. See “Certain Information About Vaporin — About Vaporin’s Business — Government Regulation” below.
Because the medical profession has not yet studied extensively the long-term health effects of vaporizer and electronic cigarette use, if it were determined that the usage of electronic cigarettes posed a health risk, Vaporin’s business could be adversely affected.
Because smoking alternatives, including vaporizers and electronic cigarettes, were recently developed the medical profession has not had a sufficient period of time to study the long-term health effects of their use. Currently, therefore, there is no way of knowing whether or not these products are safe for their intended use. If the medical profession were to determine conclusively that vaporizer and electronic cigarette usage poses long-term health risks, market demand for these products and their use could materially decline, which could have a material adverse effect on Vaporin’s business, results of operations and financial condition.

Because the market for vaporizers and electronic cigarettes is a niche market, it subject to a great deal of uncertainty.
Vaporizers and electronic cigarettes, having recently been introduced to market, are at an early stage of development, represent a niche market and are evolving rapidly and are characterized by an increasing number of market entrants. Vaporin’s future sales and any future profits are substantially dependent upon the widespread acceptance and use of electronic cigarettes. Rapid growth in the use of, and interest in, vaporizers and electronic cigarettes is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty.
Therefore, Vaporin is subject to all of the business risks associated with a new enterprise in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of vaporizers and electronic cigarettes, in general or, specifically Vaporin’s products, failure to establish business relationships and competitive disadvantages as against larger and more established competitors.
Because Vaporin faces intense competition, its failure to compete effectively could have a material adverse effect on its business, results of operations and financial condition.
Competition in the vaporizer and electronic cigarette industry is intense. The nature of Vaporin’s competitors is varied as the market is highly fragmented and the barriers to entry are low. Moreover, it appears that large tobacco companies are entering this market. See “Certain Information About Vaporin — About Vaporin’s Business — Competition,” below.
If sales of conventional tobacco cigarettes continue to decline, it could have a material adverse effect on Vaporin’s business.
The overall U.S. market for conventional tobacco cigarettes has generally been declining in terms of volume of sales, as a result of restrictions on advertising and promotions, funding of smoking prevention campaigns, increases in regulation and excise taxes, public perception of the dangers of smoking, a decline in the social acceptability of smoking, and other factors, and such sales are expected to continue to decline. While the sales of vaporizers and electronic cigarettes have been increasing over the last several years, the vaporizer and electronic cigarette markets are only developing and are a fraction of the size of the conventional tobacco cigarette market. A continual decline in tobacco cigarette sales may adversely affect the growth of the vaporizer and electronic cigarette markets, which would have a material adverse effect on Vaporin’s business, results of operations and financial condition.
If Vaporin experiences product liability claims, these claims may adversely affect Vaporin’s reputation and business.
The tobacco industry in general has historically been subject to frequent product liability claims. Vaporin may experience product liability claims from the marketing and sale of these products. Any product liability claim brought against us, with or without merit, could result in:
•
liabilities that substantially exceed Vaporin’s product liability insurance, which it would then be required to pay from other sources, if available;

•
an increase of its product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•
damage to its reputation and the reputation of its products, resulting in lower sales;

•
regulatory investigations that could require costly recalls or product modifications;

•
litigation costs; and

•
the diversion of management’s attention from managing its business.

Any one or more of the foregoing could have a material adverse effect on Vaporin’s business, results of operations and financial condition.

Because Vaporin offers a money-back guarantee, product exchanges, returns and warranty claims may adversely affect its business.
If Vaporin is unable to maintain an acceptable degree of quality control of its products, it will incur costs associated with the exchange and return of its products as well as servicing its customers for warranty claims. Any of the foregoing on a significant scale may have a material adverse effect on its business, results of operations and financial condition.
Adverse economic conditions may reduce the demand for Vaporin’s products.
Vaporizers and electronic cigarettes are new to the market and may be regarded by users as a novelty item and expendable. As such, demand for Vaporin’s products may be especially sensitive to economic conditions. When the economy is strong, discretionary spending typically increases; conversely, when economic conditions are unfavorable, discretionary spending often declines. Any significant decline in economic conditions that affects consumer spending could have a material adverse effect on Vaporin’s business, results of operations and financial condition.
If Vaporin is not able to establish sustainable relationships with large retailers or national chains, its results of operations will be adversely affected.
Vaporin believes the fastest way to develop brand and product recognition and increase sales volume is to establish relationships with large retailers and national chains. Vaporin may not be able to establish relationships with large retailers or national chains or, even if it does, sustain such relationships. Vaporin’s inability to develop and sustain relationships with large retailers and national chains will impede its ability to develop brand and product recognition and increase sales volume and, ultimately, require Vaporin to pursue and rely on local and more fragmented sales channels, which may have a material adverse effect on Vaporin’s business, results of operations and financial condition.
If Vaporin is not able to adapt to industry trends, its business will be adversely affected.
Vaporin may not be able to adapt as vaporizer and the electronic cigarette industry and customer demand evolves, whether attributable to regulatory constraints or requirements, a lack of financial resources or its failure to respond in a timely and/or effective manner to new technologies, customer preferences, changing market conditions or new industry developments. Any of the failures to adapt for the reasons cited herein or otherwise could make Vaporin’s products obsolete and would have a material adverse effect on Vaporin’s business, financial condition and results of operations.
Because Vaporin relies on third party suppliers and manufacturers for components of its products, any interruption with these relationships could adversely affect its business.
Vaporin depends on third party suppliers and manufacturers for certain components of its vaporizers and electronic cigarettes, which includes, but is not limited to, certain electrical components and technology. Customers associate certain characteristics of Vaporin products, including the weight, feel, draw, packaging and other unique attributes of Vaporin products to the brands it markets, distributes and sells. Any interruption in supply and/or consistency of Vaporin products may adversely impact its ability to deliver its products to wholesalers, distributors and customers and otherwise harm Vaporin’s relationships and reputation with customers. Although Vaporin believes that several alternative sources for the components, chemical constituents and manufacturing services necessary for the production of its products are available, any failure to obtain any of the foregoing would have a material adverse effect on Vaporin’s business, results of operations and financial condition.
If Vaporin cannot manage its growth effectively, it may not become profitable.
Businesses which grow rapidly often have difficulty managing their growth. If Vaporin grows as rapidly as management anticipates, Vaporin will need to expand its management by recruiting and employing experienced executives and key employees capable of providing the necessary support. Vaporin’s failure to manage its growth effectively could have a material adverse impact on Vaporin’s business, results of operations and financial condition.

Vaporin faces a competitive disadvantage from foreign importers who do not comply with government regulation.
Vaporin faces competition from foreign sellers of electronic cigarettes that may illegally ship their products into the United States for direct delivery to customers. These market participants will not have the added cost and expense of complying with U.S. regulations and taxes and as a result will be able to offer their product at a more competitive price than us and potentially capture market share. This competitive disadvantage may have a material adverse effect on Vaporin’s business, results of operations and financial condition.
If Vaporin’s products are taxed like other tobacco products or if Vaporin is required to collect and remit sales tax on certain of its Internet sales, Vaporin’s business, results of operations and financial condition could be adversely affected.
Presently the sale of vaporizers and electronic cigarettes is not subject to federal, state and local excise taxes to the same extent as the sale of conventional cigarettes or other tobacco products, all of which have faced significant increases in the amount of taxes collected on their sales. Should federal, state and local governments and or other taxing authorities impose excise taxes similar to those levied against conventional cigarettes and tobacco products on its products, it may have a material adverse effect on the demand for Vaporin’s products, as consumers may be unwilling to pay the increased costs for its products.
Vaporin may be unable to establish the systems and processes needed to track and submit the excise and sales taxes collected through Internet sales, which would limit its ability to market products through its website. The requirement to collect, track and remit sales taxes based on independent affiliate sales may require Vaporin to increase prices, which may affect demand for its products or conversely reduce its net profit margin, either of which would have a material adverse effect on Vaporin’s business, results of operations and financial condition.
If Vaporin’s Internet security is circumvented, its reputation and business could be adversely affected.
At present Vaporin generates a portion of its sales through e-commerce sales on its websites. Vaporin manages its websites and e-commerce platform internally and, as a result, any compromise of its security or misappropriation of proprietary information could have a material adverse effect on Vaporin’s business, financial condition and results of operations. Vaporin relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by Vaporin to protect client transaction data. Anyone who is able to circumvent Vaporin’s security measures could misappropriate proprietary information or cause material interruptions in its operations. Vaporin may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that Vaporin’s activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage Vaporin’s reputation and expose it to a risk of loss and/or litigation. Vaporin’s security measures may not prevent security breaches. Vaporin’s failure to prevent these security breaches may result in consumer distrust and may adversely affect its business, results of operations and financial condition.
Vaporin is an early stage company and therefore is subject to additional risks, uncertainties, expenses and difficulties frequently encountered with respect to early stage businesses.
Vaporin is in the early stages of operations. The prospects for early stage companies must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered with respect to businesses in their early stages of operations. These businesses must compete with established competitors having substantially greater experience and resources. Failure by Vaporin or, following the closing of the merger, Vapor to implement or execute business strategies successfully, could have a material adverse effect on Vaporin’s or Vapor’s business, financial condition, results of operations, and cash flows.

FORWARD-LOOKING STATEMENTS
This joint proxy statement-prospectus, including information included or incorporated by reference in this joint proxy statement-prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Vapor and Vaporin, including future financial and operating results and performance; statements about Vapor’s and Vaporin’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Vapor’s and Vaporin’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Vapor and Vaporin. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.
The following factors, among others, including the risks and uncertainties listed in “Risk Factors” beginning on page 21 of this joint proxy statement-prospectus, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
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the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all, including raising the $3.5 million which must be in escrow and obtain future financing commitments from third parties of up to $25 million;

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the failure of the stockholders of Vaporin approve the merger agreement or stockholders of Vapor to approve the merger agreement and the issuance of Vapor common stock in connection with the merger;

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the failure to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

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disruptions to the businesses of Vapor and Vaporin as a result of the announcement and pendency of the merger;

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the risk that the businesses of Vapor and Vaporin may not be combined successfully, or such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected;

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weakness or unexpected decline in the U.S. economy;

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higher than expected costs and expenses incurred in connection with the merger, or in connection with litigation relating to the merger;

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lack of liquidity to fund Vapor’s and Vaporin’s various cash obligations;

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legislative and regulatory actions subject Vapor and Vaporin to additional regulatory oversight which may result in increased compliance costs and/or require Vapor and Vaporin to change their business model;

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changes in accounting or tax policies or accounting standards;

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Vapor’s and Vaporin’s inability to promptly adapt to changes in technology or trends;

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Vapor’s and Vaporin’s internal controls and procedures may not be adequate to prevent losses;

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the possibility that litigation may be brought pertaining to fiduciary responsibility and other matters or that existing litigation may have unanticipated consequences;

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the possibility that the expected benefits of this acquisition will not be fully realized by Vapor;

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the inability to realize expected cost savings and synergies from the merger of Vaporin with Vapor in the amounts or in the timeframe anticipated;

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costs or difficulties relating to integration matters might be greater than expected;

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material adverse changes in Vapor’s or Vaporin’s operations or earnings;

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the inability to retain Vaporin’s customers and employees; and

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other unexpected material adverse changes in Vapor’s or Vaporin’s future results of operations and cash flow.

Additional factors that could cause Vapor’s and Vaporin’s results to differ materially from those described in the forward-looking statements can be found in Vapor’s and Vaporin’s filings with the SEC, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus or the date of any document incorporated by reference in this joint proxy statement-prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement-prospectus and attributable to Vapor or Vaporin or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Vapor and Vaporin undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement-prospectus or to reflect the occurrence of unanticipated events.

CERTAIN INFORMATION ABOUT VAPOR
General
We were originally incorporated as Consolidated Mining International, Inc. in 1985 as a Nevada corporation, and changed our name in 1987 to Miller Diversified Corporation whereupon we operated in the commercial cattle feeding business until October 31, 2003 when the company sold substantially all of its assets and became a discontinued operation. On November 5, 2009, we acquired Smoke Anywhere USA, Inc., a distributor of electronic cigarettes, in a reverse triangular merger. As a result of the merger, Smoke Anywhere USA, Inc. became our sole operating business. On January 7, 2010, we changed our name to Vapor Corp. Our fiscal year is a calendar year ending December 31. Effective December 31, 2013, we reincorporated to the State of Delaware from the State of Nevada.
Our principal executive offices are located at 3001 Griffin Road, Dania Beach, Florida 33312, and our telephone number is (888) 766-5351. Our website is located at www.vapor-corp.com. Information on our website is not, and should not be considered, part of this joint proxy statement-prospectus.
About Vapor’s Business
We design, market, and distribute vaporizers, e-liquids, electronic cigarettes and accessories under the emagine vapor™, Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Hookah Stix® and Alternacig® brands. We operate eight retail kiosks and one retail store under the emagine vapor™ name. We also design and develop private label brands for our distribution customers. Third party manufacturers manufacture our products to meet our design specifications. We market our products as alternatives to traditional tobacco cigarettes. In 2014, Vapor began to shift its primary focus from electronic cigarettes to vaporizers.
Vaporizers and Electronic Cigarettes
“Vaporizers” and “electronic cigarettes,” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash, or carbon monoxide. Electronic cigarettes look like traditional cigarettes and, regardless of their construction are comprised of three functional components:
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a mouthpiece, which is a small plastic cartridge that contains a liquid nicotine solution;

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the heating element that vaporizes the liquid nicotine so that it can be inhaled; and

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the electronics, which include: a lithium-ion battery, an airflow sensor, a microchip controller and an LED, which illuminates to indicate use.

When a user draws air through the electronic cigarette and/or vaporizer, the air flow is detected by a sensor, which activates a heating element that vaporizes the solution stored in the mouthpiece/cartridge, the solution is then vaporized and it is this vapor that is inhaled by the user. The cartridge contains either a nicotine solution or a nicotine free solution, either of which may be flavored.
Our Vaporizers and Electronic Cigarettes
Vaporizers feature a tank or chamber, a heating element and a battery. The vaporizer user fills the tank with e-liquid or the chamber with dry herb or leaf. The vaporizer battery can be recharged and the tank and chamber can be refilled.
We also offer disposable electronic cigarettes in multiple sizes, puff counts, styles, flavors and nicotine strengths; rechargeable electronic cigarettes that use replaceable cartridges (also known as “atomizers or cartomizers”); and rechargeable vaporizers for use with either electronic cigarette solution (“e-liquid”) or dry herbs or leaf. Disposable electronic cigarettes feature a one-piece construction that houses all the components and is utilized until the nicotine or nicotine free solution is depleted. Rechargeable electronic cigarettes feature a rechargeable battery and replaceable cartridge (also known as an “atomizer or cartomizer”). The atomizers or cartomizers are changed when the solution is depleted from use.

Our Brands
We sell our electronic cigarettes, vaporizers and e-liquids under several different brands, including emagine vapor™, Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Stix® and Alternacig® brands. We also design and develop private label brands for our distribution customers. Our in-house engineering and graphic design teams work to provide aesthetically pleasing, technologically advanced affordable e-cigarette options. We are in the process of preparing to commercialize additional brands which we intend to market to new customers and demographics.
Recent Developments
On November 14, 2014, Vapor entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors providing for the sale of  $1,250,000 in aggregate principal amount of Vapor’s Convertible Notes Due November 14, 2015 (the “Notes”). The Notes were issued and sold through an exempt private securities offering to certain accredited investors, some of which are also investors in Vaporin. The Notes accrue interest on the outstanding principal at an annual rate of 7%. The principal and accrued interest on the Notes is due and payable on November 14, 2015, the maturity date of the Notes.
Vapor also issued warrants (the “Warrants”, and collectively with the Purchase Agreement, Notes, and the other documents, agreements and instruments referred to therein, the “Transaction Documents”) to the Note purchasers to acquire an aggregate of 1,136,364 shares of Vapor common stock with an exercise price of  $2.00 per share.
The Purchase Agreement
Under the terms of the Purchase Agreement, in connection with the sale of the Notes and Warrants, Vapor made certain representations and warranties to the Note purchasers concerning Vapor and its operations, including but not limited to the following:
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Vapor’s subsidiaries;

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Organization and qualifications to do business;

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Authorization and enforcement of the Transaction Documents;

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The absence of conflicts with organizational documents or other material agreements;

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The valid issuance of securities;

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Vapor’s capitalization;

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Compliance with requirements to file certain reports and other information with the SEC;

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The absence of  (i) certain events that could have a material adverse effect on Vapor and (ii) material undisclosed liabilities, events or developments;

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Litigation or similar proceedings to which Vapor or its affiliates are involved;

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Labor relations with Vapor’s employees;

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Vapor’s compliance with applicable laws rules and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, the Food, Drug and Cosmetics Act, the Foreign Corrupt Practice Act, Regulation M, the Currency and Transactions Reporting Act or 1970, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Nasdaq Continued Listing Requirements, each as amended;

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Title to Vapor’s assets and property; and

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Vapor’s intellectual property.

In addition, the Purchase Agreement requires Vapor to comply with certain covenants and negative covenants, including but not limited to the following:
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Vapor must indemnify, defend and hold harmless, the purchasers of the Notes for all losses as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by Vapor in the Purchase Agreement or other Transaction Documents and (b) any action instituted against a Note purchaser or any affiliate thereof by any other stockholder of Vapor with respect to any of the transactions contemplated by the Transaction Documents.
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Vapor agreed not to enter into any “Equity Line of Credit” (as defined in the Purchase Agreement) or issue or agree to issue any common stock at a per share price less than the then-in-effect conversion price, nor issue nor agree to issue any securities convertible into, or exercisable or exchangeable for, common stock with a floating or Variable Priced Equity Linked Instruments (as defined in Section 4.13 of the Purchase Agreement) nor any of the foregoing or equity with price reset rights nor any of the foregoing or equity with price reset rights.

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Vapor agreed to make certain payments to holders of the Notes, Warrants and any securities underlying such Notes and Warrants in the event Vapor fails to satisfy the current information requirements under Rule 144(c) of Regulation D, fails to maintain the listing of its common stock on Nasdaq, or fails to timely issue new certificates to such holders representing common stock without restrictive legends in the event such legends are no longer required.

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For a period of one year, Vapor may not undertake a reverse or forward stock split or reclassification of its common stock without 10 days’ prior note to the Note purchasers (except in connection with the listing of the common stock on a national securities exchange).

Vapor has agreed to provide “piggy-back” registration rights in respect of the common stock underlying the Notes and the Warrants.
Vapor agreed to reimburse the Note purchasers for all costs and expenses, including reasonable attorneys’ fees and travel expenses, if any Note purchasers or any affiliates thereof, are party to any litigation or similar proceeding instituted by a stockholder of Vapor solely as a result of such purchaser’s acquisition of the Notes and Warrants pursuant to the Purchase Agreement.
The Notes
The Notes accrue interest at a rate of 7% per annum. The principal and accrued interest on the Notes is due and payable on November 14, 2015, the maturity date of the Notes. The Notes are convertible into shares of Vapor common stock at any time, in whole or in part, at the option of the holder thereof at a conversion price of  $1.10 per share (the “Conversion Price”). The Conversion Price is subject to adjustment upon the occurrence of certain events, including but not limited to stock dividends, stock splits, subsequent rights offerings of Vapor, pro rata distributions of Vapor’s assets, and in connection with a “Fundamental Transaction” (as such term is defined in the Transaction Documents, which includes, without limitation, mergers, consolidations, a sale of all or substantially all of the assets of Vapor, transactions effecting a change in control of Vapor and other similar transactions).
Upon the occurrence of an “Event of Default” or Vapor’s entry into a Fundamental Transaction or change of control transaction, the outstanding principal amount of the Notes and any amounts owing in respect thereof shall become, at the election of the holders of the Notes, immediately due and payable in cash in the amount of the “Mandatory Default Amount” and interest will accrue on such Mandatory Default Amount thereafter at a rate equal to the lesser of  (i) 15% or (ii) the maximum rate permitted under applicable law. The term “Mandatory Default Amount” means the sum of  (a) the greater of  (i) the outstanding principal amount of the Notes divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (B) paid in full, whichever has a lower Conversion Price, multiplied by the volume-weighted-average price (“VWAP”) of Vapor’s common stock (as determined in accordance with the terms of the Notes) on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 115% of the outstanding principal amount of the Notes and (b) all other amounts, costs, expenses and liquidated damages due in respect of the Notes. The term “Event of Default” means the occurrence of certain events, including but not limited to the following:
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Any default in payment under the Notes.

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Failure of Vapor to comply with or perform any other covenants contained in the Notes.

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A default or event of default under any of the related Transaction Documents, or any other material agreement of Vapor or any of its subsidiaries.

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Any breach by Vapor of any representation or warranty in the Note or any of the Transaction Documents.

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Vapor or any subsidiary commences or becomes subject to a proceeding under any bankruptcy or similar law, makes an assignment for the benefit of creditors or is adjudged insolvent or bankrupt.

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Vapor becomes party to any change in control transaction, a Fundamental Transaction or agrees to dispose of all or in excess of 30% of its assets in one or more related transactions.

The terms of the Notes provide that Vapor may prepay the outstanding principal amount of the Notes, in whole or in part, by paying to the holders thereof an amount in cash equal to 115% of the principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to such holders through the date of such redemption payment.
While the Notes or any portion thereof remains outstanding, Vapor may not, without the consent of the holders of a majority of the principal amount of the indebtedness under the Notes, engage in certain activities, including but not limited to the following:
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Incur or guarantee indebtedness for borrowed money.

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Create or cause to exist liens on any of Vapor’s property, other than certain permitted liens.

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Amend its certificate of incorporation or bylaws in a manner adverse to the right of the holders of the Notes.

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Repay or repurchase shares of its common stock or securities convertible into common stock except as may be permitted under the Notes or the related transaction documents.

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Redeem, repurchase, repay or make any payments in respect of and indebtedness of Vapor other than in accordance with the terms of indebtedness held by Entrepreneurial Growth Company, LLC.

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Pay cash dividends or distributions on any equity securities of Vapor.

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Enter into any transaction with any affiliate of Vapor that would be required to be disclosed in any public filing with the SEC unless such transaction is made on an arms-length basis and expressly approved by a majority of the disinterested directors of Vapor.

The Warrants
In connection with the sale and issuance of the Notes, Vapor also issued to the Note purchasers, Warrants to acquire an aggregate of 1,136,364 shares of its common stock. The Warrants are exercisable after 180 days from the date of issuance, or May 14, 2015, until the fifth anniversary of such date of issuance at an exercise price of  $2.00 per share (subject to certain adjustments upon the occurrence of certain events, including but not limited to stock dividends, stock splits, subsequent rights offerings of Vapor, pro rata distributions of Vapor’s assets, and in connection with a Fundamental Transactions.
The foregoing summaries of the Purchase Agreement, Notes, and Warrants are not complete and are qualified in their entirety by reference to the full text of each such document, which are filed as Exhibit 10.1, 10.2, and 10.3, respectively, to Vapor’s Current Report on Form 8-K and which are incorporated into and made a part of this joint proxy statement-prospectus by reference.
Joint Venture with Vaporin
On December 17, 2014, Vapor and Vaporin agreed to enter into the Joint Venture through Emagine the Vape Store, LLC, a Delaware limited liability company (“Emagine”) of which Vapor and Vaporin are 50% members. The Operating Agreement provides that Emagine is a manager-managed limited liability company and Vaporin will serve as the initial manager of Emagine and will manage the day-to-day operations of Emagine, subject to certain customary limitations on managerial actions that require the unanimous consent of Vapor and Vaporin, including but not limited to making or guaranteeing loans, distributing cash or other property to the members of Emagine, entering into affiliate transactions, amending or modifying limited liability company organizational documents, and redeeming or repurchasing membership interests from any of the members.
The purpose of the Joint Venture is to obtain and build-out retail stores for the sale of Vapor’s and Vaporin’s products under the “Emagine Vapor” name or other brands of the respective parties. The parties plan to finance the retail stores through third party loan financing secured by a blanket lien on the assets of Emagine. Emagine has entered into a Secured Line of Credit Agreement, pursuant to which certain third parties have agreed to provide debt financing of up to $3 million to Emagine to finance the Joint Venture. As of the date of joint proxy statement-prospectus, Emagine has received $1 million in debt financing under the Secured Line of Credit Agreement. Neither Vapor nor Vaporin is a guarantor under the Secured Line of Credit Agreement or any of the Secured Notes issued thereunder.
Additional Information About Vapor
This joint proxy statement-prospectus is being delivered together with a copy of  (i) Vapor’s latest annual report on Form 10-K for the fiscal year ended December 31, 2013 and (ii) Vapor’s latest quarterly report on Form 10-Q for the quarter ended September 30, 2014. Important information about Vapor and its operations are contained in these enclosed reports and stockholders should carefully review the information contained in these reports before deciding how to vote on the proposals described in this joint proxy statement-prospectus.

CERTAIN INFORMATION ABOUT VAPORIN
General
Vaporin (formerly Valor Gold Corp. and Felafel Corp.) was incorporated under the laws of the State of Delaware on June 2, 2009 for the purpose of establishing and operating a falafel restaurant in Riga, Latvia.
In May 2012, Vaporin entered into an Agreement and Plan of Merger with Pershing Gold Corporation (“Pershing”). As a result of the agreement, Vaporin acquired certain business and operations of Pershing primarily consisting of junior gold exploration mining claims and related rights. Vaporin discontinued its prior business and operations and revised its business purpose to be an exploration stage gold and minerals exploration company focused on searching for gold and other mineral resources and seeking out potentially significant exploration and development targets. In July 2013, Vaporin discontinued its exploration stage gold and minerals business.
In January 2014, Vaporin entered into a share exchange agreement with Vaporin Florida, Inc. a privately held Florida corporation (“Vaporin Florida”). Upon closing of the share exchange, the holders of Vaporin Florida’s outstanding common stock transferred all of the issued and outstanding common stock of Vaporin Florida to Vaporin in exchange for 35 million shares (not giving effect to the one-for-50 reverse stock split that occurred on September 10, 2014) of Vaporin’s common stock. As a result of the share exchange, Vaporin Florida became a wholly owned subsidiary of Vaporin. Immediately following the closing of the share exchange, Vaporin changed its business plan and operations to that of Vaporin Florida.
Effective August 29, 2014, Vaporin acquired The Vape Store, Inc. (the “Vape Store”) which operated four retail stores in Florida. As a result of the acquisition, The Vape Store, Inc. became a wholly owned subsidiary of Vaporin. This subsidiary now operates five retail stores and is in the process of opening four additional stores.
About Vaporin’s Business
Vaporin Florida was formed as a limited liability company in the State of Florida on December 10, 2012 and was converted into a corporation on December 27, 2013. Vaporin Florida created the “Vaporin Electronic Cigarette”, an electronic smoking device, as an alternative to tobacco-based cigarettes, that utilizes micro-electronic technology to provide users with a smoking experience without the tobacco and tar found in traditional cigarettes. In response to consumer demands and competition from major tobacco companies, Vaporin has transitioned from a seller of e-cigarettes to a seller of vaporizers and e-liquids used in vaporizers. As discussed below, vaporizers have subsequently replaced e-cigarettes as Vaporin’s primary source of revenues. Unless the context indicates otherwise, when Vaporin refers to e-cigarettes, it is referring to both e-cigarettes and vaporizers.
Effective August 29, 2014, Vaporin, Vaporin Acquisitions, Inc., a Florida corporation and wholly owned subsidiary of Vaporin, the Vape Store, and Steve and Christy Cantrell, holders of all outstanding Vape Store shares, entered into and closed an Agreement and Plan of Merger (the “Vape Store Merger Agreement”). Pursuant to the Vape Store Merger Agreement, Vape Store merged with and into Vaporin Acquisitions, Inc., with Vaporin Acquisitions, Inc. continuing as the surviving corporation and Vaporin’s wholly owned subsidiary.
The Vape Stores
As a result of the merger with Vape Store, Vaporin acquired four wholly owned brick and mortar stores located in Cape Coral, Florida and subsequently acquired an additional location in Fort Myers, Florida. Vaporin also expects to acquire up to five additional stores located in or around Orlando, Florida in the first quarter of 2015 through its subsidiary Emagine the Vape Stores, LLC, a Delaware limited liability company of which Vaporin and Vapor each presently own 50%. There can be no assurance that Vaporin will close on the acquisition of such additional stores.

Online Sales
Vaporin generates a substantial portion of its revenue from online sales through Vaporin’s website, www.vaporin.com. Information included on www.vaporin.com is not incorporated by reference in this proxy statement-prospectus. Vaporin recently opened a call support center at its Miami headquarters to offer online sales support.
Other Commercial Sales
In addition to sales made through Vaporin’s wholly owned brick and mortar stores, Vaporin supplies products to non-affiliated third party retail establishments for resale. See “Marketing and Distribution” below.
Vaporizers
The largest proportion of Vaporin revenues comes from the sale of vaporizer products, including the Vaporin Pen, a product which has an innovative design and provides benefits over the “traditional” e-cigarette. The Vaporin Pens are designed to be an efficient, reliable and consistent nicotine and/or flavor delivery system. While they look less like a cigarette, they offer more practicality due to their design. Vaporin Pens offer a longer battery life and a much larger range of e-liquid choices for taste and flavor than electronic cigarettes which come prepackaged with cartridges. Vaporin Pens can also be a lot more discreet because the scent they produce is mild, their size in most cases is significantly smaller and they do not produce a notable amount of second-hand vapor.
E-Liquids
Vaporin’s proprietary e-liquid formula is made to offer the desired traditional smoking experience for the enjoyment of the consumer. Consumers can manually fill or refill Vaporin blank cartridges. The e-liquid, which produces the vapor when heated, is a solution consisting of United States Pharmacopeia (“USP”) Grade vegetable glycerin and USP Grade propylene glycol mixed with nicotine and different flavorings. The U.S. Food and Drug Administration (the “FDA”) has classified the vapor as a caloric macronutrient in the sugar alcohol category. Consumers are offered wide range of e-liquid flavors including tobacco, classic tobacco, menthol, cherry, vanilla, chocolate, coffee, strawberry, green apple, piña colada and peach.
Electronic Cigarettes
A small proportion of Vaporin revenues come from “electronic cigarettes” or “e-cigarettes,” battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash, or carbon monoxide. Electronic cigarettes look like traditional cigarettes and, regardless of their construction are comprised of three functional components: a mouthpiece, which is a small plastic cartridge that contains a liquid nicotine solution; the heating element that vaporizes the liquid nicotine so that it can be inhaled; and the electronics, which include: a lithium-ion battery, an airflow sensor, a microchip controller and an LED, which illuminates to indicate use.
When a user draws air through the electronic cigarette, the air flow is detected by a sensor, which activates a heating element that vaporizes the solution stored in the mouthpiece/cartridge. The solution is then vaporized and it is this vapor that is inhaled by the user. The cartridge contains either a nicotine solution or a nicotine free solution, either of which may be flavored.
Kits and Accessories
Vaporin’s electronic cigarettes are available in kits that contain everything a user needs to begin enjoying their “vaping” experience. In addition to kits Vaporin sells replacement parts including batteries, refill cartridges or cartomizers that contain the liquid solution, atomizers, tanks and e-liquids. Our refill cartridges and e-liquids are available in various assorted flavors and nicotine levels (including cartridges without nicotine). In addition to Vaporin’s electronic cigarette and vaporizer products Vaporin sells an assortment of accessories, including various types of chargers.

Competition
Competition in the electronic cigarette industry, including the vaporizer and e-liquid segments, is intense. Vaporin competes with other sellers of electronic cigarettes including “big tobacco” companies and larger e-cigarette companies like V2Cigs, NJOY and Blu (owned by a “big tobacco” company), which, depending on local regulation, sell their products in big box stores like Costco. The nature of Vaporin’s competitors is varied as the market is highly fragmented and the barriers to entry into the business are low. Vaporin’s direct competitors sell products that are substantially similar to Vaporin’s and through the same channels through which Vaporin sells its products. Vaporin competes with these direct competitors for sales through distributors, wholesalers and retailers, including but not limited to national chain stores, tobacco shops, gas stations, travel stores, shopping mall kiosks, in addition to direct to public sales through the Internet, mail order and telesales.
As a general matter, Vaporin has access to and markets and sells similar vaporizers and electronic cigarettes as Vaporin’s competitors and Vaporin sells its products at substantially similar prices as its competitors. Accordingly, the key competitive factors for Vaporin’s success is the quality of service Vaporin offers customers, the scope and effectiveness of Vaporin’s marketing efforts, including media advertising campaigns and, increasingly, the ability to identify and develop new sources of customers.
Part of Vaporin’s business strategy focuses on the establishment of contractual relationships with distributors. Vaporin competitors in the industry are also seeking to enter into such contractual relationships. In many cases, competitors for such contracts may have greater management, human, and financial resources for entering into such contracts and for attracting distributor relationships. Furthermore, certain of Vaporin’s competitors may have better control of their supply and distribution and be better established, larger and better financed.
Vaporin competes with faces competition from “big tobacco” companies in two ways. First, cigarette smoking, despite all of its dangers, is a significantly larger market. Second, “big tobacco” is beginning to enter the e-cigarette market. “Big tobacco” companies have extensively more marketing and financial resources, global distribution networks in place and a customer base that is loyal to their brands.
Marketing and Distribution
Vaporin markets its products as an alternative to traditional tobacco cigarettes. Vaporin is a distributor and marketer of vaporizers and e-liquids products. Vaporin offers e-liquids in multiple nicotine strengths, non-nicotine and a variety of flavors. Vaporin’s innovative technology offers the look, feel and taste of traditional cigarettes without any tar, tobacco, smoke and odor. Vaporin products are offered in a variety of kits ranging from those for beginner vapor users up to high-level experienced users. The unique Vaping Pens product line and Made-In-USA E-Liquid is what makes Vaporin one of the emerging brands in the market.
Vaporin focuses on a multi-pronged revenue model comprised of distributor sales, online retail continuity programs and the acquisition and opening of brick and mortar retail stores.
An important part of Vaporin’s business strategy focuses on the establishment and maintenance of distribution relationships. Vaporin currently distributes products through major convenience store distributors that include Harold Levinson Associates and Sledd Co. A significant portion of Vaporin’s revenue to date has come from sales directly to distributors.
Vaporin also sells products directly to consumers on Vaporin’s website, www.vaporin.com. The information and content on our website is not incorporated in this proxy statement-prospectus. In March 2014, Vaporin launched an affiliate marketing program that offers consumers a free trial of Vaporin products. If the consumer does not cancel the trial offer, they will be billed the consumer automatically each month until the consumer cancels the monthly shipment of additional products.
Vaporin sells directly to consumers through five company owned retail vape stores. Vaporin acquired four of these retail vape stores in August 2014 and then opened a fifth store in November 2014. Vaporin anticipates a significant portion of future revenue will come from the retail stores.
On December 17, 2014, Vaporin entered into a joint venture with Vapor as 50% members of Emagine. For a summary of the joint venture see the section captioned “Joint Venture with Vaporin” on page 33.

Suppliers
In March 2014, Vaporin entered into an exclusive supply agreement with ChromaDex Corporation for NIAGEN™, a nicotinamide riboside ingredient, as well as PURENERGY™, a caffeine alternative ingredient. Mr. Michael Brauser, father of Vaporin’s Chief Operating Officers, and a consultant to and 5% stockholder of Vaporin and Mr. Barry Honig, a 5% stockholder of Vaporin are Co-Chairmen of the Board of Chromadex.
Vaporin previously purchased products from Direct Source, an entity controlled by Gregory Brauser, Vaporin’s Chief Operating Officer. Direct Source purchased the products directly from the manufacturers in China and allowed Vaporin to develop direct relations with manufacturers in China. Direct Source charged Vaporin an 8% administrative premium. As of September 30, 2014, Direct Source is no longer a material supplier and Vaporin sources its hardware from multiple non-affiliated manufacturers located in China without paying any fees to Direct Source.
Since merging with the Vape Store, Vaporin has transitioned to manufacturing all of its e-liquids internally. Vaporin believes that an adequate supply of product and raw materials will be available to us as needed and from multiple sources and suppliers.
Intellectual Property
Vaporin’s intellectual property is primarily comprised of trade secrets and technological innovation. Vaporin owns the registered trademark “Vaporin”.
Employees
As of December 23, 2014, Vaporin had 40 full-time and no part-time employees. None of Vaporin’s employees are subject to a collective bargaining agreement.
Government Regulation
Since a 2010 U.S. Court of Appeals decision, the FDA is permitted to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”). Under this decision, the FDA is not permitted to regulate electronic cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes. This is contrary to anti-smoking devices like nicotine patches, which undergo more extensive FDA regulation. Because Vaporin does not market Vaporin’s electronic cigarettes for therapeutic purposes, Vaporin’s electronic cigarettes are subject to being classified as “tobacco products” under the Tobacco Control Act. The Tobacco Control Act grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero.
On April 24, 2014, the FDA released proposed rules that would extend its regulatory authority to electronic cigarettes and certain other tobacco products under the Tobacco Control Act. The proposed rules would require that electronic cigarette manufacturers (i) register with the FDA and report electronic cigarette product and ingredient listings; (ii) market new electronic cigarette products only after FDA review; (iii) only make direct and implied claims of reduced risk if the FDA confirms that scientific evidence supports the claim and that marketing the electronic cigarette product will benefit public health as a whole; (iv) not distribute free samples; (v) implement minimum age and identification restrictions to prevent sales to individuals under age 18; (vi) include a health warning; and (vii) not sell electronic cigarettes in vending machines, unless in a facility that never admits youth. The proposed regulation is subject to a 75-day public comment period, following which the FDA will finalize the proposed regulation. It is not known how long this regulatory process to finalize and implement the rules may take. Accordingly, Vaporin cannot predict the content of any final rules from the proposed rules or the impact they may have.
In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA under the Tobacco Control Act. Costs, however, could be substantial and could have a material adverse effect on Vaporin’s business, results of operations and financial condition. In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on Vaporin’s business, financial condition and results of operations and ability to market and sell Vaporin’s products. At present, it is difficult to predict whether the Tobacco Control Act will impact Vaporin to a greater degree than competitors in the industry, thus affecting Vaporin’s competitive position.
State and local governments currently legislate and regulate tobacco products, including what is considered a tobacco product, how tobacco taxes are calculated and collected, to whom and by whom tobacco products can be sold and where tobacco products may or may not be smoked. State and local regulation of the e-cigarette market and the usage of e-cigarettes is beginning to accelerate.
As local regulations expand, electronic cigarettes may lose their appeal as an alternative to cigarettes, which may have the effect of reducing the demand for Vaporin’s products and as a result have a material adverse effect on Vaporin’s business, results of operations and financial condition.
At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to electronic cigarettes. The application of either or both of these federal laws to electronic cigarettes would have a material adverse effect on Vaporin’s business, results of operations and financial condition.
Vaporin expects that the tobacco industry will experience significant regulatory developments over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:
•
the levying of substantial and increasing tax and duty charges;

•
restrictions or bans on advertising, marketing and sponsorship;

•
the display of larger health warnings, graphic health warnings and other labeling requirements;

•
restrictions on packaging design, including the use of colors and generic packaging;

•
restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

•
requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

•
requirements regarding testing, disclosure and use of tobacco product ingredients;

•
increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

•
elimination of duty free allowances for travelers; and

•
encouraging litigation against tobacco companies.

If electronic cigarettes, including vaporizers and e-liquids, are subject to one or more significant regulatory initiates enacted under the FCTC, Vaporin’s business, results of operations and financial condition could be materially and adversely affected.

VAPORIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of operations of Vaporin for three and nine months ended September 30, 2014 and 2013.
Revenue
Total revenue for the three and nine months ended September 30, 2014 was approximately $837,000 and $1,439,000, respectively, and for both the three and nine months ended September 30, 2013 was approximately $28,000. The approximately $809,000 and $1,411,000 increase was primarily reflective of purchasing inventory, establishing our sales effort and approximately $200,000 in sales from our acquisition of the Vape Store. Vaporin’s focus has been on gaining market share through product distribution, retail stores, direct sales and website sales of our products. Vaporin’s Internet business is growing. In promotion of this, in July 2014, Vaporin hired a Vice President of Internet Marketing and expect that aspect of our business to further grow. Additionally, Vaporin hired a Vice President to manage the Vape Store.
Operating expense
Total operating expenses for the three and nine months ended September 30, 2014 were approximately $1,799,000 and $4,286,000, respectively, and total operating expenses for the three and nine months ended September 30, 2013 were approximately $36,000 and $149,000, respectively.
The approximate $1,763,000 and $4,137,000 increase in operating expenses for the three and nine months ended September 30, 2014 compared to the three and nine months ended September 30, 2013, respectively, is primarily attributable to an increases in stock based compensation, advertising and promotion expense, consulting fees, payroll and professional fees as a result of continued growth and development of Vaporin’s sales and general business activity. Non cash stock based compensation for employees and consultants for the three and nine months ended September 30, 2014 was approximately $659,000 and $1,585,000, respectively. Advertising and promotion expense for the three and nine months ended September 30, 2014 was approximately $202,000 and $649,000, respectively.
Loss from operations
We reported an operating loss from continuing operations of approximately $1,386,000 and $3,625,000 for the three and nine months ended September 30, 2014, respectively, and $48,000 and $161,000 for the three and nine months ended September 30, 2013, respectively. The increase in operating loss was primarily due to continued growth, market penetration and development of operations. Non cash stock based compensation was approximately 47.5% and 43.7% respectively, of our loss from operations for the three and nine months ended September 30, 2014.
Other Income (Expenses)
Total other income (expense) was approximately $28,000 and ($312,000) for the three and nine months ended September 30, 2014, respectively, and $0 for the three and nine months ended September 30, 2013, respectively.
The change in other income (expense) for the three months ended September 30, 2014 compared to September 30, 2013 is primarily attributable to an increase of approximately $53,000 of interest expense in connection with the amortization of debt discount and the additional warrants granted related to the 10% convertible note payable, and offset by an increase in income from the change in fair value of derivative liabilities of approximately $81,000. There was no derivative expense for the three months ended September 30, 2014 and 2013.
The change in other income (expense) for the nine months ended September 30, 2014 compared to September 30, 2013 is primarily attributable to an increase of approximately $398,000 of interest expense in connection with the amortization of debt discount and the additional warrants granted related to the 10% convertible note payable, derivative expense of  $86,000 and was offset by an increase in income from the change in fair value of derivative liabilities of approximately $173,000.

Net Loss
As a result of the operating expense and other expense discussed above, Vaporin reported a net loss of approximately $1.4 million and $48,000 for the three months ended September 30, 2014 and 2013, respectively, and $3.9 million and $161,000 for the nine months ended September 30, 2014 and 2013, respectively.
Results of operations of Vaporin for years ended December 31, 2013 and 2012.
Because Vaporin closed the share exchange (which is described on page 35 herein) in January 2014, the discussion below concerning our results of operations is derived from the consolidated financial statements reflecting our former business.
Operating Expenses
Total operating expenses for the year ended December 31, 2013 as compared to the year ended December 31, 2012, were approximately $3.1 million and $4.5 million, respectively. The approximately $1.4 million decrease in operating expenses for the years ended December 31, 2013 is primarily attributable to a decrease in approximately $1.1 million of compensation expense related primarily to non-cash stock based compensation expense, a decrease of approximately $0.3 million in consulting fees related primarily to a decrease in investor relation expenses, a decrease of approximately $73,000 of professional fees primarily related to decrease legal services and a decrease of approximately $24,000 in general and administrative expenses primarily for rent, insurance and office expenses due to cost cutting measures.
Operating Loss from Continuing Operations
Vaporin reported an operating loss from continuing operations of approximately $3.1 million and $4.5 million for the years ended December 31, 2013 and 2012, respectively. The decrease in operating loss was due to the decreases in operating expenses described above.
Other Income (Expenses)
Total other income (expense) was approximately $0.5 million and ($12,000) for the years ended December 31, 2013 and 2012, respectively. The change in other income (expense) of approximately $0.5 million is primarily attributable to (i) an increase of approximately $0.7 million from the forgiveness of accrued expenses due to the termination of a certain consulting agreement, (ii) an increase in gain from the change in fair value of derivative liabilities of approximately $0.2 million, offset by (iii) an increase of approximately $90,000 interest expense in connection with the issuance of convertible notes payable and, (iv) an increase of  $0.3 million of derivative expense.
Loss from Discontinued Operations
The following table sets forth for years ended December 31, 2013 and 2012 indicated selected financial data of Vaporin’s discontinued operations of its exploration stage gold and minerals business.
	For the Year ended December 31, 2013	For the Year ended December 31, 2012
Revenues	$—	$—
Cost of sales	—	—
Gross profit	—	—
Operating and other non-operating expenses	(536,839)	(3,813,593)
Loss from discontinued operations	(536,839)	$(3,813,593)

Net Loss
As a result of the operating expense and other expense discussed above, Vaporin reported a net loss of approximately $3.1 million and $8.3 million for the years ended December 31, 2013 and 2012, respectively. Vaporin reported a net loss of approximately $12.6 million for the period from April 28, 2011 (Inception) to December 31, 2013.
Liquidity and Capital Resources
Cash Flows from Operating Activities
For the nine months ended September 30, 2014, Vaporin used approximately $2,815,000 of cash in operating activities. This is an increase of approximately $2,300,000 on cash used in operations from approximately $515,000 of cash provided from operating activities during the nine months ended September 30, 2013. The cash use was primarily related to establishing operations by purchasing initial inventory, advertising and promotion, payroll and consulting. In 2013, Vaporin used approximately $1,000,000 of cash in operating activities during 2013, a decrease from approximately $2.6 million of cash used in operating activities during 2012. Vaporin net loss of approximately $3.1 million was mainly offset by approximately $1.0 million of stock-based compensation and $1.0 million in amortization of prepaid expenses in connection with the issuance of stock for prepaid services.
Cash Flows from Investing Activities
For the nine months ended September 30, 2014, Vaporin had approximately $798,000 provided by financing activities as a result of the acquisition of the Vape Store. In 2013, Vaporin lent $50,000 to a third party compared to $2,000,000 in 2012 for cash paid in connection with the recapitalization of Vaporin.
Cash Flows from Financing Activities
For the nine months ended September 30, 2014, Vaporin had approximately $4,357,000 provided by financing activities as a result of proceeds from the sale of common and preferred stock and from the issuance of debt prior to recapitalization. In 2013, we had $250,000 provided by financing activities from the sale of 10% secured convertible promissory notes compared to $5 million in 2012 which primarily consisted of proceeds from the sale of common and preferred stock.
Liquidity
As of December 22, 2014, Vaporin had approximately $100,000 in available cash. Vaporin management does not believe Vaporin has sufficient cash to meet it forecasted working capital needs for the next 12 months. Vaporin anticipates raising $300,000 from the sale of equity and/or debt in order to keep operations running through the end of March 2015. No such additional financing may be available on acceptable terms, if at all. Vaporin’s ability to sell additional shares of its stock and/or borrow cash could be materially adversely affected by the current climate in the global equity and credit market, particularly for microcap companies like Vaporin. The plans and actions proposed by management may not be successful and may not generate profitability and positive cash flows in the future. Additionally, the sales of equity or convertible debt securities may result in dilution to Vaporin’s stockholders.
The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Vaporin be unable to continue as a going concern. The ability of Vaporin to continue as a going concern is dependent on management’s plans, which include further implementation of its business plan.
Recent Accounting Pronouncements
See Note 2 to Vaporin’s unaudited interim condensed consolidated financial statements regarding recent accounting pronouncements.

Legal Proceedings
Vaporin is not party to any material pending legal proceedings.
Description of Property
Vaporin’s principal offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137 where Vaporin leases approximately 3,000 square feet of office space under a month to month lease.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
On April 15, 2014, Vaporin notified KBL, LLP (the “Former Auditor”) of its dismissal, effective April 15, 2014, as Vaporin’s independent registered public accounting firm. The Former Auditor served as the auditors of Vaporin’s financial statements for the period from June 8, 2012 through April 15, 2014. The reports of the Former Auditor on Vaporin’s consolidated financial statements for Vaporin’s fiscal years ended December 31, 2013 and 2012 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that there was an explanatory paragraph describing conditions that raised substantial doubt about Vaporin’s ability to continue as a going concern. The decision to change accountants was approved by Vaporin’s Board of Directors. From June 8, 2012 through April 15, 2014, the period during which the Former Auditor was engaged as Vaporin’s independent registered public accounting firm, there were no disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the subject matter of the disagreements as defined in Item 304 of Regulation S-K in connection with any reports it would have issued, and there were no “reportable events” as such term is described in Item 304 of Regulation S-K. Vaporin provided the Former Auditor with a copy of the foregoing disclosure, and requested that the Former Auditor furnish Vaporin with a letter addressed to the SEC stating whether or not it agrees with such disclosure. On April 15, 2014, L.L. Bradford & Company, LLC (“L.L. Bradford”) was appointed to serve as Vaporin’s new independent registered public accounting firm, effective April 18, 2014. The engagement of L.L. Bradford as Vaporin’s new independent registered public accounting firm was approved by Vaporin’s Board of Directors. During Vaporin’s two most recent fiscal years and any subsequent interim period prior to L.L. Bradford’s engagement as Vaporin’s new independent registered public accounting firm, Vaporin did not consult with L.L. Bradford regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Vaporin’s financial statements; or (ii) any matter that was either the subject of a disagreement as defined in Item 304 of Regulation S-K or a reportable event as such term is described in Item 304 of Regulation S-K.

INFORMATION ABOUT THE VAPORIN MEETING
Date, Time and Place
This document solicits, on behalf of the Vaporin Board of Directors, proxies to be voted at a special meeting of Vaporin stockholders and at any adjournments or postponements thereof. The Vaporin meeting is scheduled for:
[•], 2015, at [•] (local time)
[•]
[•]
[•]
[•]
Purpose
At the meeting, Vaporin stockholders will consider and vote on:
•
approval of the merger agreement;

•
approval of the Executive Compensation Proposal; and

•
approval of the Vaporin Adjournment Proposal.

Board Recommendations
The Vaporin Board of Directors unanimously recommends that stockholders vote FOR:
•
approval of the merger agreement;

•
approval of the Executive Compensation Proposal; and

•
approval of the Vaporin Adjournment Proposal.

Record Date; Quorum; Required Vote
As of the record date, [•], [•] shares of common stock of Vaporin were issued and outstanding. As of the record date, Vaporin also had 100,000 shares of Series B preferred stock and 1,550 shares of Series C preferred stock issued and outstanding which were convertible into a total of 1,650,000 shares of Vaporin common stock. The presence at the Vaporin special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Vaporin common stock and Vaporin preferred stock (on an as-converted basis) as of the record date is considered a quorum for the transaction of business. If Vaporin stockholders submit a properly completed proxy or if they appear at the Vaporin special meeting to vote in person, their shares of common stock or preferred stock will be considered part of the quorum. Abstentions, but not broker non-votes, will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the Vaporin special meeting will be adjourned or postponed.
The merger cannot be completed without Vaporin stockholder approval of the merger agreement. The affirmative vote of a majority of the shares of Vaporin common stock and Vaporin preferred stock (on an as-converted basis) outstanding on the record date for the Vaporin special meeting is required to approve the merger agreement. In addition, because the merger agreement contemplates that each share of Vaporin preferred stock will be converted into Vaporin common stock immediately prior to the consummation of the merger, holders of a majority of each series of Vaporin preferred stock issued and outstanding must approve the merger agreement.
On the record date, the directors and executive officers of Vaporin as a group beneficially owned a total of approximately [•] shares of Vaporin common stock, representing approximately [•]% of the issued and outstanding shares. This does not count approximately 400,000 RSUs which are not considered outstanding or beneficially owned.

Approval of the Executive Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Vaporin common stock and preferred stock (on an as-converted basis) present or represented by proxy at the Vaporin special meeting and entitled to vote thereon. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the compensation proposal. This proposal is advisory in nature and a vote to approve or disapprove will not be binding on Vaporin or the Vaporin Board of Directors.
Approval of the Vaporin Adjournment Proposal requires the affirmative vote of a majority of the shares of Vaporin common stock and preferred stock (on an as-converted basis) present or represented by proxy at the Vaporin special meeting and entitled to vote thereon.
The matters to be considered at the Vaporin special meeting are of great importance to the stockholders of Vaporin. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope as instructed on the proxy card or to vote by Internet or telephone.
Voting Rights; Proxies
If Vaporin stockholders properly execute a proxy card and send it to Vaporin in the enclosed envelope in a timely manner, their proxy will be voted in accordance with the instructions they indicate, unless they revoke their proxy prior to the vote. If Vaporin stockholders send Vaporin a proxy card that does not instruct Vaporin how to vote, their shares will be voted (1) “FOR” approval of the merger agreement and (2) “FOR” approval of the Executive Compensation Proposal, and (3) “FOR” approval of the Vaporin Adjournment Proposal. This may also affect the ability to exercise appraisal rights.
Vaporin stockholders may revoke their grant of a proxy at any time before it is voted by:
(i)
filing a written revocation of the proxy with the Secretary of Vaporin;

(ii)
executing a later Internet or telephone vote;

(iii)
submitting a signed proxy card bearing a later date; or

(iv)
attending and voting in person at the Vaporin special meeting.

Written revocations should be sent to Corporate Secretary, Secretary, Vaporin, Inc., 4400 Biscayne Blvd., Miami, Florida 33137. Attendance at the Vaporin special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.
If Vaporin stockholders use the Internet, they can change their vote at the Internet address shown on their proxy card. The Internet voting system is available 24 hours a day until [•], Eastern Time, on [•], 2015.
If Vaporin stockholders vote by telephone, they can change their vote by using the toll free telephone number shown on their proxy card. The telephone voting system is available 24 hours a day in the United States until [•], Eastern Time, on [•], 2015.
The inspectors of election appointed for the Vaporin special meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at such special meeting. Abstentions, but not “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when stockholders appear in person but abstain from voting. “Broker non-votes” occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares. Abstentions are effectively a vote AGAINST the merger agreement and the other proposals at the Vaporin special meeting. Broker non-votes will have the effect of a vote AGAINST the merger agreement but will have no effect on any other proposals at the Vaporin special meeting.
If Vaporin stockholders do not vote by proxy, telephone or internet or in person at the Vaporin special meeting, it will have the effect of a vote AGAINST the merger agreement, the vote to approve the Executive Compensation Proposal and the Vaporin Adjournment Proposal. Failure to vote may also affect whether a quorum is present.

Solicitation of Proxies
Vaporin will bear all costs of soliciting proxies for the Vaporin special meeting. Vaporin may retain a third party proxy solicitation firm to assist in the solicitation of proxies. If a proxy solicitation firm is engaged by Vaporin, the cost of this engagement is not expected to exceed $10,000. In addition, the directors, officers and employees of Vaporin may solicit proxies for the Vaporin special meeting from Vaporin stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Vaporin will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

INFORMATION ABOUT THE VAPOR MEETING
Date, Time and Place
This document solicits, on behalf of the Vapor Board of Directors, proxies to be voted at a special meeting of Vapor stockholders and at any adjournments or postponements thereof. The Vapor meeting is scheduled for:
[•], 2015, at [•] (local time)
[•]
[•]
[•]
[•]
Purpose
At the meeting, Vapor stockholders will consider and vote on:
•
approval of the merger agreement and the issuance of common stock in connection with the merger;

•
approval of the proposal to ratify the previous issuance of convertible debt and common stock upon the conversion thereof in connection with the Bridge Financing; and

•
approval of the Vapor Adjournment Proposal.

Board Recommendations
The Vapor Board of Directors recommends that stockholders vote FOR:
•
approval of the merger agreement and the issuance of common stock in connection with the merger;

•
approval of the proposal to ratify the previous issuance of convertible debt and common stock upon the conversion thereof in connection with the Bridge Financing; and

•
approval of the Vapor Adjournment Proposal.

Record Date; Quorum; Required Vote
As of the record date, [•], [•] shares of common stock of Vapor were issued and outstanding. The common stock is Vapor’s only class of securities entitled to vote, each share being entitled to one vote. The presence at the Vapor special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Vapor common stock as of the record date is considered a quorum for the transaction of business. If Vapor stockholders submit a properly completed proxy or if they appear at the Vapor special meeting to vote in person, their shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the Vapor special meeting will be adjourned or postponed.
The merger cannot be completed without Vapor stockholder approval of merger agreement and the issuance of common stock in connection with the merger. The affirmative vote of a majority of the outstanding shares of Vapor common stock as of the record date for the Vapor special meeting is required to approve the merger agreement and the issuance of Vapor common stock in connection with the merger.
On the record date, the directors and executive officers of Vapor as a group beneficially owned a total of  [•] shares of Vapor common stock, representing approximately [•]% of the issued and outstanding shares.
The proposal to ratify the issuance of convertible debt and shares of common stock upon the conversion thereof in connection with the Bridge Financing Proposal requires the affirmative vote of the holders of a majority of the shares of Vapor common stock present or represented by proxy at the Vapor special meeting and entitled to vote thereon.

Approval of the Vapor Adjournment Proposal requires the affirmative vote of a majority of the shares of Vapor common stock present in person or represented by proxy at the Vaporin special meeting and entitled to vote thereon.
The matters to be considered at the Vapor special meeting are of great importance to the stockholders of Vapor. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope as instructed on the proxy card or to vote by Internet or telephone.
Voting Rights; Proxies
If Vapor stockholders properly execute a proxy card and send it to Vapor in the enclosed envelope in a timely manner, their proxy will be voted in accordance with the instructions they indicate, unless they revoke their proxy prior to the vote. If Vapor stockholders send Vapor a proxy card that does not instruct Vapor how to vote, their shares will be voted (1) “FOR” approval of the merger agreement, (2) “FOR” approval of the proposal to ratify the Bridge Financing, and (3) “FOR” approval of the Vapor Adjournment Proposal.
Vapor stockholders may revoke their grant of a proxy at any time before it is voted by:
•
filing a written revocation of the proxy with the Secretary of Vapor;

•
executing a later Internet or telephone vote;

•
submitting a signed proxy card bearing a later date; or

•
attending and voting in person at the Vapor special meeting.

Written revocations should be sent to Harlan Press, Secretary, Vapor Corp., 3001 Griffin Road, Dania Beach, Florida 33312. Attendance at the Vapor special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.
If Vapor stockholders use the Internet, they can change their vote at the Internet address shown on their proxy card. The Internet voting system is available 24 hours a day until [•], Eastern Time, on [•], 2015.
If Vapor stockholders vote by telephone, they can change their vote by using the toll free telephone number shown on their proxy card. The telephone voting system is available 24 hours a day in the United States until [•], Eastern Time, on [•], 2015.
The inspectors of election appointed for the Vapor special meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at such special meeting. Abstentions, but not “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when stockholders appear in person but abstain from voting. “Broker non-votes” occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares. Abstentions will have the effect of a vote AGAINST toe proposals at the Vapor special meeting, but broker non-votes will have no effect on any of the proposals at the Vapor special meeting.
If Vapor stockholders do not vote by proxy, telephone or internet or in person at the Vapor special meeting, it will have the effect of a vote AGAINST the merger agreement, the proposal to ratify the Bridge Financing and approval of the Vapor Adjournment Proposal. Failure to vote may also affect whether a quorum is present.
Solicitation of Proxies
Vapor will bear all costs of soliciting proxies for the Vapor special meeting. Vapor may retain a third party proxy solicitation firm to assist in the solicitation of proxies. If a proxy solicitation firm is engaged by Vapor, the cost of this engagement is not expected to exceed $10,000. In addition, the directors, officers and employees of Vapor may solicit proxies for the Vapor special meeting from Vapor stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Vapor will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

PROPOSAL 1 OF THE VAPORIN SPECIAL MEETING — THE MERGER
Background of the Merger
Vaporin has been a supplier of an electronic smoking devices, which are alternatives to tobacco-based cigarettes, that utilize micro-electronic technology to provide users with a smoking experience without the tobacco and tar found in mainstream cigarettes since Vaporin was formed in 2012. Vaporin, more recently, entered the e-liquid and vaporizer markets. Vapor also sells electronic cigarettes, vaporizers and e-liquids under several different brands. In light of the nature of Vaporin’s and Vapor’s businesses and their close geographic proximity (Miami/Fort Lauderdale), management of each of Vaporin and Vapor generally is familiar with the other’s businesses, and representatives of Vaporin and Vapor have discussed their industry in general with one another at various points, such as at industry trade shows.
Vapor’s management and board of directors regularly review Vapor’s performance, prospects and strategy in light of the current business and economic environment, as well as developments in the e-cigarette and vaporizer industry, and opportunities and challenges facing participants in the industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions, divestitures and business combination transactions. Similarly, Vaporin’s management and board of directors regularly review Vaporin’s performance, prospects and strategy in light of the current business and economic environment, and opportunities and challenges facing participants in this industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including acquisitions, divestitures and business combination transactions.
On September 18, 2014, Jeffrey Holman, Vapor’s Chairman and Chief Executive Officer, was introduced to Michael Brauser, a stockholder of Vaporin and the father of its Chief Operating Officer, through a business acquaintance. On that same day, Messrs. Holman and Brauser executed a non-disclosure agreement. After this initial meeting, both Messrs. Holman and Brauser agreed that there were potential synergies for the two companies. On September 21, 2014, Messrs. Holman and Brauser met again and discussed the short term needs of Vapor including a potential financing and potential opportunities for the two companies.
On September 23, 2014, Mr. Holman and Mr. Brauser met with the executive team of Vaporin. They began potential merger discussions and developed a better and detailed understanding of each other’s operations and financials.
In late September or early October, Messrs. Holman, Brauser, and Vaporin’s Chief Executive Officer, Scott Frohman, met to discuss the details of a potential merger.
Through the first two weeks in October, Mr. Holman continued to have periodic conversations with Messrs. Frohman and Brauser. Mr. Holman provided informal updates to members of Vapor’s Board of Directors during this time.
On October 11, 2014, Messrs. Michael and Greg Brauser had a meeting with Mr. Holman.
On October 15, 2014, Messrs. Michael and Greg Brauser, and Jim Martin met with Messrs. Holman and Harlan Press. Following that meeting, representatives of Vaporin and Vapor had numerous telephone calls and email communications concerning the terms of the proposed merger. On October 17, 2014, the Board of Directors of Vapor met to discuss preliminary negotiations regarding a potential corporate transaction between Vapor and Vaporin. Also at the meeting was a representative of Vapor’s outside law firm as well as Harlan Press, Vapor’s Chief Financial Officer. Mr. Holman outlined for the Board the very preliminary terms of a business combination with Vaporin, specifically that Vapor would acquire Vaporin on a stock-for-stock transaction. Exploratory due diligence would need to commence to help further refine the terms of the potential transaction, and in particular, determine whether a merger involving the two businesses supported Vapor’s overall strategic goals. Following Mr. Holman’s update, the Vapor Board discussed the potential transaction structure and potential benefits associated with a merger of equals transaction, including the fact that the transaction would be generally tax-free to stockholders of Vapor and Vaporin. After conferring with its then outside law firm, to help mitigate any potential conflicts, the Board made the decision to form the M&A Committee comprised of Messrs. Barrett and Jaumot, both independent directors of Vapor. The M&A Committee was provided the authority to evaluate any proposed transaction, assist management with negotiating the terms of any proposed transaction, and recommend to the Board approval of any proposed transaction. The Vapor Board of Directors directed management to continue exploring a potential business combination with Vaporin.
On October 22, Vapor’s M&A Committee met, together with Messrs. Holman and Press, to receive an update on the status of management’s discussions with Vaporin. Mr. Jaumot, the M&A Committee’s Chairman, asked management for an update on the proposed transaction, including any updates on potential business, financial, and legal considerations based on due diligence conducted to date. The M&A Committee discussed the need to engage an independent investment banker to assist the Vapor Board of Directors in valuing the transaction and directed Mr. Holman to begin gathering proposals from investment bankers.
In late October and the beginning of November, while continuing mutual due diligence, the parties discussed preliminary terms of a proposed merger. Between October 24 and October 29, Mr. Holman compiled a list of terms to be presented to Vaporin in an initial term sheet.
On October 29, 2014, Vapor’s M&A Committee held a meeting. Besides the M&A Committee members, Mr. Holman and representatives of Vapor’s outside law firm, Gunster, Yoakley & Stewart, P.A. (“Gunster”), were in attendance. A representative of Gunster discussed with members of the M&A Committee the legal standards applicable to the M&A Committee’s decisions and actions with respect to a potential business combination transaction. In addition, representatives of Gunster detailed the terms of the proposed merger with Vaporin. The M&A Committee discussed the critical need for additional financing and weighed various proposed alternative financing strategies, including receiving financing in connection with the Vaporin transaction. The members of the M&A Committee also discussed with management the strategic rationale for the proposed merger with Vaporin, including the fact that Vaporin had a retail presence and a strong Internet presence and the prospect of creating a stronger competitor in the e-cigarettes and vapor industries by combining the two companies. While the M&A Committee determined that it was premature to make a recommendation to the full Board of Directors as to whether the Vaporin transaction should proceed, the M&A Committee approved the general terms to be proposed by Vapor, including that before any definitive agreement was executed Vapor could conduct further due diligence and receive a fairness opinion from an independent investment banker, and directed management to continue to pursue the transaction.
On October 30, 2014, legal counsel to Vapor and Vaporin had a telephone call to discuss issues related to the transactions and drafting of the merger agreement. Later that day, Vapor sent Vaporin an initial term sheet. Counsel to Vapor and Vaporin exchanged drafts of the term sheet over the course of the next two days.
On November 1, 2014, the parties executed a nonbinding term sheet that included a binding confidentiality agreement. The nonbinding term sheet contemplated a $1.0 million bridge financing to be funded by certain stockholders of Vaporin. Over the course of the next several days, Mr. Michael Brauser, a Vaporin consultant, assisted in coordinating the Bridge Financing, including introducing Vapor to Palladium Capital Advisors, LLC (“Palladium”), a broker-dealer that would act as a placement agent for the Bridge Financing. The terms of the Bridge Financing were negotiated between Mr. Michael Brauser, Vapor, and Palladium.
On November 3, 2014, Mr. Michael Brauser, members of management of both Vapor and Vaporin, and legal counsel for both companies had a telephone call to discuss issues related to the transaction and drafting of the Form S-4.
On November 4, 2014, the parties noted unusual trading activity in Vapor’s common stock. Because the parties were concerned that the unusual trading activity could be due to a leak of information regarding the proposed merger between Vapor and Vaporin, the parties discussed executing a binding term sheet and announcing the execution of the binding term sheet rather than waiting to announce the merger until after a definitive agreement was negotiated and executed. Over the next two days, Mr. Brauser, Mr. Holman, and Palladium continued to negotiate the terms of the Bridge Financing.

On November 5, 2014, Mr. Brauser, members of management of both Vapor and Vaporin, and legal counsel for both companies had a telephone call to discuss issues related to the transaction and drafting of the Form S-4. On November 6, 2014, Mr. Brauser, members of management of both Vapor and Vaporin, and legal counsel for both companies had a telephone call to discuss issues related to the transaction and drafting of the Form S-4.
On November 6, 2014, Mr. Brauser, Vapor, and Palladium executed a binding term sheet for the Bridge Financing. In addition, on November 6, 2014, Vapor and Vaporin executed a binding term sheet for the proposed merger, which contemplated the Bridge Financing (“Binding Term Sheet”). Late in the afternoon on November 6th, the parties announced entering into the Binding Term Sheet. Under the Binding Term Sheet, Mr. Michael Brauser and another Vaporin stockholder agreed to provide the required $1 million Bridge Financing within five days. Mr. Michael Brauser did not participate in the ultimate Bridge Financing. The Binding Term Sheet was subject to continued due diligence and advice from Vapor’s and Vaporin’s financial advisors.
Beginning on November 7, 2014, Mr. Michael Brauser, Vapor officers, and representatives of Palladium continued to negotiate the transaction documents for the Bridge Financing. On November 14, 2014, Vapor held a meeting of its Board of Directors to consider the final terms of the Bridge Financing. Representatives of Gunster also attended the meeting. Upon Board approval, Vapor closed the Bridge Financing in the amount of  $1.25 million with several accredited investors, as contemplated by the Binding Term Sheet.
On November 7, 2014, legal counsel for Vaporin and Vapor had a telephone call to discuss issues related to the transaction and drafting of the merger agreement. Over the next several weeks, the parties continued to conduct mutual due diligence and Mr. Holman met with senior members of Vaporin’s management to discuss terms, due diligence items, and business prospects of a combined company.
On November 11, 2014, Mr. Brauser, members of management of both Vapor and Vaporin, and legal counsel for both companies had a telephone call to discuss issues related to the transaction and drafting of the merger agreement.
On November 20, 2014, legal counsel for Vaporin and Vapor had a telephone call to discuss issues related to the transaction and drafting of the merger agreement.
Beginning in October and continuing through mid-November, Mr. Holman gathered proposals from various investment banks to act as Vapor’s financial advisor and to issue a fairness opinion to Vapor’s Board of Directors with respect to the Vapor merger with Vaporin. Mr. Holman contacted investment banks selected in part based on the recommendation from the M&A Committee. The Vapor M&A Committee met on November 20, 2014 to review the various proposals and approved the engagement of Cassel Salpeter. Mr. Holman and representatives of Gunster also attended the meeting.
On November 21, 2014, legal counsel for Vaporin and Vapor had a telephone call to discuss issues related to the transaction and drafting of the merger agreement. On November 24, 2014, legal counsel for Vaporin and Vapor had a telephone call to discuss issues related to the transaction and drafting of the merger agreement.
On November 26, 2014, Gunster delivered initial drafts of the merger agreement and related documents to Vaporin’s counsel, Nason, Yeager, Gerson, White, & Lioce, P.A. (“Nason Yeager”). Among other things, the initial draft of the merger agreement required Vaporin to pay a termination fee of $500,000 to Vapor if the merger agreement was terminated under certain scenarios. Over the course of the following approximately two weeks, representatives of Vaporin and Vapor conducted additional due diligence on each other and legal representatives exchanges drafts of the merger agreement.
In November 2014, Mr. Brauser approached both Vaporin and Vapor with a proposal for the two companies to create a joint venture to accelerate both companies’ strategies to increase their retail presence. On December 1, 2014, Nason Yeager delivered initial drafts of the joint venture documents, including a Limited Liability Company Agreement and financing agreements, to Vapor’s counsel.
On December 2, 2014 and December 5, 2014, legal counsel for Vaporin and Vapor had a telephone call to discuss issues related to the transaction and drafting of the merger agreement.

On December 9, 2014, Mr. Michael Brauser, members of management of both Vapor and Vaporin, and legal counsel for both companies had a telephone call to discuss open deal issues. On December 9, 2014, Vaporin retained Dawson James for the purpose of determining whether the merger was fair to Vaporin stockholders from a financial point of view.
Over the course of the next two weeks, the parties continued to negotiate the merger agreement and the operating agreement for the joint venture. The parties substantially concluded their due diligence by December 12, 2014.
On December 14, 2014, Vapor’s M&A Committee reconvened to discuss the terms of the definitive merger agreements and the results of due diligence. The members of the M&A Committee discussed the status of the proposed merger and their review of the definitive merger agreement.
On December 15, 2014, a conference call was held with Messrs. Scott Frohman, Greg Brauser and Jim Martin of Vaporin, Messrs. Jeff Holman and Harlan Press of Vapor and lawyers form Nason Yeager and Gunster. During the call, open deal points were discussed.
Later on December 15, 2014, Vaporin’s Board of Directors met with counsel form Nason Yeager and, for a portion of the meeting, a representative of Dawson James. The Dawson James representative provided a PowerPoint slide presentation and explained the rationale for that firm’s conclusion that the merger consideration was fair, from a financial point of view, to the stockholders of Vaporin. Following the presentation, the Vaporin directors considered the fairness opinion and the draft merger agreement which had been distributed to the Board members on December 12, 2014. The Board agreed to recommend the merger and the merger agreement to the Vapor stockholders.
On December 15, 2014, Vapor convened a joint meeting of Vapor’s M&A Committee and Board of Directors. Representatives of Gunster and Cassel Salpeter were present at portions of the meeting. At the request of Vapor’s M&A Committee, Cassel Salpeter then reviewed and discussed its financial analyses with respect to Vaporin, Vapor and the proposed merger. Thereafter, Cassel Salpeter rendered its oral opinion to the Vapor M&A Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Cassel Salpeter in connection with the preparation of such opinion, the merger consideration to be issued by Vapor in the merger pursuant to the merger agreement was fair to Vapor from a financial point of view. In addition, representatives of Gunster reviewed with the Board members the most recent draft of the proposed merger agreement, including the terms related to the price and the preliminary financial metrics for a post-closing financing that would be a condition to close the merger, as well as the legal standards applicable to the Board’s decisions and actions with respect to the proposed transaction, as they had previously done. Following presentations by management including Mr. Holman and Mr. Press, Vapor’s Chief Financial Officer, and discussion among the members of the M&A Committee, the M&A Committee unanimously recommended that the Board of Directors approve the merger with Vaporin. Following the recommendation of the M&A Committee, after further discussion among the members of the Board, including consideration of the factors described under “Recommendation of Vapor’s Board of Directors and Reasons for the Merger”, the Board (1) determined that the merger agreement, the merger, and the other transactions contemplated thereby are advisable and in the best interests of Vapor and its stockholders, (2) adopted the merger agreement, the voting agreements, and approved the transactions contemplated thereby, (3) directed that the merger agreement be submitted for adoption by Vapor’s stockholders, and (4) recommended that Vapor’s stockholders adopt the merger agreement.
From December 15, 2014 through December 17, 2014, Gunster and Nason Yeager continued to negotiate the remaining open items in the merger agreement, specifically the parameters of the post-closing financing that was to provide up to $25 million in additional financing based on the achievement of certain financial metrics.
On December 17, 2014, Messrs. Brauser, Holman, and Martin finalized the financial metrics for the post-closing financing, which were not materially different than the metrics reviewed and approved by the Vapor and Vaporin Boards of Directors.

On the evening of December 17, 2014, Vaporin and Vapor executed the merger agreement and the limited liability company agreement for the joint venture entity, Emagine the Vape Store, LLC, and before the opening of trading on December 18, 2014, issued a joint press release announcing these transactions.
Recommendation of Vaporin’s Board of Directors and Reasons for the Merger
Vaporin’s Board of Directors believes that the merger is in the best interests of Vaporin and its stockholders. Accordingly, Vaporin’s Board of Directors has approved the merger agreement and recommends that stockholders vote “FOR” the approval of the merger agreement.
In reaching its decision to approve the merger agreement, Vaporin’s Board of Directors consulted with Vaporin’s outside legal counsel and Vaporin’s financial advisors regarding the merger and considered a variety of factors, including the following:
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greater growth prospects and higher stockholder value than if Vaporin continued to operated alone; and

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leveraging Vaporin’s streamlined supply chain, marketing strategies, and innovative product lines with Vapor’s wide distribution capabilities to gain a large market share in the vaporizer market.

The Vaporin Board of Directors also considered potential risks relating to the merger, including the following:
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the need for Vapor to obtain the approval of its stockholders for the merger and the issuance of Vapor common stock pursuant to the merger agreement;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Vaporin’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the merger agreement provisions generally requiring Vaporin to conduct its business in the ordinary course and the other restrictions on the conduct of Vaporin’s business prior to completion of the merger, which may delay or prevent Vaporin from undertaking business opportunities that may arise pending completion of the merger;

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the risk that the consideration to be paid to Vaporin stockholders could be adversely affected by a decrease in the trading price of Vapor common stock during the pendency of the merger;

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expected benefits and synergies sought in the merger;

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the challenges of integrating the businesses, operations and employees of Vaporin and Vapor;

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certain provisions of the merger agreement prohibit Vaporin from soliciting, and limit its ability to respond to, proposals for alternative transactions;

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Vaporin’s obligation to pay to Vapor a termination fee of  $500,000 if Vaporin recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to Vaporin’s stockholders;

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the possible effects on Vaporin should the parties fail to complete the merger, including the possible effects on Vaporin’s capital stock and the associated business and opportunity costs;

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the benefits from Vapor’s management team and independent directors;

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that Vaporin’s directors and executive officers have interests in the merger that are different from or in addition to those of its stockholders generally, as described in the section entitled “Proposal 1 of the Vaporin Special Meeting — The Merger — Interests of Certain Persons in the Merger — Interests of Vaporin Executive Officers and Directors in the Merger” on page 56; and

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the other risks described in the section entitled “Risk Factors” beginning on page 21 and the risks of investing in Vapor common stock identified in the Risk Factors sections of Vapor’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the Vaporin Board of Directors is not exhaustive, but includes the material factors considered by the Vaporin Board of Directors. In view of the wide variety of factors considered by the Vaporin Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the Vaporin Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of Vaporin’s Board of Directors may have given different weights to different factors. The Vaporin Board of Directors (consisting of employees of Vaporin) evaluated the factors described above, including asking questions of Vaporin’s management and Vaporin’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Vaporin and its stockholders. The Board of Directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Board of Directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Vaporin Board of Directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 28.
On the basis of these considerations, Vaporin’s Board of Directors unanimously approved the merger agreement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF VAPORIN VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.
Board of Directors of Vapor Post-Merger
Upon closing of the merger, pursuant to the terms of the merger agreement, the Vaporin Board will be comprised of five members, three of whom will consist of the current board members of Vapor (at least two of whom will be independent under the Nasdaq listing standards) and two additional members who will be designees of Vaporin (at least one of whom will be independent under the Nasdaq listing standards). See the Section entitled “New Directors of Vapor Post-Merger” below. Vapor will also nominate the Vaporin designees at its next annual meeting of stockholders and recommend to its stockholders the election of such designees at any subsequent stockholders’ meetings at which directors are elected through December 31, 2015.
New Directors of Vapor Post-Merger
Gregory Brauser, Vaporin’s Chief Operating Officer, will be appointed as one of Vaporin’s director designees. As of the filing date of this proxy statement/prospectus, Vaporin has not determined who the other designee would be.
Gregory Brauser, 29, has served as Chief Operating Officer of Vaporin since the Vaporin Florida share exchange. Mr. Brauser founded Direct Source China in 2009, a sourcing company headquartered in Shanghai, China, that assists mid-size U.S. businesses with their direct manufacturing overseas. Since 2010, Mr. Brauser has served as Vice Chairman and director of Dog-E-Glow, Inc., a manufacturer and distributer of LED lighted dog collars and leashes, which he formed. For his services as the Chief Operating Officer of Vaporin, Mr. Brauser is paid a salary of  $120,000 per year.
Interests of Certain Persons in the Merger
Interests of Vaporin Executive Officers and Directors in the Merger
In considering the recommendations of the Vaporin Board of Directors, Vaporin’s stockholders should be aware that some of the executive officers and directors of Vaporin have interests in the merger that differ from, or may be in addition to, the interests of Vaporin’s stockholders. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

Ownership of Vaporin
Some of the officers and directors of Vaporin currently own Vaporin common stock and some of the officers and directors of Vaporin have been granted Vaporin stock options and RSUs, which will be assumed by Vapor upon the closing of the merger. As of December 24, 2014, such officers and directors beneficially owned an aggregate of approximately 1.1 million shares of Vaporin common stock and approximately 400,000 RSUs.
Post-Merger Employment
Pursuant to the merger agreement, Vapor will honor the existing employment arrangements between Vaporin and its officers and expects to enter into new employment agreements with certain Vaporin executive officers that become effective upon the closing of the merger.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the merger agreement, for a period of six years after the effective time of the merger, Vapor has agreed to indemnify, defend, hold harmless and advance expenses to each present and former officer and director of Vaporin and its subsidiaries to the fullest extent authorized or permitted by law. Vapor also has agreed that all rights to indemnification and advancement of expenses from liabilities under Vaporin’s certificate of incorporation with respect to acts or omissions occurring prior to the effective time of the merger now existing in favor of current and former officers and directors of Vaporin or any of its subsidiaries will survive the merger and continue in full force and effect in accordance with the their terms and without regard to any subsequent amendment thereof.
The merger agreement further provides that Vapor will cause the officers and directors of Vaporin and its subsidiaries to be covered for a period of six years after the effective time of the merger under an extension of Vaporin’s existing directors’ and officers’ liability insurance policy, provided, however, that Vapor is only required to obtain such coverage at an aggregate cost not to exceed 200% of the annual premium currently paid by Vaporin for such coverage.
Summary of Payments and Benefits to Directors and Officers
Directors and officers of Vaporin are not expected to receive any compensation based on or related to the merger that has not already accrued or vested in them, other than the acceleration of vesting of stock options and restricted stock awards as discussed below.
Equity Compensation Awards
Vaporin’s directors and executive officers participate in Vaporin’s equity-based compensation plans and hold outstanding stock options and restricted stock granted under such plans. All of the outstanding Vaporin stock options and RSUs will become vested and will be assumed by Vapor upon the closing of the merger.

Outstanding Equity Awards
Listed below is information with respect to unexercised options, stock and RSU’s that have not vested, and equity incentive plan awards for each executive officer and director outstanding as of the record date:
Outstanding Equity Awards of Vaporin
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Gregory Brauser(1)	—	—	—	—	—	166,667	[•]	—	—
Scott Frohman(1)	—	—	—	—	—	166,667	[•]	—	—

(1)
Represents unvested RSUs which will fully vest upon the closing of the merger. Market value is based on the closing price of Vaporin’s common stock on the record date.

The table above does not include any vested securities of Vaporin’s executive officers and directors. The following executives have been issued the following equity grants which are currently vested:
Name	Security	Number of Vested Securities (c)
Gregory Brauser	RSU	33,333
Steve Cantrell	Common Stock	571,428
Scott Frohman	RSU	33,333
James Martin	Common Stock	100,000
Vaporin’s Transactions with Related Persons
Loans and Financing Agreements
Mr. Barry Honig, a 5% beneficial owner of Vaporin common stock, is a member of Pershing’s Board of Directors. Prior to the Pershing asset acquisition, certain entities under Mr. Honig’s control held over 5% of Vaporin’s securities. Additionally, entities under Mr. Honig’s control purchased 5,000,000 shares of Vaporin’s Series A Preferred Stock for $2,000,000.
Between July 2013 and August 2013, Vaporin issued Mr. Honig secured convertible promissory notes for a total amount of  $125,000. In 2014, $50,000 of these notes were repaid. In connection with the acquisition of Vaporin Florida, Mr. Honig and entities he controls were issued 33,333 shares of Series C Preferred Stock.
In connection with the acquisition of Vaporin Florida, Vaporin also issued 33,333 shares of Series C Preferred Stock to Melechdavid, Inc., an entity controlled by Mr. Mark Groussman, a 5% beneficial owner of Vaporin common stock. In addition, in August 2013, Vaporin issued Mr. Groussman, through Melechdavid, Inc., secured convertible promissory notes for a total amount of  $125,000.
In September 2014, Messrs. Honig and Groussman entered into agreements with Vaporin to amend the conversion price of the 10% convertible notes held by them from $10.00 per share to $7.50 per share. Mr. Honig converted the full amount owed him under his note, consisting of  $75,000 of original principal and $7,500 in accrued interest, into 11,000 shares of Vaporin common stock. Mr. Groussman, through Melechdavid, Inc., converted the full amount owed him under his note, consisting of  $125,000 of original principal and $12,500 in accrued interest, into 18,334 shares of Vaporin common stock.

Michael Brauser, a 5% stockholder and the father of Gregory Brauser, Vaporin’s Chief Operating Officer, was an original investor in and manager of Vaporin Florida. Mr. Michael Brauser lent approximately $636,000 to Vaporin Florida and was issued a convertible note. Mr. Michael Brauser converted $350,000 and was issued Series A Preferred Stock of Vaporin Florida. In connection with the Vaporin Florida acquisition, Mr. Michael Brauser was issued 33,334 shares of Series C Preferred Stock in exchange for the cancellation of the Vaporin Florida Series A and the outstanding portion of the note.
In December 2014, Messrs. Honig and Michael Brauser agreed to loan $1,000,000 each to Emagine, of which Vaporin and Vapor each presently own 50% and Vaporin is the manager. Upon funding, Messrs. Honig and Michael Brauser each will receive a note that matures on March 31, 2016, bears interest at 12% per annum, and will be secured by a first lien on the assets of Emagine. As of the date of this joint proxy statement-prospectus, no funds had been advanced under these loan commitments.
Consulting Agreements
In April 2014, Vaporin entered into a consulting agreement with Recruitme, LLC, an entity owned by the brother-in-law of Mr. Honig. Pursuant to the consulting agreement, Vaporin issued 100,000 shares of common stock. Recruitme, LLC is also entitled to 5% of the gross revenues generated by sales to customers introduced to Vaporin by Recruitme, LLC.
In May 2014, Vaporin entered into a consulting agreement with Marlin Capital Investments, LLC, an entity jointly controlled by Messrs. Honig and Michael Brauser. Pursuant to the consulting agreement, Vaporin issued Marlin Capital Investments, LLC 400,000 RSUs vesting quarterly over two years in equal increments.
Supply Agreements
Vaporin previously purchased products from Direct Source China, LLC (“Direct Source”), an entity controlled by Gregory Brauser. Direct Source purchased the products directly from the manufacturers in China and allowed Vaporin to develop direct relations with manufacturers in China. Vaporin paid Direct Source an 8% administrative premium. Vaporin paid Direct Source net of all credits approximately $509,000 for products under this arrangement. As of September 30, 2014, Direct Source is no longer a material supplier Vaporin sources its hardware from multiple non-affiliated manufacturers located in China without paying any fees to Direct Source.
Vaporin Board Considerations
The Vaporin Board of Directors was aware of all of the above different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.
Ownership Interests of Directors and Executive Officers
The following table sets forth the number of shares of Vaporin voting stock beneficially owned as of December 24, 2014, and the number of shares of Vapor voting stock that will be beneficially owned post-merger (assuming an exchange ratio of 2.07), by (i) those persons known by Vaporin to be beneficial owners of more than 5% of Vaporin’s voting stock, (ii) each Vaporin, (iii) each of our executive officers, and (iv) all executive officers and directors as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o Vaporin, 4400 Biscayne Boulevard, Miami, Florida 33137.

	Common Stock Beneficially Owned(1)
	Pre-Merger		Post-Merger
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class	Number of Shares of Common Stock	Percentage of Class
Scott Frohman(2)	101,000	1.5%	623,350	2.0%
Steven Cantrell(3)	571,428	8.7%	1,183,388	3.9%
Gregory Brauser(4)	332,420	4.9%	1,083,967	3.6%
James Martin(5)	100,000	1.5%	207,093	*
David Rector(6)	60,000	*	124,256	*
Michael Brauser(7)	493,831	9.99%	2,202,450	7.2%
Mark Groussman(8)	493,831	9.99%	1,056,162	3.5%
Barry Honig(9)	493,831	9.99%	1,841,747	6.0%
All executive officers and directors as a group (4 persons)	1,095,848	16.6%	3,097,798	9.9%

(1)
For purposes of this table, a person is considered to beneficially own shares of common stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of December 24, 2014. Unless otherwise indicated in the footnotes to this table, Vaporin believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

Applicable percentages for Vaporin shares are based on 4,943,252 shares of common stock outstanding and 1,650,000 shares of common stock underlying outstanding preferred stock as of December 24, 2014. Applicable percentages for Vapor shares post-merger are based on 30,112,535 shares of common stock outstanding upon completion of the merger and do not involve any additional shares of Vapor common stock being outstanding. The number of shares of Vapor common stock owned post-merger and the percentages assume no additional Vapor equity is issued. Because Vapor must complete a $3.5 million equity financing which will close immediately following the merger, the number of post-merger shares outstanding will increase and the percentage beneficially owned by the stockholders in the table will decrease.
(2)
Vaporin’s Chief Executive Officer and member of Vaporin’s board of directors. Post-Merger beneficial ownership includes an additional 414,186 shares of common stock issuable upon accelerated vesting of RSUs in connection with the merger.

(3)
Member of Vaporin’s board of directors. Shares held jointly with spouse

(4)
Vaporin’s Chief Operating Officer and director designee. Post-merger beneficial ownership includes an additional 414,186 shares of common stock issuable upon accelerated vesting of RSUs in connection with the merger.

(5)
Vaporin’s Chief Financial Officer.

(6)
Vaporin’s former Chief Executive Officer and former director. Address is 1640 Terrace Way, Walnut Creek, California 94597.

(7)
Pre-merger ownership includes 30,000 shares held by Grander Holdings 401K Inc., of which the reporting person is the trustee. Does not include all of the shares of common stock issuable upon the conversion of preferred stock pre-merger as a result of a 9.99% blocker.

Post-Merger beneficial ownership includes an additional 414,186 shares of common stock issuable to an entity controlled by Mr. Brauser upon accelerated vesting of RSUs in connection with the merger.

(8)
Pre-merger ownership includes (i) 168,334 shares of common stock and (ii) 25,000 warrants held by Melechdavid, Inc. over which the reporting person has voting and dispositive power over the securities reported. Does not include all of the shares of common stock issuable upon the conversion of preferred stock pre-merger as a result of a 9.99% blocker. Address is 100 South Pointe Drive, #1405, Miami Beach, Florida 33418.

(9)
Pre-merger ownership includes (i) 44,750 shares of common stock held individually by Mr. Barry Honig and (ii) 77,923 shares of common stock held by entities of which the reporting person is the trustee. Does not include all of the shares of common stock issuable upon the conversion of preferred stock pre-merger as a result of a 9.99% blocker.

Post-merger beneficial ownership includes an additional 414,186 shares of common stock issuable to an entity controlled by Mr. Honig upon accelerated vesting of RSUs in connection with the merger. Address is 555 South Federal Highway, Suite 450, Boca Raton, Florida 33432.
Golden Parachute Compensation Payable to Vapor Named Executive Officers
None of Vapor’s executive officers will receive any type of golden parachute compensation that is based on or otherwise relates to the merger.
Opinion of Vaporin’s Financial Advisor
Vaporin Inc. requested the opinion of Dawson James as to the fairness, from a financial point of view, to Vaporin’s stockholders, of the consideration to be received in a proposed merger transaction between Vapor Corp., a Delaware corporation and Vaporin, a Delaware corporation, (collectively, “the Parties”). Pursuant to a binding Term Sheet dated November 6, 2014 (the “Term Sheet”) between Vaporin and Vapor, the merger agreement will provide for the acquisition of Vaporin by Vapor through a statutory merger (the “Transaction”) with Vapor being the surviving corporation upon consummation of the merger. By signing the Term Sheet, the Parties have agreed to negotiate in good faith and to execute a Definitive Agreement as soon as possible, but in any event prior to December 21, 2014, and to otherwise use best efforts to consummate the transactions contemplated by the Term Sheet on an expedited basis. Dawson James issued its opinion as to fairness on December 12, 2014. The Opinion and a summary of our analysis supporting the Opinion are set forth below. For ease of discussion, the Transaction can briefly be summarized as follows:
(i)
The Parties have agreed to negotiate in good faith and to execute a definitive agreement as soon as possible, but in any event prior to December 21, 2014, and to otherwise use best efforts to consummate the transactions contemplated by the Term Sheet on an expedited basis.

(ii)
As consideration for the merger, the Term Sheet provides that the stockholders of Vaporin would be entitled to receive the number of shares of the Registrant’s common stock such that the former Vaporin stockholders would collectively own 45.0% of the issued and outstanding shares of common stock of the combined company following consummation of the merger, subject to any adjustments to the exchange ratio which would be necessary to permit the respective financial advisers of both the Registrant and Vaporin to make the determination that the merger consideration is fair from a financial perspective.

(iii)
The Term Sheet provides that the shares of the Registrant’s common stock to be issued in upon consummation of the proposed merger will be registered on a Form S- 4 registration statement (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.

In arriving at our opinion, we have (i) reviewed the Term Sheet dated November 6, 2014; (ii) reviewed certain publicly available business and financial information concerning Vaporin and Vapor, and the industry in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of Vaporin and Vapor with publicly available information concerning certain other companies we deemed relevant and (v) reviewed certain internal financial analyses and forecasts prepared by the management of Vaporin relating to its business; (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion; (vii) assumed that all representations and warranties set forth in the Term Sheet and all ancillary agreements and documents are true and correct; (viii) assumed that each party to the Term Sheet did or will comply with its obligations under the Term Sheet; (ix) assumed that the Transaction contemplated by the Term Sheet does not violate (and did not cause, and will not cause, Vaporin to violate) any provisions of the Securities Act of 1933, Securities Exchange Act of 1934 or the Investment Company Act of 1940; and (x) conducted a physical site visits of both Vaporin and Vapor headquarters in Florida.
In addition, we have held discussions with members of the management of Vaporin and Vapor with respect to certain aspects of the Transaction, and the past and current business operations of Vaporin, the financial condition and future prospects and operations of Vaporin, the effects of the Transaction on the financial condition and future prospects of Vaporin, and certain other matters we believed necessary or appropriate to our inquiry; and we had discussions with counsel to Vaporin and Vapor with respect to legal matters related to the Transaction.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Vaporin and its subsidiaries, or otherwise reviewed by or for us. We have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, other than as stated in public SEC filings, nor have we evaluated the solvency of Vaporin or Vapor under any state or federal laws relating to bankruptcy, insolvency or similar matters.
In relying on financial analyses and forecasts prepared and provided to us by Vaporin and its subsidiaries or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of Vaporin and its subsidiaries as to the expected future results of operations and financial conditions of Vaporin, as applicable. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed the Transactions contemplated by the Term Sheet will be consummated as described in the Term Sheet, and that the Definitive Agreement will not differ in any material respects from the Term Sheet. We have also assumed that the representations and warranties made by Vaporin and Vapor in the Term Sheet and the related documents and agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Vaporin with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction are current or will be obtained without any adverse effect on Vaporin or Vapor on the contemplated benefits of the Transaction, in each case material to our analysis.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to Vaporin of the Transaction Consideration, and we express no opinion as to the fairness of the Vaporin merger to, or any consideration to be received by, the holders of any other class of securities, creditors or other constituencies of Vaporin or Vapor, or any of its subsidiaries, the holders of any class of securities, creditors or other constituencies of Vapor or as to the underlying decision by the Parties to engage in the Transaction. Furthermore, we express no opinion with respect to the amount, nature, or propriety of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons, whether in connection with the Transaction or otherwise, nor do we express any opinion with respect to the fairness of any such compensation. We express no opinion herein as to the price at which Vaporin’s Common Stock, Vapor’s Common Stock or any surviving corporation’s Common Stock will trade at any future time.
We note that, in connection with performing our services to Vaporin, we were not authorized to and did not solicit any expressions of interest from any other parties with respect to any other merger, sale, disposition, acquisition, or other business combination involving all or any part of Vaporin.
We have not acted as a financial advisor to Vaporin, Vapor or any other party to the Transaction; and we will not be receiving any fees for any services related to the proposed Transaction except for the fees for providing this Opinion. Our fee is neither contingent nor formula-based, and we will not receive any other significant payment or compensation contingent upon the successful completion of the Transaction, nor is our compensation contingent upon the outcome of the Opinion or Dawson James acting in some other capacity. Vaporin has agreed to indemnify us for any liabilities arising out of our engagement to provide this fairness opinion. During the two years preceding the date of this letter, neither we nor our affiliates have had any commercial or investment banking relationships with Vaporin or Vapor or any other party to the Transaction.
Notwithstanding the aforementioned, from time to time, we and/or our affiliates may perform various investment banking and financial services for Vaporin, or Vapor and their affiliates in the future, and we would expect to receive customary fees for such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Vaporin or Vapor for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
On the basis of and subject to the foregoing, we stated our opinion as of the date of the Opinion that the Transaction Consideration to be received by Vaporin stockholders in the proposed Transaction is fair, from a financial point of view.
The issuance of the Opinion Letter was approved by a Fairness Opinion Committee of Dawson James Securities Inc. This Letter was provided to the Board of Directors of Vaporin in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation or advice to any shareholder of Vaporin with respect to the Transaction or any other matter.
Dawson James’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Dawson James as of, the date of its opinion. Subsequent developments may affect Dawson James’ opinion and that Dawson James does not have any obligation to update, revise, or reaffirm its opinion.
The terms set forth in the Term Sheet, including the consideration payable to Vaporin for the proposed merger, were determined through negotiation between Vaporin and Vapor. The decision to enter into the Term Sheet was solely that of the Vaporin and Vapor Boards of Directors. Dawson James’ opinion and financial analyses was only one of the many factors considered by Vaporin in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Vaporin Board of Directors or management with respect to the proposed merger or the Transaction Consideration.
In accordance with customary investment banking practice, Dawson James employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses used by Dawson James in connection with providing its opinion and does not purport to be a complete description of the analyses or data presented by Dawson James. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Dawson James believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by Dawson James.
In arriving at its fairness determination, Dawson James considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Dawson James arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. Dawson James’ analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Dawson James’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2014, and is not necessarily indicative of current market conditions.
On December 15, 2014, Dawson James presented its oral opinion to Vaporin’s Board of Directors (which was confirmed in writing by delivery of Dawson James’s written opinion dated as of December 12, 2014), of the fairness, from a financial point of view, to Vaporin of the consideration to be issued by Vapor in the merger pursuant to the merger agreement. The summary of the opinion in the joint proxy statement-prospectus is qualified in its entirety by reference to the summary of the written opinion, which is included as Appendix B to the joint proxy statement-prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Dawson James in preparing its opinion. In the section of the joint proxy statement-prospectus regarding Dawson James’s analyses or opinion, references to the “Transaction” relate solely to the consideration to be received by Vaporin shareholders in the merger.
The opinion was addressed to the Board of Directors of Vaporin for the use and benefit of the members of the Board (in their capacities as such) and, with the consent of the Board, the members of the Vapor Board of Directors (in their capacities as such) in connection, as applicable, the Board’s evaluation of the merger. Neither the opinion nor the summary of the opinion and related analyses set forth in the joint proxy statement-prospectus is intended to and they do not constitute advice or a recommendation to any of the shareholders of Vaporin or any other security holders as to how such holder should vote or act with respect to any matter relating to the merger or otherwise. Dawson James’s opinion should not be construed as creating any fiduciary duty on Dawson James’s part to Vaporin, any other party to the merger agreement, any security holder of Vaporin or such other party, any creditor of Vaporin or such other party, or any other person. Dawson James’s opinion was just one of the several factors the Vaporin Board of Directors took into account in making its determination to recommend that Vaporin approve the merger.
In connection with preparing its opinion, Dawson James performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Dawson James in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The implied multiple ranges and implied value reference ranges indicated by Dawson James’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Dawson James’s analyses are inherently subject to substantial uncertainty.
The following summary of the material financial analyses performed by Dawson James in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Dawson James performed.
For purposes of its analyses, Dawson James reviewed a number of financial metrics, including the following:
•
Earnings Per Share — generally the amount fully burdened net income divided by outstanding common shares

•
EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•
Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

•
Ratio of either Price or Enterprise Value to Trailing Twelve Month Revenue — generally the ratio of either market value of the public shares or Enterprise Value to total Revenue (or Sales).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of December 8, 2014, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of future financial performance of Vaporin were based on projections supplied by Vaporin management, (4) estimates of future financial performance of Vapor were based on the Vapor Projections, and (5) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Based on the assumption that the Closing Financing pricing formula set forth in the Term Sheet, the discounted volume-weighted average closing price (VWAP) of Vapor common stock of  $1.44 for the 5-day trading period after the announcement of Vapor’s preliminary third quarter results (November 10, 2014 to November 14, 2014), Dawson James calculated an implied value of the merger consideration to Vaporin of $19,470,795.
Projected Value Based Upon Forecasted Earnings Per Share
Vaporin management’s financial forecast model contemplates opening 55 retail stores in 2015. As there are no earnings metrics within the universe of companies near to Vaporin’s size or stage, we used the industry average price to earnings ratio for the well-established players. This yields a 2015 price of  $9.02 per share. The limitation in this model is that the probability of achieving the revenue and earnings forecast is less than 100% the number of stores opening on a roll-out basis will be governed to a large degree by the ability of Vaporin to secure $10MM in funding at the beginning of 2015. We reviewed various revenue scenarios and determined a “most likely” scenario, to which we imputed a 50% discount to the price target as a result. This then reduced the stand-alone Vaporin forecasted $9.02 per share to $4.51 per share. Applying an industry P/E multiple of 22X resulted in an implied value of  $21,454,070.
Discounted Cash Flow Analysis
Dawson James performed a stand-alone discounted cash flow analyses of Vaporin using the Vaporin management financial forecast. In performing these analyses, Dawson James applied discount rates ranging from 10.00% to 20.00% and perpetuity growth rates of 2 – 5%. However, without any relevant company to date demonstrating a positive earnings history or positive EBITDA, it is uncertain whether the assumptions and discount rates tested in our model are appropriate. We also re-emphasize the probability risk of achieving the 2015 forecast as well as the out-year forecasts, which are highly dependent upon successful achievement of the 2015 forecast. Therefore, we concluded that a discounted cash flow model in this instance may yield value ranges which are skewed and possibly misinformative. With regard to EBITDA, we draw the same conclusion as it relates to the peer group universe. Therefore, we chose not to include discounted cash flow as a methodology to determine the implied valuation.
Selected Companies Analysis
Dawson James reviewed and compared certain financial information and public market multiples for to determine a matrix of public market multiples. Dawson James performed a selected public market multiples financial analysis against Vapor and Vaporin, using certain trading multiples, market metrics and other measures, in each case, Dawson James has selected based on its judgment. Dawson James analyzed relevant comparables as to products, distribution channels and financial performance. Dawson James reviewed publicly available information for the following public companies and calculated several relevant metrics. With regard to developing this comparative analysis, the e-cigarette/vaporizer public company universe presented industry unique challenges including but not limited to, relatively early stage (lack of maturity) of the size-relevant public companies which resulted in extreme or non-existent multiples, lack of equity analyst coverage and published revenue and earnings estimates, very limited historical data as a result of most companies being formed or merged into only in the last 2 – 3 years. The companies with historic financial data are the large conglomerate Tobacco companies whose multi-billion revenue base generally discounts their relevance in this analysis. The following are public companies which Dawson James included in this analysis:
E-Cigarette:
•
American Heritage International

•
Electronic Cigarettes International Group, Ltd.

•
Gilla, Inc.

•
Icon Vapor, Inc.

•
mCig, Inc. (E-cig only, no vaporizers)

•
Ramoil Management, Ltd.

•
Vapor Group, Inc.

•
Vapor Hub International, Inc.

Tobacco with E-Cigarette Division:
•
Altria Group, Inc.

•
Lorillard, Inc.

•
Phillip Morris International, Inc.

•
Reynolds American Inc.

•
Vector Group Ltd.

With regard to Vaporin’s near peer group, the e-cigarette companies did not demonstrate any consistency of market metrics. The only metric for which data existed for a majority of the group was Trailing Enterprise Value to Trailing Twelve Months Revenue. This data is clearly skewed by the extreme delta between the high and the low in the E-Cigarette public company universe. Therefore, Dawson James reviewed the same metric among tobacco companies with e-cigarette divisions.
•
2014: FIN Branding Group/Electronic Cigarettes

•
2014: Green Smoke, Inc./NuMark

•
2014: International Vapor Group/Vapor Corp.

•
2012: Blu Cigs/Lorillard

	High	Low	Median
TEV/TTM Rev (E-Cig Companies)	477.1X	0.6X	18.2X
TEV/TTM Rev (Tobacco cos with E-Cig divisions)	6.4X	2.7X	5.0X
By this measure, Vaporin at 6.1X is on the higher end of the range, in part due to less than a full year of e-cig/vaporizer related revenue. Using Vaporin’s 2014 revenue forecast as a proxy for trailing twelve month revenue, and applying the median TEV/TTM Rev multiple from the tobacco company universe, Dawson James calculated an implied Vaporin value of  $16.57 million.
Selected Transactions Analysis
Dawson James analyzed certain information relating to the following selected transactions in the e-cigarette and vaporizer industry. Many companies similar to Vaporin are private, and although there have been a number of transactions, there is little or no public information on the particular financial circumstances or total financial consideration involved. Vaporin’s historical EV/Rev is 8X, which falls at the very high end of the range exemplified by this analysis. Here again, we believe this metric is distorted by the very low and very short history of revenue. The incompleteness of the dataset also challenges drawing any credible conclusion. With regard to this universe, we believe that Vapor’s attempted acquisition of International Vapor Group, Lorillard’s acquisition of Blu, the Green Smoke transaction and the most recent acquisition of Green Tree Syndicate represent a valid surrogate approach based on TTM sales.

Ann.	Target	Buyers/Investors
10/29/2014	Green Tree Syndicate, Inc.	Icon Vapor, Inc. (OTCPK:ICNV)
09/03/2014	The Vape Store, Inc.	Vaporin, Inc. (OTCBB:VAPO)
05/15/2014	Intl Vapor Group, Inc.*	Vapor Corp. (NasdaqCM:VPCO)
04/03/2014	Sago Technology, Inc.	Vaporin, Inc. (OTCBB:VAPO)
04/03/2014	American Vaporizer, LLC	Vapor Group, Inc. (OTCPK:VPOR)
03/13/2014	Johnson Creek Enterprises	Republic Tobacco L.P.
02/18/2014	Delite Products, Inc.	DogInn, Inc.; Vapor Hub
02/12/2014	FIN Branding Group, LLC	Electronic Cigarettes
02/03/2014	Green Smoke, Inc.	Nu Mark LLC (Altria)
08/30/2013	American Heritage	Anderson Levine LLC
04/25/2012	Blu Cigs	Lorillard, Inc. (NYSE:LO)
03/30/2011	Ramoil Management, Ltd	3D Vision, Inc.

EV/REV

High	8.8x
Mean	3.8x
Median	3.3x
Min	1.4x

In particular, Dawson James deemed these transactions as most relevant:
•
2014: FIN Branding Group/Electronic Cigarettes

•
2014: Green Smoke, Inc./NuMark

•
2014: International Vapor Group/Vapor Corp.

•
2012: Blu Cigs/Lorillard

The average TTM revenue multiple paid from these three transactions is 2.28X. According to a Focused Stock Trader report dated, March 5, 2014, recent acquisitions in the industry have been at an average EV/Sales multiple of 3.2x. This value comforts closely with average value we determined from our selected transaction model. Based upon this metric and using Vaporin’s 2014 revenue estimate, the implied value of Vaporin would be $7,556,433.
Since none of the target companies or transactions in the selected transactions have characteristics identical to Vaporin, Vapor or the proposed merger, an analysis of selected business transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.
2014 Financial Forecasts and Projections Exchanged
Vapor and Vaporin do not as a matter of course publicly disclose internal management budgets, forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with their respective confirmatory due diligence, Vapor requested, and Vaporin’s management provided Vapor and its financial advisor with, certain non-public financial forecasts and projections prepared by Vaporin’s management, and Vaporin requested, and Vapor’s management provided Vaporin and its financial advisors with, certain non-public financial forecasts and projections prepared by Vapor’s management.

Set forth below is a summary of the material financial forecasts and projections that were provided by each party to the other party and to the parties’ respective the financial advisors:
Summary of Financial Forecasts and Projections Provided by Vaporin and Vapor
for the Year Ending December 31, 2014
(all amounts are approximate)
	Vaporin	Vapor
	(dollars in thousands except per share data)
Net Income Available to Common Stockholders	$(1,713)	$(8,863)
Earnings Per Share	$(0.36)	$(0.54)
Total Assets	$5,300	$7,963
The financial forecasts and projections set forth above represent the projections prepared by Vaporin and delivered to Vapor and prepared by Vapor and delivered to Vaporin prior to the announcement of the merger. The forecasts and projections provided by each party to the other were contained in each party’s budget for 2014, each of which was prepared at approximately year-end 2013 for purposes of internal planning, and these forecasts and projections did not include any infrequent items of income or expense. At the time the financial forecasts and projections were prepared, they represented the best estimates and judgments of the management teams of Vaporin and Vapor, respectively, that prepared the forecasts and projections in good faith. These financial forecasts and projections cannot be considered to necessarily be predictive of actual future operating results, and no assurance can be given regarding future events. The financial forecasts and projections represent Vapor’s and Vaporin’s independent forecasts and projections. The financial forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Vapor and Vaporin special meetings will be held several months after the financial forecasts and projections were prepared, as well as the uncertainties inherent in any financial forecasts and projections, stockholders of Vapor and Vaporin are cautioned not to rely on these financial forecasts and projections as a predictor of future operating results or otherwise.
The estimates and assumptions underlying the financial forecasts and projections of Vaporin and Vapor involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” beginning on page 21 and “Forward-Looking Statements” beginning on page 28, all of which are difficult to predict and many of which are beyond the control of Vaporin and Vapor and will be beyond the control of the combined company after the merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts and projections prepared by Vaporin and Vapor represent each company’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts and projections, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts and projections. The inclusion of these financial forecasts and projections should not be interpreted as an indication that Vaporin or Vapor considers this information as necessarily predictive of actual future results, and this information should not be relied on for that purpose. Vapor and its management did not participate in preparing, and do not express any view on, the Vaporin financial forecasts and projections set forth above, or the assumptions underlying such financial forecasts and projections. Vaporin and its management did not participate in preparing, and do not express any view on, the Vapor financial forecasts and projections set forth above, or the assumptions underlying such financial forecasts and projections.

The prospective financial information of Vaporin and Vapor included in this joint proxy statement-prospectus has been prepared by, and is the responsibility of, the management teams of Vaporin and Vapor, respectively. Neither Vaporin’s or Vapor’s auditors, nor any other independent registered public accounting firm, nor Vaporin’s or Vapor’s financial advisors have examined, compiled or performed any procedures with respect to these forecasts or projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability.
Neither Vapor nor Vaporin intends to disclose publicly any update or other revision to these forecasts or projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.
Resale Considerations Regarding Vapor Common Stock
The shares of Vapor common stock that will be issued if the merger is consummated will have been registered under the Securities Act of 1933, as amended. These registered shares will be freely transferable, other than shares of Vapor common stock held by Vaporin stockholders who become affiliates of Vapor.
Accounting Treatment of the Merger
Vapor will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of Vaporin will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to other identifiable intangible assets. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually.
Financial statements and reported results of operations of Vapor issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Vaporin.
Material Federal Income Tax Consequences of the Merger
The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Vaporin common stock that exchange their shares of Vaporin common stock for shares of Vapor common stock in the merger.
The discussion set forth herein is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. You should consult with your own tax advisor as to the state, local or foreign tax consequences of the merger in your particular circumstances.
This discussion is addressed only to those Vaporin stockholders who hold their shares of Vaporin common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
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a financial institution;

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a tax-exempt organization;

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an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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an insurance company;

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a mutual fund;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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subject to the alternative minimum tax provisions of the Code;

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a holder of Vaporin common stock that received Vaporin common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

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a person that is not a U.S. holder (as defined below);

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a person that has a functional currency other than the U.S. dollar;

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a holder of Vaporin common stock that holds Vaporin common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction; or

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subject to tax under Code sections 877 or 877A as a U.S. expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our knowledge or control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Vaporin common stock that is for U.S. federal income tax purposes (i) an individual citizen or tax resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Vaporin common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Vaporin common stock should consult their own tax advisors.
Tax Consequences of the Merger
The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, subject to the limitations set forth above, upon exchanging your Vaporin common stock for Vapor common stock, you will not recognize gain (except to the extent of any cash which you may receive) or loss pursuant to Section 354(a) of the Code. The aggregate tax basis in the shares of Vapor common stock that you receive in the merger will, pursuant to Section 358(a), equal your aggregate adjusted tax basis in the Vaporin common stock you surrender reduced by the amount of any cash you receive but increased by any gain you may have recognized. Your holding period for the shares of Vapor common stock that you receive in the merger will, pursuant to Section 1223(1), include your holding period for the shares of Vaporin common stock that you surrender in the exchange. If you acquired different blocks of Vaporin common shares at different times or at different prices, the Vapor common stock you receive will, pursuant to Treasury Regulation Section 1.358-2, be allocated pro rata to each block of Vaporin common stock, and the basis and holding period of each block of Vapor common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Vaporin common stock exchanged for such block of Vapor common stock. Gunster, Yoakley & Stewart, P.A., counsel to Vapor, and Nason, Yeager, Gerson, White & Lioce, P.A., counsel to Vaporin, have issued opinions as to the qualification as a tax-free reorganization to stockholders of Vapor and Vaporin described in the section of this joint proxy statement-prospectus captioned “Material Federal Income Tax Consequences of the Merger,” as a tax-free reorganization.

Appraisal Rights
Stockholders of a Delaware corporation have the rights, in limited circumstances to appraisal rights under the DGCL in connection with a merger or reorganization. Under the DGCL, holders of the Vaporin’s common stock who follow the procedures set forth in Section 262 of the DGCL, attached as Appendix D (“Section 262”), other than stockholders who vote in favor of the merger or who return proxy cards that do not specify how their shares should be voted, will be entitled to have their shares of the Vaporin common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares, exclusive of any element of value arising from the consummation of the merger, together with a fair rate of interest, if any, as determined by such court. Vapor stockholders are not entitled to appraisal rights in connection with the merger.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety to the full text of Section 262. All references to Section 262 and in this summary to a “stockholder” are to record holders of Vaporin common stock as to which appraisal rights are asserted. If you have a beneficial interest in Vaporin common stock held of record in the name of another person, such as a nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.
Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights, pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder in lieu of the consideration such stockholder would otherwise receive in the transaction. Under the DGCL, such appraisal rights are not available to (1) stockholders with respect to a merger conducted under Section 251(g) of the DGCL where a parent merges into a wholly owned direct or indirect subsidiary and no stockholder vote is required; or (2) stockholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation, shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares, or any combination of the foregoing. In the proposed merger, only Vaporin stockholders are entitled to seek appraisal rights.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This joint proxy statement-prospectus constitutes Vaporin’s notice to its stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262.
If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D to this joint proxy statement-prospectus. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Vaporin common stock, you must deliver to Vaporin a written demand for appraisal of your shares of Vaporin common stock before the vote is taken to approve the proposal to approve the merger agreement, which must reasonably inform Vaporin of the identity of the holder of record of Vaporin common stock who intends to demand appraisal of his, her or its shares of common stock; and you must not vote or submit a proxy in favor of the proposal to approve the merger agreement.
If you fail to comply with either of these conditions and the merger is completed, you will have no appraisal rights with respect to your shares of Vaporin common stock. A holder of shares of Vaporin common stock wishing to exercise appraisal rights must hold of record the shares of Vaporin common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are exchanged prior to the effective time. Voting against or failing to vote for the proposal to approve the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of approval of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

Therefore, a Vaporin stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to approve the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve the merger agreement.
All demands for appraisal should be addressed to Vaporin, Inc., 4400 Biscayne Blvd., Miami, Florida 33137; Attention: Corporate Secretary, and must be delivered before the vote is taken to approve the proposal to approve the merger agreement at the Vaporin special meeting, and should be executed by, or on behalf of, the record holder of the shares of Vaporin common stock. The demand must reasonably inform Vaporin of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Vaporin common stock.
To be effective, a demand for appraisal by a stockholder of Vaporin common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Vaporin common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of Vaporin common stock. If you hold your shares of Vaporin common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
If shares of Vaporin common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Vaporin common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Vaporin common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Vaporin common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Vaporin common stock as to which appraisal is sought. Where no number of shares of Vaporin common stock is expressly mentioned, the demand will be presumed to cover all shares of Vaporin common stock held in the name of the record owner.
Within 10 days after the effective time, the surviving corporation in the merger must give written notice that the reorganization has become effective to each of Vaporin’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to approve the merger agreement. At any time within 60 days after the effective time, any Vaporin stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept Vapor Corp. common stock as specified by the merger agreement for that stockholder’s shares of Vaporin common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the reorganization agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any Vaporin stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the reorganization agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the reorganization agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Vaporin common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation for such statement.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Vaporin stockholders who have demanded an appraisal of their shares of Vaporin common stock and with whom agreements as to the value of their shares of Vaporin common stock have not been reached. After notice to Vaporin stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any Vaporin stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the Vaporin stockholders entitled to appraisal of their shares of Vaporin common stock, the Delaware Court of Chancery will appraise the shares of Vaporin common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Vaporin common stock. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any Vaporin stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of Vaporin common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Vaporin common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the consideration described in the merger agreement (without interest) for his, her or its shares of Vaporin common stock pursuant to the merger agreement.
In view of the complexity of Section 262 of the DGCL, Vaporin stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
General Description
The merger agreement provides for the merger of Vaporin with and into Vapor, with Vapor as the surviving entity. A closing under the merger agreement is to occur as soon as practicable (and in any event, within three business days) after the satisfaction or waiver of all conditions to closing. The merger agreement also provides that Vapor and Vaporin may agree on a different closing date. The merger will become effective at the time specified in a certificate of merger which Vapor and Vaporin will prepare and which Vapor will file with the Delaware Secretary of State.
Consideration
At the effective time of the merger, all issued and outstanding shares of Vaporin common will be converted into, and become the right to receive the number of shares of Vapor common stock such that the former Vaporin stockholders will collectively hold 45% of the issued and outstanding shares of Vapor common stock following consummation of the merger. Because the number of shares of Vapor common stock to be issued to Vaporin stockholders in the merger is based on the number of shares of Vapor common stock issued and outstanding immediately prior to the effective time of the merger, the exact number of shares of Vapor common stock that Vaporin stockholders will receive in the merger cannot be precisely determined until the closing date of the merger. However, assuming the number of shares of Vapor common stock issued and outstanding as of the date of the joint proxy statement-prospectus remains unchanged on the closing date, Vaporin stockholders would collectively receive approximately 13,550,624 shares of Vapor common stock upon consummation of the merger. No fractional shares of Vapor common stock will be issued. In lieu of fractional shares of Vapor common stock, each holder of Vaporin common stock who would be entitled to a fractional interest will instead receive one full share of Vapor common stock.
Assumption of Vaporin Stock Options, Warrants and RSUs
The merger agreement provides that the issued and outstanding stock options, warrants and RSUs of Vaporin, whether or not then vested or exercisable, will be assumed by Vapor, and such securities will be adjusted in accordance with the exchange ratio (estimated to be approximately 2.07), upon the closing of the merger.
Certificate of Incorporation and Bylaws
The Vapor Certificate of Incorporation and the Vapor Bylaws as in effect immediately prior to the completion of the merger will be the certificate of incorporation and bylaws of the surviving corporation.
Board of Directors
Pursuant to the terms of the merger agreement, Vapor is required to take all action to cause the Vapor Board immediately following the consummation of the merger to be comprised of  (x) three directors chosen by the Vapor Board of Directors (at least two of whom shall be independent for purposes of the Nasdaq listing rules) and (y) two directors chosen by the Vaporin Board or Directors (at least one of whom shall be independent for purposes of the Nasdaq listing rules), each to serve for a term expiring on the earlier of his or her death, resignation, removal or the next annual meeting of stockholders of Vapor and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Vapor Board of Directors. If at any time prior to the effective time of the merger, any such board designee becomes unable or unwilling to serve as a director of Vapor following consummation of the merger, then the party that designated such individual shall designate another individual to serve in such individual’s place.

Exchange of Shares
The exchange of Vaporin common stock for Vapor common stock will occur after consummation of the merger. As soon as practicable after the effective time of the merger, Island Capital Management, LLC will mail a letter of transmittal to each holder of Vaporin common stock at the effective time of the merger. This mailing will contain instructions on how to surrender Vaporin common stock represented in certificated or book-entry form in exchange for shares of Vapor common stock to be received by holders of Vaporin common stock in the merger pursuant to the terms of the merger agreement.
Notwithstanding the time of surrender of Vaporin common stock, each holder of Vaporin common stock at the effective time of the merger will be deemed a stockholder of Vapor for all purposes from the effective time of the merger, except that Vapor will withhold the payment of dividends to such holder until such holder effects the exchange of Vaporin common stock represented in certificated or book-entry form for Vapor common stock. Such holder of Vaporin common stock will receive any withheld dividends, without interest, upon effecting the share exchange.
If a certificate for Vaporin capital stock has been lost, stolen or destroyed, Island Capital Management, LLC will issue shares of Vapor common stock under the merger agreement upon receipt of an affidavit of that fact by the claimant and indemnity agreement and the posting of a bond in such amount as Vapor determines is reasonably required as indemnity. Each holder of Vaporin common stock at the effective time of the merger will be deemed a stockholder of Vapor for all purposes from the effective time of the merger, except that Vapor will withhold the payment of dividends to such holder until the exchange of certificates for Vapor common stock has occurred. Such holder of Vaporin capital stock will receive any withheld dividends, without interest, upon the occurrence of the exchange of certificates for Vapor common stock.
Representations and Warranties
The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Vapor and Vaporin, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Vapor and Vaporin rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Vapor, Vaporin or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Vapor or Vaporin. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement-prospectus and in the documents incorporated by reference into this proxy statement-prospectus. See “Information Incorporated by Reference” on page 112.
The merger agreement contains customary representations and warranties of Vapor and Vaporin relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.
Each of Vapor and Vaporin has made representations and warranties regarding, among other things:
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organization; standing and power; charter documents; minutes; subsidiaries;

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capital structure;

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authority, non-contravention, governmental consents;

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the accuracy of financial information and of information contained in filings with the SEC;

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Internal controls and Sarbanes-Oxley Act compliance;

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fees payable to financial advisors;

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the absence of changes or events since December 31, 2013 that may have a material adverse effect on the corporation making the representation and warranty;

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pending or threatened legal proceedings and the absence of material litigation;

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taxes and tax returns;

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the vote required for each of Vapor’s and Vaporin’s stockholder meetings;

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compliance with applicable laws;

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environmental matters;

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the filing of required SEC documents and other material reports with governmental agencies and the adequacy and maintenance of internal and disclosure controls;

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the enforceability and status of certain material contracts;

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the absence of unlawful payments to third parties;

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compliance with anti-money laundering laws and anti-terrorism laws; and

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that either party did not make any untrue statement of a material fact or failure to disclose a material fact to the other party.

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properties and insurance;

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intellectual property matters;

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employee benefit plans and compliance with employee benefit laws and regulations;

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excess parachute payments;

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the taking of actions to exempt the merger from anti-takeover provisions in state law and the certificate of incorporation; and

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the absence of any circumstance that would prevent the merger from being classified as a tax-free reorganization.

Certain representations and warranties of Vapor and Vaporin are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Vapor or Vaporin, means any effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement on a timely basis; provided, however, that “material adverse effect” will not be deemed to include the impact of:
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changes generally affecting the economy, financial or securities markets;

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the announcement of the transactions contemplated by the merger agreement;

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any outbreak or escalation of war or any act of terrorism; or

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general conditions in the industry in which the parties and their respective subsidiaries operate.

Covenants and Agreements
Each of Vapor and Vaporin has undertaken customary covenants that place restrictions on it and its subsidiaries until the completion of the merger. Each of Vapor and Vaporin has agreed to carry on its business in the ordinary course consistent with past practice and cause their respective significant subsidiaries to do the same. Each of Vapor and Vaporin will use commercially reasonable efforts to preserve intact its business organization and that of its significant subsidiaries, as well as maintain its rights, franchises and existing relations with customers, suppliers and employees.

In addition to the general covenants above, the parties further agreed that, except as otherwise approved by the other party in writing, such party will not:
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change any provision of its certificate of incorporation, bylaws or similar governing documents;

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except as may be required to maintain the listing of Vapor’s common stock on Nasdaq, change the number of shares of its authorized or issued capital stock (other than in connection with the exercise of stock options, warrants grants of restricted stock or other equity awards or upon the conversion of convertible debt outstanding as of the date of the merger agreement);

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issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of such party or any subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock (other than in connection with the exercise of stock options, warrants grants of restricted stock or other equity awards or upon the conversion of convertible debt outstanding as of the date of the merger agreement), or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

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increase compensation payable to directors, officers and employees, other than increases in compensation made in the ordinary course of business consistent with past practices, enter into any new or materially amend any existing employment agreements, or establish or adopt any benefit plans;

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acquire, by merger or acquisition, any business or person or make any loans or advances or capital contributions to or investments in any person in excess of  $25,000;

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transfer, license, sell, lease or otherwise dispose of any assets except in the ordinary course of business;

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repurchase, prepay or incur indebtedness for borrowed money or guarantee such indebtedness of another person;

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enter into or amend or modify in any material respect, or consent to the termination of) and material contract or lease;

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settle any claim, action or proceeding or other liability for money damages in an amount in excess of  $100,000 or involving any material restriction on such party or its subsidiaries;

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make any material change in its accounting methods or practices not required by GAAP or applicable requirements;

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settle or compromise and material tax claim, audit or assessment, change any tax elections or methodologies, or amend any tax return;

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enter into any material agreement, letter of intent or similar agreement with respect to any joint venture or strategic alliance;

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except as permitted in the merger agreement, take any action to exempt any person from the application of Section 16 of the Exchange Act;

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abandon, encumber, exclusively license or otherwise dispose of any intellectual property other than in the ordinary course of business; or

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agree or commit to do any of the foregoing.

The merger agreement also contains covenants by each party to furnish current information to the other party, for each party to duly call and hold a meeting of their respective stockholders to approve the merger agreement and the merger, and to ratify the Bridge Financing, in the case of Vapor.

The merger agreement further contains mutual covenants relating to:
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access to properties and records of the other party to the merger agreement;

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prohibitions on solicitations of other competing offers;

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the preparation and filing of this joint proxy statement-prospectus with the SEC;

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public announcements with respect to the transactions contemplated by the merger agreement;

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the treatment of the merger as a tax-free reorganization; and

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stockholder litigation; and

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the disposition of shares of Vaporin common stock, restricted stock or stock options in connection with the consummation of the merger being exempt under Rule 16b-3 promulgated under the Exchange Act.

Vapor has also agreed that, for a period of six years following the closing date of the merger, it will indemnify, defend and hold harmless each officer and director of Vaporin and its subsidiaries against losses arising from such person’s status as an officer or director of Vaporin or any of its subsidiaries prior to the effective time of the merger. Vapor has also agreed to cover such directors and officers under Vapor’s existing directors’ and officers’ insurance policy or obtain a six-year “tail” policy, in each case with coverages not less advantageous as Vaporin’s existing policy, provided, however, that Vapor will not be required to pay more than 200% of Vaporin’s current premium for such insurance.
Employment and Director Matters
Pursuant to the terms of the merger agreement, Vapor is required to take all action to cause the Vapor Board immediately following the consummation of the merger to be comprised of  (x) three directors chosen by the Vapor Board of Directors (at least two of whom shall be independent for purposes of the Nasdaq listing rules) and (y) two directors chosen by the Vaporin Board or Directors (at least one of whom shall be independent for purposes of the Nasdaq listing rules), each to serve for a term expiring on the earlier of his or her death, resignation, removal or the next annual meeting of stockholders of Vapor and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Vapor Board of Directors. If at any time prior to the effective time of the merger, any such board designee becomes unable or unwilling to serve as a director of Vapor following consummation of the merger, then the party that designated such individual shall designate another individual to serve in such individual’s place.
Vapor has also agreed to provide to Vaporin employees who remain employed immediately after the effective time of the merger with salary and benefits similar to the salary and benefits previously provided to each such employee by Vaporin.
Agreement Not to Solicit Other Offers
Each of the parties has agreed that it and its subsidiaries will not, and it and its subsidiaries will use their best efforts to cause their respective representatives not to:
•
initiate, solicit, or knowingly encourage or facilitate (including by way of providing information) any inquiries or proposals with respect to any “Takeover Proposal” (as defined below); or

•
have any discussions with or provide any confidential or nonpublic information or data to any person relating to an Takeover Proposal, or engage in any negotiations concerning an Takeover Proposal.

However, if a party receives an unsolicited bona fide Acquisition Proposal after the date of the merger agreement, such party may provide nonpublic information to, or engage in negotiations or discussions with, the person making the acquisition proposal if and only to the extent that:
•
approval of the merger agreement by such party’s stockholders has not yet been obtained;

•
the party’s Board of Directors concludes in good faith, after consulting with its financial advisor, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below);

•
the party’s Board of Directors concludes in good faith, after considering the advice of its outside counsel, that failure to take such actions would be inconsistent with its fiduciary duties under applicable law;

•
prior to providing any nonpublic information, the party enters into a confidentiality agreement with the person making the Takeover Proposal on terms no less favorable to such party than those specified in the confidentiality agreement between such party and the other party; and

•
the concurrently provides to the other party any non-public information concerning such or its subsidiaries provided to the party making the Takeover Proposal which was not previously provided to such other party.

Each party’s Board of Directors also has agreed not to (i) withdraw (or modify or qualify in any manner adverse to the other party) or refuse to recommend that the stockholders approve the merger agreement at the stockholders’ meeting; (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Takeover Proposal; or (iii) cause or permit such party or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement permitted under the merger agreement). However, prior to the date of the applicable party’s stockholders’ meeting, such party’s Board of Directors may take the actions specified in the immediately preceding sentence if, after the fifth (5th) business day following the other party’s receipt of a written notice of a Superior Proposal (which shall (i) state that the Board of Directors has determined that such bona fide unsolicited written Takeover Proposal constitutes a Superior Proposal, (ii) specify the materials terms and conditions of, and identity of party making, such Superior Proposal, and (iii) contain a copy of any specific transaction agreements with such party), the Board of Directors has reasonably determined in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties and that such Takeover Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that are committed to in writing by the other party.
In connection with any Takeover Proposal, each party has agreed to:
•
immediately cease and terminate any activities, discussions or negotiations before the date of the merger agreement with any persons other than the other party with respect to any Takeover Proposal;

•
not terminate, waive, amend, release or modify any confidentiality or standstill agreement relating to any Takeover Proposal;

•
use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Takeover Proposal;

•
advise the other party promptly (within 24 hours) following receipt of any Takeover Proposal or any request for non-public information or to engage in negotiations that the party’s directors reasonably believe is reasonably likely to lead to or that contemplates an Acquisition Proposal of the existence of such Takeover Proposal or request, describing the material terms and conditions thereof  (including the identity of the person making such Takeover Proposal or request);

•
keep the other party reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Takeover Proposal or request; and

•
notify the other party promptly at least 48 hours in advance of any board meeting at which any Takeover Proposal is expected to be considered.

As used in the merger agreement, “Takeover Proposal” means other than the transactions contemplated by the merger agreement, a tender or exchange offer to acquire 15% or more of the voting power in such party or any of its subsidiaries, a proposal for a merger, consolidation, or other business combination involving such party or any of its subsidiaries or any other proposal or offer to acquire in any manner 15% or more of the voting power in, or 15% or more of the business or assets of such party or any of its subsidiaries.
As used in the merger agreement, “Superior Proposal” means an unsolicited bona fide written Takeover Proposal that a party’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by the other party in response to such proposal), (1) after receiving the advice of its financial advisor, (2) after taking into account the likelihood of consummation of such transaction on the terms set forth in the Takeover Proposal (as compared to the terms in the merger agreement), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.
Costs and Expenses
In general, each of Vapor and Vaporin will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this joint proxy statement-prospectus will be borne equally by Vapor and Vaporin if the merger is terminated.
Indemnification and Insurance
For a period of six years following the effective time of the merger, Vapor has agreed to indemnify, defend and hold harmless all past and present officers and directors, and any person who becomes prior to the effective time of the merger a director or officer, of Vaporin and its subsidiaries in their capacities as such against all claims, damages, liabilities, losses, costs, charges, expenses, judgments, fines, penalties and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under any applicable law and the articles of incorporation and bylaws of Vaporin (or charter documents of the applicable Vaporin subsidiary) as in effect on the date of the merger agreement.
The merger agreement further provides that Vapor will cause the officers and directors of Vaporin and its subsidiaries to be covered for a period of six years after the effective time of the merger under an extension of Vaporin’s existing directors’ and officers’ liability insurance policy, provided, however, that Vapor is only required to obtain such coverage at an aggregate cost not to exceed 200% of the annual premium currently paid by Vaporin for such coverage.
Conditions to Complete the Merger
The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:
•
approval of the merger agreement by the stockholders of both Vaporin and Vapor and approval of the issuance of Vapor common stock by the stockholders of Vapor;

•
receipt of all necessary consents, approvals and authorizations necessary to consummate the merger from federal and state government authorities;

•
absence of any governmental action, third party suit or other proceeding that would prevent the consummation of the merger or make in inadvisable to proceed with the merger;

•
the Vapor common stock to be issued in the merger being approved for listing on the Nasdaq Stock Market LLC;

•
the registration statement covering the shares of Vapor common stock to be issued in the merger has been declared effective by the SEC; and

•
No suits or proceedings against a party that would have the effect of preventing completion of the merger and no proceedings by a governmental entity seeking to restrain or prohibit the merger.

•
The obligation of Vapor to consummate the merger is also conditioned on, among other things:

•
continued accuracy of the representations and warranties of Vaporin contained in the merger agreement, subject to a material adverse effect standard;

•
performance by Vaporin, in all material respects, of its obligations under the merger agreement;

•
the absence of any material adverse effect with respect to Vaporin;

•
consummation of an equity financing of at least $3.5 million pursuant to the terms of the binding term sheet entered into between Vaporin and Vapor on or about November 6, 2014; and

•
Vapor shall have received financing commitments of up to $25 million subject to certain conditions relating to Vapor.

The obligation of Vaporin to consummate the merger is also conditioned on, among other things:
•
continued accuracy of the representations and warranties of Vapor contained in the merger agreement, subject to a material adverse effect standard; and

•
performance by Vapor, in all material respects, of its obligations under the merger agreement.

Termination
Vapor and Vaporin may terminate the merger agreement by mutual written consent at any time.
Either Vapor or Vaporin may terminate the merger agreement for certain reasons, including the following:
•
the merger has not been completed by the End Date, provided that the failure to close was not the result of such party’s material breach of a representation, warranty, covenant or agreement;

•
the approval of any government entity needed to complete the merger and the other transactions contemplated by the merger agreement has been denied by final non-appealable action by such governmental entity, provided that the failure to receive such approval was not the result of such party’s failure to comply with the merger agreement;

•
Vaporin’s stockholders fail to approve the merger agreement at the meeting of the stockholders (or any adjournment or postponement thereof) or Vapor stockholders fail to approve the issuance of Vapor stock at the meeting of stockholders (or any adjournment or postponement thereof);

•
a party receives a Superior Proposal and enters into an acquisition agreement with respect to the Superior Proposal in compliance with the terms of the merger agreement;

•
a party withdraws, modifies or qualifies (in any adverse manner) its recommendation its recommendation to stockholders in favor of the merger or issuance of the shares in connection with the merger, as applicable, based on advice from counsel that the failure to do so would cause that party’s Board of Directors to breach its fiduciary duties; or

•
a party breaches the merger agreement and such breach is incapable of being cured by the End Date.

Termination Fees and Termination Expenses
In the event that a Takeover Proposal, or an intention to make a Takeover Proposal, to acquire the business or assets of either party or any of its subsidiaries shall have been made directly to such party stockholders or otherwise publicly disclosed or communicated or made known to senior management of such party’s Board of Directors and the merger agreement is thereafter terminated:
•
by the party that received such Takeover Proposal (the “Takeover Party”) as a result of the Takeover Party’s entry into an agreement in respect of a Superior Proposal;

•
by either Vapor or Vaporin because the merger shall not have been consummated on or before the End Date or the Takeover Party’s stockholders failed to approve the merger agreement at the meeting of the stockholders and the Takeover Party subsequently enters into a material agreement in respect of a Takeover Proposal (changing references in the definition of such term from 15% to 50%) within 12 months after the termination of the merger agreement; or

•
by either Vapor or Vaporin because the other party shall have breached any representation, warranty, covenant or agreement contained in the merger agreement and such breach would entitle the other party to terminate the merger agreement;

•
then, the terminating party will be required to pay the non-terminating party’s reasonable out of pocket expenses, and a termination fee of  $0.5 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Background on the Proposed Merger
Vaporin, Inc. Reverse Acquisition
On January 24, 2014, Vaporin entered into a Share Exchange Agreement (the “Exchange Agreement”) with Vaporin Florida, Inc., a Florida corporation (“Vaporin Florida”), and the stockholders and debt holders of Vaporin Florida. Upon closing of the transaction contemplated under the Exchange Agreement (the “Share Exchange”), on January 24, 2014, the holders of Vaporin Florida’s outstanding common stock transferred all of the issued and outstanding common stock of Vaporin Florida to Vaporin in exchange for an aggregate of 35 million shares of Vaporin’s common stock. The Share Exchange was accounted for as a reverse acquisition and re-capitalization. Vaporin Florida was the acquirer for financial reporting purposes and Vaporin was the acquired company. Consequently, the historical financial statements prior to the Share Exchange are those of Vaporin Florida and the consolidated financial statements after completion of the Share Exchange included the assets and liabilities of both Vaporin and Vaporin Florida.
Additional information relating to the Exchange Agreement can be found elsewhere in this joint proxy statement-prospectus. The unaudited historical condensed statement of operations for the year ended December 31, 2013 of Vaporin included in this unaudited pro forma were derived from the historical financial statements of Vaporin Florida.
Vaporin, Inc. Acquisition of The Vape Store, Inc.
Effective August 29, 2014 (the “Closing”), Vaporin, Vaporin Acquisitions, Inc., a Florida corporation and wholly owned subsidiary of Vaporin (the “Merger Sub”), The Vape Store and Steve and Christy Cantrell, holders of all outstanding Vape Store shares (the “Cantrells”) entered into and closed an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Vape Store merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary Vaporin.
Additional information relating to the acquisition of Vape Store can be found elsewhere in this joint proxy statement-prospectus. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 include adjustments to reflect the results of operations of Vape Store as if the acquisition had occurred on January 1, 2013.
Vapor Corp. Proposed Merger with Vaporin, Inc.
As disclosed elsewhere in this joint proxy statement-prospectus, on November 6, 2014, Vapor Corp. entered into a binding term sheet related to a proposed merger with Vaporin, Inc. (the “merger”) and financing transactions with certain other third parties, including $3.5 million in equity financing subject to the closing of the merger and up to an additional $25 million in financing based on the combined entity’s ability to achieve certain financial performance metrics. The unaudited pro forma condensed combined balance sheet gives effect to the proposed merger as if it had occurred on September 30, 2014. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 give effect to the merger as if it occurred on January 1, 2013.
Basis of Presentation
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of Vapor and Vaporin. These unaudited pro forma condensed combined financial statements do not give effect to anticipated synergies, integration costs or nonrecurring transaction costs which result directly from the merger. The unaudited pro forma condensed combined financial statements also do not contemplate any additional debt that Vapor may elect to incur in the future, which could result in interest expense that is different from what is reflected in these unaudited pro forma condensed combined financial statements. Further, because the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated statutory tax rate, it will likely vary from the actual effective rate in periods subsequent to completion of the transactions, and no adjustment has been made to the unaudited pro forma condensed combined financial information as it relates to limitations on the ability to utilize deferred tax assets, such as those related to net operating losses and tax credit carryforwards, as a result of the transaction.
The following unaudited pro forma condensed combined financial statements give effect to the merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Topic 805, Business Combinations (“ASC 805”). Based on the terms of the merger, Vapor has concluded that it is to be treated as the accounting acquirer for various reasons, including but not limited to, as a change in control is not expected to occur as the executive officers of Vapor will continue on as the executive officers of the combined entity and a significant change to the structure of the board of directors is not expected to occur. As of the date of this joint proxy statement-prospectus, Vapor has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Vaporin assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Vaporin’s accounting policies to Vapor’s accounting policies. Accordingly, the accompanying purchase price allocation is preliminary and is subject to further adjustments upon closing of the merger. Differences between these preliminary estimates and the final purchase price allocation amounts will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.
These unaudited pro forma condensed combined financial statements are for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. A final determination of the fair value of Vaporin’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Vaporin that exist as of the date of closing of the merger and, therefore, cannot be made prior to that date. Additionally, the value of the merger consideration consisting of shares of Vapor common stock will be determined based on the trading price of Vapor common stock at the time of the closing of the merger.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the audited historical consolidated financial statements and accompanying notes of Vapor and Vaporin, which have been incorporated by reference or included in this joint proxy statement-prospectus, respectively, as well as other information contained or incorporated by reference into this joint proxy statement-prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 2014
	Historical Vapor Corp.	Historical Vaporin, Inc.	Pro Forma Adjustments		Pro Forma Combined
CURRENT ASSETS:
Cash	$1,672,664	$769,515	$3,100,000	(d)	$5,542,179
Due from merchant credit card processor, net of reserve	115,894	—	—		115,894
Accounts receivable, net of allowances	824,459	284,923	—		1,109,382
Inventories	4,135,522	1,480,271	—		5,615,793
Prepaid Expenses	1,332,110	34,054	—		1,366,164
Loan receivable	512,207	—	—		512,207
TOTAL CURRENT ASSETS	8,592,856	2,568,763	3,100,000		14,261,619
OTHER ASSETS:
Property and equipment, net	114,593	103,782	—		218,375
Intangible assets			1,750,000	(a)	1,750,000
Goodwill	—	3,732,268	12,436,711	(a)	16,168,979
Other assets	374,565	4,173	—		378,738
TOTAL ASSETS	$9,082,014	$6,408,986	$17,286,711		$32,777,711
CURRENT LIABILITIES:
Accounts payable	$1,809,577	$416,399	$—		$2,225,976
Accrued expenses	333,860	—	—		333,860
Notes payable – related party	—	200,000	—		200,000
Derivative liabilities	—	122,979	—		122,979
Term Loan	1,000,000	—	—		1,000,000
Customer deposits	255,200	—	—		255,200
Income taxes payable	3,092	—	—		3,092
TOTAL CURRENT LIABILITIES	3,401,729	739,378	—		4,141,107
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Series A preferred stock	—	—	—		—
Series B preferred stock	—	10	(10)	(b)	—
Series C preferred stock	—	—	—		—
Series E preferred stock	—	—	—		—
Common stock	16,759	473	15,416	(b,c)	32,648
Additional paid-in capital	14,383,218	9,912,247	13,428,183	(b,c)	37,723,648
Accumulated deficit	(8,719,692)	(4,243,122)	3,843,122	(b,d)	(9,119,692)
TOTAL STOCKHOLDERS’ EQUITY	5,680,285	5,669,608	17,286,711		28,636,604
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,082,014	$6,408,986	$17,286,711		$32,777,711

See accompanying notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2014
	Historical Vapor Corp.	Historical Vaporin, Inc.	Pro Forma Adjustments – Vape Store Acquisition(e)	Pro Forma Adjustments – Vaporin Acquisition		Pro Forma Combined
SALES, NET	$13,547,792	$1,204,450	$3,213,559	$—		$16,761,351
Cost of goods sold	10,400,944	718,031	1,217,160	—		11,618,104
Gross Profit	3,146,848	486,419	1,996,399	—		5,143,247
EXPENSES
Selling, general and administrative	7,838,380	2,857,258	4,300,028	131,250	(f)	12,269,658
Advertising	1,815,450	713,299	733,896	—		2,549,346
Total operating expenses	9,653,830	3,570,557	5,033,924	131,250		14,819,004
Operating loss	(6,506,982)	(3,084,138)	(3,037,525)	(131,250)		(9,675,757)
Other expenses/income
Derivative expense	—	86,484	86,484	—		86,484
Change in fair value of derivatives	—	(91,312)	(91,312)	—		(91,312)
Interest expenses	65,723	344,550	316,612	—		382,335
Total other expenses	65,723	339,722	311,784	—		377,507
LOSS BEFORE INCOME TAX EXPENSE	(6,572,705)	(3,423,860)	(3,349,309)	(131,250)		(10,053,264)
Income tax expense	767,333	—	—	—		767,333
NET LOSS	$(7,340,038)	$(3,423,860)	$(3,349,309)	$(131,250)		$(10,820,597)
NET LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.45)	$(1.13)				$(0.34)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	16,372,260	3,038,858		15,888,652	(g)	32,260,912

See accompanying notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2013
	Historical Vapor Corp.	Historical Vaporin, Inc.	Pro Forma Vape Store Acquisition(e)	Pro Forma Adjustments		Pro Forma Combined
SALES NET	$25,990,228	$23,268	$2,269,081	$—		$28,259,309
Cost of goods sold	16,300,333	10,851	1,059,692	—		17,360,025
Gross Profit	9,689,895	12,417	1,209,389	—		10,899,284
EXPENSES
Selling, general and administrative	6,464,969	260,860	1,273,069	175,000	(f)	7,913,038
Advertising	2,264,807	57,189	125,684	—		2,390,491
Total operating expenses	8,729,776	318,049	1,398,773	175,000		10,303,529
Operating loss	960,119	(305,632)	(189,387)	(175,000)		595,755
Other expenses/income
Induced conversion expense	299,577	—	—	—		299,577
Interest expenses	383,981	1,023	2,046	—		386,027
Total other expenses	683,558	1,023	2,046	—		685,064
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	276,561	(306,655)	(211,036)	(175,000)		(88,849)
Income tax expense (benefit)	(524,791)	—	19,606	—		(505,185)
NET INCOME (LOSS)	$801,352	$(306,655)	$(211,036)	$(175,000)		$415,336
EARNINGS (LOSS) LOSS PER COMMON SHARE – BASIC AND DILUTED	$0.06	$(0.18)				$0.01
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC	12,818,487	1,733,250		15,888,652	(g)	28,707,139
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED	13,186,365	1,733,250		15,888,652	(g)	29,075,017

See accompanying notes to unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.
Estimate of Merger Consideration and Merger Consideration Allocation

Assuming the merger was completed on September 30, 2014, each share of Vaporin’s common stock and each share of Vaporin’s preferred stock outstanding immediately prior to closing would have been exchanged for 2.112 shares of Vapor common stock. The value of the merger consideration is subject to change based on changes in the market price of Vapor common stock prior to the actual closing. An estimate of the merger consideration paid to Vaporin stockholders assuming the merger was completed on September 30, 2014 is presented below:
Vaporin common shares outstanding	4,747,252
Issuable common shares upon conversion:
Series B preferred stock	100,000
Series C preferred stock	1,550,000
Total Vaporin common and preferred shares eligible for exchange	6,397,252
Exchange ratio	2.112
Vapor common shares to be issued	13,507,700
Vapor price per common share at September 30, 2014	$1.47
Fair value of total consideration transferred	$19,856,319

The merger is reflected in the unaudited pro forma condensed combined financial statement as an acquisition of Vaporin by Vapor in accordance with ASC 805 using the acquisition method of accounting. Under those accounting standards, the total estimated purchase price is calculated as the assets acquired and liabilities assumed have been measured at their estimated fair values. The fair value measurements utilize estimates based on key assumptions of the merger including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised at the time of the merger as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time the merger is completed, and the final amounts recorded for the merger may differ materially from the information presented herein.
Under the acquisition method of accounting, the total estimated acquisition consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of Vaporin based on their estimated fair values as of the acquisition date. Any excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed is allocated to goodwill. Vapor expects that such goodwill will not be deductible for tax purposes. For the purposes of the unaudited pro forma condensed combined balance sheet. Vapor has made a preliminary allocation of the acquisition consideration as follows as if the merger had closed on September 30, 2014:
Purchase Consideration:
Value of common stock issued to sellers	$19,856,319
Tangible assets acquired and liabilities assumed:
Cash	769,515
Inventories	1,480,271
Accounts receivable	284,923
Other current assets	34,054
Property and equipment	103,782
Other long term assets	4,173
Notes payable	(200,000)
Accounts payable and accrued expenses	(416,399)
Derivative liabilities	(122,979)
Net tangible assets acquired	1,937,340
Purchase consideration in excess of fair value of net tangible assets	17,918,979
Allocated to:
Trade names and technology	1,500,000
Customer relationships	250,000
Goodwill	16,168,979
$—

As of September 30, 2014, Vaporin’s condensed consolidated balance sheet included goodwill of $3,732,286 resulting from the acquisition of Vape Store. Such amount was not considered as a component of the net tangible assets acquired of Vaporin for purposes of the allocation of the purchase by Vapor and was based on its preliminary valuation.
2.
Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet
a)
To adjust the amount of goodwill to $16,168,979 as a result of the merger and to record identifiable intangible assets of  $1,500,000 of trade names and technology and $250,000 of customer relationships.

b)
Reflects an adjustment to remove the historical equity balances of Vaporin and account for the $3.5 million required financing as disclosed in “d” below.

c)
Reflects the issuance of 13,507,700 shares of  $0.001 par value Vapor common stock as merger consideration. Such number of shares issued was calculated based on the number of outstanding shares of Vapor common stock. The value of the consideration transferred was based on the closing stock price of the Vapor common stock at September 30, 2014.

d)
Represents (a) cash received by Vapor of  $3.5 million in exchange for 2,380,952 shares of common stock in connection with the required financing transaction per the terms of the merger, as disclosed elsewhere in this Form S-4 offset by (b) $400,000 of estimated costs incurred by Vapor in connection with the acquisition of Vaporin and assumes such expenses were incurred on September 30, 2014 in connection with the closing of the merger.

Unaudited Pro Forma Condensed Combined Statements of Operations
e)
As discussed above, Vaporin completed its acquisition of Vape Store on August 29, 2014. For purposes of this pro forma, Vaporin has included adjustments to reflect the results of operations of Vape Store as of the acquisition had occurred on January 1, 2013. The pro forma adjustments represent the combined results of Vaporin and The Vape Store for the respective periods presented.

f)
Reflects the incremental depreciation and amortization expense based on the preliminary fair values of the tangible and intangible assets acquired as follows:

			Pro Forma Amortization
	Intangible Assets	Estimated Useful Lives (years)	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013
Trade names and technology	$1,500,000	10	$112,500	$150,000
Customer Relationships	250,000	10	18,750	25,000
	$131,250		$131,250	$175,000

g)
Reflects the issuance of  (a) 13,507,700 shares of  $0.001 par value Vapor common stock as merger consideration, as described in the Basis of the Pro Forma Presentation note above and (b) the 2,380,952 shares of common stock to be issued by Vapor in connection with the $3.5 million financing.

DESCRIPTION OF VAPOR COMMON STOCK
The authorized capital stock of Vapor is presently 51,000,000 shares, which consists of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of  [•], a date immediately preceding the date of this joint proxy statement-prospectus, there were [•] shares of Vapor common stock and no shares of preferred stock outstanding.
General
Vapor is a Delaware corporation governed by the Delaware General Corporation Law. The following description of Vapor common stock describes certain general terms of Vapor common stock.
Dividend Rights
Holders of Vapor common stock are entitled to dividends when, as and if declared by the Vapor Board of Directors out of funds legally available for the payment of dividends determined in accordance with the DGCL. The DGCL generally prohibits a Delaware corporation from declaring or paying a dividend if the total amount of the dividend to be paid would exceed its “surplus.” “Surplus” is defined in Section 154 of the DGCL as the excess, if any, at any given time, of the net assets of the corporation over the amount determined to be capital. “Net assets” is defined by Section 154 of the DGCL to mean the amount by which total assets exceed total liabilities. This definition of net assets is essentially a balance sheet test. Therefore, as a practical matter, the surplus requirement prohibits distributions to stockholders (such as dividends) that would exceed the corporation’s surplus. Under certain circumstances, a Delaware corporation may make distributions to stockholders out of its net profits even if there is no surplus.
Voting Rights
At meetings of stockholders, holders of Vapor common stock are entitled to one vote per share upon each matter submitted to a vote at such meeting. The quorum for stockholders’ meetings is a majority of the outstanding capital stock entitled to vote. Generally, actions and authorizations to be taken or given by stockholders require the approval of a majority of the votes cast by holders of Vapor common stock at a meeting at which a quorum is present. Directors are elected by a plurality of the votes cast by shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at a meeting at which a quorum is present.
Liquidation Rights
In the event of liquidation, dissolution or winding up of Vapor, holders of Vapor common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.
Assessment and Redemption
All outstanding shares of Vapor common stock are fully paid and nonassessable. Vapor common stock is not redeemable at the option of the issuer or the holders thereof.
Other Matters
Island Capital Management, LLC is presently both the transfer agent and the registrar for Vapor common stock. Vapor common stock is traded on the Nasdaq Capital Market under the symbol “VPCO”, and is registered with the SEC under Section 12(b) of the Exchange Act.
“Blank Check” Preferred Stock
The preferred stock that is authorized by Vapor’s Certificate of Incorporation is typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, Vapor’s Certificate of Incorporation authorizes the Vapor Board of Directors to issue new shares of Vapor preferred stock without further stockholder action.

Vapor’s Certificate of Incorporation gives the Vapor Board of Directors authority at any time to:
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divide the authorized but unissued shares of preferred stock into series;

•
determine the designations, number of shares, and relative rights, preferences and limitations of any series of preferred stock;

•
increase the number of shares of any preferred series; and

•
decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Vapor common stock will not have preemptive rights with respect to any newly issued stock. The Vapor Board of Directors could adversely affect the voting power of holders of Vapor stock by issuing shares of preferred stock with certain voting, conversion or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Vapor that the Board of Directors does not believe to be in the best interests of its stockholders, the Vapor Board of Directors could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a stockholder rights plan, sometimes called a poison pill. The Board of Directors of Vapor has not approved any plan to issue any preferred stock for this or any other purpose. The Vapor Board of Directors does not intend to issue any preferred stock except on terms that the Board of Directors deems to be in the best interests of Vapor and its stockholders.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF VAPOR AND VAPORIN
The rights of Vapor stockholders are governed by the Delaware General Corporation Law, or the DGCL, and Vapor’s Certificate of Incorporation and Bylaws. The rights of Vaporin stockholders are governed by the DGCL and Vaporin’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. After the merger, the rights of Vaporin’s common stockholders that receive Vapor shares will be governed by the DGCL and Vapor’s Certificate of Incorporation and Bylaws. The following discussion summarizes the material differences between the rights of Vaporin common stockholders and the rights of Vapor common stockholders. We urge you to read Vapor’s Certificate of Incorporation, Vapor’s Bylaws, Vaporin’s Amended and Restated Certificate of Incorporation, Vaporin’s Amended and Restated Bylaws, and the DGCL carefully and in their entirety. The statements in this section are qualified in their entirety by reference to and are subject to the detailed provisions of the DGCL, Vapor’s Certificate of Incorporation, Vapor’s Bylaws, Vaporin’s Amended and Restated Certificate of Incorporation and Vaporin’s Amended and Restated Bylaws.
Authorized Capital Stock
Vapor. Vapor’s Certificate of Incorporation currently authorizes it to issue up to 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of the record date, there were [•] shares of Vapor common stock outstanding and no shares of Vapor preferred stock outstanding.
Vaporin. Vaporin’s Amended and Restated Certificate of Incorporation authorize up to 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock. The DGCL and Vaporin Amended and Restated Certificate of Incorporation authorizes the issuance of  “blank-check” preferred stock with preferences, limitations and relative rights determined by Vaporin’s board of directors without stockholder approval. Of the 50,000,000 authorized shares of preferred stock, 5,000,000 shares have been designated Series A Preferred Stock, 5,000,000 shares have been designated Series B Preferred Stock, 5,000,000 shares have been designated Series C Preferred Stock and 100 shares have been designated Series E Preferred Stock, the rights and preferences of each such series of preferred stock as set forth in the respective certificate of designation for each such series. As of the record date, there were [•] shares of Vaporin common stock, 100,000 shares of Series B Preferred Stock and 1,550 shares of Series C Preferred Stock, issued and outstanding.
Size of Board of Directors
Vapor. Vapor’s Bylaws provide that its Board of Directors shall consist of not less than one director. The exact number of directors may be determined from time to time by the Vapor Board of Directors. The Vapor Board of Directors currently has five directors.
Vaporin. Vaporin’s Amended and Restated Bylaws fix the required number of directors at not less than one and not greater than seven, with the actual number determined by the Vaporin Board of Directors. As of the record date, Vaporin had two directors.
Classes and Election of Directors
Vapor. Vapor’s Board of Directors is not classified. Vapor’s Bylaws provide that each director is elected annually. Each director is elected by a plurality of the votes cast. Vapor stockholders are not entitled to cumulative voting rights in the election of directors.
Vaporin. Vaporin’s Board of Directors is not classified. Vapor’s Amended and Restated Bylaws provide that each director is elected annually. Each director is elected by a plurality of the votes cast. Vaporin stockholders are not entitled to cumulative voting rights in the election of directors.
Removal of Directors
Vapor. The DGCL allows stockholders to remove directors for cause or, unless the certificate of incorporation provides otherwise, without cause, in each case by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote. Because the Vapor Certificate of Incorporation includes no additional provisions in this regard, Vapor stockholders may remove directors with or without cause.

Vaporin. At a meeting of Vaporin stockholders called expressly for that purpose, any director or the entire Vaporin Board of Directors may be removed, with or without cause, by a vote of a majority of the shares of each class or series of voting stock, present in person or by proxy, then entitled to vote at an election of directors.
Filling Vacancies on the Board of Directors
Vapor. Under Vapor’s Bylaws, vacancies created by any reason may be filled by the stockholders, by the Vapor Board of Directors, by the affirmative vote of a majority of the remaining directors though less than a quorum (or by the sole remaining director). Each director filling a vacancy shall remain in office until the next election of directors by stockholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of a majority of the number of directors fixed by the Vapor Bylaws prior to such increase for a term of office continuing only until the next election of directors by stockholders.
Vaporin. Under Vaporin’s Amended and Restated Bylaws, vacancies created by any reason may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum (or by the sole remaining director). Each director filling a vacancy shall remain in office until the next election of directors by stockholders.
Calling Special Meetings of Stockholders
Vapor. Under the DGCL, a special meeting of stockholders may be called by the Vapor Board of Directors or by such person or persons as authorized by the Vapor Certificate of Incorporation or Bylaws. The Vapor Bylaws provide that the Chairperson of the Board, the Chief Executive Officer, the Board of Directors (pursuant to a resolution adopted by a majority of the total number of authorized directors) or by stockholders holding not less than 25% of all shares entitled to vote at a meeting of stockholders..
Vaporin. Under Vaporin’s Amended and Restated Bylaws, special meetings of the stockholders may be called by the Board of Directors or when requested in writing by the holders of not less than 20% of all shares entitled to vote at the meeting.
Stockholder Director Nominations and Stockholder Proposals
Vapor. Neither the Vapor Certificate of Incorporation nor the Vapor Bylaws contain any provisions regarding stockholder director nominations or stockholder proposals. However, under the SEC’s proxy rules, stockholders must submit their proposals to Vapor no later than 120 calendar days before the date Vapor distributed its proxy statement to stockholders for the previous year’s annual meeting. If Vapor did not hold an annual meeting in the past year or the upcoming meeting date has changed by more than 30 days from the date of the previous year’s meeting, then stockholders must submit their proposals within a reasonable time before Vapor begins to print and send proxy materials.
Vaporin. To be properly brought before and annual meeting or special meeting, nominations for the election of directors or other business must be: (i) specified in the notice of meeting given by or at the direction of the Vaporin Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Vaporin Board of Directors, or (iii) otherwise properly brought before a meeting by a stockholder.
For a nomination or other business to be considered properly brought before a meeting by a stockholder, the stockholder must have given timely notice and in proper form of his or her intent to bring such business before the meeting. To be timely, such stockholder’s notice must be delivered to or mailed and received by the secretary of Vaporin not less than 90 days prior to the meeting or 10 days after the notice of meeting was mailed in the event less than 100 days’ prior public disclosure of the date of the meeting is given or made to Vaporin stockholders.
To be in proper form, a stockholder’s notice to Vaporin’s secretary must set forth: (i) the name and address of the stockholder making the nomination or proposal and the name and address of the person to be nominated or the nature of the business to be proposed, as applicable; (ii) a representation that the stockholder is a holder of record of Vaporin stock entitled to vote at the meeting and, if applicable, intends to be present in person or by proxy at the meeting to nominate the nominees or introduce the business to be proposed; (iii) a description of all arrangement or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder; (iv) such other information regarding each nominee or matter of business to be proposed by the stockholders as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated or the matte been proposed by the Vaporin Board of Directors; and (v) the consent of each nominee to serve as a director if elected.
Anti-Takeover Provisions
Vapor. In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). Neither the Vapor Certificate of Incorporation nor the Vapor Bylaws contain any provision expressly opting out of the application of Section 203 of the DGCL, therefore the anti-takeover statute applies to Vapor.
Vaporin. Neither the Vaporin Amended and Restated Certificate of Incorporation nor the Vaporin Amended and Restated Bylaws contain any provision expressly opting out of the application of Section 203 of the DGCL, therefore the anti-takeover statute applies to Vaporin as well.
Indemnification of Directors and Officers
Vapor. Vapor’s Certificate of Incorporation provides that, subject to any provisions in the Bylaws related to indemnification of directors or officers of Vapor, Vapor is authorized to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of Vapor who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of Vapor or is or was serving at the request of Vapor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or the Bylaws of Vapor may not be eliminated or impaired by an amendment to the Certificate of Incorporation or the Bylaws of Vapor after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
The Vapor Bylaws further provide that any person entitled to indemnification from Vapor shall also be entitled to the right to be paid by Vapor the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Vapor of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such
Vaporin. The Vaporin Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted under Section 145 of the DGCL, to indemnify any and all persons who Vaporin shall have the power to indemnify under the DGCL from and against any and all expenses, liabilities or other matters referred to or covered by Section 145 of the DGCL. Vaporin is required to advance expenses to the fullest extent permitted by the DGCL. The right to indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those persons seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Amendments to Certificate of Incorporation and Bylaws
Vapor. Under the DGCL, stockholders are not entitled to enact an amendment to the Vapor Certificate of Incorporation without appropriate action taken by the board of directors. Amendments to the Vapor Certificate of Incorporation generally require that the Vapor Board of Directors adopt a resolution setting forth the amendment, declaring its advisability and submitting it to a vote of the stockholders.
The Vapor Certificate of Incorporation further provides that, notwithstanding any other provision of the Vapor Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of Vapor entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal certain provisions of the Vapor Certificate of Incorporation, including provisions relating to the limitation of liability of directors and officers of Vapor, indemnification, and amendments to the Vapor Certificate of Incorporation.
The Vapor Bylaws provide that the Vapor Board of Directors is expressly empowered to adopt, alter, amend or repeal the Vaporin Bylaws. The Vapor stockholders also have the power to adopt, alter, amend or repeal the Vaporin Bylaws by the affirmative vote of 66 2/3% of the voting power of all the then-outstanding shares of capital stock of Vapor entitled to vote generally in the election of directors, voting together as a single class.
Vaporin. The Vaporin Articles may generally be amended in accordance with the DGCL. Under the Vaporin Amended and Restated Bylaws, the Amended and Restated Bylaws may be repealed or amended, and new bylaws may be adopted, by the stockholders, or by the Vaporin Board of Directors to the extent permitted by the DGCL.

PROPOSAL 2 OF THE VAPORIN SPECIAL MEETING — ADVISORY VOTE ON
EXECUTIVE COMPENSATION PAYMENTS
As required by Section 14A of the Exchange Act, Vaporin is requesting the approval of Vaporin’s stockholders, on a non-binding advisory basis, of the compensation of the named executive officers of Vaporin based on or related to the merger, and therefore is asking stockholders to adopt the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of Vaporin based on or related to the merger, as disclosed in the table entitled “Executive Compensation Subject to Advisory Vote” pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED.”
The vote on this Proposal 2 of the Vaporin special meeting is a vote separate and apart from the vote on Proposal 1 of the Vaporin special meeting to approve the merger agreement. Accordingly, Vaporin stockholders may vote to approve this Proposal 2 on executive compensation payments and vote not to approve Proposal 1 on the merger agreement and vice versa. Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either Vaporin or Vapor regardless of whether the merger agreement is approved. If the merger is not completed, Vaporin’s Board of Directors will consider the results of the vote in making future executive compensation decisions.
See “Proposal 1 of the Vaporin Special Meeting — The Merger — Interests of Certain Persons in the Merger” beginning on page 100 for further discussion.
Executive Compensation Payable to Vaporin Named Executive Officers
The named executive officers of Vaporin are entitled to receive certain compensation that is based on or that otherwise relates to the merger. This compensation, collectively referred to as “golden parachute” compensation, is described below.
Golden Parachute Compensation
Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Total ($)
Scott Frohman	—	604,021	—	—	—	604,021
Gregory Brauser	—	604,021	—	—	—	604,021

(1)
Represents unvested Vaporin RSUs which will convert into 345,155 fully vested RSUs upon the closing of the merger. The price per share is based on the average closing market price of the Vapor’s common stock over the first five business days following the first public announcement of the transaction ($1.75).

Executive Compensation Subject to Advisory Vote
The advisory vote that is the subject of this Proposal 2, relates to the compensation disclosed in the following table and discussed in the footnotes thereto.
Executive Compensation Subject to Advisory Vote
Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Total ($)
Scott Frohman	—	604,021	—	—	—	604,021
Gregory Brauser	—	604,021	—	—	—	604,021

(1)
Represents unvested Vaporin RSUs which will convert into 345,155 fully vested RSUs upon the closing of the merger. The price per share is based on the average closing market price of the Vapor’s common stock over the first five business days following the first public announcement of the transaction ($1.75).

Vote Required for Approval
The vote to approve, on a non-binding advisory basis, the compensation of the named executive officers of Vaporin based on or related to the merger will be approved if holders of a majority of the Vaporin common stock (including preferred stock voting on an as-converted basis) present in person or represented by proxy at the Vaporin special meeting and entitled to vote in favor of the proposal.
Recommendation of the Vaporin Board of Directors
THE VAPORIN BOARD OF DIRECTORS RECOMMENDS THAT VAPORIN STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF VAPORIN BASED ON OR RELATED TO THE MERGER.

PROPOSAL 3 OF THE VAPORIN SPECIAL MEETING — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS
As of the date of this joint proxy statement-prospectus, the Vaporin Board of Directors does not know of any matters that will be presented for consideration at the Vaporin special meeting other than as described herein. However, if any other matter shall properly come before the Vaporin special meeting or any adjournment or postponement thereof and shall be voted upon, the Vaporin Board of Directors intends that properly completed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares of Vaporin common stock represented by the proxy on any matters that fall within the purposes set forth in Vaporin’s notice of meeting. In particular, if Vaporin does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the Vaporin special meeting to a later date for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. Vaporin does not currently intend to propose adjournment or postponement at the Vaporin special meeting if there are sufficient votes to approve the merger agreement.
Vote Required for Approval
Approval of the proposal to authorize the Vaporin Board of Directors, in its discretion, to adjourn or postpone the Vaporin special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting requires the affirmative vote of holders of a majority of the shares of Vaporin common stock and preferred stock (on an as-converted basis) present, in person or by proxy, and entitled to vote at the Vaporin special meeting.
Recommendation of the Vaporin Board of Directors
THE BOARD OF DIRECTORS OF VAPORIN UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3 TO AUTHORIZE THE VAPORIN BOARD OF DIRECTORS, IN ITS DISCRETION, TO ADJOURN OR POSTPONE THE VAPORIN SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT OR TO VOTE ON OTHER MATTERS PROPERLY BEFORE SUCH SPECIAL MEETING.

PROPOSAL 1 OF THE VAPOR SPECIAL MEETING — APPROVAL OF THE MERGER AGREEMENT AND ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE MERGER
Vapor is seeking stockholder approval of the merger agreement and the issuance of Vapor common stock in connection with the merger to satisfy Nasdaq Listing Rule 5635(a) and Section 251(f) of the DGCL, which each require stockholder approval prior to the issuance of in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of Vapor common stock outstanding before the issuance. If the merger is completed, we will issue Vapor common stock to Vaporin stockholders, which collectively represents the number of shares of Vapor common stock that would equal 45% of the post-closing issued and outstanding shares of Vapor common stock. Although Vapor stockholders are not required to approve the merger, Vapor stockholders are effectively voting to approve the merger since the merger cannot be consummated unless Vapor stockholders have approved the issuance of common stock in connection with the merger.
Recommendation of Vapor’s Board of Directors and Reasons for the Merger
Vapor’s Board of Directors believes that the merger and the issuance of Vapor common stock to Vaporin stockholders in connection with the merger are in the best interests of Vapor and its stockholders. Accordingly, Vapor’s Board of Directors has approved the merger agreement and recommends that stockholders vote “FOR” the approval of the merger agreement and the issuance of common stock in connection with the merger.
In reaching its decision to approve the merger agreement, Vapor’s Board of Directors consulted with Vapor’s outside legal counsel and Vapor’s financial advisors regarding the merger and considered a variety of factors, including the following:
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the increased ability to access financing resources to fund growth and expansion as a combined entity;

•
the effect of certain operational synergies of a combined company;

•
the assessment, after discussions with Vapor’s management and advisors, of the risks of remaining an independent company and the prospects of Vapor going forward as an independent entity, including the considerable challenges, significant investment and inherent risks and uncertainties posed by Vapor pursuing these opportunities independently;

•
the financial analyses reviewed by Cassel Salpeter with Vapor’s M&A Committee and Board of Directors, and the oral opinion of Cassel Salpeter to the M&A Committee (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 15, 2014, the fairness, from a financial point of view, to Vapor of the merger consideration to be issued by Vapor in the merger pursuant to the merger agreement;

•
the ability of Vapor’s Board of Directors to withdraw or modify its recommendation of the merger or recommend a Superior Proposal upon the occurrence of a material development or change that impacts Vapor;

•
the conditions to closing requiring (i) at least $3.5 million in equity financing be placed into escrow pending the closing of the merger and (ii) commitments for financing of up to $25 million from third parties; and

•
the requirement that Vapor Stockholders approve the merger agreement as a condition to completion of the merger.

The Vapor Board of Directors also considered potential risks relating to the merger, including the following:
•
the need for Vapor and Vaporin to obtain the approval of its stockholders of for the merger agreement;

•
the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Vapor’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•
the merger agreement provisions generally requiring Vapor to conduct its business in the ordinary course and the other restrictions on the conduct of Vapor’s business prior to completion of the merger, which may delay or prevent Vapor from undertaking business opportunities that may arise pending completion of the merger;

•
expected benefits and synergies sought in the merger;

•
the challenges of integrating the businesses, operations and employees of Vaporin and Vapor;

•
certain provisions of the merger agreement prohibit Vapor from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•
the possible effects on Vapor should the parties fail to complete the merger, including the possible effects on Vapor’s capital stock and the associated business and opportunity costs; and

•
the other risks described in the section entitled “Risk Factors” beginning on page 21 and the risks of investing in Vapor common stock identified in the Risk Factors sections of Vapor’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the Vapor Board of Directors is not exhaustive, but includes the material factors considered by the Vapor Board of Directors. In view of the wide variety of factors considered by the Vapor Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the Vapor Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of Vapor’s Board of Directors may have given different weights to different factors. The Vapor Board of Directors evaluated the factors described above, including asking questions of Vapor’s management and Vapor’s legal and financial advisors, and reached the decision that the merger was in the best interests of Vapor and its stockholders. The Board of Directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Board of Directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Vapor Board of Directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 28.
On the basis of these considerations, Vapor’s Board of Directors approved the merger agreement.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF VAPOR VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF VAPOR COMMON STOCK IN CONNECTION WITH THE MERGER.
Interests of Certain Persons in the Merger
The Vapor Board of Directors was aware of all of the different and/or additional interests described below and elsewhere in the joint proxy statement-prospectus and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.
Ownership Interests of Directors, Executive Officers and Certain Stockholders
The following table sets forth, for each of the Vapor directors and executive officers, the total number of shares of Vapor common stock in which such director or executive officer owns, directly or indirectly, a beneficial interest, as of November 30, 2014. The information concerning the beneficial ownership of Vapor directors and officers is based solely on information provided by those individuals. The following table also provides information with respect to each person known to Vapor to beneficially own 5% or more of

Vapor’s common stock. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Vapor common stock, or shares such power with his or her spouse. As of November 30, 2014, there were 16,561,911 shares of Vapor common stock issued and outstanding.
	Common Stock Beneficially Owned(2)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Doron Ziv(2) 4969 SW 33rd Way, Fort Lauderdale, FL 33312	1,626,822	9.75%
Kevin Frija(3) 4401 N.W. 167st, Miami, FL 33055	1,419,781	8.48%
Jeffrey Holman(4) 3001 Griffin Road, Dania Beach, FL 33312	1,281,110	7.68%
Isaac Galazan(5) 16711 Collins Avenue #2204, Sunny Isles, FL 33160	963,469	5.78%
Ryan Kavanaugh(6)	200,000	1.21%
Harlan Press(7)	155,887	*
Frank Jaumot(6)	2,000	*
Robert Barrett III(6)	—	*
Angela Courtin(6)	—	*
All executive officers and directors as a group (7 persons)	1,662,330	9.93%

*
Less than 1% of the outstanding Vapor common stock

(1)
For purposes of this table, a person is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of November 30, 2014. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(2)
Includes 120,000 shares issuable upon exercise of currently exercisable stock options and 3,101 shares issuable upon exercise of currently exercisable common stock purchase warrants.

(3)
Includes 180,000 shares issuable upon exercise of currently exercisable stock options and 4,475 shares issuable upon exercise of currently exercisable common stock purchase warrants.

(4)
Includes 120,000 shares issuable upon exercise of currently exercisable stock options. The named person serves as Vapor’s Chief Executive Officer, President and Chairman of the Board.

(5)
Includes 120,000 shares issuable upon exercise of currently exercisable stock options.

(6)
The named person serves as a member of Vapor’s Board of Directors.

(7)
Includes 38,889 shares issuable upon exercise of currently exercisable stock options and 3,101 shares issuable upon exercise of currently exercisable common stock warrants. The named person serves as Vapor’s Chief Financial Officer.

Golden Parachute Compensation Payable to Vapor Named Executive Officers
None of Vapor’s executive officers will receive any type of golden parachute compensation that is based on or otherwise relates to the merger.
Interests of Vapor Officers and Directors
No Vapor executive officers or director has an interest in the merger other than as a stockholder of Vapor.

Opinion of the Financial Advisor to Vapor’s M&A Committee
On December 15, 2014, Cassel Salpeter rendered its oral opinion to Vapor’s M&A Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 15, 2014, the fairness, from a financial point of view, to Vapor of the consideration to be issued by Vapor in the merger pursuant to the merger agreement. The summary of the opinion in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Appendix C to this joint proxy statement-prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. In the sections of this joint proxy statement-prospectus regarding Cassel Salpeter’s analyses or opinion, references to the “transaction” mean the $3.5 million equity financing, the additional $25 million financing and the merger.
The opinion was addressed to the M&A Committee for the use and benefit of the members of the M&A Committee (in their capacities as such) and, with the consent of the M&A Committee, the members of the Vapor board of directors (in their capacities as such) in connection with the M&A Committee’s and, as applicable, the board’s evaluation of the merger. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy statement-prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of Vapor or any other security holders as to how such holder should vote or act with respect to any matter relating to the merger or otherwise. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to Vapor, any other party to the merger agreement, any security holder of Vapor or such other party, any creditor of Vapor or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the M&A Committee took into account in making its determination to recommend that the Vapor board of directors approve the merger.
Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the merger consideration to be issued by Vapor in the merger pursuant to the merger agreement was fair, from a financial point of view, to Vapor. It did not address any other terms, aspects, or implications of the transaction or the merger agreement, including, without limitation, (i) the equity financing or the additional financing, (ii) any term or aspect of the transaction that was not susceptible to financial analysis, (iii) the fairness of the transaction, or all or any portion of the merger consideration, to any security holders of Vapor, Vaporin or any other person or any creditors or other constituencies of Vapor, Vaporin or any other person, including, without limitation, the allocation of the merger consideration as among Vaporin common stock, Vaporin Series A Preferred Stock, Vaporin Series B Preferred Stock, Vaporin Series C Preferred Stock and Vaporin Series E Preferred Stock, (iv) the appropriate capital structure of Vapor, including, without limitation, whether Vapor should be issuing debt or equity securities, or a combination of both in the merger, the equity financing, the additional financing or any other transaction to finance the merger or to finance or refinance the pro forma combined entity resulting from the merger, (v) the dilutive or other pro forma effects of the merger, the equity financing or the additional financing, or any other transactions, on the existing security holders of Vapor, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the transaction, or any class of such persons, relative to the merger consideration to be issued by Vapor in the merger pursuant to the merger agreement, or otherwise. Cassel Salpeter expressed no opinion as to (i) what the value of shares of Vapor common stock actually would be when issued to the holders of Vaporin common stock and Vaporin preferred stock in the merger, (ii) the price at which shares of Vapor common stock or any other security of Vapor may be issued or sold in the equity financing or the additional financing, or (iii) the prices at which Vaporin common stock, Vaporin Series A Preferred Stock, Vaporin Series B Preferred Stock, Vaporin Series C Preferred Stock, Vaporin Series E Preferred Stock or Vapor common stock may trade, be purchased or sold at any time.
Cassel Salpeter’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for Vapor, or the merits of the underlying decision by the M&A Committee, the Board or Vapor to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter.

Cassel Salpeter’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to the M&A Committee or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.
In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:
•
Reviewed a draft, dated December 14, 2014, of the merger agreement.

•
Reviewed certain publicly available financial information and other data with respect to Vapor and Vaporin that Cassel Salpeter deemed relevant.

•
Reviewed certain other information and data with respect to Vaporin made available to Cassel Salpeter by Vaporin, including historical financial statements and financial projections with respect to the future financial performance of Vaporin for the six years ending December 31, 2019 prepared by the management of Vaporin (the “Vaporin Projections”), and other internal financial information furnished to Cassel Salpeter by or on behalf of Vaporin.

•
Reviewed certain other information and data with respect to Vapor made available to Cassel Salpeter by Vapor, including historical financial statements and financial projections with respect to the future financial performance of Vapor for six years ending December 31, 2019 prepared by the management of Vapor (the “Vapor Projections”), and other internal financial information furnished to Cassel Salpeter by or on behalf of Vapor.

•
Considered and compared the financial and operating performance of Vaporin and Vapor with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

•
Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

•
Discussed the business, operations, and prospects of Vaporin, Vapor and the proposed transaction with Vapor’s and Vaporin’s management and certain of Vapor’s and Vaporin’s representatives.

•
Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter, with the M&A Committee’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of Vapor’s and Vaporin’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of Vapor and Vaporin as to Vapor’s and Vaporin’s existing and future products and the validity and marketability of, and risks associated with, such products (including, without limitation, the development, testing, marketing and regulation of such products), and Cassel Salpeter assumed, at the M&A Committee’s direction, that there would be no developments with respect to any such matters that would adversely affect Cassel Salpeter’s analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to Vapor, Vaporin, the transaction or otherwise. Cassel Salpeter understood and assumed that Vapor obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.
The M&A Committee advised Cassel Salpeter, and Cassel Salpeter relied upon and assumed, at the M&A Committee’s direction, for purposes of its analyses and opinion that (i) neither the equity financing nor the additional financing would increase the number of shares of Vapor common stock outstanding as of the closing of the merger or to be issued by Vapor in the merger pursuant to the merger agreement and

(ii) the number of shares of Vapor common stock comprising the merger consideration would be 13,550,624 shares. Vaporin advised Cassel Salpeter, and Cassel Salpeter assumed, that the Vaporin Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Vaporin with respect to the future financial performance of Vaporin. Vapor advised Cassel Salpeter, and Cassel Salpeter assumed, that the Vapor Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Vapor with respect to the future financial performance of Vapor. Cassel Salpeter expressed no view or opinion with respect to the Vaporin Projections, the Vapor Projections or the assumptions on which they were based. Vapor advised Cassel Salpeter, and Cassel Salpeter assumed, without undertaking any responsibility for the independent verification thereof, that the Vaporin Projections, the Vapor Projections and the assumptions on which they were based were a reasonable basis on which to evaluate Vaporin, Vapor and the proposed merger and, at Vapor’s direction, Cassel Salpeter used and relied upon the Vaporin Projections and the Vapor Projections for purposes of Cassel Salpeter’s analyses and opinion.
Cassel Salpeter did not evaluate the solvency or creditworthiness of Vapor, Vaporin or any other party to the transaction, the fair value of Vapor, Vaporin or any of their respective assets or liabilities, or whether Vapor, Vaporin or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Vapor, Vaporin or any other party to the transaction to pay its obligations when they come due. Cassel Salpeter did not physically inspect Vapor’s or Vaporin’s properties or facilities and did not make or obtain any evaluations or appraisals of Vapor’s or Vaporin’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Vapor or Vaporin had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the M&A Committee, the Vapor board of directors, Vapor, or any other party.
Cassel Salpeter assumed, with the M&A Committee’s consent, that the transaction would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Vapor, Vaporin or the transaction. Cassel Salpeter also assumed, with the M&A Committee’s consent, that the final executed form of the merger agreement would not differ in any material respect from the draft of such agreement that Cassel Salpeter reviewed and that the transaction would be consummated on the terms set forth in the merger agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to Cassel Salpeter’s analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the merger agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the merger agreement. Cassel Salpeter offered no opinion as to the contractual terms of the merger agreement or the likelihood that the conditions to the consummation of the merger, including, without limitation, the equity financing or the additional financing, set forth in the merger agreement would be satisfied. Cassel Salpeter further assumed that for U.S. federal tax income purposes, the merger would qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.
In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.
The implied multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.
The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.
For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including the following:
EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.
Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).
Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of December 12, 2014, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of future financial performance of Vaporin were based on the Vaporin Projections, (4) estimates of future financial performance of Vapor were based on the Vapor Projections, and (5) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.
Based on the assumption, as directed by the M&A Committee, that 13,550,624 shares of Vapor common would be issued in the merger and the volume-weighted mean closing price of Vapor common stock of  $1.71 for the period from November 7, 2014, the date after which the execution of the term sheet with respect to the proposed merger was announced, through December 12, 2014 and the closing price of Vapor common stock of  $1.31 on December 12, 2014, Cassel Salpeter calculated implied values of the merger consideration of  $23,181,000 and $17,751,000, respectively.
Discounted Cash Flow Analysis
Cassel Salpeter performed a discounted cash flow analysis of Vaporin using the Vaporin Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 19.70% to 20.70% and perpetuity growth rates ranging from 1.00% to 3.00%. This analysis resulted in an implied equity value reference range of Vaporin of  $29,570,000 to $32,570,000, as compared to the implied values of the merger consideration of  $23,181,000, based on the volume-weighted mean closing price of Vapor common stock for the period from November 7, 2014 through December 12, 2014, and $17,751,000, based on the closing price of Vapor common stock on December 12, 2014.
Cassel Salpeter also performed a discounted cash flow analysis of Vapor using the Vapor Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 18.90% to 19.90% and perpetuity growth rates ranging from 1.00% to 3.00%. This analysis resulted in an implied equity value reference range of Vapor of  $26,373,000 to $29,673,000.
Selected Companies Analysis
Cassel Salpeter considered certain financial data for Vapor, Vaporin and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial data reviewed included enterprise value, or EV, as a multiple of the relevant company’s projected revenue for the year ended December 31, 2015, or 2015 P Revenue, and EBITDA for the year ended December 31, 2016, or 2016 P EBITDA. The selected companies with publicly traded equity securities were:
•
Philip Morris International, Inc.

•
British American Tobacco plc

•
Altria Group Inc.

•
Japan Tobacco Inc.

•
Imperial Tobacco Group plc

•
Reynolds American Inc.

•
Lorillard, Inc.

•
Vector Group Ltd.

•
Electronic Cigarettes International Group, Ltd.

•
mCIG, Inc.

•
Gilla Inc.

Cassel Salpeter calculated the following multiples with respect to the selected companies:
	High	Mean	Median	Low
EV/ 2015 P Revenue	6.06x	4.29x	4.74x	1.57x
EV/ 2016 P EBITDA	12.4x	10.5x	10.5x	7.6x
Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiple ranges of 1.00x to 1.20x to Vaporin’s 2015 P Revenue and 2.5x to 3.5x to Vaporin’s 2016 P EBITDA. The selected companies analysis indicated an implied equity value reference range of Vaporin of  $25,770,000 to $32,970,000, as compared to the implied values of the merger consideration of  $23,181,000, based on the volume-weighted mean closing price of Vapor common stock for the period from November 7, 2014 through December 12, 2014, and $17,751,000, based on the closing price of Vapor common stock on December 12, 2014.
Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiple ranges of 0.75x to 0.95x to Vapor’s 2015 P Revenue and 3.5x to 4.5x to Vapor’s 2016 P EBITDA. The selected companies analysis indicated an implied equity value reference range of Vapor of  $25,173,000 to $31,973,000.
None of the selected companies have characteristics identical to Vaporin or Vapor. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis
Cassel Salpeter considered certain financial data for Vaporin, Vapor and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) as a multiple of trailing twelve months, or TTM, Revenue, and the selected transactions were:
Target	Acquiror
Lorillard, Inc.	Reynolds American, Inc.
US Cigarette Brands and Other Assets of Lorillard, Inc. and Reynolds American Inc.	Imperial Tobacco Group plc
A1 Vapors, Inc.	FreeButton, Inc.
Gankit Corporation (nka: Nhale Inc.)	Riverview Heights, LLC
Green Smoke, Inc.	Nu Mark LLC
Shenzhen Mike Weir Technology Co., Ltd.	EVE Energy Co., Ltd
FIN Branding Group, LLC	Victory Electronic Cigarettes Corporation (nka: Electronic Cigarettes International Group, Ltd.)
The Vapestick Group Limited	Victory Electronic Cigarettes Corporation (nka: Electronic Cigarettes International Group, Ltd.)
Shenzhen Mike Weir Technology Co., Ltd.	Chen Zhiping, Xiong Shaoming, Wang Jianliang, Qiu Lingyun and Luo Chunhua
Al Nakhla Tobacco Company S.A.E. and Al Nakhla Tobacco Company Free Zone S.A.E.	Japan Tobacco Inc.
Blu Cigs	Lorillard, Inc.
CN Creative Ltd.	British American Tobacco plc
Bulgartabac Holding AD	BT Invest GmbH
Cassel Salpeter calculated the following multiples with respect to the selected transactions:
	High	Mean	Median	Low
EV/TTM Revenue	26.03x	8.45x	3.25x	0.39x
Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiple ranges of 1.00x to 1.20x to Vaporin’s 2015 P Revenue, and discounted the implied value reference range to present value at a discount rate of 20.2%. The selected transactions analysis indicated an implied equity value reference range of Vaporin of  $25,770,000 to $30,770,000, as compared to the implied values of the merger consideration of  $23,181,000, based on the volume-weighted mean closing price of Vapor common stock for the period from November 7, 2014 through December 12, 2014, and $17,751,000, based on the closing price of Vapor common stock on December 12, 2014.
Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiple ranges of 0.75x to 0.95x to Vapor’s 2015 P Revenue, and discounted the implied value reference range to present value at a discount rate of 19.4%. The selected transactions analysis indicated an implied equity value reference range of Vapor of  $26,073,000 to $32,773,000.
None of the target companies or transactions in the selected transactions have characteristics identical to Vaporin, Vapor or the proposed merger. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.
Implied Total Equity Value Contribution Analysis
Cassel Salpeter also performed an implied total equity value contribution analysis based on the implied equity value reference ranges indicated by its financial analyses for Vaporin and Vapor. The implied total equity value contribution analysis indicated implied Vaporin total equity value contribution percentages of 49.9% to 55.3%, based on the discounted cash flow analyses of Vaporin and Vapor, 44.6% to 56.7%, based on the selected companies analyses of Vaporin and Vapor, and 44.0% to 54.1%, based on the selected transactions analyses of Vaporin and Vapor, as compared to the pro forma ownership percentage of holders of Vaporin common stock and preferred stock in the combined company of 45.0%, per Vapor management.
Other Matters Relating to Cassel Salpeter’s Opinion
As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with Proposed Transactions, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter has in the past provided and is currently providing investment banking, financial advisory and other financial services to certain affiliates of Vaporin for which Cassel Salpeter has received, and would expect to receive, compensation, including, during the past two years, having acted as financial advisor to certain affiliates of Vaporin in connection with certain business combinations or other transactions. Cassel Salpeter may provide investment banking, financial advisory and other financial services to Vapor, other participants in the transaction or certain of their respective affiliates in the future, for which Cassel Salpeter may receive compensation.
Cassel Salpeter received a fee of  $95,000 for rendering its opinion, no portion of which was contingent upon any conclusion reached in Cassel Salpeter’s opinion or the completion of the merger. In addition, Vapor agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.
No Appraisal Rights
Consummation of the merger does not give rise to appraisal rights to holders of Vapor common stock under the DGCL.
Vote Required for Approval
The proposal to approve the merger agreement and the issuance of Vapor common stock in connection with the merger agreement will be approved if a majority of the votes cast by the holders of Vapor common stock at the Vapor special meeting are “FOR” such proposal.
Recommendation of the Vapor Board of Directors
THE BOARD OF DIRECTORS OF VAPOR RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 1 AS TO THE APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF VAPOR COMMON STOCK IN CONNECTION WITH THE MERGER.

PROPOSAL 2 OF THE VAPOR SPECIAL MEETING — RATIFICATION OF THE PREVIOUS ISSUANCE OF $1,250,000 OF CONVERTIBLE DEBT AND COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
We are seeking stockholder ratification of Vapor’s previous issuance of  $1,250,000 of convertible debt and the common stock issuable upon conversion thereof. Although stockholders were not required to approve this previous securities issuance in connection with the Bridge Financing, Vapor is submitting this ratification proposal to its stockholders as a matter of good corporate governance. For a description of the terms of the Bridge Financing, see the section of this joint proxy statement-prospectus captioned “Certain Information About Vapor — Recent Developments” beginning on page 31.
Approval of this proposal by the Vapor stockholders will also provide Vapor with greater flexibility in the future in the event Vapor needs to issue additional shares of its common stock. If Vapor stockholders ratify the previous issuance of  $1,250,000 of convertible debt and the Vapor common stock issuable upon the conversion of such convertible debt, the number of shares of common stock issuable pursuant to the Bridge Financing would no longer count toward the 20% threshold under Nasdaq Continued Listing Rule 5635(d) and Vapor would therefore be permitted to issue a greater number of shares of common stock in future transactions, (up to 20% of the then-issued and outstanding shares of Vapor common stock) without having to incur the substantial time and expense that would otherwise be associated with holding a stockholder meeting to approve such an issuance.
Vote Required for Approval
This proposal will be approved if holders of a majority of the Vapor common stock at the Vapor special meeting are voted “FOR” such proposal.
Recommendation of the Vapor Board of Directors
THE BOARD OF DIRECTORS OF VAPOR RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO RATIFY THE PREVIOUS ISSUANCE OF $1,250,000 OF CONVERTIBLE DEBT AND COMMON STOCK ISSUABLE UPON THE CONVERSION THEREOF.

PROPOSAL 3 OF THE VAPOR SPECIAL MEETING — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS
As of the date of this document, the Vapor Board of Directors does not know of any matters that will be presented for consideration at the Vapor special meeting other than as described in this document. However, if any other matter shall properly come before the Vapor special meeting or any adjournment or postponement thereof and shall be voted upon, the Vapor Board of Directors intends that properly completed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares of Vapor common stock represented by the proxy on any matters that fall within the purposes set forth in Vapor’s notice of meeting. In particular, if Vapor does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement and the issuance of Vapor common stock in connection with the merger or the ratification of the previous issuance of convertible debt and common stock issuable upon the conversion thereof in connection with the Bridge Financing, it may propose to adjourn or postpone the Vapor special meeting to a later date for the purpose of soliciting additional proxies to establish a quorum or approve the proposed amendment to Vapor’s Restated Certificate of Incorporation. Vapor does not currently intend to propose adjournment or postponement at the Vapor special meeting if there are sufficient votes to approve the proposed amendment to Vapor’s Restated Certificate of Incorporation.
Vote Required for Approval
If approval of the proposal to authorize the Vapor Board of Directors, in its discretion, to adjourn or postpone the Vapor special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement and the issuance of shares of Vapor common stock pursuant to the merger or to vote on other matters properly before such special meeting, is submitted to the Vapor stockholders, approval of the proposal requires the affirmative vote of holders of a majority of the shares of Vapor common stock present, in person or by proxy, and entitled to vote at the Vaporin special meeting.
Recommendation of the Vapor Board of Directors
THE BOARD OF DIRECTORS OF VAPOR RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3 TO AUTHORIZE THE VAPOR BOARD OF DIRECTORS, IN ITS DISCRETION, TO ADJOURN OR POSTPONE THE VAPOR SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF VAPOR COMMON STOCK IN CONNECTION WITH THE MERGER OR THE RATIFICATION OF THE PREVIOUS ISSUANCE OF CONVERTIBLE DEBT AND COMMON STOCK ISSUABLE UPON THE CONVERSION THEREOF IN CONNECTION WITH THE BRIDGE FINANCING OR TO VOTE ON OTHER MATTERS PROPERLY BEFORE SUCH SPECIAL MEETING.

FUTURE STOCKHOLDER PROPOSALS
Vaporin
If the merger occurs in the expected timeframe, there will be no Vaporin annual meeting of stockholders in 2015. In that case, stockholder proposals must be submitted to Vapor’s Corporate Secretary in accordance with the procedures described below. In case the merger is not completed, any stockholder who may desire to submit a proposal under the SEC’s stockholder proposal rule (Rule 14a-8) for inclusion in Vaporin’s proxy and proxy statement for the 2015 annual meeting of Vaporin stockholders, must present such proposal in writing to Vaporin at 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Corporate Secretary, within a reasonable time before Vaporin begins to print and send its proxy materials. Under Vaporin’s Amended and Restated Bylaws, any stockholder who desires to submit a proposal outside of the process provided by the SEC’s stockholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2015 annual meeting of Vaporin stockholders must provide timely notice thereof in the manner and form required by Vaporin’s amended and restated bylaws by the close of business on the 10th day following the day on which the date of the meeting is made public. If the date of the annual meeting of Vaporin stockholders should change, such deadlines under Vaporin’s Amended and Restated Bylaws would also change.
Vapor
Vapor anticipates holding its 2015 Annual Meeting of Stockholders on May 26, 2015. Any stockholder who wishes to present any proposal for stockholder action at the 2015 Annual Meeting of Stockholders must, in addition to complying with any other applicable requirements, including, without limitation, those set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, have submitted notice of such proposal to Vapor’s Secretary, at Vapor’s offices, not later than January 21, 2015, 2014, in order to be included in Vapor’s proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Vapor Corp., 3001 Griffin Road, Dania Beach, Florida 33312. If a stockholder proposal is introduced at the 2015 Annual Meeting of Stockholders without any discussion of the proposal in Vapor’s proxy statement, and the stockholder does not notify Vapor on or before April 11, 2014, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the 2015 Annual Meeting of Stockholders, then proxies received by Vapor for the 2015 Annual Meeting of Stockholders will be voted by the persons named in such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

INFORMATION INCORPORATED BY REFERENCE
The following documents filed by Vapor (Commission File No. 001-36469) with the SEC are hereby incorporated in this proxy statement-prospectus:
•
Annual Report on Form 10-K for the year ended December 31, 2013;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•
Current Reports filed on Form 8-K on February 6, 2014, March 7, 2014, April 28, 2014, May 15, 2014, May 28, 2014, July 28, 2014, August 27, 2014, September 23, 2014, November 6, 2014, November 17, 2014 and December 18, 2014 (in each case except to the extent furnished but not filed); and

•
All documents filed by Vapor pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of  (1) the date of the Vapor meeting or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed (other than the portions of those documents not deemed to be filed).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.
Both Vapor and Vaporin file reports, proxy statements and other information with the SEC. Vapor’s and Vaporin’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document Vapor or Vaporin files by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
No person has been authorized to give any information or to make any representation other than what is included in this document or incorporated by reference, including previous filings on Form 425 or Schedule 14A, which are superseded by this document. If any information or representation is given or made, it must not be relied upon as having been authorized.
OTHER MATTERS
As of the date of this proxy statement, neither the Vaporin Board of Directors nor the Vapor Board of Directors knows of any other matters to be presented for action by the Vaporin or Vapor stockholders, as the case may be, at the respective company’s special meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed Vaporin or Vapor proxy, as applicable, to vote in accordance with their best judgment on such matters.
LEGAL OPINION
Gunster, Yoakley & Stewart, P.A., Fort Lauderdale, Florida, counsel to Vapor, will pass upon certain legal matters relating to the issuance and validity of the shares of Vapor common stock offered hereby. The material U.S. federal income tax consequences relating to the Merger will be passed upon for Vapor by Gunster, Yoakley & Stewart, P.A. and for Vaporin by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

EXPERTS
The consolidated financial statements of Vapor Corp. as of December 31, 2013 and 2012, and for each of the years then ended, incorporated by reference into in this joint proxy statement-prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference into this prospectus and are incorporated in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.
The consolidated balance sheets of Vaporin as of December 31, 2013 and 2012, and the consolidated statements of operations, consolidated statement of changes in stockholders equity and consolidated statement of cash flows for the years ended December 31, 2013, December 31, 2012 and for the period from April 28, 2011 (inception) to December 31, 2013, have been audited by KBL, LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein. These consolidated financial statements have been included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Vaporin Inc.
(formerly Valor Gold Corp.)
(a Development Stage Company)
We have audited the accompanying consolidated balance sheets of Vaporin, Inc. (formerly Valor Gold Corp.) (a Development Stage Company) as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2013 and 2012, and for the period from April 28, 2011 (Inception) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vaporin, Inc. (formerly Valor Gold Corp.) as of December 31, 2013 and 2012, and the consolidated operations and cash flows for the years ended December 31, 2013 and 2012 and for the period from April 28, 2011 (Inception) to December 31, 2013 in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had a net loss and net cash used in operations of  $3,182,429 and $1,001,936, respectively, in 2013, had an accumulated deficit of  $12,616,451 at December 31, 2013 and has no revenues. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KBL, LLP
New York, NY
March 27, 2014

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash	$8,317	$812,671
Note receivable	50,000	—
Prepaid expenses and other current assets	1,750	982,219
Assets of discontinued operations	—	144,986
Total Current Assets	60,067	1,939,876
Other assets:
Assets of discontinued operations – long term portion	—	118,000
Total Other Assets	—	118,000
Total Assets	$60,067	$2,057,876
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$103,876	$671,195
Convertible notes payable, net of debt discount	96,156	—
Derivative liabilities	120,280	—
Total Liabilities	320,312	671,195
STOCKHOLDERS’ (DEFICIT) EQUITY:
Preferred stock, $0.0001 par value; 50,000,000 authorized Convertible Series A Preferred stock ($.0001 Par Value; 10,000,000 Shares Authorized; 10,000,000 and 5,000,000 shares issued and outstanding as of December 31, 2013 and 2012, respectively)	1,000	500
Common stock ($.0001 Par Value; 200,000,000 Shares Authorized; 86,662,500 and 77,112,500 shares issued and outstanding as of December 31, 2013 and 2012, respectively)	8,667	7,712
Additional paid-in capital	12,346,539	10,812,491
Deficit accumulated during the development stage	(12,616,451)	(9,434,022)
Total Stockholders’ (Deficit) Equity	(260,245)	1,386,681
Total Liabilities and Stockholders’ (Deficit) Equity	$60,067	$2,057,876

See accompanying notes to consolidated financial statements.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012	For the Period from April 28, 2011 (Inception) to December 31, 2013
Revenues	$—	$—	$—
Operating expenses:
Compensation and related expenses	1,273,385	2,258,937	3,727,057
Consulting fees	1,531,233	1,848,640	3,381,514
Professional fees	182,962	221,518	411,980
General and administrative expenses	136,404	159,995	342,690
Total operating expenses	3,123,984	4,489,090	7,863,241
Operating loss from continuing operations	(3,123,984)	(4,489,090)	(7,863,241)
Other income (expense)
Interest income	1,750	—	1,750
Gain from forgiveness of accrued expenses	686,063	—	686,063
Derivative expense	(310,375)	—	(310,375)
Change in fair value of derivative liabilities	203,137	—	203,137
Interest expense	(102,181)	(11,556)	(113,737)
Total other income (expense)	478,394	(11,556)	466,838
Loss from continuing operations before provision for income taxes	(2,645,590)	(4,500,646)	(7,396,403)
Provision for income taxes	—	—	—
Loss from continuing operations	(2,645,590)	(4,500,646)	(7,396,403)
Discontinued operations:
Loss from discontinued operations, net of tax	(536,839)	(3,813,593)	(5,220,048)
Net loss	$(3,182,429)	$(8,314,239)	$(12,616,451)
WEIGHTED AVERAGE COMMON SHARES
Basic and Diluted	79,644,863	51,498,259	55,310,569
Loss per common share, basic and diluted:
Loss from continuing operations	$(0.03)	$(0.09)	$(0.13)
Loss from discontinued operations	$(0.01)	$(0.07)	$(0.09)

See accompanying notes to consolidated financial statements.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE PERIOD FROM APRIL 28, 2011 (INCEPTION) TO DECEMBER 31, 2013
	Preferred Stock – Series A $0.0001 Par Value		Common Stock $0.0001 Par Value		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholder’s (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance, April 28, 2011 (Inception)	—	—	—	$—	$—	$—	$—
Capital Contributions	—	—	25,000,000	2,500	1,997,530	—	2,000,030
Net loss	—	—	—	—	—	(1,119,783)	(1,119,783)
Balance, December 31, 2011	—	—	25,000,000	2,500	1,997,530	(1,119,783)	880,247
Recapitalization of the Company	—	—	25,000,000	2,500	(2,930,224)	—	(2,927,724)
Issuance of common stock for cash	—	—	9,112,500	912	3,560,088	—	3,561,000
Issuance of preferred stock for cash	5,000,000	500	—	—	1,999,500	—	2,000,000
Issuance of common stock to officers for services	—	—	9,100,000	910	2,039,090	—	2,040,000
Issuance of common stock to consultants for services	—	—	2,900,000	290	1,596,710	—	1,597,000
Stock-based compensation in connection with options granted to employees and consultants	—	—	—	—	150,397	—	150,397
Issuance of common stock in connection with the acquisition of mineral rights	—	—	6,000,000	600	2,399,400	—	2,400,000
Net loss	—	—	—	—	—	(8,314,239)	(8,314,239)
Balance, December 31, 2012	5,000,000	500	77,112,500	7,712	10,812,491	(9,434,022)	1,386,681
Issuance of common stock to consultants for services	—	—	250,000	25	132,425	—	132,450
Stock-based compensation in connection with options granted to employees and consultants	—	—	—	—	143,250	—	143,250
Stock-based compensation in connection with restricted common stock grants	—	—	3,000,000	300	1,025,946	—	1,026,246
Cancellation of shares in connection with a termination agreement	—	—	(4,000,000)	(400)	400	—	—
Issuance of common stock due to most favored nations provision	5,000,000	500	9,112,500	911	(1,411)	—	—
Issuance of common stock for exercise of warrants	—	—	1,187,500	119	(119)	—	—
Reclassification of derivatives to equity	—	—	—	—	233,557	—	233,557
Net loss	—	—	—	—	—	(3,182,429)	(3,182,429)
Balance, December 31, 2013	10,000,000	$1,000	86,662,500	$8,667	$12,346,539	$(12,616,451)	$(260,245)

See accompanying notes to consolidated financial statements.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012	For the Period from April 28, 2011 (Inception) to December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,182,429)	$(8,314,239)	$(12,616,451)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Common stock issued for services	1,026,246	2,662,000	3,688,246
Depreciation	2,418	—	2,418
Amortization of prepaid expense in connection with the issuance of common stock issued for prepaid services	1,066,825	40,625	1,107,450
Amortization of debt discount	92,756	—	92,756
Stock-based compensation in connection with options granted	143,250	150,397	293,647
Derivative expense	310,375	—	310,375
Change in fair value of derivative liabilities	(203,137)	—	(203,137)
Gain from forgiveness of accrued expenses	(686,063)	—	(686,063)
Impairment expense	—	2,400,000	2,400,000
Changes in assets and liabilities:
Assets of discontinued operations	144,986	—	144,986
Prepaid expenses and other current assets	46,094	(129,153)	(146,736)
Assets of discontinued operations – long term portion	118,000	(67,000)	—
Accounts payable and accrued expense	118,743	646,370	789,938
NET CASH USED IN OPERATING ACTIVITIES	(1,001,936)	(2,611,000)	(4,822,571)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,418)	—	(2,418)
Issuance of note receivable	(50,000)	—	(50,000)
Cash paid in connection with the recapitalization of the Company	—	(2,000,000)	(2,000,000)
NET CASH USED IN INVESTING ACTIVITIES	(52,418)	(2,000,000)	(2,052,418)
CASH FLOWS FROM FINANCING ACTIVITIES:
Contributed capital	—	—	2,000,030
Net proceeds from sale of common and preferred stock	—	5,561,000	5,561,000
Payment on note payable	—	(500,000)	(500,000)
Proceed from issuance of notes payable	250,000	—	250,000
Advance to related parties, net of proceeds from repayment by related party	—	(17,402)	(427,724)
NET CASH PROVIDED BY FINANCING ACTIVITIES	250,000	5,043,598	6,883,306
NET (DECREASE) INCREASE IN CASH	(804,354)	432,598	8,317
CASH – beginning of year	812,671	380,073	—
CASH – end of year	$8,317	$812,671	$8,317
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$11,556	$11,556
Income taxes	$—	$—	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Note payable issued in connection with the recapitalization of the Company	$—	$500,000	$500,000
Distribution to former parent company and its subsidiary prior to Merger included in the Recapitalization of the Company	$—	$427,724	$427,724
Subscription receivable in connection with the sale of common stock	$—	$—	$75,000
Reclassification of derivatives to equity	$233,557	$—	$233,557

See accompanying notes to consolidated financial statements.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS
Organization
Vaporin, Inc. (the “Company”), (formerly Valor Gold Corp.), was incorporated under the laws of the State of Delaware on June 2, 2009. On March 27, 2012, the Company had filed an Amended and Restated Certificate of Incorporation in order to change its name to Valor Gold Corp. and to increase its authorized capital stock.
On January 16, 2014, holders of a majority of the outstanding voting capital of the Company voted in favor of filing a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation in order to (i) change the name of the Company to “Vaporin, Inc.” from “Valor Gold Corp.” and (ii) effect a reverse split of its issued and outstanding common stock on a one for twelve basis (the “Reverse Split”). On February 3, 2014, the Company had filed an Amended and Restated Certificate of Incorporation in order to change its name to Vaporin, Inc. Currently, the Reverse Split has been approved by holders of a majority of the outstanding voting capital of the Company however the Company has not filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to effectuate the Reverse Split. The Company’s Board of Directors has not yet determined when to effectuate the Reverse Split. As such, the consolidated financial statements do not reflect the results of the Reverse Split.
On January 24, 2014, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Vaporin Florida, Inc., a Florida corporation (“Vaporin Florida”), and the stockholders and debt holders of Vaporin Florida. Vaporin Florida was formed as a limited liability company in the state of Florida on December 10, 2012 and was converted into a corporation on December 27, 2013. Upon closing of the transaction contemplated under the Exchange Agreement (the “Share Exchange”), on January 24, 2014, the holders of Vaporin Florida’s outstanding common stock (the “Vaporin Florida Stockholders”) transferred all of the issued and outstanding common stock of Vaporin Florida to the Company in exchange for an aggregate of 35 million shares of the Company’s common stock. As a result, Vaporin Florida became a wholly-owned subsidiary of the Company. Vaporin Florida created its flagship product, the “Vaporin Electronic Cigarette”, an electronic smoking device, as an alternate to tobacco based cigarettes that utilize micro-electronic technology to provide users with a smoking experience without the tobacco and tar found in mainstream cigarettes. Following the closing of the Share Exchange, through the Company’s wholly owned subsidiary, Vaporin Florida, the Company intends to expand its activities and engage in the development, marketing and sale of the Vaporin Electronic Cigarette and related products and accessories. The completion of the Share Exchange resulted in a change of control. The Share Exchange was accounted for as a reverse acquisition and re-capitalization. Vaporin Florida was the acquirer for financial reporting purposes and the Company was the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange were those of Vaporin Florida and was recorded at the historical cost basis of Vaporin Florida, and the consolidated financial statements after completion of the Share Exchange included the assets and liabilities of the Company and Vaporin Florida, historical operations of Vaporin Florida and operations of the Company from the closing date of the Share Exchange (see Note 12).
On May 24, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with (i) Red Battle Corp. (“Red Battle”), a Delaware corporation and owner of all of the outstanding membership interests of each of Arttor Gold LLC (“Arttor Gold”), and Noble Effort Gold LLC (“Noble Effort”), (ii) Pershing Gold Corporation (“Pershing”), a Nevada corporation and owner of all of the outstanding capital stock of Red Battle, and (iii) Valor Gold Acquisition Corp., the Company’s newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Red

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

Battle, and Red Battle, as the surviving corporation, became the Company’s wholly-owned subsidiary. In consideration for the Merger, the Company paid Pershing, as Red Battle’s sole shareholder, (i) 25,000,000 shares of the Company’s Common Stock; (ii) $2,000,000 in cash; and (iii) a promissory note in the principal amount of  $500,000.
As a result of the Merger, the Company acquired certain business and operations from Pershing primarily consisting of junior gold exploration mining claims and related rights held by Arttor Gold and Noble Effort. At the effective time of the Merger, the Company discontinued its prior business and operations and revised its business purpose to pursue the business and operations through its Arttor Gold and Noble Effort subsidiaries as its sole business (see Note 3). Prior to the Merger, the Company was a shell company with minimal operations.
The Merger was accounted for as a reverse-merger and recapitalization. Red Battle was the acquirer for financial reporting purposes and the Company was the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Merger were those of Red Battle and its wholly owned subsidiaries and was recorded at the historical cost basis of Red Battle, and the consolidated financial statements after completion of the Merger included the assets and liabilities of the Company and Red Battle, historical operations of Red Battle and operations of the Company from the closing date of the Merger.
Arttor Gold, a Nevada limited liability company, was formed and organized on April 28, 2011. Arttor Gold operated as a U.S. based junior gold exploration and mining company. For the period from April 28, 2011 (Inception) to December 31, 2013, Arttor Gold had no revenues and recorded transactions related to Arttor Gold’s preliminary exploration activities. Arttor Gold had the rights to explore on two Carlin-type gold properties located in Lander County, Nevada, known as Red Rock and North Battle Mountain. The liability of the member of Arttor Gold is limited to the member’s capital contributions.
Noble Effort, a Nevada limited liability company, was formed in June 2011 to explore potential acquisitions of natural resources properties suitable for exploration and development. On May 24, 2012, Arttor Gold and Pershing assigned its rights to explore the Centerra property to Noble Effort pursuant to an Assignment and Assumption of Lease Agreement.
On July 17, 2013, the Company and its wholly-owned subsidiary Arttor Gold (the “Lessee”), executed an agreement for the Termination of Mining Claim Leases (the “Termination Agreement”) with Arthur Leger and F.R.O.G. Consulting, LLC (Mr. Leger and F.R.O.G. Consulting, LLC, collectively, the “Lessor”). Pursuant to the Termination Agreement, effective as of June 24, 2013, the Lessor and the Lessee terminated that certain North Battle Mountain Mineral Lease, dated as of May 24, 2011, and terminated that certain Red Rock Mineral Lease, dated as of May 24, 2011. The decision by the Company to terminate these leases followed changes in the direction of the Company and the decision to explore new strategic and developmental opportunities in other business sectors.
Thus, the Company decided to discontinue its exploration stage gold and minerals business and prior periods have been restated in the Company’s consolidated financial statements and related footnotes to conform to this presentation. The Company is now considered a development stage company.
Going Concern
The consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of approximately $12.6 million as of December 31, 2013, negative cash flows from operating activities and net loss of approximately $1.0 million and $3.2 million, respectively, for the year ended December 31, 2013.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

The Company anticipates further losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s ability to raise additional capital through the future issuances of common stock is unknown.
The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties. In January 2014, the Company acquired Vaporin Florida following the closing of the Share exchange (see Note 1). While the Company believes in the viability of its strategy to increase revenues through the acquisition of Vaporin Florida, there can be no assurances to that effect.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and Principles of Consolidations
The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly-owned subsidiaries as of December 31, 2013. All significant intercompany accounts and transactions have been eliminated in the consolidation.
Use of estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to the assumptions used to calculate fair value of options granted, derivative liabilities and common stock issued for services.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2013, no amounts exceeded the limits. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.
Development stage company
The Company is presented as a development stage company. Activities during the development stage include organizing the business and raising capital. The Company is a development stage company with no revenues and no profits. The Company has not commenced significant operations and, in accordance with Accounting Standards Codification (“ASC”) Topic 915 “Development Stage Entities”, is considered a development stage company.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments
The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.
ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:
Level 1:
Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:
Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:
Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model.
The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable input (Level 3) from January 1, 2013 to December 31, 2013:
	Conversion feature derivative liability	Warrant liability
Balance at January 1, 2013	$—	$—
Recognition of derivative liability	153,849	403,125
Reclassification of derivative liability to equity	—	(233,557)
Change in fair value included in earnings	(111,968)	(91,169)
Balance at December 31, 2013	$41,881	$78,399

Total derivative liabilities at December 31, 2013 amounted to $120,280.
The carrying amounts reported in the balance sheet for cash, prepaid expenses, accounts payable, and accrued expenses approximate their estimated fair market value based on the short-term maturity of this instrument. The carrying amount of the notes payable at December 31, 2013 approximate their respective fair value based on the Company’s incremental borrowing rate.
In addition, FASB ASC 825-10-25 “Fair Value Option” was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.
Prepaid expenses and other current assets
Prepaid expenses and other currents assets of  $1,750 and $982,219 at December 31, 2013 and 2012, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

expenses included prepayments in cash and equity instruments for public relation services and professional services and prepaid insurance which are amortized over the terms of their respective agreements. Additionally, the Company recorded interest receivable of  $1,750 and was included in other current assets at December 31, 2013 (see Note 5).
Mineral property acquisition and exploration costs
Costs of lease, exploration, carrying and retaining unproven mineral lease properties were expensed as incurred. The Company expensed all mineral exploration costs as incurred. Such expenses are included in the loss from discontinued operations and prior periods have been restated in the Company’s financial statements and related footnotes to conform to this presentation.
As of December 31, 2013, the Company’s remaining claims include (1) Paramount’s Reese River Gold Project consisting of 148 unpatented lode mining claims and (2) Centerra Gold Prospect consisting of 24 unpatented lode mining claims. Exploration activities in these remaining claims were discontinued in June 2013. Consequently, the Company decided to discontinue its exploration stage gold and minerals business thereon.
Bond
The Company had posted surface management bond deposits with Bureau of Land Management (“BLM”) for a total of  $0 and $118,000 and was included in assets in discontinued operations as reflected in the accompanying consolidated balance sheets as of December 31, 2013 and 2012, respectively (see Note 9).
Impairment of long-lived assets
The Company accounts for the impairment or disposal of long-lived assets according to the ASC 360 “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. During the year ended December 31, 2013 and 2012, the Company recorded impairment of mining rights of  $0 and $2,400,000, respectively, and was included in the loss from discontinued operations.
Advertising
Advertising is expensed as incurred and is included in selling, general and administrative expenses on the accompanying statements of operations. For the year ended December 31, 2013 and 2012, was deemed to be not material.
Basic and Diluted Net Loss per Share
Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share (“ASC 260”). Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following table sets forth the computation of basic and diluted loss per share:
	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Numerator:
Loss from continuing operations	$(2,645,590)	$(4,500,646)
Loss from discontinued operations	$(536,839)	$(3,813,593)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	79,644,863	51,498,259
Loss per common share, basic and diluted:
Loss from continuing operations	$(0.03)	$(0.09)
Loss from discontinued operations	$(0.01)	$(0.07)
The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s loss from continuing operations and loss from discontinued operations. In periods where the Company has a net loss, all dilutive securities are excluded.
	December 31, 2013	December 31, 2012
Common stock equivalents:
Stock options	300,000	700,000
Stock warrants	2,893,750	2,268,750
Convertible notes payable	1,250,000	—
Convertible preferred stock	10,000,000	5,000,000
	14,443,750	7,968,750

Income taxes
The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.
The Company follows the provision of the ASC 740-10 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, it is highly certain that some positions taken would be situated upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is most likely that not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.
Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.
The Company has adopted ASC 740-10-25 Definition of Settlement, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax position considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely that not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.
Revenue Recognition
The Company has not generated revenue. The Company will recognize revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) delivery has occurred or services have been rendered.
Stock-based Compensation
Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation”, which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.
Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.
Recent accounting pronouncements
In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits related to any disallowed portion of net operating loss carryforwards, similar tax losses, or tax credit carryforwards, if they exist. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on the Company’s consolidated financial statements.
There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 3 — MERGER AGREEMENT
On May 24, 2012, the Company entered into a Merger Agreement with (i) Red Battle, owner of all of the outstanding membership interests of each of Arttor Gold, and Noble Effort (ii) Pershing, owner of all of the outstanding capital stock of Red Battle, and (iii) Acquisition Sub (see Note 1). Upon closing of the Merger, Acquisition Sub merged with and into Red Battle, and Red Battle, as the surviving corporation, became the Company’s wholly-owned subsidiary. In consideration for the foregoing, the Company paid Pershing, as Red Battle’s sole shareholder, (i) $2,000,000 in cash (the “Cash Consideration”), (ii) a 5% promissory note in the principal amount of  $500,000 due 18 months following the issuance date (the “Note”) and (iii) 25,000,000 shares of the Company’s common stock (the “Stock Consideration”, and, together with the Cash Consideration and the Note, the “Merger Consideration”). As further consideration, (i) Arthur Leger entered into an NSR Agreement with Pershing Royalty Company, the wholly owned subsidiary of Pershing, granting Pershing Royalty Company a 1% royalty on certain claims; (ii) Mr. Leger agreed to cancel 1,750,000 shares of Pershing’s common stock held by Mr. Leger prior to the Merger; and (iii) Mr. Leger agreed to defer certain royalty payments under the terms of lease agreements with Arttor Gold related to the Red Rock and North Battle Mineral Prospect claims.
Under the terms of the Note, all outstanding principal, together with all accrued but unpaid interest, is payable upon the earlier of: (i) the closing of one or more private placements of the Company’s securities in which the Company receives gross proceeds of at least $7,500,000 or (ii) 18 months following the issuance of the Note. In November 2012, the Company repaid $500,000 and accrued interest of  $11,556 to Pershing.
As a result of the Merger, the Company had acquired certain business and operations from Pershing primarily consisting of junior gold exploration mining claims and related rights in Pershing’s two Lander County, Nevada exploration properties, Red Rock Mineral Prospect (including Centerra Prospect) and North Battle Mountain Mineral Prospect held by Arttor Gold and Noble Effort.
Pursuant to the Termination Agreement, effective as of June 24, 2013, Arttor Gold and the Lessee terminated the lease related to the Red Rock and North Battle Mineral Prospect claims (see Note 1).
NOTE 4 — RELATED PARTY TRANSACTIONS
Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as compensation or distribution to related parties depending on the transaction.
Barry Honig, a shareholder of the Company, is a member of Pershing’s Board of Directors. Prior to the Merger, certain entities under Mr. Honig’s control and family members held 5,600,003 shares of the Company. Additionally, one of the shareholders of Pershing (the “Pershing Shareholder”) held 750,000 shares of the Company prior to the Merger. Contemporaneously with the closing of the Merger, the Pershing Shareholder purchased 1,250,000 shares of the Company’s common stock in the Company’s Private Placement. Additionally, entities under Mr. Honig’s control purchased 5,000,000 shares of the Company’s Series A Preferred Stock in the Private Placement.
Assuming the conversion into common stock of the Company’s Series A Preferred Stock, the interest in the Company of the Pershing Shareholder and entities controlled by Mr. Honig accounted for 18% of the issued and outstanding common stock of the Company at the closing of the Merger. Accordingly,

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 4 — RELATED PARTY TRANSACTIONS (continued)

Pershing and Mr. Honig are considered to be founders and “promoters” of the Company as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result of the aforementioned, the Pershing Shareholder and Mr. Honig/entities controlled by Mr. Honig being among the largest shareholders of the Company and Pershing, there may exist certain conflicts of interest with respect to the business and affairs of each of these companies. The Company believes that such Pershing Shareholder and Mr. Honig/entities controlled by Mr. Honig are independent private investors who have no agreements, arrangements or understandings with respect to the ownership or control over any of these companies. The Company also considered the guidance in EITF 02-5 “Common Control”, that the Merger was not treated as a common control transaction as there were no group of shareholders that holds more than 50% of the voting ownership interest of each entity with contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists.
In May 2013, Pershing sold all of the shares it owned in the Company. Accordingly, Pershing and its director, Mr. Honig, ceased to be a related party to the Company. Between July 2013 and August 2013, Mr. Honig issued secured convertible promissory notes for a total amount of  $125,000 (see Note 6).
NOTE 5 — NOTE RECEIVABLE
On September 12, 2013, the Company loaned $50,000 to an unrelated party in exchange for a demand promissory note. The note is due on demand and bears interest at 12% per annum. Additionally, the Company and the borrower signed a non-binding Letter of Intent (the “LOI”) to acquire certain assets of the borrower by the Company. The note includes a condition whereby the borrower shall pay a $250,000 breakup fee upon the occurrence of certain events such as the termination of the LOI by the borrower or the transactions under the LOI are not consummated on or before the agreed termination date as defined in the promissory note. As of December 31, 2013, the Company recorded interest receivable of  $1,750 and has been included in prepaid expenses and other current assets as reflected in the accompanying consolidated balance sheets. In January 2014, the Company and the borrower mutually agreed to terminate the non-binding LOI and no breakup fee has been incurred after the termination. In February 2014, the Company collected the principal amount of the note plus interest for a total amount of  $52,433.
NOTE 6 — CONVERTIBLE NOTES PAYABLE
At December 31, 2013 and 2012, convertible promissory notes consisted of the following:
	December 31, 2013	December 31, 2012
Convertible promissory notes	$250,000	$—
Less: debt discount	(153,844)	—
Convertible notes payable, net	$96,156	$—

On July 24, 2013, the Company entered into a Securities Purchase Agreement with Mr. Honig (see Note 4) pursuant to which the Company sold (i) $75,000 of its 10% secured convertible promissory note due one year from the date of issuance and (ii) 5-year warrant to purchase 375,000 shares of the Company’s common stock at an exercise price of  $0.20 per share for gross proceeds to the Company of  $75,000. The note is convertible into shares of the Company’s common stock at an initial conversion price of  $0.20 per share. The warrants have an initial exercise price of  $0.20 per share.
Between August 20, 2013 and August 29, 2013, the Company entered into Securities Purchase Agreements with two accredited investor whereby one of the investors is Mr. Honig (see Note 4) pursuant to which the Company sold an aggregate of  (i) $175,000 of its 10% secured convertible promissory notes

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 6 — CONVERTIBLE NOTES PAYABLE (continued)

due one year from the date of issuance and (ii) 5-year warrant to purchase 1,500,000 shares of the Company’s common stock at an exercise price of  $0.01 per share for gross proceeds to the Company of $175,000. The notes are convertible into shares of the Company’s common stock at an initial conversion price of  $0.20 per share. The warrants have an initial exercise price of  $0.20 per share. In February 2014, the Company paid back the principal plus accrued interest owed to Mr. Honig for a sum total of  $52,433.
In accordance with ASC 470-20-25, the convertible notes were considered to have an embedded beneficial conversion feature because the effective conversion price was less than the fair value of the Company’s common stock. These convertible notes were fully convertible at the issuance date thus the value of the beneficial conversion and the warrants were treated as a discount on the convertible notes and were valued at $246,600 to be amortized over the term of the convertible notes. The fair value of this warrant was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected dividend yield of 0%; expected volatility ranging from 120% to 124%; risk-free interest rate ranging from 1.39% to 1.61% and an expected holding period of five years.
The initial conversion price of the notes above and initial exercise prices of warrants issued above are subject to full-ratchet anti-dilution protection. In accordance with ASC Topic 815 “Derivatives and Hedging”, these convertible notes include a down-round provision under which the conversion price and exercise price could be affected by future equity offerings (see Note 7). Instruments with down-round protection are not considered indexed to a company’s own stock under ASC Topic 815, because neither the occurrence of a sale of common stock by the company at market nor the issuance of another equity-linked instrument with a lower strike price is an input to the fair value of a fixed-for-fixed option on equity shares.
NOTE 7 — DERIVATIVE LIABILITIES
In connection with the issuance of the 10% convertible notes dated in July 2013 and August 2013 (see Note 6), the Company determined that the terms of the convertible notes include a down-round provision under which the conversion price and exercise price could be affected by future equity offerings undertaken by the Company. Accordingly, under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the convertible instrument was accounted for as a derivative liability at the date of issuance and adjusted to fair value through earnings at each reporting date. The Company has recognized a derivative liability of  $120,280 and $0 at December 31, 2013 and 2012, respectively. The gain resulting from the decrease in fair value of this convertible instrument was $203,137 and $0 for the years ended December 31, 2013 and 2012, respectively. During the year ended December 31, 2013, the Company reclassified $233,557 to paid-in capital due to the exercise of warrants in connection with these convertible notes in August 2013 (see Note 10).
The Company used the following assumptions for determining the fair value of the convertible instruments under the Black-Scholes option pricing model:
December 31, 2013
Dividend rate	0%
Term (in years)	0.58 – 5 Years
Volatility	120% – 125%
Risk-free interest rate	0.10% – 1.75%

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 8 — COMMITMENTS
Royalty Agreement — F.R.O.G. Consulting, LLC
On May 24, 2011, Arttor Gold had entered into two lease agreements with F.R.O.G. Consulting, LLC, an affiliate of one of the former members of Arttor Gold, for the Red Rock Mineral Prospect and the North Battle Mountain Mineral Prospect. The leases granted the exclusive right to explore, mine and develop gold, silver, palladium, platinum and other minerals on the properties for a term of ten (10) years and may be renewed in ten (10) year increments. The terms of the Leases may not exceed ninety-nine (99) years. Arttor Gold may terminate these leases at any time. Pursuant to the Termination Agreement, effective as of June 24, 2013, the Lessor and the Lessee terminated these two lease agreements (see Note 1).
Pursuant to the Termination Agreement, effective as of June 24, 2013, the Lessor and Arttor Gold terminated the North Battle Mountain Mineral Lease and Red Rock Mineral Lease (see Note 1). As a result of the Termination Agreement, the Company released to the Lessor all of its rights to the 269 unpatented lode mining claims under the North Battle Mountain Lease, the 36 unpatented lode mining claims under the Red Rock Lease and any added claims staked by Arthur Leger during the term of the North Battle Mountain Lease and Red Rock Lease (the “Claims Release”). In consideration for the Claims Release, the Lessor initially agreed to pay back to the Lessee $29,638 in bond payments it made to the BLM in connection with claims underlying the Claims Release. In September 2013, the Company and the lessor entered into an amendment of the Termination Agreement whereby the payment amount was reduced to $10,592 from $29,368. As of December 31, 2013, such reimbursement of  $10,592 was deemed uncollectible and therefore was fully written off as bad debt and has been included in the loss from discontinued operations. Furthermore, the Lessor agreed to transfer to the Company the 4,000,000 shares of the Company’s common stock owned by the Lessor. The Company has fulfilled its obligation under these two lease agreements upon termination.
Royalty Agreement — Centerra (U.S.) Inc.
In August 2011, Arttor Gold, entered into lease agreement with Centerra (U.S.) Inc. (“Centerra”). The lease grants the exclusive right to explore, mine and develop any and all metals, ores and other minerals on the properties which consist of 24 unpatented mining claims located Lander County, Nevada for a term of ten (10) years and may be renewed in ten (10) year increments. Arttor Gold may terminate these leases at any time.
Arttor Gold is required under the terms of our property lease to make annual lease payments. Arttor Gold is also required to make annual claim maintenance payments to BLM and to the county in which its property is located in order to maintain its rights to explore and, if warranted, to develop its property. If Arttor Gold fails to meet these obligations, it will lose the right to explore for gold on its property.
Until production is achieved, Arttor Gold’s lease payments (deemed “advance minimum royalties”) consist of an initial payment of  $13,616 upon signing of the lease, followed by annual payments according to the following schedule for each lease:
Due Date of Advance Minimum Royalty Payment	Amount of Advance Minimum Royalty Payment
1st Anniversary (August 2012 – paid)	$12,000
On or before each of the 2nd and 3rd Anniversary (August 2013 – paid and August 2014)	15,000
On or before each of the 4th and 5th Anniversary (August 2015 and August 2016)	20,000
On or before each of the 6th and 7th Anniversary (August 2017 and August 2018)	25,000
On or before each of the 8th and 9th Anniversary (August 2019 and August 2020)	30,000
10th Anniversary and subsequent anniversaries so long the agreement shall remain in effect (August 2021)	40,000

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 8 — COMMITMENTS (continued)

In the event that Arttor Gold produces gold or other minerals from these leases, Arttor Gold agrees to pay lessor a production royalty equal to 4% of net smelter returns for all products extracted, produced and sold from this property after recoupment of the advance minimum royalty payments previously made to lessor pursuant to the payment table above. No production royalty shall be payable on rock, dirt, limestone, or similar materials used by lessee in its operations. Arttor Gold has the right to buy down the production royalties by payment of  $1,500,000 for the first one percent (1%) on or before completion of a positive feasibility study and another one percent (1%) by making cash payment of  $2,500,000 on or before achievement of commercial production. The leases also requires Arttor Gold to spend a total of  $100,000 on work expenditures on this property for the period from lease signing until 5th anniversary, $150,000 on work expenditures on this property for the period from the 6th anniversary until 10th anniversary and $200,000 on work expenditures on this property per year on the 11th anniversary and annually thereafter. The Company has fulfilled the 2012 obligation and has spent approximately $183,000 of expenditures under the Centerra lease. Arttor Gold is required to make annual claim maintenance payments to the BLM and to the counties in which its property is located. If Arttor Gold fails to make these payments, it will lose its rights to the property. In August 2012, the Company paid the first annual lease payment of  $12,000. In August 2013, the Company paid the second annual lease payment of  $15,000.
On May 24, 2012 Pershing and Arttor Gold transferred their interests in the Centerra lease to Noble Effort pursuant to an Assignment and Assumption of Lease Agreement. In June 2013, the Company decided to discontinue its exploration stage gold and minerals business. As December 31, 2013, the Centerra lease has not been terminated and shall remain in full force and effect. In February 2014, the Company is in the process of assigning the Centerra lease to Arthur Leger.
Assumed Royalty Agreement from X-Cal USA Inc.
In November 2012, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with X-Cal USA, Inc. and Paramount Gold & Silver Corp. (collectively the “Sellers”) pursuant to which the Sellers sold certain properties and mining claims to the Company in consideration for 6 million shares of the Company’s common stock as well as the assumption of certain royalty obligation and reimbursement of  $21,000 of annual maintenance fees with respect to mining claims paid in September 2012. The Company assumed certain royalty obligation pursuant to an Asset Purchase Agreement with the Sellers. The royalty obligation on production is equal to 2% of net returns from the production and sale of valuable minerals from the mineral claims acquired from the Sellers. In June 2013, the Company decided to discontinue its exploration stage gold and minerals business.
As of December 31, 2013, this agreement has not been terminated and shall remain in full force and effect. In February 2014, the Company is in the process of assigning the mining claims and the obligation under the Asset Purchase Agreement to The David Stephen Group (the “Assignee”). David Rector who was the Company’s former director and Chief Executive Officer of the Company is the President of the Assignee.
Geological Advisory Board Agreements
In August 2012, the Board approved the creation of a Geological Advisory Board and appointed Odin Christensen and Winthrop A. Rowe. Mr. Christensen and Mr. Rowe shall receive $10,000 per annum in consideration for their services on the Geological Advisory Board. In June 2013, Mr. Christensen and Mr. Rowe have resigned from their position as Geological Advisory Board of the Company. At December 31, 2013, accrued director fee’s amounted to $5,000 and is included in accounts payable and accrued expenses.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 9 — DISCONTINUED OPERATIONS
On July 17, 2013, the Company and its wholly-owned subsidiary Arttor Gold, executed an agreement for the Termination of Mining Claim Leases with Arthur Leger and F.R.O.G. Consulting, LLC (see Note 1). Pursuant to the Termination Agreement, effective as of June 24, 2013, the Lessor and the Lessee terminated that certain North Battle Mountain Mineral Lease, dated as of May 24, 2011, and terminated that certain Red Rock Mineral Lease, dated as of May 24, 2011. The decision by the Company to terminate these leases followed changes in the direction of the Company and the decision to explore new strategic and developmental opportunities in other business sectors. Thus, the Company decided to discontinue its exploration stage gold and minerals business and prior periods have been restated in the Company’s consolidated financial statements and related footnotes to conform to this presentation.
The remaining assets and liabilities of discontinued operations are presented in the balance sheet under the caption “Assets and Liabilities of discontinued operation” and relates to the discontinued operations of the exploration stage gold and minerals business.
The carrying amounts of the major classes of these assets and liabilities are summarized as follows:
	December 31, 2013	December 31, 2012
Assets:
Prepaid expenses	$—	$144,986
Deposits	—	118,000
Assets of discontinued operations	—	262,986
Liabilities:
Liabilities of discontinued operations	$—	$—
The following table sets forth for years ended December 31, 2013 and 2012 indicated selected financial data of the Company’s discontinued operations of its exploration stage gold and minerals business.
	For the Year ended December 31, 2013	For the Year ended December 31, 2012
Revenues	$—	$—
Cost of sales	—	—
Gross profit	—	—
Operating and other non-operating expenses	(536,839)	(3,813,593)
Loss from discontinued operations	$(536,839)	$(3,813,593)
NOTE 10 — STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred and Common Stock
Between April 2011 and May 2011, the former members of the Company’s wholly-owned subsidiary, Arttor Gold, made an initial capital contribution of  $2,000,030 to the Company.
On March 27, 2012, the Company filed an Amended and Restated Certificate of Incorporation in order to increase the Company’s authorized capital stock from 200,000,000 shares to 250,000,000 shares, which shall be divided into two classes as follows: 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of  “blank check” preferred stock, par value $0.0001 per share. Also on March 27, 2012, the board of directors of the Company authorized a 7.5 for one forward split of the outstanding common stock in the form of a dividend, whereby an additional 6.5 shares of common stock were issued for each one share of common stock held by each shareholder of record April 9, 2012.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 10 — STOCKHOLDERS’ (DEFICIT) EQUITY (continued)

On May 17, 2012, the Company filed a certificate of designation of preferences, rights and limitations of Series A Convertible Preferred Stock designating and authorizing the issuance of 5,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). On September 11, 2013, Company filed an Amendment to the Certificate of Designation of Preferences, Rights And Limitations of the Series A Preferred Stock with the Secretary of State of the State of Delaware to increase the number of authorized shares of Series A Preferred Stock from 5,000,000 shares to 10,000,000 shares. Each share of Series A Preferred Stock is convertible into one (1) share of common stock and has a stated value of $0.0001 per share.
On May 24, 2012, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”), whereby the Company transferred all of the pre-Merger assets and liabilities to the Company’s newly formed wholly-owned subsidiary, Felafel Holdings, Inc. (“SplitCo”). Thereafter, pursuant to a stock purchase agreement, the Company transferred all of the outstanding capital stock of SplitCo to certain former shareholders of the Company in exchange for the cancellation of 52,500,000 shares of the Company’s Common Stock that they owned, with 25,000,000 shares of the Company’s Common Stock held by persons who acquired such shares prior to the Merger remaining outstanding.
On May 24, 2012, the Company issued 25,000,000 shares of the Company’s common stock to Pershing in connection with the Merger Agreement between Red Battle, Pershing and Acquisition Sub (see Note 3). Additionally, the Company paid Pershing, as Red Battle’s sole shareholder, $2,000,000 in cash and a promissory note in the principal amount of  $500,000 which has been recorded against paid in capital. The Company also recorded $427,724 against paid in capital which represents a distribution to former parent company and its subsidiary prior to Merger. The Merger was accounted for as a reverse-merger and recapitalization of the Company.
On May 24, 2012, the Company sold 5,000,000 shares of Series A preferred stock to certain investors for an aggregate purchase price of  $2,000,000 or a purchase price of  $0.40 per share.
Between May 24, 2012 and June 27, 2012, the Company sold an aggregate 6,087,500 shares of common stock to certain investors for an aggregate purchase price of  $2,435,000 or a purchase price of  $0.40 per share.
On May 24, 2012, the Company and DRC Partners LLC entered into an agreement (the “DRC Consulting Agreement”) pursuant to which the consultant agreed to provide investor relations services to the Company for consideration consisting of a (i) one-time fee of  $10,000 and (ii) 100,000 shares of common stock per month. In May 2012, the Company issued such 100,000 shares and valued these common shares at the fair market value on the date of grant (based on the recent selling price of the Company’s common stock at private placements) at approximately $0.40 per share or $40,000. In September 2012, Company issued 300,000 shares for investor relations services rendered and valued these common shares at the fair market value on the date of grant at approximately $0.61 per share or $182,000. In August 2013, such DRC Consulting Agreement was terminated and the consultant forgave all unpaid fees payable in cash and shares of the Company’s common stock related to this agreement. Consequently, the Company recognized a gain from forgiveness of accrued expenses of  $686,063 during the year ended December 31, 2013. The Company has no further obligation after the termination.
Additionally, on May 24, 2012, the Company and Interactive Investors, Inc. entered into an agreement (the “Interactive Consulting Agreement”) pursuant to which the consultant agreed to provide investor relations services to the Company for consideration consisting of  (i) a one-time fee of  $1,750,000 (the “Cash Consideration”) and (ii) 1,000,000 shares of the Company’s Common Stock. In May 2012, the

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 10 — STOCKHOLDERS’ (DEFICIT) EQUITY (continued)

Company issued such 1,000,000 shares and valued these common shares at the fair market value on the date of grant (based on the recent selling price of the Company’s common stock at private placements) at $0.40 per share and valued at $400,000. In May 2012, the Interactive Consulting Agreement was amended whereby the Cash Consideration was decreased to $1,000,000 from $1,750,000. In December 2012, the Company renegotiated the Consulting Agreement whereby the Cash Consideration was further decreased to $500,000 and such consultant refunded back $500,000 to the Company. The Company has paid its obligation under the Interactive Consulting Agreement.
On May 24, 2012, the Company appointed Arthur Leger, David Rector and Oliver-Barret Lindsay as directors of the Company. In addition, Arthur Leger was appointed as the Company’s new Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary. The Company had issued 4,000,000 shares of Common Stock to Mr. Leger, of which 2,000,000 shall vest immediately, 1,000,000 which shall vest upon the discovery of 500,000 ounces of gold on the Company’s properties and the remaining 1,000,000 which shall vest on the discovery of an additional 500,000 ounces of gold on the Company’s properties.
The Company issued 5,000,000 shares of Common Stock to Mr. Rector, of which 3,000,000 shall vest immediately, 1,000,000 which shall vest upon the discovery of 500,000 ounces of gold on the Company’s properties and the remaining 1,000,000 which shall vest on the discovery of an additional 500,000 ounces of gold on the Company’s properties. The Company issued 100,000 shares of Common Stock and options to purchase 400,000 shares of Common Stock to Mr. Lindsay. The shares of Common Stock issued to Mr. Lindsay shall vest immediately and, commencing six months from the date of issuance, one fourth of the options shall vest every six months provided that Mr. Lindsay remains on the Company’s board of directors. Mr. Rector is currently a director of Pershing. During the year ended December 31, 2012, the Company recorded stock-based compensation expense of  $2,040,000 in connection with the vested restricted stock grants.
On January 3, 2013, Mr. Lindsay resigned from his position as the Director of the Company. Consequently, during the year ended December 31, 2013, 400,000 options were forfeited in accordance with the resignation of the former director.
In November 2012, the Company entered into an Asset Purchase Agreement with X-Cal USA, Inc. and Paramount Gold & Silver Corp. pursuant to which the Sellers sold certain properties and mining claims to the Company in consideration for 6 million shares of the Company’s common stock as well as the assumption of certain royalty obligation and reimbursement of  $21,000 of annual maintenance fees with respect to mining claims paid in September 2012. The Company valued the 6 million common shares at the fair market value on the date of grants at approximately $0.40 per share (based on the recent selling price of the Company’s common stock at private placements) or $2,400,000 and was recorded into mineral rights. During the year ended December 31, 2012, the Company recorded an impairment expense of  $2,400,000 in connection with these mining claims and has been included in loss from discontinued operations.
Between October 29, 2012 and November 9, 2012, the Company sold an aggregate of 3,025,000 units (the “Units”) with gross proceeds to the Company of  $1,210,000 to certain accredited investors pursuant to a subscription agreement (the “Subscription Agreement”). Each Unit was sold for a purchase price of  $0.40 per Unit and consisted of: (i) one share of the Company’s common stock and (ii) a five-year warrant to purchase seventy-five (75%) percent of the number of shares of common stock purchased at an exercise price of  $0.55 per share (2,268,750 warrants), subject to adjustment upon the occurrence of certain events such as stock splits and dividends. The warrants may be exercised on a cashless basis if at any time there is no effective registration statement covering the resale of the shares of common stock underlying the warrants. The Company paid placement agent fees of  $76,000 and related legal fees of  $8,000 in cash in connection with the sale of the Units.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 10 — STOCKHOLDERS’ (DEFICIT) EQUITY (continued)

In December 2012, the Company entered into a 1 year consulting agreement pursuant to which the consultant agreed to provide public relations services to the Company. In consideration for the services, the Company issued 1,500,000 shares of the Company’s common stock and valued these common shares at the fair market value on the date of grant at $0.65 per share or $975,000. In connection with issuance of these common shares, the Company recorded public relations expenses for the years ended December 31, 2013 and 2012 of  $934,375 and $40,625, respectively.
Effective January 17, 2013, Arthur Leger resigned as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company. Immediately upon Mr. Leger’s resignation, on January 17, 2013, David Rector, a current director of the Company, was appointed as the Company’s interim Chief Executive Officer. On May 22, 2013, Arthur Leger resigned from his position as director of the Company and the Company’s Vice President of Exploration and Chief Geologist.
In consideration for Mr. Rector’s services as interim Chief Executive Officer, the Company’s Board of Directors awarded Mr. Rector a restricted stock grant under its 2012 Equity Incentive Plan equal to 3,000,000 shares of the Company’s common stock, which shall vest in three equal installments on January 17, 2014, January 17, 2015 and January 17, 2016. The Company’s Board of Directors also approved that upon the termination of David Rector’s employment by and service as a director of the Company (i) without cause and (ii) for reasons other than death Disability, Normal or Early Retirement or Good Reason, the restricted stock award granted to Mr. Rector shall vest as of the later of the dates of his termination of employment by the Company and his termination of service as a director of the Company. These 3,000,000 shares were issued in January 2014. Upon the closing of the Share Exchange, David Rector resigned as Chief Executive Officer and Scott Frohman was appointed Chief Executive Officer. On January 28, 2014, David Rector also resigned from all positions with the Company and Scott Frohman was appointed to the Company’s Board of Directors (see Note 12). Thus the 3,000,000 shares granted to David Rector fully vested on January 28, 2014.
On January 17, 2013, the Board of Directors appointed James Davidson as a director of the Company. In connection with his appointment as a director, the Company’s Board of Directors awarded Mr. Davidson a restricted stock grant under the Company’s 2012 Equity Incentive Plan equal to 500,000 shares of the Company’s common stock which shall vest in two equal installments on January 17, 2014 and January 17, 2015. On August 1, 2013, James Davidson resigned from his position as a director of the Company and such restricted stock grants cease to vest upon resignation.
During the years ended December 31, 2013 and 2012, the Company recorded stock-based compensation expense of  $1,026,246 and $0, respectively, in connection with the vested restricted stock grants discussed above.
In March 2013, the Company entered into a 90 day consulting agreement pursuant to which the consultant agreed to provide public relations services to the Company. In consideration for the services, the Company issued 250,000 shares of the Company’s common stock and valued these common shares at the fair market value on the date of grant at approximately $0.53 per share or $132,450. In connection with issuance of these common shares, the Company recorded public relations expenses for the year ended December 31, 2013 of  $132,450.
Pursuant to the Termination Agreement, effective as of June 24, 2013, the Lessor and Arttor Gold terminated the North Battle Mountain Mineral Lease and Red Rock Mineral Lease (see Note 8). Furthermore, pursuant to the Termination Agreement, on July 23, 2013, the Lessor transferred to the Company for cancellation the 4,000,000 shares of the Company’s common stock owned by Arthur Leger. The Company valued and recorded the cancelled shares at par value or $400 in additional paid in capital.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 10 — STOCKHOLDERS’ (DEFICIT) EQUITY (continued)

In September 2013, the Company issued an aggregate of 9,112,500 shares of the Company’s common stock and an aggregate of 5,000,000 shares of the Company’s Series A Convertible Preferred Stock (collectively the “Additional Shares”) to certain of its prior investors (the “Prior Investors”). Each share of Series A preferred stock is convertible into one share of common stock, at the option of the holder, subject to certain beneficial ownership limitations. The Company issued the Additional Shares in connection with certain “Most Favored Nations” provisions contained in the Prior Investors’ respective governing purchase agreements that occurred between April 2012 and November 2012 as a result of the Company’s subsequent issuance in July 2013 of its securities related to a convertible note payable at a per share price lower than the per share price paid by the Prior Investors. The Company was only required to make a single adjustment with respect to any lower price issuance and no adjustment to the effective per share purchase price shall be made for any lower price issuance that is made by the Company that is below $0.20. The Company valued and recorded the Additional Shares at par value or $1,411 for preferred and common stock and offset additional paid in capital to reflect no change in stockholders’ equity for this transaction.
Stock Options
In October 2012, the Board approved the Company’s 2012 Equity Incentive Plan, which reserves 7,000,000 shares of common stock for issuance thereunder in the form of qualified incentive stock options, non-qualified stock options and restricted stock grants, issuable to the Company’s officers, directors, employees and consultants. In October 2012, the holders of a majority of the Company’s outstanding capital stock approved the 2012 Equity Incentive Plan.
In October 2012, the Company granted 300,000 10-year options to purchase shares of common stock exercisable at $0.40 per share to a consultant of the Company pursuant to a consulting agreement for business advisory services. The stock options shall vest 25% every three months and were granted under the Company’s 2012 Equity Incentive Plan. The 300,000 options were valued on the grant date at approximately $0.96 per option or a total of  $286,500 using a Black-Scholes option pricing model with the following assumptions: stock price of  $1.05 per share, volatility of 116% (estimated using volatilities of similar companies), expected term of 6 years, and a risk free interest rate of 0.62%. On July 30, 2013 such consulting agreement was terminated and the Company has fulfilled its entire obligation under the agreement. During the year ended December 31, 2013, the Company recorded stock based consulting expense of  $143,250 in connection with vested options prior to termination.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 10 — STOCKHOLDERS’ (DEFICIT) EQUITY (continued)

A summary of the stock options as of December 31, 2013 and 2012 and changes during the period are presented below:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2011	—	—	—
Granted	700,000	$0.40	10.0
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance outstanding at December 31, 2012	700,000	0.40	9.55
Granted	—	—	—
Exercised	—	—	—
Forfeited	(400,000)	0.40	9.39
Cancelled	—	—	—
Balance outstanding at December 31, 2013	300,000	$0.40	8.76
Options exercisable at end of year	225,000	$0.40
Options expected to vest	—
Weighted average fair value of options granted during the period		$—

Stock options outstanding at December 31, 2013 as disclosed in the above table have no intrinsic value at the end of the year.
Stock Warrants
A summary of the status of the Company’s outstanding stock warrants as of December 31, 2013, and 2012 and changes during the period then ended is as follows:
	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2011	—	$—	—
Granted	2,268,750	0.55	5.00
Cancelled	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2012	2,268,750	0.55	4.84
Granted	1,875,000	0.05	5.00
Cancelled	—	—	—
Forfeited	—	—	—
Exercised	(1,250,000)	0.07	5.00
Balance at December 31, 2013	2,893,750	$0.43	4.02
Warrants exercisable at December 31, 2013	2,893,750	$0.43	4.02
Weighted average fair value of warrants granted during the year ended December 31, 2013		$0.22

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 11 — INCOME TAXES
Prior to the Merger on May 24, 2012, the Company was a limited liability company whereby elements of income taxation including income, expense, credits and allowances are reflected in a proportional basis on the members’ individual income tax returns. Accordingly, there is no provision for income taxes in these consolidated financial statements until May 23, 2012.
Beginning on May 24, 2012, the Company’s tax status changed to a C Corporation. The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses, tax credit carryforwards, and other tax assets. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carryforward for tax purposes totaling approximately $3,671,000 at December 31, 2013, expiring through the year 2033. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after certain ownership shifts.
The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended:
	December 31, 2013	December 31, 2012
Tax benefit computed at “expected” statutory rate	$(1,114,000)	$(2,910,000)
State income taxes, net of benefit	(191,000)	(498,000)
Permanent differences:
Stock based compensation and consulting	917,000	1,169,000
Derivative expense	127,000	—
Loss (gain) from change in fair value of derivative liability	(83,000)	—
Amortization of debt discount, deferred financing cost, and other non-cash interest	38,000	—
Gain from forgiveness of debt	(281,000)	—
Impairment expense	—	984,000
Pre-merger stub period losses	—	151,000
Increase in valuation allowance	587,000	1,104,000
Net income tax benefit	$—	$—

	December 31, 2013	December 31, 2012
Computed “expected” tax expense (benefit)	(35.0)%	(35.0)%
State income taxes	(6.0)%	(6.0)%
Permanent differences	23.0%	28.0%
Change in valuation allowance	18.0%	13.0%
Effective tax rate	0.0%	0.0%

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 11 — INCOME TAXES (continued)

The Company has a deferred tax asset which is summarized as follows at:
Deferred tax assets:	December 31, 2013	December 31, 2012
Net operating loss carryover	$1,519,000	$985,000
Amortizable exploration cost	172,000	119,000
Gross deferred tax asset	1,691,000	1,104,000
Less: valuation allowance	(1,691,000)	(1,104,000)
Net deferred tax asset	$—	$—
After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2013, due to the uncertainty of realizing the deferred income tax assets. The valuation allowance was increased by $587,000.
NOTE 12 — SUBSEQUENT EVENTS
On January 14, 2014, the Company entered into a Securities Purchase Agreement with certain accredited investors pursuant to which the Company sold (i) $100,000 of its 10% convertible promissory notes (the “Notes”) due one year from the date of issuance (the “Maturity Date”) and (ii) warrants to purchase up to an aggregate of One Million (1,000,000) shares of the Company’s common stock at an exercise price of  $0.01 per for gross proceeds to the Company of  $100,000. The entire principal amount and any accrued and unpaid interest on the Notes shall be due and payable in cash on the Maturity Date. The Notes bear interest at the rate of 10% per annum. The Notes are convertible into shares of the Company’s common stock at an initial conversion price of  $0.10 per share, subject to adjustment. The Company may prepay any outstanding amount due under the Notes, in whole or in part, prior to the Maturity Date. The warrants are immediately exercisable and expire five years after the date of issuance. The warrants have an initial exercise price of  $0.01 per share. On January 22, 2014 the Company issued 500,000 shares of the Company’s common stock in connection with the conversion of  $50,000 of the Notes at a conversion price of  $0.01 per share.
In January 2014, the Company granted warrants to purchase up to an aggregate of 625,000 shares of the Company’s common stock at an exercise price of  $0.01 (collectively the “Additional Warrants”) to a certain note holder. The Company issued a convertible note payable to a note holder on August 29, 2013 (see Note 6). The Company issued the Additional Warrants in connection with certain protection clause contained in the note holder’s respective securities purchase agreements dated on August 29, 2013 as a result of the Company’s subsequent issuance in January 2014 of its warrants related to a convertible note payable at a per share price lower than the per share price paid by the note holder.
On January 22, 2014 the Company issued 7,000,000 shares of the Company’s common stock in connection with the conversion of 7,000,000 Series A Preferred Stock.
On January 24, 2014, the Company entered into a Share Exchange Agreement with Vaporin Florida, Inc., a Florida corporation, and the stockholders and debt holders of Vaporin Florida (see Note 1). Vaporin Florida was formed as a limited liability company in the state of Florida on December 10, 2012 and was converted into a corporation on December 27, 2013. Upon closing of the transaction contemplated under the Exchange Agreement, on January 24, 2014, the holders of Vaporin Florida’s outstanding common stock transferred all of the issued and outstanding common stock of Vaporin Florida to the Company in exchange for an aggregate of 35 million shares of the Company’s common stock. As a result, Vaporin Florida became a wholly-owned subsidiary of the Company. Additionally, the holders of all of Vaporin Florida’s issued and outstanding Series A Preferred Stock (the “Vaporin Florida Preferred

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 12 — SUBSEQUENT EVENTS (continued)

Stockholders”) and the holders of outstanding notes of Vaporin Florida in the aggregate principal amount of  $285,710 (the “Vaporin Florida Notes”) exchanged all of the outstanding shares of Vaporin Florida’s Series A Preferred Stock and converted the Vaporin Florida Notes into an aggregate of One Hundred Thousand (100,000) shares of the Company’s Series C Convertible Preferred Stock, each of which is convertible into One Thousand (1,000) shares of the Company’s common stock (the “Series C Preferred Stock”). Each share of Series C Preferred Stock has a stated value of  $0.0001. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. Each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Company and shall be entitled to the number of votes for each share of Series C Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series C Preferred Stock are convertible into at such time, but not in excess of the conversion limitations.
Pursuant to the Share Exchange:
•
At the closing of the Share Exchange, all of the outstanding common stock of Vaporin Florida issued and outstanding immediately prior to the closing of the Share Exchange was exchanged for the right to receive an aggregate of 35 million shares of the Company’s common stock (the “Share Exchange Common Shares”) and (x) all of Vaporin Florida’s issued and outstanding Series A Preferred Stock were exchanged for and (y) $285,710 in principal amount of Vaporin Florida Notes were cancelled in exchange for the issuance of an aggregate of 100,000 shares of Series C Preferred Stock to the Vaporin Florida Preferred Stockholders and holders of the Vaporin Florida Notes.

•
Upon the closing of the Share Exchange, David Rector resigned as Chief Executive Officer and Scott Frohman was appointed Chief Executive Officer and Greg Brauser was appointed as Chief Operating Officer. David Rector also resigned from all positions with the Company on January 28, 2014. On January 28, 2014, Scott Frohman was appointed to the Company’s Board of Directors.

•
Following the closing of the Share Exchange, the Company consummated a private placement of its common stock and the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), at a purchase price of  $0.10 per share, with gross proceeds to the Company of $1,025,000.

At the closing of the Share Exchange, the Company sold an aggregate of 5,250,000 shares of common stock and 5,000,000 shares of Series B Preferred Stock in a private placement (the “Private Placement”) of its securities to certain investors (the “Investors”) at a purchase price of  $0.10 per share pursuant to subscription agreements (the “Subscription Agreements”). The shares of common stock and the shares of Series B Preferred Stock issued in the Private Placement are subject to a “Most Favored Nations” provision for a period of 12 months from the closing of the Private Placement in the event the Company issues securities at a price of less than $0.10 per share of common stock, subject to certain customary exceptions. Additionally, the shares of common stock and Series B Preferred Stock issued in the Private Placement are subject to “piggy-back” registration rights for a period of twelve (12) months from the closing of the Private Placement. Each share of Series B Preferred Stock is convertible into one (1) share of common stock and has a stated value of  $0.0001. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. In connection with the Private Placement, the Company paid a placement agent fee to a registered broker dealer in the amount of  $30,750.

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 12 — SUBSEQUENT EVENTS (continued)

The completion of the Share Exchange resulted in a change of control. The Share Exchange was accounted for as a reverse acquisition and re-capitalization. Vaporin Florida was the acquirer for financial reporting purposes and the Company was the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange were those of Vaporin Florida and was recorded at the historical cost basis of Vaporin Florida, and the consolidated financial statements after completion of the Share Exchange included the assets and liabilities of the Company and Vaporin Florida, historical operations of Vaporin Florida and operations of the Company from the closing date of the Share Exchange. Vaporin Florida created its flagship product, the “Vaporin Electronic Cigarette”, an electronic smoking device, as an alternate to tobacco based cigarettes that utilize micro-electronic technology to provide users with a smoking experience without the tobacco and tar found in mainstream cigarettes. Following the closing of the Share Exchange, through the Company’s wholly owned subsidiary, Vaporin Florida, the Company intends to expand its activities and engage in the development, marketing and sale of the Vaporin Electronic Cigarette and related products and accessories.
The following table summarizes the unaudited pro forma consolidated results of operations as though the Company and Vaporin Florida acquisition had occurred on January 1, 2012:
	For the Year Ended December 31, 2013		For the Year Ended December 31, 2012
	As Reported	Pro Forma	As Reported	Pro Forma
Net Revenues	$—	$23,268	$—	$—
Loss from operations	(3,123,984)	(3,429,616)	(4,489,090)	(4,489,254)
Net Loss	(3,182,429)	(3,489,084)	(8,314,239)	(8,314,403)
Loss per common share:
Basic	$(0.03)	$(0.04)	$(0.09)	$(0.16)
Diluted	$(0.01)	$(0.04)	$(0.07)	$(0.16)

The unaudited pro forma consolidated income statements are for informational purposes only and should not be considered indicative of actual results that would have been achieved if the Company and Vaporin Florida acquisition had been completed at the beginning of 2012, or results that may be obtained in any future period.
On January 29, 2014, the Company sold 250,000 shares of common stock in a private placement of its securities to an investor at a purchase price of  $0.10 per share pursuant to subscription agreements or $25,000. The shares of common stock are subject to a “Most Favored Nations” provision for a period of 12 months from the closing of the Private Placement in the event the Company issues securities at a price of less than $0.10 per share of common stock, subject to certain customary exceptions. In connection with the Private Placement, the Company paid a placement agent fee to a registered broker dealer in the amount of $750.
In February 2014, the Company collected the principal amount of the note receivable plus interest receivable for a total amount of  $52,433 (see Note 5). Immediately upon collection of the note receivable, the Company paid the principal and accrued interest related to a secured convertible promissory note amounting to $52,433 (see Note 6).
In February 2014, through the Company’s wholly owned subsidiary, Vaporin Florida, entered into an amendment agreement (the “Amendment”) with a consulting company whereby the terms of a certain Distribution Services Agreement dated in September 2013 were amended. The consulting company provides

VAPORIN, INC. AND SUBSIDIARIES
(FORMERLY VALOR GOLD CORP.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

NOTE 12 — SUBSEQUENT EVENTS (continued)

distribution and brokerage services of the Company’s Vaporin Electronic Cigarette and related products and accessories. Per the Amendment, the consulting company is entitled to an 8% brokerage fee from the sales generated by their distribution services. All other terms and conditions of the original agreement remain in full force and effect.
In February 2014, the Company issued 250,000 shares of common stock to an investor for a purchase price of  $25,000 or a purchase price of  $0.10 per share.
In February 2014, the Company issued 250,000 shares of the Company’s common stock in connection with the conversion of  $25,000 of promissory note issued by Vaporin Florida in December 2013 at a conversion price of  $0.10 per share.

VAPORIN, INC.
(FORMERLY VALOR GOLD CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$769,515	$25,221
Accounts receivable – trade	284,923	16,587
Prepaid expenses and other current assets	34,054	32,522
Inventory	1,480,271	316,195
Total Current Assets	2,568,763	390,525
FIXED ASSETS
Property and equipment, net	103,782	8,395
OTHER ASSETS
Intangible assets, net	4,173	12,276
Goodwill	3,732,268	—
Total Other Assets	3,736,441	12,276
TOTAL ASSETS	$6,408,986	$411,196
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$416,399	$31,312
Accrued interest – related party	—	804
Notes payable	—	75,000
Notes payable – related party	200,000	260,899
Derivative liabilities	122,979	—
Total Current Liabilities	739,378	368,015
STOCKHOLDERS’ EQUITY
Preferred Stock, $.0001 par value per share, 50,000,000 shares authorized, as of September 30, 2014 and December 31, 2013, respectively.
Preferred Stock Series A, $0.0001 par value per share, 100,000 shares authorized and 0 shares issued and outstanding, as of September 30, 2014 and December 31, 2013, respectively.	—	—
Preferred Stock Series B, $0.0001 par value per share, 5,000,000 shares authorized, 100,000 and 0 shares issued and outstanding, as of September 30, 2014 and December 31, 2013, respectively.	—	—
Preferred Stock Series C, $0.0001 par value per share, 100,000 shares authorized 1,550 and 0 shares issued and outstanding, as of September 30, 2014 and December 31, 2013, respectively.	10	—
Preferred Stock Series E, $0.0001 par value per share, 2 shares authorized 0 shares issued and outstanding, as of September 30, 2014 and December 31, 2013.	—	—
Common Stock, $0.0001 par value per share, 200,000,000 shares authorized, 4,727,254 and 700,000 shares issued and outstanding, as of September 30, 2014 and December 31, 2013, respectively.	473	70
Additional paid-in capital	9,912,247	349,930
Accumulated deficit	(4,243,122)	(306,819)
Total Stockholders’ Equity	5,669,608	43,181
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,408,986	$411,196

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAPORIN, INC.
(FORMERLY VALOR GOLD CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$837,205	$28,463	$1,439,368	$28,463
Cost of sales	424,209	40,992	778,028	40,992
Gross margin	412,996	(12,530)	661,340	(12,530)
Costs and expenses
Sales and marketing	149,810	—	715,448	—
General and administrative	1,603,787	35,952	3,448,995	148,860
Depreciation and amortization	6,826	—	13,117	—
Professional fees	38,897	—	108,299	—
Total operating costs and expenses	1,799,320	35,952	4,285,859	148,860
Operating loss	(1,386,324)	(48,482)	(3,624,519)	(161,390)
Other income and (expense)
Derivative expense	—	—	(86,484)	—
Change in fair value of derivatives	81,278	—	172,590	—
Interest expense – related party	(53,340)	—	(397,890)	—
Total other income and expense	27,938	—	(311,784)	—
Loss before provision for income tax	(1,358,386)	(48,482)	(3,936,303)	(161,390)
Provision for income tax	—	—	—	—
Net loss	$(1,358,386)	$(48,482)	$(3,936,303)	$(161,390)
Loss attributable to common stockholders and loss per common share:
Net loss	(1,358,386)	(48,482)	(3,936,303)	(161,390)
Weighted average shares outstanding, basic and diluted	3,826,695	700,000	3,038,858	700,000
Net loss per basic and diluted share	$(0.36)	$(0.07)	$(1.30)	$(0.23)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAPORIN, INC.
(FORMERLY VALOR GOLD CORP.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended June 30,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(3,936,303)	$(161,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,117	—
Amortization of debt discount	253,844	—
Derivative expense	86,484	—
Change in fair value of derivative liabilities	(172,590)	—
Interest expense in connection with the grant of warrants	78,869	—
Interest expense in connection with conversion of debt	26,400	—
Stock based compensation	1,584,721	—
Changes in operating assets and liabilities
Accounts receivable	(268,336)	(641)
Inventory	(825,055)	(329,768)
Other current assets	5,065	(25,038)
Accounts payable and accrued liabilities	338,608	1,598
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,815,176)	(515,239)
INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(798,000)	—
(Increase) decrease in intangible assets	—	(17,678)
(Increase) decrease in fixed assets	—	(7,590)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(798,000)	(25,268)
FINANCING ACTIVITIES
Payment of notes payable	(100,000)	—
Proceeds received from issuance of note payable – related party	—	541,322
Proceeds received from issuance of note prior to recapitalization	100,000	—
Issuance of common stock, net of issuance costs	3,857,470	—
Issuance of preferred stock	500,000	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,357,470	541,322
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	744,294	815
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	25,221	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$769,515	$815
Supplemental disclosures:
Non cash activities:
Reclassification of derivative liability to equity	90,064	—
Note payable converted to common stock	295,000	—
Note payable – related party exchanged to preferred stock pursuant to the Share Exchange	285,710	—
Issuance of note payable in connection with the acquisition of business	200,000	—
Purchase of inventory and other assets upon acquisition of business	345,618	—
Purchase of property and equipment upon acquisition of business	100,401	—
Assumption of liabilities upon acquisition of business	37,433	—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — NATURE OF OPERATIONS
Vaporin, Inc. (the “Company”), (formerly Valor Gold Corp.), was incorporated under the laws of the State of Delaware in June 2009. In January 2014, the Company entered into a Share Exchange Agreement (the “Share Exchange”) with Vaporin Florida, Inc., a privately-held Florida corporation (“Vaporin Florida”). Pursuant to the Exchange Agreement, all of the issued and outstanding common stock of Vaporin Florida was exchanged for an aggregate of 35 million shares of the Company’s common stock. The Share Exchange was accounted for as a reverse acquisition and re-capitalization, whereas Vaporin Florida is deemed the accounting acquirer and Vaporin, Inc. the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in the Company’s financial statements are those of Vaporin Florida, and the Company’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Vaporin Florida effective January 24, 2014. The Company is a distributor and marketer of vaporizers, e-liquids and related products.
Effective August 29, 2014 (the “Closing”), the Company, Vaporin Acquisitions, Inc., a Florida corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), The Vape Store, Inc., a Florida corporation (“Vape Store”), and Steve and Christy Cantrell, holders of all outstanding Vape Store shares (the “Cantrells”) entered into and closed an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Vape Store merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of the Company (see Note 7).
On September 8, 2014, the Company filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware effecting a 1-for-50 reverse stock split of the Company’s common stock (the “Reverse Split”). As a result of the Reverse Split, every 50 shares of the Company’s common stock were combined into one share of common stock. All share and per share values for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the reverse stock split (see Note 10).
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The unaudited consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and present the consolidated financial statements of the Company and its wholly-owned subsidiary. In the preparation of consolidated financial statements of the Company, all intercompany transactions and balances were eliminated. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s consolidated financial position as of September 30, 2014, and the results of operations and cash flows for the three and nine months ended September 30, 2014 and 2013 have been included. The results of operations for the three and nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures employed in the preparation of these condensed consolidated financial statements have been derived from the audited financial statements of the Company for the year ended December 31, 2013, which are contained in Form 8-K/A as filed with the Securities and Exchange Commission on April 8, 2014. The consolidated balance sheet as of December 31, 2013 was derived from those financial statements.
Use of Estimates
The Company makes estimates and assumptions in the ordinary course of business relating to sales returns and allowances, warranty reserves, inventory reserves and reserves for promotional incentives that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Historically, past changes to these estimates have not had a material impact on the Company’s financial condition. However, circumstances could change which may alter future expectations.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and Uncertainties
The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.
Cash and cash equivalents
The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At September 30, 2014 and December 31, 2013, the Company had no cash equivalents.
Accounts receivable
The Company accounts receivable, represents our estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy and adjusts its allowance for doubtful accounts on an ongoing basis, using historical payment trends and the age of the receivables and knowledge of its individual customers. However, if the financial condition of our customers were to deteriorate, additional allowances may be required. While estimates are involved, bad debts historically have not been a significant factor given the diversity of its customer base and well established historical payment patterns. As of September 30, 2014 and December 31, 2013, the Company believes all accounts receivable balances will be full realized and therefore no allowance has been recorded.
Inventory
Inventories are stated at the lower of cost or market value. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand, production availability and/or our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market and economic conditions or other factors that may result in cancellations of advance orders or reductions in the rate of reorders placed by customers and/or continued weakening of economic conditions. Additionally, our estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. Product-related inventories are primarily maintained using the average cost method.
The Company previously purchased products from Direct Source China, LLC. (“Direct Source”), an entity controlled by Gregory Brauser, our Chief Operating Officer. Direct Source purchased the products directly from the manufacturers in China and allowed the Company to develop direct relations with manufacturers in China. Direct Source charged the Company an 8% administrative premium. The Company paid Direct Source net of all credits approximately $509,000 for products during the nine months ended September 30, 2014. As of September 30, 2014, Direct Source is no longer a material supplier. For the three months ended September 30, 2014, our purchase from Direct Source were approximately $5,172. This resulted in a mark-up of approximately $400.
Fixed Assets
Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:
Equipment	3 – 5 years
Furniture	7 years
The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there were no impairments needed as of September 30, 2014 and December 31, 2013.
Intangible assets
ASC 350 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of ASC 350. This standard also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. The Company did not record any impairment charges on its intangible assets during the nine months ended September 30, 2014 and 2013.
The Company’s intangible assets consist of the costs of building company’s website. Amortization will be recorded over the estimated useful life of the assets using the straight-line method for financial statement purposes.
Website Development Costs
Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated useful life of the asset.
Revenue recognition
The Company recognizes ecommerce revenues and the related cost of goods sold at the time the products are delivered to customers. Revenue generated through the Company’s brick and mortar locations is recognized at the point of sale. Discounts provided to customers are accounted for as a reduction of sales. The Company records a reserve for estimated product returns in each reporting period. Shipping and handling fees charged to the customer are recognized as revenue at the time the products are delivered to the customer. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities.
Cost of sales
Cost of goods sold includes cost of goods, occupancy expenses and shipping costs. Cost of goods consists of cost of merchandise, inbound freight expenses, freight-to-store expenses and other inventory related costs such as shrinkage, damages and replacements. Occupancy expenses consist of rent, depreciation and other occupancy costs, including common area maintenance, property taxes and utilities. Shipping costs consist of third party delivery services and shipping materials.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping and Handling
Product sold to customers is shipped from our warehouse. Any freight billed to customers is offset against shipping costs and included in cost of goods sold.
Income taxes
The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”) Income Taxes. Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Fair Value of Financial Instruments
We hold certain financial assets, which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157,“Fair Value Measurements” (“ASC Topic 820-10”). ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Level 1 instruments include cash, account receivable, prepaid expenses, inventory and account payable and accrued liabilities. The carrying values are assumed to approximate the fair value due to the short term nature of the instrument. The carrying amount of the notes payable at September 30, 2014 approximate their respective fair value based on the Company’s incremental borrowing rate.
The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable input (Level 3) from January 1, 2014 to September 30, 2014:
	Conversion feature derivative liability	Warrant liability
Balance at January 1, 2014	$41,881	$78,399
Recognition of derivative liability	72,064	193,289
Reclassification of derivative liability to equity	(90,064)	—
Change in fair value included in earnings	(23,881)	(148,709)
Balance at September 30, 2014	$—	$122,979

The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:
•
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. We believe our carrying value of level 1 instruments approximate their fair value at September 30, 2014.

•
Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

•
Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

Advertising
The Company expenses advertising costs as incurred. The Company’s advertising expenses totaled $83,631 and $649,269 for the three and nine months ended September 30, 2014, respectively. There were no advertising expense for the three and nine months ended September 30, 2013. We are focusing our advertising on gaining market share and building product brand.
Earnings (Loss) Per Share
Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.
Fair Value of Financial Instruments
We have adopted FASB ASC 825, Financial Instruments, which requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.
The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, obligations to clients for returns and allowances, warranty provision, accrued expenses and net due to related parties approximates fair value due to the relatively short period to maturity for these instruments.
Warranty
A return program for defective goods is offered to all of the Company’s online customers. Customers are allowed to return defective goods within a specified period of time (90 days), after shipment. The Company records a liability for its defective goods allowance program at the time of sale for the estimated costs that may be incurred. The liability for defective goods is included in warranty provisions on the Consolidated Balance Sheets.
Changes in the Company’s obligations for return and allowance programs are presented in the following table:
	Year Ended
	September 30, 2014	September 30, 2013
Estimated return and allowance liabilities at beginning of period	$0	$0
Costs accrued for new estimated returns and allowances	$4,500	$0
Return and allowance obligations honored	(0)	(0)
Estimated return and allowance liabilities at end of period	$4,500	$0

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Business and Credit Risk
The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company’s financial instruments that are exposed to concentration of credit risks consist primarily of cash. The Company maintains its cash in bank accounts which, may at times, exceed federally-insured limits. We review a customer’s credit history before extending credit.
The following table shows significant concentrations in our revenues and accounts receivable for the periods indicated.
	Percentage of Revenue during the period ended		Percentage of Accounts Receivable period ended
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Customer A	17%	51%	26%	71%
Customer B	5%	14%	18%	0%
Recent accounting pronouncements
In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits related to any disallowed portion of net operating loss carryforwards, similar tax losses, or tax credit carryforwards, if they exist. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on our consolidated financial statements.
Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.
Year-end
The Company has adopted December 31 as its fiscal year end.
NOTE 3 — GOING CONCERN
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and marketing. As a result, the Company incurred accumulated net losses during the nine months ended September 30, 2014 of  $3,936,303. In addition to raising capital from the sale of equity, the Company’s development activities since inception have been financially sustained through capital contributions from note holders.
The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — INVENTORY
Inventories consist of the following:
	September 30, 2014	December 31, 2013
Finished goods	$1,480,271	$316,195

NOTE 5 — PROPERTY & EQUIPMENT
The following is a summary of property and equipment:
	September 30, 2014	December 31, 2013
Leasehold Improvements	$7,332	—
Computer Equipment	8,413	$8,413
Furniture, Fixtures and Equipment	93,731	662
Less: accumulated depreciation	(5,694)	(680)
	$103,782	$8,395

Depreciation for the nine months ended September 30, 2014 and 2013 was $5,694 and $263, respectively.
NOTE 6 — INTANGIBLE ASSETS
Intangible assets consist of the following:
	September 30, 2014	December 31, 2013
Website, capitalized	$17,678	$17,678
Less: accumulated amortization	(13,505)	(5,402)
	$4,173	$12,276

Amortization for the nine months ended September 30, 2014 and 2013 was $8,103 and $0, respectively.
NOTE 7 — ACQUISITION
Effective August 29, 2014 (the “Closing”), the Company, Vaporin Acquisitions, Inc., a Florida corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), The Vape Store, Inc., a Florida corporation (“Vape Store”), and Steve and Christy Cantrell, holders of all outstanding Vape Store shares (the “Cantrells”) entered into and closed an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Vape Store merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of the Company.
In connection with the Merger Agreement, the Company paid the Cantrells $800,000 at the Closing and agreed to pay the Cantrells an additional $200,000 within 30 days of the Closing. In addition, the Company issued the Cantrells two shares of the Company’s newly created Series E Convertible Preferred Stock. On September 8, 2014, the Company’s Series E shares were converted to 571,428 shares of the Company’s common stock 10% of the shares of common stock will remain in escrow until completion of an audit of Vape Store’s balance sheet as of Closing. Additionally, the Company agreed to assume certain liabilities and business obligations of Vape Store, with respect to which the Company will indemnify the Cantrells. The Company valued these common shares at the fair market value on the date of grant at $5.50 per share or $3,142,854 based on a recent sale of common stock in a private placement. The total purchase price aggregated to $4,142,854. The transaction resulted in a business combination and caused Vape Store to become a wholly-owned subsidiary of the Company.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — ACQUISITION (continued)

Pursuant to the Merger Agreement, the Company has an irrevocable option to repurchase from the Cantrells up to a total of 280,000 shares of the Company’s common stock at a price of  $5.00 per share during the first 12 months following the Closing and at a price of  $7.50 per share during the second 12 months following the Closing.
In connection with the Merger, the Company entered into an employment agreement, dated as of August 29, 2014 (the “Employment Agreement”) with Steve Cantrell. Under the terms of the Employment Agreement, Mr. Cantrell will serve as Vice President of the Company and receive an annual salary of $200,000. The Employment Agreement has an initial term of two years and is automatically renewable for successive one-year terms unless either party opts not to renew. In the event of termination by the Company other than for Cause or Abandonment, or in the event of termination by Mr. Cantrell for Good Reason (as capitalized terms are defined in the Employment Agreement), Mr. Cantrell will be entitled to severance in an amount equal to $400,000 less all salary previously received under the Employment Agreement. In accordance with the Employment Agreement, on September 5, 2014 the Company appointed Mr. Cantrell to serve as Vice President and as a Director of the Company.
The Company accounted for the acquisition utilizing the purchase method of accounting in accordance with ASC 805 “Business Combinations”. The Company is the acquirer for accounting purposes and Vape Store is the acquired company. Accordingly, the Company applied push–down accounting and adjusted to fair value all of the assets and liabilities directly on the financial statements of the subsidiary. The net purchase price paid by the Company was allocated to assets acquired and liabilities assumed on the records of the Company as follows:
Current assets (including cash of $2,000)	$341,021
Other Assets	6,597
Property and equipment	100,401
Goodwill	3,732,268
Liabilities assumed	(37,433)
Net purchase price	$4,142,854

The following table summarizes the unaudited pro forma consolidated results of operations as though the Company and Vape Store acquisition had occurred on January 1, 2014:
	For the Nine months Ended September 30, 2014
	As Reported	Pro Forma
Net Revenues	$1,439,368	$3,213,559
Loss from operations	(3,624,519)	(3,037,525)
Net Loss	(3,936,303)	(3,349,309)
Loss per common share:
Basic	$(1.30)	$(1.10)
Diluted	$(1.30)	$(1.10)

The unaudited pro forma consolidated income statements are for informational purposes only and should not be considered indicative of actual results that would have been achieved if the Company and Vape Store acquisition had been completed at the beginning of 2014, or results that may be obtained in any future period.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — NOTES PAYABLE
Convertible notes payable
On January 24, 2014, following the closing of the Share Exchange, the Company assumed convertible notes payable for a total of  $350,000. On January 24, 2014, the debt discount on the convertible notes has a remaining balance of  $253,844. These convertible notes payable consisted of the following:
$75,000 10% secured convertible promissory note due in June 2014 with a 5-year warrant to purchase 7,5000 shares of the Company’s common stock at an exercise price of  $10 per share for gross proceeds to the Company of  $75,000. The note was convertible into shares of the Company’s common stock at an initial conversion price of  $10 per share. In September 2014, the Company issued 11,000 shares of common stock for the conversion of principal debt of  $75,000 including accrued interest of  $7,500. The warrants have an exercise price of  $0.50 per share, as a result of being reduced from $10 per share pursuant to full-ratchet anti-dilution protection. The Company accounted for the reduction of the conversion price from $10 to a lower price per share and such conversion under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded an additional interest expense of  $9,900 which is equal to the fair value of shares issued in excess of the fair value issuable pursuant to the original conversion terms.
$175,000 10% secured convertible promissory notes due in August 2014 with a 5-year warrant to purchase 30,000 shares of the Company’s common stock at an exercise price of  $0.50 per share for gross proceeds to the Company of  $175,000. The notes are convertible into shares of the Company’s common stock at an initial conversion price of  $10 per share. In February 2014, the Company paid back the principal plus accrued interest owed to one of the investors for a sum total of  $52,433. In September 2014, the Company issued 18,333 shares of common stock for the conversion of principal debt of  $125,000 including accrued interest of  $12,500. The warrants have an exercise price of  $0.50 per share, as a result of being reduced from $10 per share pursuant to full-ratchet anti-dilution protection. The Company accounted for the reduction of the conversion price from $10 to a lower price per share and such conversion under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded an additional interest expense of  $16,500 which is equal to the fair value of shares issued in excess of the fair value issuable pursuant to the original conversion terms.
•
$100,000 of its 10% convertible promissory notes due in January 2015 with warrants to purchase up to an aggregate of 20,000 shares of the Company’s common stock at an exercise price of  $5.00 per share for gross proceeds to the Company of  $100,000. The notes are convertible into shares of the Company’s common stock at an initial conversion price of  $5.00 per share, subject to adjustment. On January 22, 2014, prior to the closing of the Share Exchange, the Company issued 10,000 shares of the Company’s common stock in connection with the conversion of  $50,000 of the notes at a conversion price of  $5.00 per share. The warrants have an initial exercise price of $5.00 per share.

In accordance with ASC 470-20-25, the convertible notes were considered to have an embedded beneficial conversion feature because the effective conversion price was less than the fair value of the Company’s common stock. These convertible notes were fully convertible at the issuance date thus the value of the beneficial conversion and the warrants were treated as a discount on the convertible notes to be amortized over the term of the convertible notes. The fair value of this warrant was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected dividend yield of 0%; expected volatility ranging from 120% to 131%; risk-free interest rate ranging from 1.39% to 1.73% and an expected holding period of five years. During the nine months ended September 30, 2014, amortization of debt discount amounted to $253,844 and was included in interest expense.
On January 14, 2014, prior to the closing of the Share Exchange, the Company granted warrants to purchase up to an aggregate of 12,500 shares of the Company’s common stock at an exercise price of  $0.50 (collectively the “Additional Warrants”) to a certain note holder in connection with a note that is due in

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — NOTES PAYABLE (continued)

August 2014. The Company issued the Additional Warrants in connection with certain protection clause contained in the note holder’s respective securities purchase agreements as a result of the Company’s subsequent issuance in January 2014 of its warrants related to a convertible note payable at a per share price lower than the per share price paid by the note holder. The fair value of this warrant was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected dividend yield of 0%; expected volatility of 131%; risk-free interest rate of 1.65% and an expected holding period of five years. During the nine months ended September 30, 2014, the Company recognized an interest expense of  $78,869 and a corresponding derivative liability in connection with the Additional Warrants.
The initial conversion price of the notes above and initial exercise prices of warrants issued above are subject to full-ratchet anti-dilution protection. In accordance with ASC Topic 815 “Derivatives and Hedging”, these convertible notes include a down-round provision under which the conversion price and exercise price could be affected by future equity offerings (see Note 7). Instruments with down-round protection are not considered indexed to a company’s own stock under ASC Topic 815, because neither the occurrence of a sale of common stock by the company at market nor the issuance of another equity-linked instrument with a lower strike price is an input to the fair value of a fixed-for-fixed option on equity shares.
Notes payable
On December 19, 2013, the Company issued a six month 10% note payable of  $50,000. The note was scheduled to mature on June 18, 2014. In April 2014, the Company paid off the note including interest in the amount of  $51,762.
On December 19, 2013, the Company issued a six month 10% note payable of  $25,000. The note was scheduled to mature on June 18, 2014. In February 2014, the Company issued 5,000 shares of the Company’s common stock in connection with the full conversion of this note.
Notes payable — related party
In connection with the Merger Agreement, the Company agreed to pay the Cantrells $200,000 within 30 days of the Closing. The Company subsequently paid the $200,000 in October 2014.
At the closing of the Share Exchange, $285,710 in principal amount plus accrued interest of the notes were cancelled in exchange for the issuance of an aggregate of 100,000 shares of Series C Preferred Stock of the Company.
NOTE 9 — DERIVATIVE LIABILITIES
In connection with the issuance of the 10% convertible notes (see Note 7), the Company determined that the terms of the convertible notes include a down-round provision under which the conversion price and exercise price could be affected by future equity offerings undertaken by the Company. Accordingly, under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging — Contracts in an Entity’s Own Stock”, the convertible instrument was accounted for as a derivative liability at the date of issuance and adjusted to fair value through earnings at each reporting date. The Company has recognized a derivative liability of  $122,979 and $0 at September 30, 2014 and December 31, 2013, respectively. The gain resulting from the decrease in fair value of this convertible instrument was $81,278 and $172,590 for the three and nine months, respectively, ended September 30, 2014. The derivative expense was $0 and $86,484, for the three and nine months, respectively ended September 30, 2014. The Company reclassified $90,064 to paid-in capital due to the payment of convertible notes during the nine months ended September 30, 2014.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — DERIVATIVE LIABILITIES (continued)

The Company used the following assumptions for determining the fair value of the convertible instruments under the Black-Scholes option pricing model:
September 30, 2014
Dividend rate	0%
Term (in years)	0.33 – 5 Years
Volatility	126% – 131%
Risk-free interest rate	0.05% – 1.73%
NOTE 10 — STOCKHOLDERS’ EQUITY
The Company is authorized to issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of blank check preferred stock, par value $0.0001 per share. On September 8, 2014, the Company filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware effecting the Reverse Split (the “Reverse Split”). As a result of the Reverse Split, every 50 shares of the Company’s common stock were combined into one share of common stock. Immediately after the September 8, 2014 effective date, the Company had approximately 3,826,493 shares of common stock outstanding. The authorized number of shares of the Company’s common stock and the par value remained the same. The Reverse Split did not affect the number of shares of preferred stock and certain derivative securities outstanding; however it did affect the number of shares issuable to holders upon conversion or exercise of such securities. All share and per share values for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the reverse stock split.
On May 30, 2014, the Board of Directors of the Company approved an amendment (the “Amendment”) to the 2014 Equity Incentive Plan (the “Plan”) which provides for the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units (“RSUs”) and stock appreciation rights to employees, consultants, officers and directors of the Company in order to help the Company attract, retain and incentivize qualified individuals that will contribute to the Company’s success. The Amendment increased the maximum number of shares of the Company’s common stock that may be issued under the Plan from a total of 500,000 shares to a total of 1,000,000 shares.
Series A Preferred Stock
On April 8, 2014, the holders of all shares of the Company’s Series A Preferred Stock converted the shares of Series A Preferred Stock into a total of 60,000 shares of common stock. At September 30, 2014, the Company did not have any shares of Series A Preferred Stock outstanding.
Series B Preferred Stock
The Company has outstanding 100,000 shares of Series B Preferred Stock. Each share has a liquidation preference equal to $0.0001 per share. Shares of Series B Preferred Stock are convertible at any time on a share-for-share basis, subject to a limitation that the holder shall not at any time be a beneficial owner of more than 9.99% of the Company’s common stock outstanding at such time. The Series B votes on an as-converted basis, subject to this limitation. Holders of Series B have no dividend preference.
Series C Preferred Stock
The Company has outstanding 1,550 shares of Series C Preferred Stock. Each share has a liquidation preference equal to $0.0001 per share. Shares of Series C Preferred Stock are convertible at any time on a 1 share of Series C Preferred Stock-for-1,000 shares of common stock basis, subject to a limitation that the holder shall not at any time be a beneficial owner of more than 9.99% of the Company’s common stock outstanding at such time. The Series C votes on an as-converted basis, subject to this limitation. Holders of Series C have no dividend preference.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — STOCKHOLDERS’ EQUITY (continued)

Series E Preferred Stock
On September 2, 2014, the Company filed a Certificate of Designation creating the Series E Convertible Preferred Stock of the Company. The Series E shares: (i) automatically convert into shares of the Company’s common stock at a rate of 285,714.29 shares of common stock for each share of Series E at such time that the Company has sufficient authorized capital, (ii) are entitled to vote on all matters submitted to shareholders of the Company on an as-converted basis and (iii) have a nominal liquidation preference. The Series E converted into common stock on September 8, 2014.
(A) Share Exchange
In January 2014, the Company entered into the Share Exchange with Vaporin Florida. Pursuant to the Exchange Agreement, all of the issued and outstanding common stock of Vaporin Florida was exchanged for an aggregate of 700,000 shares of the Company’s common stock. Additionally, the holders of all of Vaporin Florida’s issued and outstanding Series A Preferred Stock and the holders of outstanding notes of Vaporin Florida in the aggregate principal amount of  $285,710 (the “Vaporin Florida Notes”) exchanged all of the outstanding shares of Vaporin Florida’s Series A Preferred Stock and converted the Vaporin Florida Notes into an aggregate of 2,000 shares of the Company’s Series C Preferred Stock. This transaction was accounted for as a reverse recapitalization of Vaporin Florida whereby Vaporin Florida is considered the acquirer for accounting purposes. The Company is deemed to have issued 1,883,250 shares of common stock and 60,000 shares of Series A Preferred Stock which represents the outstanding common and preferred stock of the Company just prior to the closing of the transaction.
(B) Private Placement
In January 2014, the Company entered into stock purchase agreements with accredited investors pursuant to which they purchased 115,000 shares of common stock and 100,000 shares of Series B Preferred Stock at a price of  $5.00 per share for net proceeds of  $1,043,500. The Company paid placement agent fees of  $31,500 in connection with the sale of common and preferred stock. The shares of common stock and the shares of Series B Preferred Stock issued are subject to a “Most Favored Nations” provision for a period of 12 months from the closing of the private placement. In the event the Company issues common stock at a price of less than $5.00 per share (giving effect to the Company’s 1 for 50 reverse stock split effective September 8, 2014), or derivative securities with an exercise or conversion price of less than $5.00 per share (a “Dilutive Issuance”), investors in the private placement will be issued additional shares of common stock such that the average price of the securities newly issued to such investors and the shares purchased by such investors in the private placement will be the price of securities issued in the Dilutive Issuance. The provision includes certain customary exceptions related to issuances in connection with splits, dividends, mergers, acquisitions and partnering arrangements and certain issuances to employees, directors and consultants.
On April 1, 2014, the Company closed on a private placement of 503,993 shares of the Company’s common stock to accredited investors at a price per share of  $5.00. Subsequent closings took place on April 7, 2014 and May 6, 2014. The offering generated gross proceeds to the Company of  $2,529,965. As compensation for acting as placement agent for the offering, Chardan Capital Markets, LLC received a commission of 10% of the gross proceeds from the shares it sold and a number of five-year warrants equal to 10% of the shares it sold. To date, the Company has paid the placement agent $144,997 and issued the placement agent 28,999 five-year warrants exercisable at $5.00 per share. The net proceeds to the Company, after deducting placement agent fees, legal fees, filing fees and escrow expenses, were $2,290,768.
On August 29, 2014, the Company raised $880,000 in gross proceeds from the sale of 160,000 shares of common stock at a price of  $5.50 per share in a private placement offering to four accredited investors. The Company has paid legal fees and escrow expenses related to the private placement of approximately $58,000 which resulted to a net proceeds to the Company of approximately $822,000.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — STOCKHOLDERS’ EQUITY (continued)

On September 29, 2014, the Company raised $220,000 in gross proceeds from the sale of 40,000 shares of common stock at a price of  $5.50 per share in a private placement offering to four accredited investors. The Company has paid legal fees, filing fees and escrow expenses related to the private placement of approximately $18,700 which resulted to a net proceeds to the Company of approximately $201,000.
The securities were not registered under the Securities Act and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Act and Rule 506(b) promulgated thereunder.
(C) Common stock for services
In March 2014, the Company issued an aggregate of 51,000 shares of the Company’s common stock to two consultants for consulting services rendered. The Company valued these common shares at the fair market value on the date of grant at approximately $5.00 per share or $255,000 based on the sale of commons stock in a private placement at $5.00 per common share. In connection with the issuance of these common shares, the Company recorded stock based consulting for the nine months ended September 30, 2014 of  $255,000.
Between April 2014 and May 2014, the Company issued an aggregate of 102,000 shares of the Company’s common stock to various consultants for consulting and accounting service rendered. The Company valued these common shares at the fair market value on the date of grant at approximately $5.00 per share or $510,000 based on the sale of commons stock in a private placement at $5.00 per common share. In connection with the issuance of these common shares, the Company recorded stock based consulting for the nine months ended September 30, 2014 of  $510,000.
On May 30, 2014, the Board of Directors approved the grant under the Plan of 400,000 RSUs to Marlin Capital Investments, LLC, a consultant to the Company, 200,000 RSUs to Greg Brauser, the Company’s Chief Operating Officer, and 200,000 RSUs to Scott Frohman, the Company’s Chief Executive Officer and Director. All the RSUs will vest quarterly in approximately equal installments over a three-year period from the date of issuance or upon a “change in control” as defined in the Plan, subject to the consultant’s or individual’s continued service to the Company on each applicable vesting date, with delivery of shares taking place on the third anniversary of the date of issuance. In connection with the grant of these RSUs, the Company recorded stock based compensation and consulting for the nine months ended September 30, 2014 of  $643,704.
Between July 2014 and August 2014, the Company issued an aggregate of 34,250 shares of the Company’s common stock to various consultants for consulting service rendered. In connection with the issuance of these common shares, the Company recorded stock based consulting for the nine months ended September 30, 2014 of  $124,375.
In July 2014, the Company entered into a one-year employment agreement for a Vice President of Internet Marketing. The Company granted the executive 10,000 restricted shares of common stock and 5,000 stock options exercisable at $4.15 vesting quarterly over a three-year period. The Company valued these common shares at the fair market value on the date of grant at $5.00 per share or a total of  $50,000 based on the quoted trading price on the grant date. In connection with the issuance of these common shares, the Company recorded stock based compensation for the nine months ended September 30, 2014 of $50,000. The 5,000 stock options were valued on the grant date at approximately $17,650 or $3.53 per option using a Black-Scholes option pricing model with the following assumptions: stock price of approximately $4.15 per share, volatility of 127%, expected term of 5 years, and a risk free interest rate of 1.70%.

VAPORIN, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — STOCKHOLDERS’ EQUITY (continued)

(D) Stock Options
A summary of the stock options for the nine months ending September 30, 2014 and for the year ending December 31, 2013 and changes during the period are presented below:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Recapitalization on January 24, 2014	6,000	20.00	8.69
Granted	5,000	4.15	5.00
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance outstanding at September 30, 2014	11,000	$12.80	6.55
Options exercisable at September 30, 2014	4,500	$20.00
Options expected to vest	5,000
Weighted average fair value of options granted during the nine months ended September 30, 2014		$3.53
Stock options outstanding at September 30, 2014 as disclosed in the above table have no intrinsic value at the end of the period. For the nine months ended September 30, 2014, total stock-based compensation related to the options was $1,642. The value of stock based compensation expense not yet recognized pertaining to unvested options and stock grants was approximately $16,000 at September 30, 2014.
(E) Stock Warrants
A summary of the status of the Company’s outstanding stock warrants for the nine months ending September 30, 2014 and for the year ending December 31, 2013 and changes during the period then ended is as follows:
	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Recapitalization on January 24, 2014	90,375	14.00	4.32
Granted	28,999	5.00	5.00
Cancelled	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at September 30, 2014	119,374	$12.00	3.85
Warrants exercisable at September 30, 2014	119,374	$12.00	3.85
Weighted average fair value of warrants granted during the nine months ended September 30, 2014		$5.00
NOTE 11 — SUBSEQUENT EVENTS
On November 6, 2014, the Company executed a binding Term Sheet to merge with and into Vapor Corp., a NASDAQ listed issuer. Shareholders of the Company will receive 45% of the combined company as merger consideration. The merger is subject to a number of conditions which are detailed in a Form 8-K filed on November 7, 2014. The merger is expected to close in the first quarter of 2015.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
between
VAPOR CORP.
and
VAPORIN, INC.
dated as of
December 17, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 17, 2014, by and between Vaporin, Inc., a Delaware corporation (the “Target”), and Vapor Corp., a Delaware corporation (the “Acquirer”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS
WHEREAS, the parties intend that the Target be merged with and into the Acquirer, with the Acquirer surviving that merger on the terms and subject to the conditions set forth herein;
WHEREAS, the parties is the intention of the parties that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.0001 per share, of the Target (the “Target Common Stock”) and each share of Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, Series E Preferred Stock, par value $0.001 per share (collectively, “Target Preferred Stock”) will be converted into the right to receive the Per Share Merger Consideration;
WHEREAS, the Board of Directors of the Target (the “Target Board”) has unanimously (a) determined that it is in the best interests of the Target and its stockholders, and declared it advisable, to enter into this Agreement with the Acquirer, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Target;
WHEREAS, each of the M&A Committee of the Board of Directors of the Acquirer and the Board of Directors of the Acquirer (the “Acquirer Board”) has (a) determined that it is in the best interests of the Acquirer and its stockholders, and declared it advisable, to enter into this Agreement with the Target, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Acquirer;
WHEREAS, the Board of Directors of Acquirer has, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
Article I
The Merger
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) the Target will merge with and into the Acquirer (the “Merger”), and (b) the separate corporate existence of the Target will cease and the Acquirer will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).
Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 5:00 p.m. local time in Fort Lauderdale, Florida, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Gunster, Yoakley & Stewart, P.A., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.
Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Target and Acquirer will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Target and Acquirer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Target shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Target shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Acquirer as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Acquirer as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.
Section 1.06 Board Composition. Acquirer shall take all action, effective as of the Effective Time, to cause the Acquirer Board to be comprised of  (x) three directors chosen by the Acquirer Board (at least two of whom shall be independent for purposes of the Nasdaq listing rules) and (y) two directors chosen by the Target Board (“Target Designees”) (at least one of whom shall be independent for purposes of the Nasdaq listing rules), each to serve for a term expiring on the earlier of his or her death, resignation, removal or the next annual meeting of stockholders of the Surviving Corporation and, despite the expiration of his or her term, until his or her successor has been elected and qualified. If at any time prior to the Effective Time, any such board designee becomes unable or unwilling to serve as a director of Surviving Corporation, then the party that designated such individual shall designate another individual to serve in such individual’s place. Acquirer agrees to nominate the Target Designees (and any appointees referred to in this Section 1.06) at its next annual meeting of stockholders and recommend to its stockholders the election of such Target Designees (and any appointees referred to in this Section 1.06) at any subsequent stockholders’ meetings at which directors are elected through December 31, 2015.
Article II
Effect of the Merger on Capital Stock
Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Acquirer or the Target or the holder of any capital stock of the Acquirer or the Target:
(a) Cancellation of Certain Target Common Stock and Target Preferred Stock. Each share of Target Common Stock and Target Preferred Stock that is owned by Acquirer or the Target (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Target Common Stock issued upon conversion of Target Preferred Stock pursuant to Section 2.01(c) (other than (i) shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted into the right to receive the Per Share Merger Consideration.
(c) Conversion of Target Preferred Stock. Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) shall be converted into the number of shares of Target Common Stock into which each share of Target Preferred Stock is convertible into immediately prior to the Effective Time.
(d) Cancellation of Shares. At the Effective Time, all shares of Target Common Stock and Target Preferred Stock will no longer be outstanding and all shares of Target Common Stock and Target Preferred Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in accordance with Section 2.02 hereof.
(e) Acquirer Capital Stock. Each share of common stock, par value $0.001 per share, of the Acquirer (“Acquirer Common Stock”) and all other Acquirer Securities, in each case issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time.
Section 2.02 Surrender and Payment.
(a) Prior to the Effective Time, Acquirer shall appoint an exchange agent reasonably acceptable to the Target (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Per Share Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Target Common Stock (the “Book-Entry Shares”). On and after the Effective Time, Acquirer shall deposit with the Exchange Agent, sufficient shares of Acquirer Common Stock to pay the aggregate Per Share Merger Consideration that is payable in respect of all of the shares of Target Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Acquirer shall take all steps necessary to promptly to deposit in trust additional shares of Acquirer Common Stock with the Exchange Agent sufficient to make all payments required under this Agreement, and Acquirer and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Acquirer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Target Common Stock for the Per Share Merger Consideration. Promptly after the Effective Time, Acquirer shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Target Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.
(b) Each holder of shares of Target Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration in respect of the Target Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Per Share Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) All Per Share Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Target Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.
(e) Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Acquirer, upon demand, and any such holder who has not exchanged shares of Target Common Stock or Target Preferred Stock for the Per Share Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Acquirer for payment of the Per Share Merger Consideration. Notwithstanding the foregoing, Acquirer shall not be liable to any holder of shares of Target Common Stock or Target Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Target Common Stock or Target Preferred Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Acquirer free and clear of any claims or interest of any Person previously entitled thereto.
(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Acquirer, upon demand.
Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Target Common Stock or Target Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Target Common Stock and Target Preferred Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Per Share Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Target Common Stock and Target Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Target shall provide Acquirer prompt written notice of any demands received by the Target for appraisal of shares of Target Common Stock and Target Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Target prior to the Effective Time pursuant to the DGCL that relates to such demand, and Acquirer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquirer, the Target shall not make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.04 Withholding Rights. Each of the Exchange Agent, Acquirer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any

Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Acquirer, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Acquirer, or the Surviving Corporation, as the case may be, made such deduction and withholding.
Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquirer, the posting by such Person of a bond, in such reasonable amount as Acquirer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.
Section 2.06 Treatment of Stock Options.
(a) The Target shall take all requisite action so that, at the Effective Time, each option to acquire shares of Target Common Stock (each, a “Target Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested, exercisable or deliverable, as the case may be, shall be, assumed by Acquirer as reflected on Section 2.06 of the Target Disclosure Letter.
(b) At or prior to the Effective Time, the Target, the Target Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.06.
Section 2.07 Treatment of Warrants
(a) The Target shall take all requisite action so that, at the Effective Time, each warrant to acquire shares of Target Common Stock (collectively, the “Warrants”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, assumed by Acquirer as reflected on Section 2.07 of the Target Disclosure Letter.
(b) At or prior to the Effective Time, the Target and the Target Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any required consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.07.
Section 2.08 Treatment of Restricted Stock Units. The Target shall take all requisite action so that, at the Effective Time, each unvested restricted stock unit that is outstanding immediately prior to the Effective Time shall become vested and shall be assumed by Acquirer as reflected on Section 2.08 of the Target Disclosure Letter.
Section 2.09 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock or Target Preferred Stock exchanged pursuant to this Agreement who would otherwise have been entitled to receive a fraction of a share of Acquirer Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, one whole share of Acquirer Common Stock.
Article III
Representations and Warranties of the Target
Except as set forth in the correspondingly numbered Section of the Target disclosure letter, (the “Target Disclosure Letter”), the Target hereby represents and warrants to Acquirer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as follows:
Section 3.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.
(a) Organization; Standing and Power. The Target and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Target and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(b) Charter Documents. The Target has delivered or made available to Acquirer a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Target and each of its Subsidiaries. Neither the Target nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.
(c) Minutes. The Target has made available to Acquirer true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Target Board and each committee of the Target Board since January 1, 2011.
(d) Subsidiaries. Section 3.01(d)(i) of the Target Disclosure Letter lists each of the Subsidiaries of the Target as of the date hereof and its place of organization. Section 3.01(d)(ii) of the Target Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Target, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Target. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Target that is owned directly or indirectly by the Target have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Target. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Target does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 3.02 Capital Structure.
(a) Capital Stock. The authorized capital stock of the Target consists of: (i) two hundred million (200,000,000) shares of Target Common Stock and (ii) fifty million shares of preferred stock, par value $0.0001 per share (“Target Preferred Stock”). Of the fifty million (50,000,000) shares of Target Preferred Stock, (A) one hundred thousand (100,000) shares have been designated Series A Preferred Stock, par value $0.0001 per share, (B) five million (5,000,000) shares have been designated Series B Preferred Stock, par value $0.0001 per share, (C) one hundred thousand (100,000) shares have been designated Series C Preferred Stock, par value $0.0001 per share and (D) one hundred (100) shares have been designated Series E Preferred Stock, $0.0001 par value per share. As of the date of this Agreement, (v) 4,737,252 shares of Target Common Stock, were issued and outstanding, (w) no shares of Series A Preferred Stock were issued or outstanding, (x) 100,000 shares of Series B Preferred Stock were issued and outstanding, (y) 1,550 shares of Series C Preferred Stock were issued and outstanding and (z) no shares of Series E Preferred Stock were issued or outstanding. No shares of Target Common Stock or Target Preferred Stock were issued and held by the Target in its treasury. All of the outstanding shares of capital stock of the Target are, and all shares of capital stock of the Target which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any pre-emptive rights. No Subsidiary of the Target owns any Target Securities.
(b) Stock Awards.
(i) As of the date of this Agreement, an aggregate of 9,500 shares of Target Common Stock were subject to issuance pursuant to Target Stock Options or Target Stock Awards granted under the 2012 Equity Incentive Plan or any predecessor plans (the “Target Stock Plans”). Section 3.02(b)(i) of the Target Disclosure Letter sets forth as of the date hereof a list of each outstanding Target Equity Award granted under the Target Stock Plans and (A) the name of the holder of such Target Equity Award, (B) the number of shares of Target Common Stock subject to such outstanding Target Equity Award, (C) the exercise price, purchase price or similar pricing of such Target Equity Award, (D) the date on which such Target Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Target Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Target Stock Options, the date on which such Target Stock Option expires. All shares of Target Common Stock subject to issuance under the Target Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
(ii) Except for the Target Stock Plans and as set forth in Section 3.02(b)(ii) of the Target Disclosure Letter, there are no Contracts to which the Target is a party obligating the Target to accelerate the vesting of any Target Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Target Preferred Stock, Target Equity Awards, the Target Stock Options, and the Warrants, as of the date hereof, there are no outstanding (A) securities of the Target or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Target, (B) options, warrants or other agreements or commitments to acquire from the Target or any of its Subsidiaries, or obligations of the Target or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of  (or securities convertible into or exchangeable for shares of capital stock of) the Target or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Target, in each case that have been issued by the Target or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Target, being referred to collectively as “Target Securities”). All outstanding shares of Target Common Stock, all outstanding Target Equity Awards, all outstanding Warrants, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Target, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii) Except as set forth in the Warrants, there are no outstanding Contracts requiring the Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Target Securities or Target Subsidiary Securities. Neither the Target nor any of its Subsidiaries is a party to any voting agreement with respect to any Target Securities or Target Subsidiary Securities.
(c) Voting Debt; Warrants; Restricted Stock Units. Except as disclosed on Section 3.02(b)(i) of the Target Disclosure Letter, the Target has no indebtedness outstanding. As of the date hereof, an aggregate of (i) 119,374 shares of Target Common Stock are subject to and 119,374 shares of Target Common Stock are reserved for issuance upon exercise of the Warrants, (ii) 9,500 shares of Target Common Stock are subject to and reserved for issuance upon exercise of the Target Stock Options, and (iii) 910,000 shares of Target Common Stock are reserved for issuance upon the vesting of restricted stock units. Upon the consummation of the Merger, all 910,000 issued and outstanding restricted stock units will vest and will automatically be exchanged for 910,000 of Target Common Stock and holders of such shares of Target Common Stock received upon exchange of the restricted stock units will be entitled to receive the Per Share Merger Consideration for each such share received.
(d) Target Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Target or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Target, (ii) options, warrants or other agreements or commitments to acquire from the Target or any of its Subsidiaries, or obligations of the Target or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Target, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Target, in each case that have been issued by a Subsidiary of the Target (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Target Subsidiary Securities”).
Section 3.03 Authority; Non-contravention; Governmental Consents.
(a) Authority. The Target has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of  (i) a majority of the outstanding shares of Target Common Stock and Target Preferred Stock (on an as-converted to Target Common Stock basis), (ii) a majority of the issued and outstanding shares of Series B Preferred Stock of the Target (voting as a separate class), and (iii) a majority of the issued and outstanding shares of Series C Preferred Stock of the Target (voting as a separate class) (collectively, the “Requisite Target Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Target and the consummation by the Target of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Target and no other corporate proceedings on the part of the Target are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Target Vote. The Requisite Target Vote is the only vote or consent of the holders of any class or series of the Target’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. Subject to the foregoing Requisite Target Vote, this Agreement has been duly executed and delivered by the Target and, assuming due execution and delivery by Acquirer, constitutes the valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Non-contravention. The execution, delivery and performance of this Agreement by the Target, and the consummation by the Target of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Target or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Target Vote, conflict with or violate any Law applicable to the Target, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Target or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Target or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Target in connection with the execution, delivery and performance by the Target of this Agreement or the consummation by the Target of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Proxy Statement and Registration Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of any securities exchange applicable to Target); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Target Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(d) Board Approval. The Target Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Target duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof  (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Target’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Target’s stockholders for adoption, and (iv) subject to Section 5.04(b), resolved to recommend that Target stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Target Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Target at the Target Stockholders Meeting.
(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Target is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Target Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.
(a) SEC Filings. The Target has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2012 (the “Target SEC Documents”). The Target has made available to Acquirer all such Target SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Target SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Target SEC Documents. None of the Target SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Target’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Target SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim condensed consolidated financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Target and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Target’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim condensed consolidated financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.
(c) Internal Controls. The Target and each of its Subsidiaries has established and maintains a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Target and its Subsidiaries are being made only in accordance with authorizations of management and the Target Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Target’s and its Subsidiaries’ assets that could have a material effect on the Target’s financial statements.
(d) Disclosure Controls and Procedures. The Target’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Target in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Target required under the Exchange Act with respect to such reports. The Target has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Target’s auditors and the Target Board and on Section 3.04(d) of the Target Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Target’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Target’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(e) Undisclosed Liabilities. The audited balance sheet of the Target dated as of December 31, 2013 contained in the Target SEC Documents filed prior to the date hereof is hereinafter referred to as the “Target Balance Sheet.” Neither the Target nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Target Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Target Balance Sheet in the ordinary course of business or are reflected or recorded on an interim balance sheet (including the notes thereto) contained in any Target SEC Documents, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, or (e) are disclosed on Section 3.04(e) of the Target Disclosure Letter.
(f) Off-balance Sheet Arrangements. Neither the Target nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Target and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Target or any of its Subsidiaries in the Target’s or such Subsidiary’s published financial statements or other Target SEC Documents.
(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Target (or each former principal executive officer and each former principal financial officer of the Target, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Target SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Target nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Target or any of its Subsidiaries. The Target is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
Section 3.05 Absence of Certain Changes or Events. Since the date of the Target Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Target and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a) any Target Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect; or
(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.
Section 3.06 Taxes.
(a) Tax Returns and Payment of Taxes. The Target and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Target nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Target or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Target has made an adequate provision for such Taxes in the Target’s financial statements (in accordance with GAAP). The Target’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Target and its Subsidiaries through the date of such financial statements. Neither the Target nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Target’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.
(b) Availability of Tax Returns. The Target has made available to Acquirer complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Target or its Subsidiaries for any Tax period ending after December 31, 2008.
(c) Withholding. The Target and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.
(d) Liens. There are no Liens for material Taxes upon the assets of the Target or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Target’s financial statements.
(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Target or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Target or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Target or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Target and its Subsidiaries do not file Tax Returns that the Target or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
(g) Tax Rulings. Neither the Target nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(h) Consolidated Groups, Transferee Liability and Tax Agreements. Neither Target nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Target or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).
(i) Change in Accounting Method. Neither Target nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.
(j) Post-Closing Tax Items. The Target and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
(k) Ownership Changes. Without regard to this Agreement, neither the Target nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.
(l) U.S. Real Property Holding Corporation. Neither Target nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(m) Section 355. Neither Target nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(n) Reportable Transactions. Neither Target nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 3.07 Intellectual Property.
(a) Certain Owned Target IP. Section 3.07(a) of the Target Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Target-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Target-Owned IP.
(b) Right to Use; Title. The Target or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Target and its Subsidiaries as currently conducted and contemplated (“Target IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(c) Validity and Enforceability. The Target and its Subsidiaries’ rights in the Target-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and each of its Subsidiaries has taken reasonable steps to maintain the Target IP and to protect and preserve the confidentiality of all Trade Secrets included in the Target IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(d) Target IP Agreements. Section 3.07(d) of the Target Disclosure Letter contains a complete and accurate list of all Target IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Target or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Target or any of its Subsidiaries under any of the Target IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(e) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (i) the conduct of the businesses of the Target and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Target, no third party is infringing upon, violating or misappropriating any Target Intellectual Property.
(f) IP Legal Actions and Orders. To the Knowledge of the Target, there are no Legal Actions pending or threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Target or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Target-Owned IP or the Target or any of its Subsidiaries’ rights with respect to any Target IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Target IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
Section 3.08 Compliance; Permits.
(a) Compliance. The Target and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with, all Laws or Orders applicable to the Target or any of its Subsidiaries or by which the Target or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Since January 1, 2012, no Governmental Entity has issued any notice or notification stating that the Target or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(b) Permits. The Target and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. To the Knowledge of the Target, no suspension or cancellation of any Permits of the Target or any of its Subsidiaries is pending threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
Section 3.09 Litigation. To the Knowledge of the Target, as of the date hereof, (or the Closing Date, as applicable) there is no claim, action, suit, arbitration, proceeding or governmental investigation (each, a “Legal Action”) pending or threatened against the Target or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Target, any executive officer or director of the Target or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of

$50,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Target or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. As of the date hereof, to the Knowledge of the Target, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Target or any of its Subsidiaries or any malfeasance by any executive officer of the Target.
Section 3.10 Brokers’ and Finders’ Fees. The Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
Section 3.11 Related Party Transactions. Other than described on Section 3.11 of the Target Disclosure Letter, no executive officer or director of the Target or any of its Subsidiaries or any person owning 5% or more of the shares of Target Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Target or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Target or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 3.12 Employee Matters.
(a) Schedule. Section 3.12(a) of the Target Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Target or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Target or any of its Subsidiaries (each, a “Target Employee”), or with respect to which the Target or any of its Subsidiaries has or may have any material Liability (collectively, the “Target Employee Plans”).
(b) Documents. The Target has made available to Acquirer correct and complete copies (or, if a plan is not written, a written description) of all Target Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Target Employee Plan, (iii) the most recent financial statements for each Target Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Target Employee Plan, (v) the current summary plan description for each Target Employee Plan and (vi) all actuarial valuation reports related to any Target Employee Plans.
(c) Employee Plan Compliance. (i) Each Target Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Target Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Target, has any such revocation been threatened, and to the Knowledge of the Target, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Target and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Target Employee Plan and applicable Law, and all benefits accrued under any unfunded Target Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Target

Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer, the Target or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Target, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Target Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Target, threatened with respect to any Target Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Target, neither the Target nor any of its Subsidiaries has engaged in a transaction that could subject the Target or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(d) Neither the Target nor any Target ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.
(e) Certain Target Employee Plans. With respect to each Target Employee Plan:
(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Target nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multiple employer plan;
(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;
(iii) except as set forth in Section 3.12(e) of the Target Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 3.12(e) of the Target Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and
(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(f) No Post-Employment Obligations. No Target Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Target nor any Target ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Target Employee (either individually or to Target Employees as a group) or any other person that such Target Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.
(g) No Target Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
(h) Section 409A Compliance. Each Target Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
(i) Health Care Compliance. Each of the Target and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Target Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.
(j) Effect of Transaction. Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Target to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Target to merge, amend or terminate any Target Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Target Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(k) Employment Law Matters. The Target and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Target Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Target Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
(l) Labor. Neither Target nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Target or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Target, no material work stoppage, slowdown or labor strike against the Target or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Target Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Target, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Target or any of its Subsidiaries, or any Target Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Target, threatened relating to any employment related matter involving any Target Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.
Section 3.13 Real Property and Personal Property Matters.
(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Target Disclosure Letter contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate. As of the date hereof, neither the Target nor any of its Subsidiaries (i) currently lease all or any part of the Owned Real Estate or (ii) has received written notice of any pending, and to the Knowledge of the Target there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties.
(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Target Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Target nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Target or any of its Subsidiaries entered into with any other Person (other than another wholly owned Subsidiary of the Target) any sublease, license or other agreement that is material to the Target and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Target has delivered or otherwise made available to Acquirer true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Target or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.
(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.
Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect:
(a) The Target and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Target and its Subsidiaries as currently conducted.
(b) Neither the Target nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.
(c) Neither the Target nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Target, threatened against the Target or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Target nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.
Section 3.15 Material Contracts.
(a) Material Contracts. For purposes of this Agreement, “Target Material Contract” shall mean the following to which the Target or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):
(i) Any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Target with the SEC;
(ii) any employment or consulting Contract (in each case with respect to which the Target has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Target, (y) member of the Target Board, or (z) Target Employee providing for an annual base salary in excess of  $100,000;
(iii) any Contract providing for indemnification or any guaranty by the Target or any Subsidiary thereof, in each case that is material to the Target and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Target or a Subsidiary thereof of any of the obligations of  (A) the Target or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Target that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;
(iv) any Contract that purports to limit in any material respect the right of the Target or any of its Subsidiaries (or, at any time after the consummation of the Merger, Acquirer or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Target or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of  $100,000;
(vi) any Contract that contains any provision that requires the purchase of all of the Target’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Target and its Subsidiaries, taken as a whole;
(vii) any Contract that obligates the Target or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Acquirer or its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;
(viii) any partnership, joint venture or similar Contract that is material to the Target and its Subsidiaries taken as a whole;
(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of  $100,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly owned Subsidiaries of the Target;
(x) any employee collective bargaining agreement or other Contract with any labor union;
(xi) any other Contract under which the Target or any of its Subsidiaries is obligated to make payment or incur costs in excess of  $100,000 in any year and which is not otherwise described in clauses (i) – (ix) above;
(xii) any Contract which is not otherwise described in clauses (i)-(x) above that is material to the Target and its Subsidiaries, taken as a whole, and listed on Section 3.15(b) of the Target Disclosure Letter; or
(xiii) any Target IP Agreement.
(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Target Disclosure Letter sets forth a true and complete list as of the date hereof of all Target Material Contracts. The Target has made available to Acquirer correct and complete copies of all Target Material Contracts, including any amendments thereto.
(c) No Breach. (i) All the Target Material Contracts are valid and binding on the Target or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Target Material Contract, and (iii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any third party is in breach, or has received written notice of breach, of any Target Material Contract.
Section 3.16 Proxy Statement. None of the information included or incorporated by reference in the letters to the stockholders, notices of meetings, joint proxy statement/prospectus and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Acquirers and Target’s stockholders or at the time of the Target Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Target with respect to statements made or incorporated by reference therein based on information supplied by Acquirer expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.17 Fairness Opinion. The Target has received the opinion of Dawson James Securities, Inc. to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, as of the date of the opinion, the

Per Share Merger Consideration to be issued by the Acquirer in the Merger pursuant to this Agreement, was fair, from a financial point of view, to the shareholders of the Target and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete informational copy of such opinion has been provided to the Acquirer, it being acknowledged and agreed by the Acquirer that it is not entitled to use or rely on such opinion for any purpose.
Article IV
Representations and Warranties of Acquirer
Except as set forth in the correspondingly numbered Section of the Acquirer disclosure letter (the “Acquirer Disclosure Letter”), Acquirer hereby represents and warrants to the Target that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as follows:
Section 4.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.
(a) Organization; Standing and Power. The Acquirer and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Acquirer and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(b) Charter Documents. The Acquirer has delivered or made available to Target a true and correct copy of the Charter Documents of the Acquirer and each of its Subsidiaries. Neither the Acquirer nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.
(c) Minutes. The Target has made available to Target true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Acquirer Board and each committee of the Acquirer Board since January 1, 2011.
(d) Subsidiaries. Section 4.01(d)(i) of the Acquirer Disclosure Letter lists each of the Subsidiaries of the Target as of the date hereof and its place of organization. Section 4.01(d)(ii) of the Acquirer Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Acquirer, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Acquirer. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Acquirer that is owned directly or indirectly by the Acquirer have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Acquirer. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Acquirer does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 4.02 Capital Structure.
(a) Capital Stock. The authorized capital stock of the Acquirer consists of: (i) fifty million (50,000,000) shares of common stock, $0.001 par value per share (“Acquirer Common Stock”) and (ii) one million (1,000,000) shares of preferred stock, par value $0.001 per share, of the Acquirer (the “Acquirer Preferred Stock”). As of the date of this Agreement, (y) 16,761,911 and 16,561,911 shares of Acquirer Common Stock were issued and outstanding, respectively; and no shares of Acquirer Common Stock were issued and held by the Acquirer in its treasury and (z) no shares of Acquirer Preferred Stock were issued and outstanding or held by the Acquirer in its treasury. All of the outstanding shares of capital stock of the Acquirer are, and all shares of capital stock of the Acquirer which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Acquirer owns any Shares.
(b) Stock Awards.
(i) As of the date of this Agreement, an aggregate of 1,345,500 shares of Acquirer Common Stock were subject to issuance pursuant to Acquirer Stock Options or Acquirer Stock Awards granted under the Vapor Corp. Equity Incentive Plan or any predecessor plan (collectively, the “Acquirer Stock Plans”). Section 4.02(b)(i) of the Acquirer Disclosure Letter sets forth as of the date hereof a list of each outstanding Acquirer Equity Award granted under the Acquirer Stock Plans and (A) the name of the holder of such Acquirer Equity Award, (B) the number of shares of Acquirer Common Stock subject to such outstanding Acquirer Equity Award, (C) the exercise price, purchase price or similar pricing of such Acquirer Equity Award, (D) the date on which such Acquirer Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Acquirer Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Acquirer Stock Options, the date on which such Acquirer Stock Option expires. All shares of Acquirer Common Stock subject to issuance under the Acquirer Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
(ii) Except for the Acquirer Stock Plans and as set forth in Section 4.02(b)(ii) of the Acquirer Disclosure Letter, there are no Contracts to which the Acquirer is a party obligating the Acquirer to accelerate the vesting of any Acquirer Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Except for the Acquirer Equity Awards Except and as set forth in Section 4.02(b)(ii) of the Acquirer Disclosure Letter, as of the date hereof, there are no outstanding (A) securities of the Acquirer or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Acquirer, (B) options, warrants or other agreements or commitments to acquire from the Acquirer or any of its Subsidiaries, or obligations of the Acquirer or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of  (or securities convertible into or exchangeable for shares of capital stock of) the Acquirer or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Acquirer, in each case that have been issued by the Acquirer or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Target, being referred to collectively as “Acquirer Securities”). All outstanding shares of Acquirer Common Stock, all outstanding Acquirer Equity Awards, all outstanding Warrants and all outstanding Convertible Notes, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Acquirer, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii) Except as set forth in the Acquirer’s issued and outstanding warrants or each promissory note of the Acquirer which is convertible into shares of Acquirer Common Stock that is disclosed in the Acquirer’s SEC Reports there are no outstanding Contracts requiring the Acquirer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acquirer Securities or Acquirer Subsidiary Securities. Neither the Acquirer nor any of its Subsidiaries is a party to any voting agreement with respect to any Acquirer Securities or Acquirer Subsidiary Securities.
(c) Voting Debt; Warrants; Restricted Common Stock. Except for the promissory notes of the Acquirer which are convertible into shares of Acquirer Common Stock, no Voting Debt is issued or outstanding. As of the date hereof, an aggregate of  (A) 1,216,091 shares of Acquirer Common Stock are subject to, and 1,216,091 shares of Acquirer Common Stock are reserved for issuance upon exercise of, the issued and outstanding warrants to acquire Acquirer Common Stock and (B) 1,136,363 shares of Acquirer Common Stock are reserved for issuance upon conversion of the issued and outstanding Convertible Notes of the Acquirer, and (C) 200,000 shares of Acquirer Common Stock have been issued and are subject to vesting.

(d) Acquirer Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Acquirer or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Target, (ii) options, warrants or other agreements or commitments to acquire from the Acquirer or any of its Subsidiaries, or obligations of the Acquirer or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Acquirer, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Acquirer, in each case that have been issued by a Subsidiary of the Acquirer (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Acquirer Subsidiary Securities”).
Section 4.03 Authority; Non-contravention; Governmental Consents.
(a) Authority. The Acquirer has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of the holders of a majority of the outstanding shares of Acquirer Common Stock and approval of the issuance of Acquirer Common Stock by the affirmative vote of the holders of a majority of the votes cast on such proposal at the Acquirer Stockholders Meeting to comply with Nasdaq listing requirements (the “Requisite Acquirer Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Acquirer and the consummation by the Acquirer of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Acquirer and no other corporate proceedings on the part of the Acquirer are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Acquirer Vote. The Requisite Acquirer Vote is the only vote or consent of the holders of any class or series of the Acquirer’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquirer and, assuming due execution and delivery by Target, constitutes the valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Non-contravention. The execution, delivery and performance of this Agreement by the Acquirer, and the consummation by the Acquirer of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Acquirer or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03 and, in the case of the consummation of the Merger, obtaining the Requisite Acquirer Vote, conflict with or violate any Law applicable to the Acquirer, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Acquirer or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Acquirer or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by the Target in connection with the execution, delivery and performance by the Target of this Agreement or the consummation by the Acquirer of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of

Delaware; (ii) the filing of the Proxy Statement and Registration Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq (“Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Acquirer Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(d) Board Approval. The Acquirer Board, by resolutions duly adopted by vote at a meeting of all directors of the Acquirer duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof  (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Acquirer’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Acquirer’s stockholders for adoption, and (iv), subject to Section 5.04(b), resolved to recommend that Acquirer stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Acquirer Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Acquirer at the Acquirer Stockholders Meeting.
(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Acquirer is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Acquirer Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.
(a) SEC Filings. The Acquirer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2011 (the “Acquirer SEC Documents”). The Acquirer has made available to Target all such Acquirer SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Acquirer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Documents. None of the Acquirer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Acquirer’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquirer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Acquirer and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Target’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim condensed consolidated financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.
(c) Internal Controls. The Acquirer and each of its Subsidiaries has established and maintains a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Acquirer and its Subsidiaries are being made only in accordance with authorizations of management and the Acquirer Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquirer’s and its Subsidiaries’ assets that could have a material effect on the Acquirer’s financial statements.
(d) Disclosure Controls and Procedures. The Acquirer’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Acquirer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Acquirer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Acquirer required under the Exchange Act with respect to such reports. The Acquirer has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Acquirer’s auditors and the audit committee of the Acquirer Board and on Section 4.04(d) of the Acquirer Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Acquirer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquirer’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Target Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(e) Undisclosed Liabilities. The audited balance sheet of the Acquirer dated as of December 31, 2013 contained in the Acquirer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Acquirer Balance Sheet.” Neither the Acquirer nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Acquirer Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Acquirer Balance Sheet in the ordinary course of business or are reflected or recorded on an interim balance sheet (including the notes thereto) contained in any Acquirer SEC Documents, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(f) Off-balance Sheet Arrangements. Neither the Acquirer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Acquirer and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquirer or any of its Subsidiaries in the Acquirer’s or such Subsidiary’s published financial statements or other Acquirer SEC Documents.
(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Acquirer (or each former principal executive officer and each former principal financial officer of the Acquirer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Acquirer SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Acquirer nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Acquirer or any of its Subsidiaries. The Acquirer is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
Section 4.05 Absence of Certain Changes or Events. Except as set forth in Section 4.05 of the Acquirer Disclosure Letter, since the date of the Acquirer Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Acquirer and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a) any Acquirer Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect; or
(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.
Section 4.06 Taxes.
(a) Tax Returns and Payment of Taxes. The Acquirer and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Acquirer nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Acquirer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Acquirer has made an adequate provision for such Taxes in the Acquirer’s financial statements (in accordance with GAAP). The Acquirer’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Acquirer and its Subsidiaries through the date of such financial statements. Neither the Acquirer nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Target’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.
(b) Availability of Tax Returns. The Acquirer has made available to Target complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Acquirer or its Subsidiaries for any Tax period ending after December 31, 2008.
(c) Withholding. The Acquirer and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.
(d) Liens. There are no Liens for material Taxes upon the assets of the Acquirer or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Acquirer’s financial statements.
(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Acquirer or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Acquirer or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Acquirer or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Acquirer and its Subsidiaries do not file Tax Returns that the Acquirer or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
(g) Tax Rulings. Neither the Acquirer nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(h) Consolidated Groups, Transferee Liability and Tax Agreements. Neither Acquirer nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Acquirer or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).
(i) Change in Accounting Method. Neither Acquirer nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.
(j) Post-Closing Tax Items. The Acquirer and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
(k) Ownership Changes. Without regard to this Agreement, neither the Acquirer nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.
(l) U.S. Real Property Holding Corporation. Neither Acquirer nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(m) Section 355. Neither Acquirer nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(n) Reportable Transactions. Neither Acquirer nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 4.07 Intellectual Property.
(a) Certain Owned Acquirer IP. Section 4.07(a) of the Acquirer Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Acquirer-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Acquirer-Owned IP.
(b) Right to Use; Title. The Acquirer or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Acquirer and its Subsidiaries as currently conducted and contemplated (“Acquirer IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(c) Validity and Enforceability. Except as set forth in Section 4.07(c) of the Acquirer Disclosure Letter, the Acquirer and its Subsidiaries’ rights in the Acquirer-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, an

Acquirer Material Adverse Effect. The Acquirer and each of its Subsidiaries has taken reasonable steps to maintain the Acquirer IP and to protect and preserve the confidentiality of all Trade Secrets included in the Acquirer IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(d) Acquirer IP Agreements. Section 4.07(d) of the Acquirer Disclosure Letter contains a complete and accurate list of all Acquirer IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Acquirer or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Acquirer or any of its Subsidiaries under any of the Acquirer IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(e) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, (i) the conduct of the businesses of the Acquirer and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Acquirer, no third party is infringing upon, violating or misappropriating any Acquirer IP.
(f) IP Legal Actions and Orders. Except as set forth in Section 4.07(f) of the Acquirer Disclosure Letter, to the Knowledge of the Acquirer, there are no Legal Actions pending or threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Acquirer or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Acquirer-Owned IP or the Acquirer or any of its Subsidiaries’ rights with respect to any Acquirer IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. The Acquirer and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Acquirer IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
Section 4.08 Compliance; Permits.
(a) Compliance. The Acquirer and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with, all Laws or Orders applicable to the Acquirer or any of its Subsidiaries or by which the Acquirer or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. Since January 1, 2012, no Governmental Entity has issued any notice or notification stating that the Target or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(b) Permits. The Acquirer and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. To the Knowledge of the Acquirer, no suspension or cancellation of any Permits of the Acquirer or any of its Subsidiaries is pending or threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. The Acquirer and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
Section 4.09 Litigation. To the Knowledge of the Acquirer, as of the date hereof, (or the Closing Date, as applicable) there is no Legal Action, pending or threatened against the Acquirer or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Acquirer, any executive officer or director of the Acquirer or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of  $50,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Acquirer or any of its Subsidiaries is subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. As of the date hereof, to the Knowledge of the Acquirer, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Acquirer, threatened, in each case regarding any accounting practices of the Acquirer or any of its Subsidiaries or any malfeasance by any executive officer of the Acquirer.
Section 4.10 Brokers’ and Finders’ Fees. The Acquirer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
Section 4.11 Related Party Transactions. Except as set forth in Section 4.11 of the Acquirer Disclosure Letter, no executive officer or director of the Acquirer or any of its Subsidiaries or any person owning 5% or more of the shares of Acquirer Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Acquirer or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Acquirer or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 4.12 Employee Matters.
(a) Section 4.12(a) of the Acquirer Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Target or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Acquirer or any of its Subsidiaries (each, a “Acquirer Employee”), or with respect to which the Acquirer or any of its Subsidiaries has or may have any material Liability (collectively, the “Acquirer Employee Plans”).
(b) Documents. The Acquirer has made available to Acquirer correct and complete copies (or, if a plan is not written, a written description) of all Acquirer Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Acquirer Employee Plan, (iii) the most recent financial statements for each Acquirer Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Acquirer Employee Plan, (v) the current summary plan description for each Acquirer Employee Plan and (vi) all actuarial valuation reports related to any Acquirer Employee Plans.
(c) Employee Plan Compliance. (i) Each Acquirer Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Acquirer Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Acquirer, has any such revocation been threatened, and to the Knowledge of the Acquirer, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Acquirer and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Acquirer Employee Plan and applicable Law, and all benefits accrued under any unfunded Acquirer Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Acquirer Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer, the Acquirer or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Acquirer, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Acquirer Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Acquirer, threatened with respect to any Acquirer Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Acquirer, neither the Acquirer nor any of its Subsidiaries has engaged in a transaction that could subject the Acquirer or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(d) Neither the Acquirer nor any Acquirer ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.
(e) Certain Acquirer Employee Plans. With respect to each Acquirer Employee Plan:
(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Acquirer nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multiple employer plan;
(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;
(iii) except as set forth in Section 4.12(e) of the Acquirer Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 4.12(e) of the Acquirer Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and
(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(f) No Post-Employment Obligations. No Acquirer Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Acquirer nor any Acquirer ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Acquirer Employee (either individually or to Acquirer Employees as a group) or any other person that such Acquirer Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.
(g) No Acquirer Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
(h) Section 409A Compliance. Each Acquirer Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
(i) Health Care Compliance. Each of the Acquirer and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Acquirer Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.
(j) Effect of Transaction. Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Acquirer to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Acquirer to merge, amend or terminate any Acquirer Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Acquirer Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(k) Employment Law Matters. The Acquirer and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Acquirer Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Acquirer Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
(l) Labor. Neither Acquirer nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Acquirer or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Acquirer, no material work stoppage, slowdown or labor strike against the Acquirer or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Acquirer Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Acquirer, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Acquirer or any of its Subsidiaries, or any Acquirer Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Acquirer, threatened relating to any employment related matter involving any Acquirer Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
Section 4.13 Real Property and Personal Property Matters.
(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, the Acquirer or one or more of its Subsidiaries has good and marketable fee simple title to Acquirer’s Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.13(a) of the Acquirer Disclosure Letter contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of Acquirer’s Owned Real Estate. As of the date hereof, neither the Acquirer nor any of its Subsidiaries (i) currently lease all or any part of Acquirer’s Owned Real Estate or (ii) has received written notice of any pending, and to the Knowledge of the Acquirer there is no threatened, condemnation proceeding with respect to any of Acquirer’s Owned Real Properties.
(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, the Acquirer and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 4.13(b) of the Acquirer Disclosure Letter contains a complete and correct list, as of the date hereof, of Acquirer’s Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, (x) all Acquirer’s Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Acquirer nor any of its Subsidiaries nor, to the Knowledge of the Acquirer, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquirer Lease. Neither the Acquirer nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Acquirer Lease nor has the Acquirer or any of its Subsidiaries entered into with any other Person (other than another wholly owned Subsidiary of the Acquirer) any sublease, license or other agreement that is material to the Acquirer and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of Acquirer’s Leased Real Estate. The Acquirer has delivered or otherwise made available to Acquirer true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Acquirer or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, Acquirer Leased Real Estate.
(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, the Acquirer and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.
Section 4.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect:
(a) The Acquirer and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Acquirer and its Subsidiaries as currently conducted.
(b) Neither the Acquirer nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.
(c) Neither the Acquirer nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Acquirer, threatened against the Acquirer or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Acquirer nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.
Section 4.15 Material Contracts.
(a) Material Contracts. For purposes of this Agreement, “Acquirer Material Contract” shall mean the following to which the Acquirer or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Acquirer with the SEC;
(ii) any employment or consulting Contract (in each case with respect to which the Acquirer has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Acquirer, (y) member of the Acquirer Board, or (z) Acquirer Employee providing for an annual base salary in excess of  $100,000;
(iii) any Contract providing for indemnification or any guaranty by the Acquirer or any Subsidiary thereof, in each case that is material to the Acquirer and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Acquirer or a Subsidiary thereof of any of the obligations of (A) the Acquirer or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Acquirer that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Acquirer or any of its Subsidiaries (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;
(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Acquirer or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of  $100,000;
(vi) any Contract that contains any provision that requires the purchase of all of the Acquirer’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Acquirer and its Subsidiaries, taken as a whole;
(vii) any partnership, joint venture or similar Contract that is material to the Acquirer and its Subsidiaries taken as a whole;
(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of  $100,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly owned Subsidiaries of the Target;
(ix) any employee collective bargaining agreement or other Contract with any labor union;
(x) any other Contract under which the Target or any of its Subsidiaries is obligated to make payment or incur costs in excess of  $100,000 in any year and which is not otherwise described in clauses (i)-(ix) above;
(xi) any Contract which is not otherwise described in clauses (i)-(x) above that is material to the Acquirer and its Subsidiaries, taken as a whole, and listed on Section 4.15(b) of the Acquirer Disclosure Letter; or
(xii) any Acquirer IP Agreement.
(b) Schedule of Material Contracts; Documents. Section 4.15(b) of the Acquirer Disclosure Letter sets forth a true and complete list as of the date hereof of all Acquirer Material Contracts. The Acquirer has made available to Target correct and complete copies of all Acquirer Material Contracts, including any amendments thereto.
(c) No Breach. (i) All the Acquirer Material Contracts are valid and binding on the Acquirer or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Acquirer nor any of its Subsidiaries nor, to the Knowledge of the Acquirer, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Acquirer Material Contract, and (iii) neither the Acquirer nor any of its Subsidiaries nor, to the Knowledge of the Acquirer, any third party is in breach, or has received written notice of breach, of any Acquirer Material Contract.
Section 4.16 Proxy Statement. None of the information included or incorporated by reference in Proxy Statement, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Acquirer’s or Target’s stockholders or at the time of the Acquirer Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Acquirer with respect to statements made or incorporated by reference therein based on information supplied by Target expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 4.17 Fairness Opinion. The M&A Committee of the Board of Directors of the Acquirer has received the opinion of Cassel Salpeter & Co., LLC to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, as of the date of the opinion, the Merger Consideration to be issued by the Acquirer in the

Merger pursuant to this Agreement, was fair, from a financial point of view, to the Acquirer. A true and complete informational copy of such opinion has been provided to the Target, it being acknowledged and agreed by the Target that it is not entitled to use or rely on such opinion for any purpose.
Article V
Covenants
Section 5.01 Conduct of Business of the Acquirer and Target. Each of the Acquirer and the Target shall, and shall cause each of their respective Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the other party, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, each of the Acquirer and the Target shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Acquirer Disclosure Letter or the Target Disclosure Letter, as applicable, or as required by applicable Law, neither the Acquirer nor the Target shall, nor shall it permit any of their respective Subsidiaries to, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed):
(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);
(b) unless required to maintain the listing of the Acquirer Common Stock on Nasdaq, (i) split, combine or reclassify any Acquirer Securities, Target Securities, Acquirer Subsidiary Securities or Target Subsidiary Securities, as applicable, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Acquirer Securities, Target Securities, Acquirer Subsidiary Securities or Target Subsidiary Securities, as applicable, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiary);
(c) issue, sell, pledge, dispose of or encumber any Acquirer Securities, Target Securities, Acquirer Subsidiary Securities or Target Subsidiary Securities, as applicable, other than (i) the issuance of shares of Acquirer Common Stock or Target Common Stock upon the exercise of any Acquirer Equity Award or Target Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Acquirer Common Stock or Target Common Stock in respect of other equity compensation awards outstanding under Acquirer Stock Plans or Target Stock Plans as of the date of this Agreement in accordance with their terms, (iii) the issuance of Acquirer Equity Awards or Target Equity Awards and the issuance of shares of Acquirer Common Stock or Target Common Stock upon the exercise of such Acquirer Equity Awards or Target Equity Awards (other than directors or executive officers of the Acquirer or Target) in accordance with their terms in the ordinary course of business consistent with past practice, (iv) the issuance of shares of Acquirer Common Stock or Target Common Stock upon exercise of any options or warrant (including the Options and Warrants) that is outstanding as of the date of this Agreement, (v) the issuance of shares of Acquirer Common Stock or Target Common Stock upon the conversion of any convertible debt (including Convertible Notes) that are outstanding as of the date of this Agreement or (vi) the issuance of shares of Acquirer Common Stock or Target Common Stock in connection with any equity financing transaction;
(d) except as required by applicable Law or by any Acquirer Employee Plan, Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Acquirer, Target or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Acquirer’s or Target’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Acquirer Employee Plans or Target Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Acquirer Employee Plan or a Target Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Acquirer Employee Plan or Target Employee Plan, other than contributions required by Law, the terms of such Acquirer Employee Plans or Target Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;
(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of  $25,000 in the aggregate;
(f) (i) except in the ordinary course of business, transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Acquirer or the Target, provided that the foregoing shall not prohibit the Acquirer or the Target or any of their respective Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquirer, Target or any of their respective Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;
(h) enter into or amend or modify in any material respect, or consent to the termination of  (other than at its stated expiry date), any Acquirer Material Contract, Target Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Target Material Contract or Lease with respect to material Real Estate hereunder;
(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Target or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against the other party arising out of a breach or alleged breach of this Agreement by Acquirer or Target, as the case may be, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Acquirer or Target included in the Acquirer SEC Documents or Target SEC Documents; provided that none of the Acquirer, the Target, nor any of their respective Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the their respective business;
(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquirer, the Target or their respective Subsidiaries;
(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;
(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Acquirer or Target, as applicable, by any

Person not subject to, any state takeover statute or similar statute or regulation that applies to Target with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Acquirer or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Acquirer IP or Target IP, other than in the ordinary course of business consistent with past practice; or
(o) agree or commit to do any of the foregoing.
Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Target and Acquirer shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 5.03 Access to Information; Confidentiality.
(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, each of the Acquirer and Target shall, and shall cause their respective Subsidiaries to, afford to the other party and the other party’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Acquirer or Target, as applicable or of their respective Subsidiaries, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Acquirer or Target, as applicable, and their respective Subsidiaries, and each of the Acquirer and the Target shall, and shall cause their respective Subsidiaries to, furnish promptly to the other party such other information concerning the business and properties of the Acquirer or Target, as applicable, and their respective Subsidiaries as the other party may reasonably request from time to time. None of the Acquirer, Target, or any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the representations and warranties contained herein, or limit or otherwise affect the remedies available to any party pursuant to this Agreement.
(b) Acquirer and the Target shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Confidentiality Agreement, dated November 6, 2014, between Acquirer and the Target (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.04 No Solicitation.
(a) Until May 14, 2015, none of the Acquirer, the Target or any of their respective Subsidiaries shall, or shall authorize or permit its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Acquirer, Target or any of their respective Subsidiaries to, afford access to the business, properties, assets, books or records of the Acquirer, Target or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquirer, Target or any of their respective Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Subject to Section 5.04(b), neither the Acquirer Board nor the Target Board nor any committee of either shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to the Target or Acquirer (as applicable), the Acquirer Board Recommendation or the Target Board Recommendation (as applicable), or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Acquirer Common Stock or Target Common Stock and Target Preferred Stock, (as applicable) within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Acquirer Recommendation or Target Board Recommendation (as applicable), or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Acquirer Adverse Recommendation Change” (with respect to the Acquirer) or a “Target Adverse Recommendation Change” (with respect to the Target)). Each of the Acquirer and Target shall, and shall cause their respective Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Acquirer or the Target (as applicable) or any of their respective Subsidiaries that was furnished by or on behalf of the Acquirer or the Target (as applicable) and their respective Subsidiaries to return or destroy (and confirm destruction of) all such information.
(b) Notwithstanding Section 5.04(a), prior to the receipt of the Acquirer Requisite Vote (as to the Acquirer) or the Target Requisite Vote (as to the Target), the Acquirer Board or the Target Board (as applicable), directly or indirectly through any Representative, may, subject to Section 5.04(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Acquirer Board or the Target Board (as applicable) believes in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Acquirer or the Target (as applicable) or any of their respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to the other party hereto), (iii) following receipt of and on account of a Superior Proposal, make an Acquirer Adverse Recommendation (as to the Acquirer)or a Target Adverse Recommendation Change (as to the Target), and/or (iv) take any action that any court of competent jurisdiction orders the Acquirer or the Target (as applicable)to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Acquirer Board or the Target Board (as applicable) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Acquirer Board or the Target Board (as applicable) to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Acquirer Board or the Target Board from disclosing to their respective stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Target determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.
(c) Neither the Acquirer nor the Target Board shall take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Acquirer or the Target (as applicable) shall have delivered to the other party a prior written notice advising such other party that it intends to take such action. Each party shall notify the other party promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by such party (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books or records of such party or any of its Subsidiaries by any third party. In such notice, the Acquirer or the Target (as applicable) shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. Each party shall keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Each party shall provide the other party with at least forty-eight (48) hours prior notice of any meeting of its board of directors (or such lesser notice as is provided to the members of such party’s board of directors) at which the board of directors is reasonably expected to consider any Takeover Proposal. Each party shall promptly provide the other party with a list of any non-public information concerning the such party’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.
(d) Except as set forth in this Section 5.04(d), neither the Acquirer Board nor the Target Board shall make any Acquirer Adverse Recommendation Change or Target Adverse Recommendation Change (as applicable) or enter into (or permit any Subsidiary to enter into) an Acquirer Acquisition Agreement or Target Acquisition Agreement (as applicable). Notwithstanding the foregoing, at any time prior to the receipt of the Acquirer Requisite Vote or the Target Requisite Vote (as applicable), the Acquirer Board or Target Board (as applicable) may make an Acquirer Adverse Recommendation Change or a Target Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquirer Acquisition Agreement or Target Acquisition Agreement, if: (i) the applicable party promptly notifies the other party, in writing, at least five (5) Business Days (the “Notice Period”) before making an Acquirer Adverse Recommendation Change or Target Adverse Recommendation Change (as applicable) or entering into (or causing a Subsidiary to enter into) an Acquirer Acquisition Agreement or Target Acquisition Agreement (as applicable), of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the applicable party has received a Takeover Proposal that such party’s board of directors intends to declare a Superior Proposal and intends to make an Acquirer Adverse Recommendation Change or a Target Adverse Recommendation Change (as applicable) and/or such party intends to enter into an Acquirer Acquisition Agreement or Target Acquisition Agreement (as applicable); (ii) the applicable party attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the applicable party shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Acquirer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the applicable party notifies the other party of any such material revision (it being understood that there may be multiple extensions)); and (iv) the applicable party’s board of directors determines in good faith, after consulting with outside legal counsel and its financial advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the other party during the Notice Period in the terms and conditions of this Agreement.
Section 5.05 Stockholders Meeting; Preparation of Proxy Materials.
(a) Subject to the terms set forth in this Agreement, the Target shall take all action necessary to duly call, give notice of, convene and hold the Target Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Target shall mail the Proxy Statement to the holders of Target Common Stock and Target Preferred Stock in advance of such meeting. Except to the extent that the Target Board shall have effected a Target Adverse Recommendation Change as permitted by Section 5.04(b) hereof, the Proxy Statement shall include the Target Board Recommendation. Subject to Section 5.04 hereof, the Target shall use reasonable best efforts to (i) solicit from the holders of Target Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Target Common Stock required by applicable Law to obtain such approval. The Target shall keep Acquirer updated with respect to proxy solicitation results as requested by the Acquirer. Once the Target Stockholders Meeting has been called and noticed, the Target shall not postpone or adjourn the Target Stockholders Meeting without the consent of Acquirer (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Target to comply with applicable Law). At the Target Stockholders Meeting, Acquirer

and its Affiliates shall vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Target shall not be required to hold the Target Stockholders Meeting if this Agreement is terminated before the meeting is held.
(b) Subject to the terms set forth in this Agreement, the Acquirer shall take all action necessary to duly call, give notice of, convene and hold the Acquirer Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Acquirer shall mail the Proxy Statement to the holders of Acquirer Common Stock in advance of such meeting. The Proxy Statement shall include the Acquirer Board Recommendation. The Acquirer shall use reasonable best efforts to (i) solicit from the holders of Acquirer Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Acquirer Common Stock required by applicable Law to obtain such approval. The Acquirer shall keep Target updated with respect to proxy solicitation results as requested by the Target. Once the Acquirer Stockholders Meeting has been called and noticed, the Acquirer shall not postpone or adjourn the Acquirer Stockholders Meeting without the consent of Target (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Acquirer to comply with applicable Law). At the Acquirer Stockholders Meeting, Target and its Affiliates shall vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Acquirer shall not be required to hold the Acquirer Stockholders Meeting if this Agreement is terminated before the meeting is held.
(c) In connection with the Target Stockholders Meeting and the Acquirer Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Target and Acquirer shall prepare and file the Proxy Statement with the SEC. Acquirer and the Target will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of the Acquirer and the Target will furnish to the other party the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Neither the Acquirer nor Target shall file the Proxy Statement, or any amendment or supplement thereto, without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Target). Each party shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to each party’s respective stockholders as promptly as reasonably practicable following filing with the SEC. Each party agrees to consult with the other party prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Acquirer and the Target agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the parties shall promptly prepare and mail to their respective stockholders an amendment or supplement setting forth such correction. Each party shall as soon as reasonably practicable (i) notify the other party of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide the other party with copies of all written correspondence between the it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.
(d) The Acquirer and Target shall mutually agree on a date on which both the Target Stockholders Meeting and Acquirer Stockholders Meeting will be held.
Section 5.06 Regulatory Matters.
(a) For the purposes of holding the Acquirer Stockholders Meeting and the Target Stockholders Meeting and qualifying under applicable federal and state securities laws the Acquirer Common Stock to be issued to Target stockholders in connection with the Merger, as soon as practicable, but in no event later than forty-five (45) days, following the date of this Agreement), the parties shall (i) jointly prepare, and the Acquirer shall file with the SEC, a Registration Statement on Form S-4, including a prospectus and (ii) jointly prepare, and the Acquirer shall file with the SEC, the Proxy Statement, satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (the various documents to be filed by the Acquirer under the Securities Act with the SEC to register the Acquirer Common Stock for sale, including the Proxy Statement, are referred to herein as the “Registration Statement”). Prior to the filing of the Proxy Statement and the Registration Statement, each party shall consult with the other party with respect to such filings and shall afford the other party and their Representatives reasonable opportunity to comment thereon.
(b) Each party shall furnish to the other party with such information concerning itself and its Affiliates as is necessary in order to cause the Proxy Statement and Registration Statement to comply with Section 5.06(a) hereof. Each party agrees promptly to advise the other party if at any time prior to the Effective Time, any information provided by such party in the Proxy Statement or Registration Statement becomes incorrect or incomplete in any material respect and promptly to provide the information needed to correct such inaccuracy or omission. Each party shall promptly furnish to the other party such supplemental information as may be necessary in order to cause the Proxy Statement or Registration Statement to comply with Section 5.06(a). The information relating to a party to be provided for inclusion or incorporation by reference in the Proxy Statement or Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
(c) Acquirer shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Acquirer Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. The Target shall promptly furnish Acquirer with such information regarding the Target stockholders as Acquirer requires to enable it to determine what filings are required hereunder. The Target authorizes Acquirer to utilize in such filings the information concerning the Target and its Subsidiaries provided to Acquirer in connection with, or contained in, the Proxy Statement. Acquirer shall furnish Target’s counsel with copies of all such filings and keep Target advised of the status thereof. Each of Acquirer and Target shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement.
(d) Acquirer shall cause the Acquirer Common Stock issuable pursuant to the Merger, to be listed on Nasdaq at the Effective Time.
(e) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement as soon as possible. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.
(f) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.
(g) The expenses of the preparation, filing and mailing of the Registration statement and Proxy Statement shall be shared equally between the Acquirer and Target.
Section 5.07 Notices of Certain Events. The Target shall notify Acquirer, and Acquirer shall notify the Target, promptly of  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Target or any of its Subsidiaries or Acquirer or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) of this Agreement (in the case of the Target and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Acquirer), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.07 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Target or Acquirer be deemed to amend or supplement the Target Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.07 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).
Section 5.08 Employees; Benefit Plans.
(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Acquirer and its Subsidiaries), Acquirer shall provide the employees of the Target and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Target Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, substantially similar to the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Target and its Subsidiaries on the date of this Agreement.
(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Acquirer or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Acquirer or any of its Subsidiaries and any equity compensation arrangements maintained by Acquirer or any of its Subsidiaries (collectively, “Acquirer Benefit Plans”) in which any Target Continuing Employees will participate effective as of the Effective Time, Acquirer shall recognize all service of the Target Continuing Employees with the Target or any of its Subsidiaries, as the case may be as if such service were with Acquirer, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Acquirer Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Acquirer Benefit Plan in which such Target Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Target Employee Plan.
(c) This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Acquirer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Target Employee or any other Person to any continued employment with the Surviving Corporation, Acquirer or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.
(d) With respect to matters described in this Section 5.08, the Target will not send any written notices or other written communication materials to Target Employees without the prior written consent of Acquirer.
Section 5.09 Directors’ and Officers’ Indemnification and Insurance.
(a) Acquirer agrees that all rights to indemnification, advancement of expenses and exculpation by the Target now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Target and its Subsidiaries (each an “Indemnified Party”) as provided in the Target Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Acquirer and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).
(c) The Surviving Corporation shall (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Target immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Target and its Subsidiaries when compared to the insurance maintained by the Target as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Target and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of two hundred percent (200%) of the last annual premium paid by the Target for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.09(c) of the Target Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.
(d) The obligations of Acquirer and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).
(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Target or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.10 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Acquirer will take all action necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Target and Acquirer shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Target or Acquirer receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Acquirer nor the Target shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).
(b) Without limiting the generality of the undertakings pursuant to Section 5.10(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within 15 Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.10(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.
(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Target shall cooperate in all respects with Acquirer and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Acquirer or any of its Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.
(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Acquirer or any of its Subsidiaries shall be required to, and the Target may not, without the prior written consent of Acquirer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets (outside the ordinary course of business), business or portion of business of the Target, Acquirer, or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Target, Acquirer, or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Target, Acquirer, or any of their respective Subsidiaries; provided that, if requested by Acquirer, the Target will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Target in the event the Closing occurs.
Section 5.11 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Target and Acquirer. Thereafter, each of the Target and Acquirer agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Target and Acquirer (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
Section 5.12 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Target, Acquirer, the Merger or any other transaction contemplated by this Agreement, then each of the Target, Acquirer, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 5.13 Section 16 Matters. Prior to the Effective Time, the each party shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Target Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Target who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Target.
Section 5.14 Tax-Free Reorganization Treatment. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Acquirer and Target shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquirer nor Target nor any affiliate of either knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 5.15 Stockholder Litigation. The Target shall give Acquirer the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Target and or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Acquirer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.16 No Control of the Other Party. Notwithstanding any provision contained in this Agreement, neither Acquirer nor Target, nor any Subsidiary of either, shall under any circumstance be permitted to exercise control of the other party or any of its Subsidiaries prior to the Effective Time.
Section 5.17 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Target, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Target, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Article VI
Conditions
Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a) Acquirer and Target Stockholder Approval. This Agreement will have been duly adopted by the Requisite Target Vote and the issuance of Acquirer Common Stock pursuant to this Agreement will have been duly approved by the Requisite Acquirer Vote.
(b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.
(c) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
(d) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Target Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Target Material Adverse Effect or a material adverse effect on Acquirer’s ability to consummate the transactions contemplated by this Agreement.
(e) Nasdaq Listing of Shares to be Issued. The shares of Acquirer Common Stock to be issued to Target stockholders in the Merger shall have been approved for listing on Nasdaq.
(f) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(g) Suits and Proceedings. No order shall be outstanding against a party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against either party in connection with this Agreement and which Acquirer or Target determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.
Section 6.02 Conditions to Obligations of Acquirer. The obligations of Acquirer to effect the Merger are also subject to the satisfaction or waiver by Acquirer on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Target (other than in Section 3.01(a), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.02(c) (last sentence), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Target Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (ii) the representations and warranties of the Target contained in Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), and Section 3.02(c) (last sentence) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b) Performance of Covenants. The Target shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.
(c) Target Material Adverse Effect. Since the date of this Agreement, there shall not have been any Target Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.
(d) Officer’s Certificate. Acquirer will have received a certificate, signed by the chief executive officer or chief financial officer of the Target, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) hereof.
(e) $3.5 Million Equity Financing. $3.5 million shall have been placed into escrow for the purposes of providing equity financing to Acquirer following the closing of the Merger and the only remaining condition to releasing the $3.5 million to Acquirer from escrow shall be consummation of the closing of the Merger.
(f) $25 Million Financing. Acquirer shall have received commitments from certain third parties to provide financing of up to $25 million to the Acquirer on substantially the terms set forth on Schedule A hereto.
Section 6.03 Conditions to Obligation of the Target. The obligation of the Target to effect the Merger is also subject to the satisfaction or waiver by the Target on or prior to the Closing Date of the following conditions:
(a) Representations and warranties. The representations and warranties of Acquirer (other than in Section 4.01(a), Section 4.02(a) (second sentence), Section 4.02(b)(i) (first sentence), Section 4.02(c) (last sentence), Section 4.03(a), Section 4.04(b), Section 4.05(a) and Section 4.10) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquirer’s ability to consummate the transactions contemplated by this Agreement.
(b) Performance of Covenants. Acquirer shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.
(c) Officer’s Certificate. The Target will have received a certificate, signed by an officer of Acquirer, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Article VII
Termination, Amendment and Waiver
Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Target) by mutual written consent of Acquirer and the Target.
Section 7.02 Termination By Either Acquirer or the Target. This Agreement may be terminated by either Acquirer or the Target at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Target):
(a) if the Merger has not been consummated on or before May 14, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;
(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or
(c) (i) if this Agreement has been submitted to the stockholders of the Target for adoption at a duly convened Target Stockholders Meeting and the Requisite Target Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof) or (ii) if the proposal to approve the issuance of Acquirer Common Stock pursuant to this Agreement has been submitted to the stockholders of the Acquirer for approval at a duly convened Acquirer Stockholders Meeting and the Requisite Acquirer Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).
Section 7.03 Termination By Acquirer. This Agreement may be terminated by Acquirer at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Target):
(a) if prior to the receipt of the Requisite Acquirer Vote at the Acquirer Stockholders Meeting, the Acquirer Board authorizes the Acquirer, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into an Acquirer Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Acquirer shall have paid any amounts due pursuant to Section 7.06(a) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Acquirer substantially concurrently enters into such Acquirer Acquisition Agreement; or
(b) if  (i) a Target Adverse Recommendation Change shall have occurred, (ii) the Target shall have entered into, or publicly announced its intention to enter into, a Target Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Target shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Target Board fails to reaffirm (publicly, if so requested by Acquirer) the Target Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Target or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Target Common Stock or Target Preferred Stock shall have been commenced by a Person unaffiliated with Acquirer and the Target shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Target Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Target or the Target Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.03(a); or
(c) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Target set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Acquirer shall have given the Target at least 20 days written notice prior to such termination stating Acquirer’s intention to terminate this Agreement pursuant to this Section 7.03(c).
Section 7.04 Termination By the Target. This Agreement may be terminated by the Target at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Target):
(a) if prior to the receipt of the Requisite Target Vote at the Target Stockholders Meeting, the Target Board authorizes the Target, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Target Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Target shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Target substantially concurrently enters into such Target Acquisition Agreement; or
(b) if  (i) an Acquirer Adverse Recommendation Change shall have occurred, (ii) the Acquirer shall have entered into, or publicly announced its intention to enter into, an Acquirer Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Acquirer shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Acquirer Board fails to reaffirm (publicly, if so requested by Target) the Acquirer Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Acquirer or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Acquirer Common Stock shall have been commenced by a Person unaffiliated with Target and the Acquirer shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Acquirer Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Acquirer or the Acquirer Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.04(b); or
(c) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Acquirer set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Target shall have given Acquirer at least 20 days written notice prior to such termination stating the Target’s intention to terminate this Agreement pursuant to this Section 7.04(b).
Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
Section 7.06 Fees and Expenses Following Termination.
(a) If this Agreement is terminated by the Acquirer pursuant to Section 7.03(a), then the Acquirer shall pay to Target (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus, Target’s Expenses actually incurred by Target on or prior to the termination of this Agreement.
(b) If this Agreement is terminated by the Target pursuant to Section 7.04(a), then the Target shall pay to the Acquirer (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus, Acquirer’s Expenses actually incurred by Acquirer on or prior to the termination of this Agreement.
(c) If this Agreement is terminated (i) by Acquirer or Target for a breach pursuant Section 7.03(c) and Section 7.04(c) as applicable provided that the other party failed to obtain their requisite vote as required pursuant to Section 7.02(c), or (ii) by the Acquirer or Target on or after the End Date pursuant to Section 7.02(a) and provided that the non-terminating party shall not have obtained its stockholder’s requisite vote (pursuant to Section 7.02(c)) obtained prior to the End Date and, in the case of both clauses (i) and (ii) immediately above, (A) prior to such termination or the non-terminating party’s stockholders meeting, a Takeover Proposal shall have been publicly disclosed and not withdrawn or otherwise made or communicated to the subject party (or its Board of Directors) to the Takeover Proposal (“Takeover Party”), and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Takeover Party shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Takeover Party shall pay to the other party to this Agreement (the “Non Takeover Party”) (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus, Non Takeover Party’s Expenses actually incurred by such party on or prior to the termination of this Agreement (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Acquirer or the Target, as the case may be) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Takeover Party’s Stockholder Meeting, as applicable, and, within eighteen (18) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).
(d) The Target and the Acquirer each acknowledge and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Target and the Acquirer would not have entered into this Agreement. If the Target or the Acquirer, as the case may be shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment the Acquirer or Target makes a claim against the other that results in a judgment against the Target or the Acquirer, as the case may be, the Target or Acquirer shall pay to the other party the reasonable costs and expenses of Acquirer or the Target, as the case may be, (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Target or the Acquirer be obligated to pay the Termination Fee on more than one occasion.
(e) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.
Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Acquirer Vote or the Requisite Target Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the earlier of the Requisite Acquirer Vote or the Requisite Target Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Acquirer or Target Common Stock without such approval.
Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Acquirer, on the one hand, or the Target, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
Article VIII
Miscellaneous
Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Target than those contained in the Confidentiality Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
“Acquirer” has the meaning set forth in the Preamble.
“Acquirer Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).
“Acquirer Balance Sheet” has the meaning set forth in Section 4.04(e).
“Acquirer Benefit Plans” has the meaning set forth in Section 5.08(b).
“Acquirer Board” has the meaning set forth in the Recitals.
“Acquirer Board Recommendation” has the meaning set forth in Section 4.03(d).
“Acquirer Common Stock” has the meaning set forth in Section 4.02(a).
“Acquirer Disclosure Letter” has the meaning set forth in the introductory language in Article IV.
“Acquirer Employee” has the meaning set forth in Section 4.12(a).
“Acquirer Employee Agreement” means any Contract between the Acquirer or any of its Subsidiaries and an Acquirer Employee.
“Acquirer Employee Plans” has the meaning set forth in Section 4.12(a).
“Acquirer Equity Award” means an Acquirer Stock Option or an Acquirer Stock Award or a phantom stock award, as the case may be.
“Acquirer ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Acquirer IP” has the meaning set forth in Section 4.07(b).
“Acquirer IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Acquirer or any of its Subsidiaries is a party or under which the Acquirer or any of its Subsidiaries is a licensor or licensee.
“Acquirer Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Acquirer and its Subsidiaries, taken as a whole, or (ii) the ability of the Acquirer to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), an Acquirer Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Acquirer and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether an Acquirer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Acquirer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Acquirer and its Subsidiaries conduct their businesses.
“Acquirer Material Contract” has the meaning set forth in Section 4.15(a).
“Acquirer-Owned IP” means all Intellectual Property owned or purported to be owned by the Acquirer or any of its Subsidiaries.
“Acquirer Preferred Stock” has the meaning set forth in Section 4.02(a).
“Acquirer SEC Documents” has the meaning set forth in Section 4.04(a).
“Acquirer Securities” has the meaning set forth in Section 4.02(b).
“Acquirer Stock Award” means each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Acquirer Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Acquirer Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Acquirer Stock Plan, other than Acquirer Stock Options
“Acquirer Stock Option” means each option to acquire shares of Acquirer Common Stock.
“Acquirer Stock Plans” has the meaning set forth in Section 4.02(b).
“Acquirer Stockholders Meeting” means the special meeting of the Stockholders of the Acquirer to be held to consider the adoption of this Agreement.
“Acquirer Subsidiary Securities” has the meaning set forth in Section 4.02(d).
“Acquisition Agreement” has the meaning set forth in Section 5.04(a).
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” has the meaning set forth in Section 3.03(c).
“Book-Entry Shares” has the meaning set forth in Section 2.02(a).
“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Fort Lauderdale, Florida are authorized or required by Law or other governmental action to close.
“Certificate” has the meaning set forth in Section 2.01(c).
“Certificate of Merger” has the meaning set forth in Section 1.03.
“Charter Documents” has the meaning set forth in Section 3.01(b).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“Code” has the meaning set forth in Section 2.04.
“Confidentiality Agreement” has the meaning set forth in Section 5.03.
“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.
“Convertible Notes” means any note or other liability convertible into Acquirer Common Stock or Target Common Stock, as applicable.
“DGCL” has the meaning set forth in Section 1.01.
“Dissenting Shares” has the meaning set forth in Section 2.03.
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 7.02(a).
“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” has the meaning set forth in Section 3.03(c).
“Exchange Agent” has the meaning set forth in Section 2.02(a).
“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.
“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).
“GAAP” has the meaning set forth in Section 3.04(b).
“Governmental Antitrust Authority” has the meaning set forth in Section 5.10(b).
“Governmental Entity” has the meaning set forth in Section 3.03(c).
“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.09(a).
“Indemnifying Parties” has the meaning set forth in Section 5.09(b).
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, when used with respect to the Target, the actual or constructive knowledge of any officer or director, after due inquiry.
“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.
“Lease” shall mean all leases, subleases and other agreements under which the Target or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.
“Leased Real Estate” shall mean, with respect to any Person, all real property that such Person or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.
“Legal Action” has the meaning set forth in Section 3.09.
“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.
“Maximum Premium” has the meaning set forth in Section 5.09(c).
“Merger” has the meaning set forth in Section 1.01.
“Merger Consideration” shall mean the product of  (i) the number of shares of Acquirer Common stock issued and outstanding at the Effective Time, multiplied by (ii) 0.81818.
“Non Takeover Party” has the meaning set forth in Section 7.06(c).
“Notice Period” has the meaning set forth in Section 5.04(d).
“Nasdaq” has the meaning set forth in Section 3.03(c).
“Order” has the meaning set forth in Section 3.09.
“Owned Real Estate” shall mean, with respect to any Person, any real estate owned in fee by such Person or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of such Person’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Payment Fund” has the meaning set forth in Section 2.02(a).
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Per Share Merger Consideration” shall mean the number of shares of Acquirer Common Stock equal to the quotient of  (i) the Merger Consideration, divided by (ii) the number of shares of Target Common Stock issued and outstanding at the Effective Time (including shares of Target Common Stock to be issued upon conversion of the Target Preferred Stock in accordance with Section 2.01(c).
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Proxy Statement” has the meaning set forth in Section 3.16.
“Real Estate” means, with respect to any Person, such Person’s Owned Real Estate and Leased Real Estate.
“Registration Statement” has the meaning set forth in Section 5.06(a).
“Representatives” has the meaning set forth in Section 5.04(a).
“Requisite Acquirer Vote” has the meaning set forth in Section 4.03(a).
“Requisite Target Vote” has the meaning set forth in Section 3.03(a).
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).
“SEC” has the meaning set forth in Section 3.03(c).
“Securities Act” has the meaning set forth in Section 3.04(a).
“Subsidiary” means, when used with respect to any party, and except as set forth on Section 8.01(iii) of the Acquirer Disclosure Letter or the Target Disclosure Letter, as applicable, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of a party’s consolidated assets or a majority of the outstanding voting securities of such party, that the party’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) is more favorable from a financial point of view to such party’s stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by such party’s board of directors and (e) any revisions to the terms of this Agreement and the Merger proposed by the other party during the Notice Period set forth in Section 5.04(d).
“Surviving Corporation” has the meaning set forth in Section 1.01.
“Takeover Party” has the meaning set forth in Section 7.06(c).
“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Acquirer and its Subsidiaries) relating to any (a) direct or indirect acquisition of assets of the Acquirer, Target or their respective Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Acquirer’s or Target’s consolidated assets or to which fifteen percent (15%) or more of the Acquirer’s or Target’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Acquirer or Target, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Acquirer or Target, (d) merger, consolidation, other business combination or similar transaction involving the Acquirer or Target or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Acquirer or Target, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Acquirer or Target or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Acquirer or Target.
“Target” has the meaning set forth in the Preamble.
“Target Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).
“Target Balance Sheet” has the meaning set forth in Section 3.04(e).
“Target Board” has the meaning set forth in the Recitals.
“Target Board Recommendation” has the meaning set forth in Section 3.03(d).
“Target Common Stock” has the meaning set forth in the Recitals.
“Target Continuing Employees” has the meaning set forth in Section 5.08(a).
“Target Designees” has the meaning set forth in Section 1.06.
“Target Disclosure Letter” has the meaning set forth in the introductory language in Article III.
“Target Employee” has the meaning set forth in Section 3.12(a).
“Target Employee Agreement” means any Contract between the Target or any of its Subsidiaries and a Target Employee.
“Target Employee Plans” has the meaning set forth in Section 3.12(a).
“Target Equity Award” means a Target Stock Option or a Target Stock Award or a phantom stock award, as the case may be.
“Target ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Target IP” has the meaning set forth in Section 3.07(b).

“Target IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Target or any of its Subsidiaries is a party or under which the Target or any of its Subsidiaries is a licensor or licensee.
“Target Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Target and its Subsidiaries, taken as a whole, or (ii) the ability of the Target to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Target Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Target and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Target and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Target and its Subsidiaries conduct their businesses.
“Target Material Contract” has the meaning set forth in Section 3.15(a).
“Target-Owned IP” means all Intellectual Property owned or purported to be owned by the Target or any of its Subsidiaries.
“Target Preferred Stock” has the meaning set forth in the Recitals.
“Target SEC Documents” has the meaning set forth in Section 3.04(a).
“Target Securities” has the meaning set forth in Section 3.02(b).
“Target Stock Award” means Target Stock Options and restricted stock units granted under the Target’s 2012 Equity Incentive Plan, which restricted stock units are disclosed on Section 3.02(b)(i) of the Target Disclosure Letter.
“Target Stock Option” has the meaning set forth in Section 2.06(a).
“Target Stock Plans” has the meaning set forth in Section 3.02(b).
“Target Stockholders Meeting” means the special meeting of the Stockholders of the Target to be held to consider the adoption of this Agreement.
“Target Subsidiary Securities” has the meaning set forth in Section 3.02(d).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means $500,000.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Voting Debt” means, with respect to any Person, bonds, debentures, notes or other indebtedness issued by such Person or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of such Person or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of such Person or any of its Subsidiaries.

“Warrants” has the meaning set forth in Section 2.07.
Section 8.02 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Target Disclosure Letter.
(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.
Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the state courts located in Broward County, Florida, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of Florida. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.
Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):
If to Acquirer to:	Vapor Corp. 3001 Griffin Road Dania Beach, Florida 33312 Facsimile: (888) 882-7095 Email: jeff.holman@vapor-corp.com Attention: Jeffrey E. Holman
If to the Target, to:	Vaporin, Inc. 4400 Biscayne Boulevard Miami, Florida 33137 Facsimile: (305) 576-9298 Email: scott@vaporin.com Attention: Scott Frohman or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Target Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Target Disclosure Letter (other than an exception expressly set forth as such in the Target Disclosure Letter), the statements in the body of this Agreement will control.
Section 8.09 No Third Party Beneficiaries. Except as provided in Section 5.09 hereof  (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Acquirer may, without the prior written consent of the Target, assign all or any portion of its rights under this Agreement to Acquirer or to one or more of Acquirer’s direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Florida or any Florida state court, in addition to any other remedy to which they are entitled at Law or in equity.
Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
VAPOR CORP.
By:	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer
VAPORIN, INC.
By:	/s/ Scott Frohman
Name:	Scott Frohman
Title:	Chief Executive Officer

APPENDIX B
[Letterhead of Dawson James Securities, Inc.]
December 12, 2014
The Board of Directors
Vaporin, Inc.
4400 Biscayne Boulevard,
Miami, Florida 33137
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Vaporin, Inc., a Delaware corporation (“Vaporin”), of the consideration to be received by Vaporin in a proposed merger (the “Merger Transaction”) with Vapor Corp., a Delaware corporation, pursuant to entering into a binding merger Term Sheet dated November 6, 2014, (the “Term Sheet”) between Vaporin and Vapor (the “Parties”). Simultaneously, Vapor entered into a financing transaction with certain third parties. For ease of discussion, the Merger Transaction can briefly be summarized as follows, but the following summary of the Merger Transaction is qualified in its entirety by the full text of the binding merger Term Sheet and all ancillary or related documents attached to or referenced in the Term Sheet, including but not limited to the execution of a definitive Merger Agreement by the Parties:
(i) On November 6, 2014, Vaporin and all of its subsidiaries entered into an binding Term Sheet with Vapor pursuant to a proposed Merger Transaction between the Parties, to be structured as a merger of equals with Vapor as the surviving party in the transaction; and
(ii) As consideration for the merger, the Term Sheet provides that the stockholders of Vaporin will receive the number of shares of Vapor’s common stock such that the former Vaporin stockholders will collectively own 45.0% of the issued and outstanding shares of common stock of the combined company following consummation of the merger, subject to any adjustments to the exchange ratio which would be necessary to permit the respective financial advisers of both the Parties to make the determination that the merger consideration is fair from a financial perspective.
In arriving at our opinion, we have (i) reviewed the binding Term Sheet dated November 6, 2014 and related 8K dated November 7, 2014; (ii) reviewed certain publicly available business and financial information concerning Vaporin and its subsidiaries, and the industry in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of Vaporin with publicly available information concerning certain other companies we deemed relevant; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of Vaporin and Vapor relating to their businesses; (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion; (vii) assumed that all representations and warranties set forth in the Term Sheet and all ancillary agreements and documents are true and correct; (viii) assumed that each party to the Term Sheet did or will comply with its obligations set forth therein; and (ix) assumed that the Merger Transaction contemplated by the Term Sheet does not violate (and did not cause, and will not cause, Vaporin to violate) any provisions of the Securities Act of 1933, Securities Exchange Act of 1934 or the Investment Company Act of 1940.
In addition, we have held discussions with members of the management of Vaporin and Vapor with respect to certain aspects of the Transaction, and the past and current business operations of both companies, the financial condition and future prospects and operations of both companies, the effects of the Merger Transaction on the financial condition and future prospects of Vapor, and certain other matters we believed necessary or appropriate to our inquiry; and we had discussions with counsel to Vaporin and Vapor with respect to legal matters related to the Merger Transaction.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Vaporin and its subsidiaries, or otherwise reviewed by or for us. We have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, other than as stated in public SEC filings, nor have we evaluated the solvency of Vaporin or Vapor under any state or federal laws relating to bankruptcy, insolvency or similar matters.
In relying on financial analyses and forecasts prepared and provided to us by Vaporin and its subsidiaries or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of Vaporin and its subsidiaries as to the expected future results of operations and financial conditions of Vaporin, as applicable. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed the transactions contemplated by the Term Sheet will be consummated as described in the Term Sheet, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by Vaporin and Vapor in the Term Sheet and the related documents and agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Vaporin and Vapor with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger Transaction are current or will be obtained without any adverse effect on Vaporin or Vapor or on the contemplated benefits of the Merger Transaction, in each case material to our analysis.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to Vaporin of the merger consideration, and we express no opinion as to the fairness of the Merger Transaction to, or any consideration to be received by, the holders of any other class of securities, creditors or other constituencies of Vapor, or any of its subsidiaries, the holders of any class of securities, creditors or other constituencies of Vapor or as to the underlying decision by Vaporin and Vapor to engage in the Merger Transaction. We express no opinion with regard to any transaction effected by Vaporin or Vapor in anticipation of the Merger Transaction. Furthermore, we express no opinion with respect to the amount, nature, or propriety of any compensation to any officers, directors, or employees of any party to the Merger Transaction, or any class of such persons, whether in connection with the Merger Transaction or otherwise, nor do we express any opinion with respect to the fairness of any such compensation. We express no opinion herein as to the price at which Vaporin’s Common Stock, Vapor’s Common Stock or any surviving corporation’s Common Stock will trade at any future time.
We note that, in connection with performing our services to Vaporin, we were not authorized to and did not solicit any expressions of interest from any other parties with respect to any other merger, sale, disposition, acquisition, or other business combination involving all or any part of Vaporin.
We have not acted as a financial advisor to Vaporin, Vapor or any other party to the Merger Transaction; and we will not be receiving any fees for any services related to the proposed Merger Transaction except for the fees for providing this Opinion. Our fee is neither contingent nor formula-based, and we will not receive any other significant payment or compensation contingent upon the successful completion of the Merger Transaction, nor is our compensation contingent upon the outcome of the Opinion or Dawson James acting in some other capacity. Vaporin has agreed to indemnify us for any liabilities arising out of our engagement to provide this fairness opinion. During the two years preceding the date of this letter, neither we nor our affiliates have had any commercial or investment banking relationships with Vaporin or Vapor or any other party to the Merger Transaction.
Notwithstanding the aforementioned, from time to time, we and/or our affiliates may perform various investment banking and financial services for Vaporin or Vapor and their affiliates in the future, and we would expect to receive customary fees for such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Vaporin or Vapor for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the merger Consideration to be received by Vaporin in the proposed Transaction is fair, from a financial point of view, to Vaporin Shareholders.
The issuance of this opinion has been approved by a Fairness Opinion Committee of Dawson James Securities Inc. This letter is provided to the Board of Directors of Vaporin in connection with and for the purposes of its evaluation of the Merger Transaction. This opinion does not constitute a recommendation or advice to any shareholder of Vaporin with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may not be reproduced in full or in part in any proxy statement or information statement mailed to or otherwise distributed to shareholders of Vaporin and may not otherwise be disclosed publicly in any manner without our prior written approval.
Yours very truly,
/s/ Dawson James Securities, Inc.
Dawson James Securities, Inc.

APPENDIX C
[Letterhead of Cassel Salpeter & Co., LLC]
December 15, 2014
Vapor Corp.
3001 Griffin Road
Dania Beach, FL 33312
Attention: The Special Mergers and Acquisitions Committee of the Board of Directors
Members of the Special Mergers and Acquisitions Committee:
We understand that Vapor Corp. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) between the Company and Vaporin, Inc. (the “Target”) pursuant to which, among other things (i) the Target will merge (the “Merger”) with and into the Company, (ii) the Company will continue as the surviving corporation, (iii) the outstanding shares of common stock, par value $0.0001 per share (“Target Common Stock”), of the Target, Series A Preferred Stock, par value $0.001 per share (“Target Series A Preferred Stock”), of the Target, Series B Preferred Stock, par value $0.001 per share (“Target Series B Preferred Stock”), of the Target, Series C Preferred Stock, par value $0.001 per share (“Target Series C Preferred Stock”), of the Target and Series E Preferred Stock, par value $0.001 per share (“Target Series E Preferred Stock” and, together with the Target Series A Preferred Stock, the Target Series B Preferred Stock, the Target Series C Preferred Stock, the “Target Preferred Stock”), of the Target will be converted into the right to receive, in the aggregate, a number of shares of common stock, par value $0.001 per share (“Company Common Stock”), of the Company (the “Consideration”). We in addition understand that the Company’s obligation to consummate the Merger pursuant to the Merger Agreement is conditioned upon (i) receipt in escrow of proceeds of at least $3,500,000 in respect of an equity financing to be completed by the Company following the Merger (the “Equity Financing”) and (ii) the entry by the Company into an agreement pursuant to which the Company will receive additional financing following the Merger of at least $25,000,000 on substantially the terms set forth on Exhibit A to the Merger Agreement (the “Additional Financing” and, together with the Merger and the Equity Financing, the “Transaction”).
You have requested that Cassel Salpeter & Co., LLC (“CS”) render an opinion (this “Opinion”) to the Special Mergers and Acquisitions Committee (the “Committee”) of Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, the Consideration to be issued by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company. You have advised us, and we have relied upon and assumed, at your direction, for purposes of our analyses and this Opinion that (i) neither the Equity Financing nor the Additional Financing will increase the number of shares of Company Common Stock outstanding as of the closing of the Merger or to be issued by the Company in the Merger pursuant to the Merger Agreement and (ii) the number of shares of Company Common Stock comprising the Consideration will be 13,550,624 shares.
In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
•
Reviewed a draft, dated December 14, 2014, of the Merger Agreement.

•
Reviewed certain publicly available financial information and other data with respect to the Company and the Target that we deemed relevant.

•
Reviewed certain other information and data with respect to the Target made available to us by the Target, including historical financial statements and financial projections with respect to the future financial performance of the Target for the six years ending December 31, 2019 prepared by the management of the Target (the “Target Projections”), and other internal financial information furnished to us by or on behalf of the Target.

•
Reviewed certain other information and data with respect to the Company made available to us by the Company, including historical financial statements and financial projections with respect to the future financial performance of the Company for six years ending December 31, 2019 prepared by the management of the Company (the “Company Projections”), and other internal financial information furnished to us by or on behalf of the Company.
•
Considered and compared the financial and operating performance of the Target and the Company with that of companies with publicly traded equity securities that we deemed relevant.

•
Considered the publicly available financial terms of certain transactions that we deemed relevant.

•
Discussed the business, operations, and prospects of the Target, the Company and the proposed Transaction with the Company’s and the Target’s management and certain of the Company’s and the Target’s representatives.

•
Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Consideration to be issued by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company. It does not address any other terms, aspects, or implications of the Transaction or the Merger Agreement, including, without limitation, (i) the Equity Financing or the Additional Financing, (ii) any term or aspect of the Transaction that is not susceptible to financial analysis, (iii) the fairness of the Transaction or all or any portion of the Consideration, to any security holders of the Company, the Target or any other person or any creditors or other constituencies of the Company, the Target or any other person, including, without limitation, the allocation of the Consideration as among the Target Common Stock, Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series C Preferred Stock and Target Series E Preferred Stock, (iv) the appropriate capital structure of the Company, including, without limitation, whether the Company should be issuing debt or equity securities, or a combination of both in the Merger, the Equity Financing, the Additional Financing or any other transaction to finance the Merger or to finance or refinance the pro forma combined entity resulting from the Merger, (v) the dilutive or other pro forma effects of the Merger, the Equity Financing or the Additional Financing, or any other transactions, on the existing security holders of the Company, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration to be issued by the Company in the Merger pursuant to the Merger Agreement, or otherwise. We are not expressing any opinion as to (i) what the value of shares of Company Common Stock actually will be when issued to the holders of Target Common Stock and Target Preferred Stock in the Merger, (ii) the price at which shares of Company Common Stock or any other security of the Company may be issued or sold in the Equity Financing or the Additional Financing, or (iii) the prices at which Target Common Stock, Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series C Preferred Stock, Target Series E Preferred Stock or Company Common Stock may trade, be purchased or sold at any time.
This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Committee, the Board or the Company to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us.
In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and the Target’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of the Company and the Target as to the Company’s and the Target’s existing and future products and the validity and marketability of, and risks associated with, such products (including, without limitation, the development, testing, marketing and regulation of such products), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to the Company, the Target, the Transaction or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.
The Target has advised us and we have assumed that the Target Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Target with respect to the future financial performance of the Target. The Company has advised us and we have assumed that the Company Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company. We express no view or opinion with respect to the Target Projections, the Company Projections or the assumptions on which they are based. The Company has advised us and we have assumed, without undertaking any responsibility for the independent verification thereof, that the Target Projections, the Company Projections and the assumptions on which they are based are a reasonable basis on which to evaluate the Target, the Company and the proposed Merger and, at the Company’s direction, we have used and relied upon the Target Projections and the Company Projections for purposes of our analyses and this Opinion.
We have not evaluated the solvency or creditworthiness of the Company, the Target or any other party to the Transaction, the fair value of the Company, the Target or any of their respective assets or liabilities, or whether the Company, the Target or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, the Target or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected the Company’s or the Target’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or the Target’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company or the Target have good title to their respective assets. CS’s role in reviewing any information was limited solely to performing such reviews as CS deemed necessary to support its own advice and analysis and was not on behalf of the Committee, the Board, the Company, or any other party.
We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, the Target or the Transaction. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft thereof that we have reviewed and that the Transaction will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger, including, without limitation, the Equity Financing or the Additional Financing, set forth in the Merger Agreement will be satisfied. We have further assumed that for U.S. federal tax income purposes, the Merger will qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.
Our analyses and this Opinion are necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.
This Opinion is addressed to the Committee for the use and benefit of the members of the Committee (in their capacities as such) and, with the consent of the Committee, the members of the Board (in their capacities as such) in connection with the Committee’s and, as applicable, the Board’s evaluation of the

Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of the holders of Company Common Stock or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.
We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. CS has in the past provided and is currently providing investment banking, financial advisory and other financial services to certain affiliates of the Target for which CS has received, and would expect to receive, compensation, including, during the past two years, having acted as financial advisor to certain affiliates of the Target in connection with certain business combinations or other transactions. CS may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which CS may receive compensation. In accordance with our policies and procedures, a fairness committee of CS was not required to, and did not, approve the issuance of this Opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Consideration to be issued by the Company in Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.
Very truly yours,
/s/ Cassel Salpeter & Co., LLC

APPENDIX D
SECTION 262 OF THE DGCL
§ 262 Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Indemnification. Section 145(a) of the DGCL, which Vapor Corp. is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by Vapor only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Article 10 of Vapor’s Certificate of Incorporation and Section 7 of Vapor’s Bylaws provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL.
Vapor carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to Vapor and its subsidiaries for sums paid to directors and officers as indemnification for similar liability.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is generally against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
Item 21. Exhibits and Financial Statement Schedules.
A. Exhibits
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 17, 2014, by and between Vapor Corp. and Vaporin, Inc. (attached as Appendix A to the joint proxy statement-prospectus).
3.1	Certificate of Incorporation of Vapor Corp., incorporated herein by reference to Exhibit 3.3 of Vapor’s Current Report on Form 8-K (filed 12/31/13) (No.000-19001).
3.2	Bylaws of Vapor Corp., incorporated herein by reference to Exhibit 3.4 to Vapor’s Current Report on Form 8-K (filed 12/31/13) (No. 000-19001).
5.1	Form of Opinion of Gunster, Yoakley & Stewart, P.A. as to the legality of the securities to be registered (to be filed by amendment).
8.1	Form of Opinion of Gunster, Yoakley & Stewart, P.A. as to the tax consequences of the merger (to be filed by amendment).
8.2	Form of Opinion of Nason, Yeager, Gerson, White & Lioce, P.A. as to the tax consequences of the merger (to be filed by amendment).
10.1	Emagine the Vape Store, LLC, Limited Liability Company Operating Agreement, incorporated by reference to Exhibit 10.1 of the Vapor’s Current Report on Form 8-K (filed 12/18/14) (No. 001-36469).
23.1	Consent of Marcum, LLP (filed herewith).
23.2	Consent of KBL, LLP (filed herewith).
23.3	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibits 5.1 and 8.1 hereto).
23.4	Consent of Prospective Director (filed herewith).
24.1	Powers of Attorney (included on signature page).
99.1	Consent of Cassel Salpeter & Co., LLC (filed herewith).
99.2	Consent of Dawson James Securities, Inc. (filed herewith).
99.3	Form of Proxy Card to be utilized by the Board of Directors of Vaporin, Inc. (to be filed by amendment).
99.4	Form of Proxy Card to be utilized by the Board of Directors of Vapor Corp. (to be filed by amendment).

B. Financial Schedules
All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.
C. Reports, Opinions or Appraisals
The opinions of Dawson James Securities, Inc. and Cassel Salpeter & Co., LLC are included as Appendix B and Appendix C to this joint proxy statement-prospectus, respectively.
Item 22. Undertakings
1.
The undersigned registrant hereby undertakes:

a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4.
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dania Beach, State of Florida, on the 29th day of December, 2014.
VAPOR CORP.
By:	/s/ Jeffrey E. Holman Jeffrey E. Holman, President and Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Holman and Harlan Press as attorneys-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jeffrey E. Holman Jeffrey E. Holman	President and Chief Executive Officer and Director	December 29, 2014
/s/ Harlan Press Harlan Press	Chief Financial Officer (Principal Financial Officer) and Corporate Secretary	December 29, 2014
/s/ Robert J. Barrett, III Robert J. Barrett, III	Director	December 29, 2014
/s/ Angela Courtin Angela Courtin	Director	December 29, 2014
/s/ Frank E. Jaumot Frank E. Jaumot	Director	December 29, 2014
/s/ Ryan Kavanaugh Ryan Kavanaugh	Director	December 29, 2014

INDEX TO EXHIBITS
A. Exhibits
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 17, 2014, by and between Vapor Corp. and Vaporin, Inc. (attached as Appendix A to the joint proxy statement-prospectus).
3.1	Certificate of Incorporation of Vapor Corp., incorporated herein by reference to Exhibit 3.3 of Vapor’s Current Report on Form 8-K (filed 12/31/13) (No.000-19001).
3.2	Bylaws of Vapor Corp., incorporated herein by reference to Exhibit 3.4 to Vapor’s Current Report on Form 8-K (filed 12/31/13) (No. 000-19001).
5.1	Form of Opinion of Gunster, Yoakley & Stewart, P.A. as to the legality of the securities to be registered (to be filed by amendment).
8.1	Form of Opinion of Gunster, Yoakley & Stewart, P.A. as to the tax consequences of the merger (to be filed by amendment).
8.2	Form of Opinion of Nason, Yeager, Gerson, White & Lioce, P.A. as to the tax consequences of the merger (to be filed by amendment).
10.1	Emagine the Vape Store, LLC, Limited Liability Company Operating Agreement, incorporated by reference to Exhibit 10.1 of the Vapor’s Current Report on Form 8-K (filed 12/18/14) (No. 001-36469).
23.1	Consent of Marcum, LLP (filed herewith).
23.2	Consent of KBL, LLP (filed herewith).
23.3	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibits 5.1 and 8.1 hereto).
23.4	Consent of Prospective Director (filed herewith).
24.1	Powers of Attorney (included on signature page).
99.1	Consent of Cassel Salpeter & Co., LLC (filed herewith).
99.2	Consent of Dawson James Securities, Inc. (filed herewith).
99.3	Form of Proxy Card to be utilized by the Board of Directors of Vaporin, Inc. (to be filed by amendment).
99.4	Form of Proxy Card to be utilized by the Board of Directors of Vapor Corp. (to be filed by amendment).